UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

FIFTH THIRD BANCORP

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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38 FOUNTAIN SQUARE PLAZA

CINCINNATI, OHIO 45263

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 8, 2008

To the Shareholders of Fifth Third Bancorp:

You are cordially invited to attend the Special Meeting of the Shareholders of Fifth Third Bancorp to be held at The Bankers Club of Cincinnati, located at 511 Walnut Street, 30th Floor, Cincinnati, Ohio on Monday, December 29, 2008 at 9:00 a.m. for the purposes of considering and acting upon the following:

(1)	The proposal described in the proxy statement to amend (i) Article Fourth of the Second Amended Articles of Incorporation, as amended (the “Articles”), to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to allow for limited voting rights for a new series of Preferred Stock so that the new series of Preferred Stock will meet the requirements for participation in the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”) established by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), and (ii) Article III, Sections 13 and 14 of the Code of Regulations of Fifth Third Bancorp, as amended (“Code of Regulations”), to expressly provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Code of Regulations, and to expressly provide that any procedures for filling vacancies on the Board of Directors as set forth in the Articles, shall prevail over any procedures for filling vacancies on the Board of Directors as set forth in the Code of Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 1 to the proxy statement and are incorporated by reference therein.

(2)	The proposal described in the proxy statement to amend Article Fourth of the Second Amended Articles of Incorporation to revise the express terms of the issued and outstanding shares of the Series G Preferred Stock of Fifth Third Bancorp to allow the Series G Preferred Stock to have certain of the voting rights as may be granted by Fifth Third Bancorp if it authorizes and issues a new series of Preferred Stock pursuant to the TARP CPP established by the Department of Treasury pursuant to the EESA. The proposed amendment is attached as Annex 2 to the proxy statement and is incorporated by reference therein.

(3)

The proposal described in the proxy statement to amend (i) Article Fourth of the Articles to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future, including but not limited to shares of Preferred Stock that may be issued to the Department of Treasury upon participation in the TARP CPP, and to clarify the ability of Fifth Third Bancorp to issue shares of Preferred Stock without stockholder approval in accordance with the terms of Ohio law, and (ii) Article III, Sections 13 and 14 of the Code of Regulations to expressly provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Code of Regulations, and to expressly provide that any procedures for filling vacancies on the Board of Directors as set forth in the Articles, shall prevail over any procedures for filling vacancies on the Board of Directors as set forth in the Code of Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the

Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 3 to the proxy statement and are incorporated by reference therein.

(4)	The proposal described in the proxy statement to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to Article Fourth of our Articles and/or our Code of Regulations.

(5)	Transaction of such other business that may properly come before the Special Meeting or any adjournment thereof.

Shareholders of record at the close of business on December 4, 2008 will be entitled to vote at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON DECEMBER 29, 2008: This proxy statement is available at www.viewmaterial.com/fitb.

All shareholders who find it convenient to do so are invited to attend the Special Meeting in person. In any event, please vote at your earliest convenience by signing and returning the proxy card you receive or by voting over the internet or by telephone.

If you plan to attend the Special Meeting:

Please note that space limitations make it necessary to limit attendance only to shareholders of the Company and the holders of shareholder proxies. Admission to the Special Meeting will be on a first-come, first-served basis and will require presentation of a valid driver’s license or other federal or state issued photo identification card. Shareholders of record should bring the admission ticket attached to their notice or proxy card in order to be admitted to the meeting. “Street name” shareholders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date in order to be admitted to the meeting. Registration and seating will begin at approximately 8:30 a.m. Communication and recording devices will not be permitted at the Special Meeting. A copy of the regulations for conduct at the Special Meeting is attached as Annex 4 to the proxy statement.

By Order of the Board of Directors

Paul L. Reynolds

Secretary

Page No.
Proxy Statement	1

Information About the Special Meeting and the Matters to be Voted Upon	1

General Special Meeting Information Relating to Holders of Common Stock	6

General Special Meeting Information Relating to Holders of Series G Preferred Stock and Depositary Shares Representing Interests Therein	8

Proposal 1	11

Proposal 2	20

Proposal 3	23

Proposal 4	26

Certain Beneficial Owners	28

Forward-Looking Statements	30

2009 Shareholder Proposals	31

Independent Registered Public Accounting Firm	31

Other Business	31

Annex 1—Proposed Amendments relating to Proposal 1	Annex 1 - 1

Annex 2—Proposed Amendment relating to Proposal 2	Annex 2 - 1

Annex 3—Proposed Amendments relating to Proposal 3	Annex 3 - 1

Annex 4—Regulations for Conduct at the Special Meeting	Annex 4 - 1

Exhibit I—Summary of Terms of TARP Capital Purchase Program Senior Preferred Stock and Warrants	Exhibit I - 1

Appendix A	A-1
—Fifth Third Bancorp Audited Consolidated Financial Statements at December 31, 2007 and 2006 and for each of the years in the three years ended December 31, 2007	A-2
—Reports of Independent Registered Public Accounting Firm	A-62

Appendix B	B-1
—Management’s Discussion and Analysis of Financial Condition and Results of Operations at December 31, 2007 and 2006	B-2
—Quantitative and Qualitative Disclosures about Market Risk	B-39
—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None
—Management’s Assessment as to the Effectiveness of Internal Control over Financial Reporting	B-59

Appendix C	C-1
—Fifth Third Bancorp Unaudited Condensed Consolidated Financial Statements at September 30, 2008 and 2007 and for the three and nine months ended September 30, 2008	C-2

Appendix D	D-1
—Management’s Discussion and Analysis of Financial Condition and Results of Operations at September 30, 2008 and 2007	D-2
—Quantitative and Qualitative Disclosures about Market Risk	D-36
—Controls and Procedures	D-55

FIFTH THIRD BANCORP

38 Fountain Square Plaza

Cincinnati, Ohio 45263

PROXY STATEMENT

The Board of Directors of Fifth Third Bancorp (the “Company”) is soliciting proxies for the Special Meeting of Shareholders to be held at The Bankers Club located at 511 Walnut Street, 30th Floor, Cincinnati, Ohio on Monday, December 29, 2008 at 9:00 a.m. (the “Special Meeting”). Each of the 577,437,040 shares of Common Stock and 44,300 shares of the 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G of Fifth Third Bancorp (the “Series G Preferred Stock”) outstanding as of the close of business on December 4, 2008 is entitled to one vote on all matters to be acted upon at the Special Meeting, and only shareholders of record on the books of the Company at the close of business on December 4, 2008 will be entitled to vote at the Special Meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted and counted as described in this proxy statement. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by the Directors, officers, and other regular employees of the Company, who will receive no compensation therefor in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy material to the beneficial owners of the stock, and the Company will reimburse them for their expenses.

The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist the Company in soliciting proxies for a fee of $15,000, plus out of pocket expenses.

This proxy statement and the form of proxy are first being sent or made available to shareholders on or about December 8, 2008.

INFORMATION ABOUT THE SPECIAL MEETING AND THE MATTERS TO BE VOTED UPON

Why is the Company holding a Special Meeting?

The Company is considering raising capital through the sale of Preferred Stock to the U.S. Department of the Treasury (the “Department of Treasury”) pursuant to the Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “TARP CPP”), which was created under the Emergency Economic Stabilization Act of 2008 (“EESA”). The Special Meeting is being held to approve proposed amendments to the Company’s Second Amended Articles of Incorporation, as amended (the “Articles”), and to the Company’s Code of Regulations, as amended (“Code of Regulations”), to enable the Company to participate in the TARP CPP.

What is the TARP CPP?

On October 14, 2008, the Department of Treasury announced the creation of the TARP CPP to encourage U.S. financial institutions to build capital to increase the flow of financing to businesses and consumers in the U.S. and to support the U.S. economy. The TARP CPP is designed to attract broad participation by healthy financial institutions and to do so in a way that attracts private capital to them as well as with a goal of increasing confidence in U.S. banks and increasing the confidence of such banks to lend their capital. Pursuant to the TARP, up to $700 billion can be provided to the Department of Treasury to buy mortgages and other assets from financial institutions, to guarantee assets of financial institutions, and to invest and take equity positions in financial institutions. Under the TARP CPP, the Department of Treasury will purchase up to $250 billion of senior preferred shares from qualifying financial institutions that meet the TARP CPP’s eligibility requirements and that applied to participate in the TARP CPP by November 14, 2008.

Why would the Company consider participating in the TARP CPP?

The challenges experienced by financial institutions due to the recent economic downturn and turbulence in the financial markets make it prudent for financial institutions not only to preserve their existing capital but to supplement such capital as a protection against the uncertain duration and severity of the challenges arising from the current economic situation. Under the TARP CPP, the Department of Treasury has authorized the purchase of up to $250 billion of preferred securities on standardized terms from qualifying financial institutions.

In June, 2008, the Company announced a capital plan that would increase its capital and capital ratio targets in anticipation of a difficult second half of 2008 and a difficult 2009. The Company’s capital plan included a reduction in the current dividend on the shares of Common Stock, raising approximately $1.0 billion in capital through a public offering of Depositary Shares in Series G Preferred Stock, and the sale of non-core assets to generate additional capital of approximately $1.0 billion. The dividend reduction and the sale of Depositary Shares were accomplished in June, 2008 and the Company began to explore the potential for asset sales. Upon the establishment of the TARP CPP by the Department of Treasury, the Company reevaluated its capital plan. Following preliminary approval for the Company’s participation in the TARP CPP, the Company determined that the available investment by the Department of Treasury in Preferred Stock of the Company should be pursued and that a sale of non-core assets would no longer be a part of the Company’s near-term capital planning.

If the Company participates in the TARP CPP, how much capital could the Company raise?

Under the TARP CPP, eligible financial institutions can generally apply to issue and sell preferred stock to the Department of Treasury in aggregate amounts equal to between 1% and 3% of the institution’s risk-weighted assets. The Company submitted its application for participation in the TARP CPP on October 24, 2008 and received notice of its preliminary approval from the Department of Treasury on October 28, 2008. By letter dated November 12, 2008, the Department of Treasury informed the Company to proceed with preparing the standard agreements required by the Department of Treasury. Based on the preliminary approval and the November 12, 2008 letter, if the Company participates in the TARP CPP, the Company will issue and the Department of Treasury will purchase approximately $3.46 billion in Preferred Stock which represents approximately 3% of the Company’s risk-weighted assets as of June 30, 2008. In addition, the Company will be required to issue warrants to the Department of Treasury to purchase shares of the Company’s Common Stock having an aggregate value equal to 15% of the purchase price of the Preferred Stock purchased by the Department of Treasury, an amount equal to approximately $519.66 million. The exercise price of the warrants is expected to be approximately $11.716, which is the average closing price of a share of the Company’s Common Stock for the 20 trading days ending prior to October 27, 2008 (the date on which the Department of Treasury preliminarily approved the Company for participation in the TARP CPP), subject to customary anti-dilution adjustments. Exercise of these warrants would result in the issuance of approximately 44.36 million common shares, which would represent approximately 7.68% of the Company’s outstanding shares of Common Stock as of December 4, 2008.

What does the Company plan to do with the proceeds of the TARP CPP?

The Company anticipates that, upon receipt of the approximately $3.46 billion of proceeds from the TARP CPP, it would initially use the proceeds to pay down short-term borrowings.

It is important to note that the Preferred Stock investment yields both cash proceeds and increased capital. The cash proceeds will supplement the Company’s cash and other sources of liquidity, including deposits, to provide for the general operating needs of the Company. These needs are expected to include making loans to qualified borrowers; purchasing securities backed by loans; repaying liabilities in the ordinary course of business; and financing other ordinary activities of the Company.

The capital represented by the shares of Preferred Stock anticipated to be sold to the Department of Treasury would be expected to be prudently leveraged to further enhance earnings opportunities, primarily through lending and other indirect forms of lending such as purchases of securities backed by loans. To the extent that the capital is not immediately deployed to a level of leverage equivalent to that of the Company’s current balance sheet, due to timing or other factors, that capital would serve to enhance the Company’s existing capital levels.

Why does the Company need to amend the Articles and Code of Regulations to participate in the TARP CPP?

In order for the Company to participate in the TARP CPP, the Company must be able to issue and sell Preferred Stock to the Department of Treasury upon certain standard terms required by the Department of Treasury, including certain limited class voting rights and certain rights relating to the removal of particular directors and the filling of certain director vacancies.

Although the Company’s Preferred Stock currently available for issuance may be issued upon action by the Board of Directors without further shareholder approval, the Company’s Articles prohibit the issuance of shares of Preferred Stock with voting rights, except for voting rights as otherwise required by law. Consequently, in order for the Company to participate in the TARP CPP, the Articles must be amended to permit the Board of Directors to include the standard limited voting rights required by the Department of Treasury in the terms of the Preferred Stock that the Company would sell to the Department of Treasury. In particular, the Department of Treasury’s standard terms require, among other things, that (i) the shares of Preferred Stock purchased by it, voting as a single class with other parity shares having similar voting rights, be entitled to elect two persons to the Company’s Board of Directors in the event the Company fails to pay dividends on such Preferred Stock for six quarterly periods, whether or not consecutive, and (ii) such Directors may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of such shares, voting together as a class, to the extent the voting rights of such holders described above are then exercisable.

Additionally, the Company’s Code of Regulations do not allow for the removal of a director without cause or the filling of a director vacancy by the affirmative vote of certain holders of Preferred Stock. The Code of Regulations needs to be amended to eliminate any inconsistencies between the Articles and the Code of Regulations if the amendment to the Articles described herein is approved.

The Company is not seeking the approval of shareholders to authorize the issuance of a particular security. Under Proposal 1, the Company is only seeking shareholder approval to amend the Articles in order to satisfy the standard terms required under the TARP CPP and to amend the Code of Regulations to eliminate any inconsistencies between the Articles and Code of Regulations if such proposed amendment to the Articles is approved.

What will be the terms of the Preferred Stock issued to the Department of Treasury if the Company participates in the TARP CPP?

In addition to the limited class voting rights and changes with respect to the removal of directors, and the filling of director vacancies described in the previous question, Preferred Stock issued by the Company to the Department of Treasury under the TARP CPP (a) will be senior to Common Stock with respect to dividend rights and upon liquidation, (b) will rank equally with the Company’s existing outstanding shares of Series G Preferred Stock with respect to dividends and upon liquidation, and (c) will not be subject to any contractual restrictions on transfer. Cumulative dividends will be payable on such Preferred Stock at a rate of 5% per annum until the fifth anniversary of the issuance of the Preferred Stock and at a rate of 9% per annum thereafter.

The Preferred Stock may not be redeemed for a period of three years from the date of issuance, except with the proceeds from the sale of Tier 1 qualifying perpetual Preferred Stock or Common Stock for cash. All redemptions of the Preferred Stock shall be at its issue price plus any accrued and unpaid dividends. Any redemption of the Preferred Stock also is subject to the approval of the Board of Governors of the Federal Reserve System. See Exhibit I hereto for a complete summary of the standard terms of preferred stock currently required by the Department of Treasury.

What will happen if the proposed amendments to the Company’s Articles and Code of Regulations are not adopted?

If the Company’s shareholders do not approve either of the proposed amendments to the Articles and Code of Regulations set forth in Proposals 1 and 3, the Company believes that it may not be able to participate in the TARP CPP under the Department of Treasury’s current standard terms. A failure to qualify for the TARP CPP will potentially eliminate a possible low-cost source of additional capital that would allow the Company to strengthen its capital position, increase its ability to extend credit to qualified borrowers, support its existing operations, improve its ability to leverage future strategic operations to grow, add value for Company shareholders and enhance its competitive position.

If the proposed Amendments to the Articles and Code of Regulations are approved, is the Company’s participation in the TARP CPP guaranteed?

There can be no assurance that the Company will ultimately participate in the TARP CPP or that the Company will issue any Preferred Stock to the Department of Treasury, even if shareholders approve the proposed amendments. Until final documents have been executed by the Company and the Department of Treasury, either party could decide not to continue with the issuance and the sale of the Preferred Stock and warrants.

When and where is the Special Meeting?

The Special Meeting of shareholders of the Company will be held at The Bankers Club, 511 Walnut Street, 30th Floor, Cincinnati, Ohio on Monday, December 29, 2008 at 9:00 a.m. Eastern Time.

What matters will be voted upon at the Special Meeting?

Shareholders will be voting on the following matters:

1. To amend (i) Article Fourth of the Articles to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to allow for limited voting rights for a new series of Preferred Stock, so that the new series of Preferred Stock will meet the requirements for participation in the TARP CPP established by the Department of Treasury pursuant to the EESA, and (ii) Article III, Sections 13 and 14 of the Code of Regulations to expressly provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Code of Regulations, and to expressly provide that any procedures for filling vacancies on the Board of Directors as set forth in the Articles shall prevail over any procedures for filling vacancies on the Board of Directors as set forth in the Code of Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). These proposed amendments are attached as Annex 1 to this proxy statement. (“Proposal 1”)

2. To amend Article Fourth of the Articles to revise the express terms of the issued and outstanding shares of the Series G Preferred Stock of Fifth Third Bancorp to allow the Series G Preferred Stock to have certain of the voting rights as may be granted by Fifth Third Bancorp if it authorizes and issues a new series of Preferred Stock pursuant to the TARP CPP established by the Department of Treasury pursuant to the EESA. This proposed amendment is attached as Annex 2 to this proxy statement. (“Proposal 2”)

3. To amend (i) Article Fourth of the Articles to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future, including but not limited to shares of Preferred Stock that may be issued to the Department of Treasury upon participation in the TARP CPP, and to clarify the ability of Fifth Third Bancorp to issue shares of Preferred Stock without stockholder approval in accordance with the terms of Ohio law and (ii) Article III, Sections 13 and 14 of the Code of Regulations to expressly provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Code of Regulations, and to expressly provide that any procedures for filling vacancies on the Board of Directors as set forth in the Articles shall prevail over any procedures for filling vacancies on the Board of Directors as set forth in the Code of Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). These proposed amendments are attached as Annex 3 to this proxy statement. (“Proposal 3”).

4. To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to Article Fourth of our Articles and Article III of our Code of Regulations. (“Proposal 4”).

Why is the Company seeking shareholder approval to adjourn the Special Meeting in Proposal 4?

Approval of the proposed amendments to the Articles and Code of Regulations require the affirmative vote of the holders of two-thirds of the Common Stock outstanding and the affirmative vote of the holders of two-thirds of each series of Preferred Stock outstanding. In the event there are not sufficient votes at the time of the Special Meeting to adopt any of the proposed amendments, the Board of Directors is seeking shareholder approval to adjourn the Special Meeting to a later date in order to permit additional proxy solicitation. Pursuant to the Company’s Code of Regulations and Ohio law, shareholders may authorize the holder of proxies solicited by the Board of Directors to vote in favor of adjourning the Special Meeting.

How many votes are needed to approve the Proposals?

The vote required to approve each of the proposals that are scheduled to be presented at the Special Meeting is as follows:

Proposal	Vote Required
Proposals 1, 2 and 3	The three proposals to amend the Company’s Articles each require the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of Series G Preferred Stock, each voting as a separate class. Abstentions and broker non-votes will have the same effect as votes against the proposal. While the proposed amendments to the Company’s Code of Regulations contained in Proposals 1 and 3 on a stand-alone basis would only require the affirmative vote of the holders of a majority of shares of Common Stock outstanding, such amendments will be deemed approved only upon the affirmative two thirds vote of the Common Stock and Series G Preferred Stock as described above in this paragraph.

Proposal 4	The proposal to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series G Preferred Stock present in person or represented by proxy at the Special Meeting, whether or not a quorum is present. Abstentions and shares not voted by shareholders of record present in person and entitled to vote will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

What constitutes a quorum for the Special Meeting?

Under the Code of Regulations, a majority of the votes eligible to be cast on every matter to be voted upon at the Special Meeting must be present in person or by proxy to establish a quorum at the Special Meeting. Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

Who could help answer my questions about proxy materials, the Special Meeting or the procedures for voting my shares?

Shareholders who have questions about proxy materials, need additional copies or require assistance with the procedures for voting shares may call our proxy solicitor as follows:

D.F. King & Co., Inc.

48 Wall Street

New York NY 10005

1-800-207-3158 (toll free) or

1-212-269-5550 (call collect)

GENERAL SPECIAL MEETING INFORMATION RELATING TO

HOLDERS OF COMMON STOCK

Who can vote?

December 4, 2008 has been fixed as the record date for the determination of shares entitled to notice of and to vote at the Special Meeting. You are entitled to vote if you are a holder of record of shares of the Company’s Common Stock as of the close of business on December 4, 2008. Each eligible shareholder is entitled to one vote per share of Common Stock.

How do I vote my shares of Common Stock?

You may vote your shares of Common Stock on matters that are properly presented at the Special Meeting in four ways:

•	By completing the accompanying form of proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Special Meeting and casting your vote in person.

For the Special Meeting, the Company is offering holders of record of Common Stock the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting your vote for shares of Common Stock by mail on the enclosed proxy card, you may vote by telephone or via the Internet by following the procedures described on your proxy card. In order to vote via telephone or the Internet, please have the enclosed proxy card in hand, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been properly recorded.

Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

Can the proxy materials be accessed electronically?

The Company has sent the proxy materials for the Special Meeting to shareholders on or about December 8, 2008 by first-class U.S. mail. Additionally, the Company’s proxy statement for the Special Meeting sent to holders of record of the Company’s shares of Common Stock is available at www.viewmaterial.com/fitb.

How do I vote if my shares of Common Stock are held in “Street Name”?

If you hold your shares of Common Stock in “street name” with a broker, a financial institution or another holder of record, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of Common Stock. As a beneficial owner of Common Stock, you have the right to direct the record holder on how to vote the shares held on your behalf. If you hold your shares of Common Stock in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with such electronic access or telephone usage.

If you hold your shares of Common Stock in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder. The account statement or letter must show that you were the direct or indirect beneficial owner of shares of Common Stock as of the close of business on December 4, 2008, the record date for voting at the Special Meeting.

How will my shares of Common Stock be voted?

Shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting, and if a shareholder has specified how the shares of Common Stock represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares of Common Stock represented by a proxy card that has been properly signed and returned but on which no specification has been made, will be voted FOR all of Proposals 1, 2, 3 and 4.

How do I change or revoke my proxy representing my shares of Common Stock?

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by: (1) the execution of a later dated proxy; (2) the execution of a later casted telephone or Internet vote with regard to the same shares; (3) by giving notice in writing to Paul L. Reynolds, Secretary, Fifth Third Bancorp, 38 Fountain Square, Cincinnati, Ohio 45263; or (4) by notifying the Secretary in person at the Special Meeting. Any shareholder who attends the Special Meeting and revokes his/her proxy may vote in person. However, your attendance at the Special Meeting alone will not revoke your proxy. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you hold your shares of Common Stock in “street name” and instructed your broker, financial institution or other holder of record to vote your shares of Common Stock and you would like to revoke or change your vote, then you must follow the instructions provided by your record holder.

If I vote my shares of Common Stock in advance, can I still attend the Special Meeting?

Yes. You are encouraged to vote promptly by telephone, Internet or by returning your signed proxy card by mail, so that your shares of Common Stock will be represented at the Special Meeting. However, voting your shares of Common Stock by proxy does not affect your right to attend the Special Meeting in person.

GENERAL SPECIAL MEETING INFORMATION RELATING TO HOLDERS OF

SERIES G PREFERRED STOCK AND DEPOSITARY SHARES REPRESENTING INTERESTS THEREIN

Why am I receiving this proxy statement?

The close of business on Thursday, December 4, 2008, has been fixed as the record date by the Company for shares of Series G Preferred Stock and by Wilmington Trust Company, as the depository, for the determination of Depositary Shares representing interests in shares of Series G Preferred Stock (the “Depositary Shares”) entitled to notice of and to vote at the Special Meeting. As of the close of business on December 4, 2008, Wilmington Trust Company was the sole holder of all of the outstanding shares of Series G Preferred Stock, and The Depository Trust Company was the sole holder of record of all of the outstanding Depositary Shares, held in its nominee name as Cede & Co.

You are receiving a proxy statement because you beneficially owned Depositary Shares in “street name” as of the close of business on December 4, 2008. That entitles you to provide instructions to your broker, bank, trustee or other nominee as to how your Depositary Shares (and in turn, the Series G Preferred Stock) will be voted at the Special Meeting. Your broker, bank, trustee or other nominee (or their respective intermediary) will provide voting results from the beneficial holders to the tabulator for the Depositary Shares who will in turn provide a summary of votes cast by the beneficial holders to Wilmington Trust Company who will then vote the Series G Preferred Stock accordingly. This proxy statement describes the matters on which we would like you to provide instructions to your broker, bank, trustee or other nominee and provides information on those matters so that you can make an informed decision.

The notice of Special Meeting, proxy statement and voting instruction card are being mailed to holders of Depositary Shares on or about December 8, 2008. Since your Depositary Shares are held in “street name,” please refer to the information forwarded by your bank, broker, trustee or other nominee to see the options available to you for instructing your broker, bank, trustee or other nominee how to vote Depositary Shares beneficially owned by you.

What is a voting instruction card?

Your broker, banker, trustee or other nominee will provide materials and instructions for voting Depositary Shares owned beneficially by you. You may receive a voting instruction card to be completed and returned to your broker, banker, trustee or other nominee. Alternatively, you may receive other instructions for how to indicate to your broker, banker, trustee or other nominee how you would like Depositary Shares owned beneficially by you to be voted.

When you complete and return such voting instruction card and/or comply with such other instructions to indicate how you would like Depositary Shares owned beneficially by you to be voted, you are indirectly giving the depository the authority to vote the Series G Preferred Stock represented by your Depositary Shares in the manner you indicate on your voting instruction card.

Why did I receive more than one voting instruction card for my Depositary Shares?

You will receive multiple voting instruction cards or other instructions for how to indicate to your broker, banker, trustee or other nominee how you would like Depositary Shares owned beneficially by you to be voted, if you hold your Depositary Shares in different ways (e.g., joint tenancy, trusts or custodial accounts) or in multiple accounts.

If your Depositary Shares are held by a broker, banker, trustee or other nominee (i.e., in “street name”), you will receive your voting instruction card or other voting information from such person, and you will return your voting instruction card or cards to your broker, banker, trustee or other nominee.

You should indicate your vote on and sign each voting instruction card that you receive.

What is the difference between a “Shareholder of Record” and a “Street Name” holder of Depositary Shares?

These terms describe how Depositary Shares are held. All Depositary Shares are registered in the name of Cede & Co. with Wilmington Trust Company, the depository, and Cede & Co. is the sole “shareholder of record.” Because your Depositary Shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my Depositary Shares?

Because you hold your Depositary Shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your Depositary Shares. Your nominee may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sends you will provide instructions for submitting your vote by telephone or via the Internet. The last-dated vote you submit (by any means) will supersede any previously submitted vote. Also, if you vote by telephone or via the Internet, you may revoke your vote by following the instructions provided by your nominee.

Please consult the instructions provided by your nominee for information about the deadline for submitting a vote by telephone or via the Internet.

How are my Depositary Shares counted in the shareholder vote for the Series G Preferred Stock?

Each share of Series G Preferred Stock is entitled to one vote and, accordingly, each Depositary Share that you own is entitled to 1/250th of a vote. To the extent your instructions to your nominee request the voting of your fractional interest of a share of Series G Preferred Stock, Wilmington Trust Company, the depository, in turn shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests.

Can I vote my Depositary Shares in person at the Special Meeting?

Only Wilmington Trust Company, the depository and sole record holder of the Series G Preferred Stock, may vote at the Special Meeting.

What vote is required for the Series G Preferred Stock to approve each proposal?

The vote of the Series G Preferred Stock required to approve each of the proposals that are scheduled to be presented at the Special Meeting, and on which the Series G Preferred Stock is entitled to vote, is as follows:

Proposal 1, Proposal 2 and Proposal 3 require the affirmative vote of the holders of two-thirds of the outstanding shares of the Series G Preferred Stock (and, therefore, the holders of two-thirds of the Depositary Shares); and

Proposal 4 requires the affirmative vote of a majority of the Series G Preferred Stock (and therefore, the Depositary Shares) and of the Common Stock present in person or represented by proxy at the Special Meeting, whether or not a quorum is present. The Series G Preferred Stock and the Common Stock will vote together as a single class on Proposal 4, but will vote as separate classes on Proposal 1, Proposal 2 and Proposal 3.

How would the Series G Preferred Stock representing my Depositary Shares be voted if I do not direct my broker, bank, trust or other nominee how they should be voted?

If you sign and return your voting instruction card to your broker/banker/trustee/nominee without indicating how you want your Depositary Shares to be voted, or otherwise fail to provide voting instructions to your broker/

banker/trustee/nominee, neither your nominee nor Wilmington Trust Company will be able to vote the Series G Preferred Stock represented by your Depositary Shares with respect to any of the Proposals. Therefore, you are urged to sign and complete the voting instruction card or otherwise provide voting instructions to your broker/banker/trustee/nominee in the manner specified by your broker/banker/trustee/nominee.

What if I do not return my voting instruction card?

Because you hold your Depositary Shares in “street name,” if you do not give your bank, broker, trustee or other nominee specific voting instructions for your Depositary Shares, your nominee (through its intermediary) cannot direct the depository to vote the Series G Preferred Stock represented by your Depositary Shares on any of the Proposals. Your failure to provide such instructions will be treated as a vote against Proposals 1, 2 and 3.

How are abstentions and broker non-votes treated?

If you do not give your nominee specific voting instructions and your nominee does not vote, the votes will be “broker non-votes.” “Broker non-votes” will be treated as “No” votes on Proposals 1, 2 and 3 for which you do not provide instructions. Similarly, abstentions as to any such Proposal will have the same effect as a vote against such Proposal.

Who will count the votes of the Depositary Shares?

The depository will count the votes of the holders of the Depositary Shares and will vote the shares of Series G Preferred Stock at the Special Meeting in accordance with such votes.

PROPOSAL 1:

TO AMEND ARTICLE FOURTH, SECTION (A)2)(d)1. OF

THE SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED

AND

TO AMEND ARTICLE III, SECTIONS 13 AND 14 OF

THE CODE OF REGULATIONS, AS AMENDED

OF FIFTH THIRD BANCORP

(Item 1 on Proxy Card)

The Board of Directors recommends approval of the amendments of Article Fourth, Section (A)2)(d)1. of the Articles and of Article III, Sections 13 and 14 of the Code of Regulations, in the manner shown in Annex 1 hereto.

What are these Amendments intended to accomplish?

The proposed Amendment to Article Fourth, Section (A)2)(d)1. of the Articles would revise the express terms of the authorized and unissued shares of Preferred Stock to allow the Board to provide limited voting rights in order to comply with the standard terms required for shares of preferred stock that may be issued in connection with the TARP CPP authorized by EESA and implemented by the Department of Treasury (the “Designated Preferred Stock”). The limited class voting rights currently required by the Department of Treasury to be included in the Designated Preferred Stock eligible to be purchased as a condition to participation in the TARP CPP are: (1) to allow such shares of Designated Preferred Stock to vote as a class with any other preferred stock having similar voting rights for the election and removal of two directors of the Company (the “Preferred Directors”) in the event the Company fails to pay dividends on such shares of preferred stock purchased by the Department of Treasury for six quarterly dividend periods, whether or not consecutive; and (2) to allow such shares of Designated Preferred Stock to vote as a class on certain significant corporate actions, namely the authorization of any senior stock, any amendment to the terms of the Designated Preferred Stock purchased by the Department of Treasury, and certain share exchanges, reclassifications, mergers and consolidations.

The proposed amendment to Article III, Section 13 of the Code of Regulations would expressly provide that any standard for removing Directors as may be contained in the Articles will govern if there is any conflict with the standards for removing Directors as set forth in the Code of Regulations. Similarly, the proposed amendment to Article III, Section 14 of the Code of Regulations would expressly provide that any procedures for filling vacancies on the Board of Directors as may be contained in the Articles will apply if there is any conflict with the procedures for filling vacancies on the Board as set forth in the Code of Regulations.

Why are these Amendments needed?

Although the Company’s Preferred Stock currently available for issuance may be issued upon action by the Board of Directors without further shareholder approval, Article Fourth, Section (A)2)(d)1. of the Articles currently provides that any and all shares of the Company’s Preferred Stock will have no voting rights, except as otherwise required by law. As described above, the Department of Treasury requires in its standard terms that any shares of Designated Preferred Stock purchased by it pursuant to the TARP CPP must have certain limited class voting rights that go beyond the voting rights required by Ohio law. Therefore, unless Proposal 3 is approved or the Company’s shareholders approve this proposed amendment to the Articles, the Board of Directors will not be able to include these limited class voting rights in the terms of Preferred Stock that the Company would issue to the Department of Treasury in order to participate in the TARP CPP. The inability to do so could result in the Company not being able to participate in the TARP CPP notwithstanding that the Department of Treasury has already preliminarily approved a capital investment in the Company of approximately $3.46 billion through the sale of Designated Preferred Stock.

The proposed amendments to the Code of Regulations will eliminate any inconsistencies between the Articles and the Code of Regulations, if the foregoing amendment to the Articles is approved as described in this Proposal 1.

Why does the Company want to participate in the TARP CPP?

The recent challenges experienced as a result of turbulence in the financial markets make it important for financial institutions not only to preserve existing capital but also to supplement such capital as a protection against further economic difficulties. In June, 2008, the Company announced a capital plan that would increase its capital and capital ratios targets in anticipation of a difficult second half of 2008 and a difficult 2009. The Company’s capital plan included a reduction in the current dividend for shares of Common Stock, the raising of approximately $1.0 billion in capital through a public offering of Depositary Shares in Series G Preferred Stock, and the sale of non-core assets to generate additional capital of approximately $1.0 billion. The dividend reduction and sale of Depositary Shares were accomplished in June, 2008 and the Company began to explore the potential for asset sales.

Upon the establishment of the TARP CPP by the Department of Treasury, which provides a low cost capital-raising opportunity to generate capital in a cost effective manner, the Company reevaluated its capital plan. Following preliminary approval for the Company’s participation in the TARP CPP, the Company determined that the available investment amount of approximately $3.46 billion by the Department of Treasury in Preferred Stock of the Company should be pursued and that a sale of non-core assets would no longer be part of the Company’s near-term capital planning. Even though the Company is above “well-capitalized” regulatory levels, participation in the TARP CPP would provide the Company with a unique opportunity to strengthen its capital position during these uncertain times. The Company’s Board of Directors and management believe that participation in the TARP CPP will increase the Company’s ability to extend credit to qualified borrowers, support the Company’s existing operations, improve the Company’s ability to leverage future strategic opportunities to grow, add value for the Company’s shareholders, and enhance the Company’s competitive position.

What would be the key terms of shares of Designated Preferred Stock that the Company might sell to the Department of Treasury?

Liquidation Preferences, Dividends, and Redemption Rights. Should the Company and its Board of Directors determine to proceed with participation in the TARP CPP, the Board of Directors would authorize the Company to issue and sell to the Department of Treasury shares of Designated Preferred Stock. Such Designated Preferred Stock would have dividend and liquidation preferences senior to the Company’s Common Stock and equal to the Company’s Series G Preferred Stock. All shares of Designated Preferred Stock would pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum after year five, payable quarterly in arrears. Shares of Designated Preferred Stock would be redeemable after three years at its issue price, plus accrued and unpaid dividends. Prior to the third anniversary of the Department of Treasury’s investment, shares of Designated Preferred Stock could only be redeemed using the proceeds of an offering of other qualifying perpetual preferred securities of the Company or shares of Common Stock, which offering would provide the Company with proceeds of at least 25% of the issue price of the shares of Designated Preferred Stock. Any such redemption must be approved by the Company’s primary federal bank regulator, currently the Board of Governors of the Federal Reserve System. The Department of Treasury would be permitted to transfer the Designated Preferred Stock to a third party at any time.

Voting Rights as to the Election of Preferred Directors. The standard terms required by the Department of Treasury for Designated Preferred Stock include that whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of the Company’s Preferred Stock that have like voting rights with the Designated Preferred Stock with respect to such matter, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Company. Such Preferred Directors are to be in addition to the Directors elected by the holders of the Company’s Common Stock. Holders of Designated Preferred Stock and any voting parity Preferred Stock will not be entitled to vote on Directors elected by the holders of the Common Stock, and vice versa.

Additional Limited Class Voting Rights. The standard terms required by the Department of Treasury for Designated Preferred Stock also include that, for so long as such shares remain outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the vote or consent of the holders of at least two thirds of the shares of the Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

Authorization of Senior Stock. Any amendment or alteration of the Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•

Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles so as to adversely affect the rights, preferences, privileges or voting powers of Designated Preferred Stock; or

•

Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving Designated Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all the above purposes, any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to the date that the Department of Treasury and the Company would enter into a definitive securities purchase agreement, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

If this proposed amendment to the Articles is approved by shareholders, each share of Designated Preferred Stock issued to the Department of Treasury pursuant to the TARP CPP would have one vote per share, consistent with the Ohio Revised Code and the Company’s Code of Regulations.

What other terms and conditions must the Company agree to in order to participate in the TARP CPP?

Issuance of Warrants to Purchase Common Stock. In conjunction with the sale of the Designated Preferred Stock, the Department of Treasury will receive warrants to purchase common shares with an aggregate market price equal to 15% of the investment in the Designated Preferred Stock. The exercise price of the warrants, and the market price for determining the number of shares of Common Stock subject to the warrants, is expected to be approximately $11.716 per share, which is the average closing price of a share of the Company’s Common Stock for the 20 trading days ending prior to October 27, 2008 (the date on which the Department of Treasury preliminarily approved the Company for participation in the TARP CPP), subject to customary anti-dilution adjustments. The warrants will have a term of 10 years. The Department of Treasury will agree not to exercise voting power with respect to any shares of Common Stock that it acquires upon exercise of the warrants. The Company will have to take the steps necessary to register, pursuant to the Securities Act of 1933, as amended, the shares of Designated Preferred Stock issued by the Company and the related warrants and underlying Common Stock purchasable upon exercise.

Restrictions on Dividends and Stock Repurchases. As long as the shares of Designated Preferred Stock remain outstanding, the Company would be permitted to declare and pay dividends on its Common Stock and Series G Preferred Stock unless the Company fails to pay the required cumulative dividends on the Designated Preferred Stock. Unless the Designated Preferred Stock has been transferred or redeemed in whole, the Department of Treasury’s consent will be required until the third anniversary of the Department of Treasury’s investment to declare or pay any dividends or make any distributions on the shares of Common Stock (other than for (i) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on shares of Common Stock prior to October 14, 2008, (ii) dividends payable solely in shares of Common Stock, and (iii) dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan), and any repurchases other than repurchases of the Designated Preferred Stock or repurchases in connection with the Company’s benefit plans in the ordinary course of business and consistent with past practice.

Limitations on Executive Compensation. If the Company participates in the TARP CPP, the Company would also be required to adopt and adhere to the standards for executive compensation and corporate governance established under Section 111 of the EESA, for the period during which the Department of Treasury holds equity issued under the TARP CPP. These standards would generally apply to the Company’s chief executive officer, chief financial officer and the next three most highly compensated executive officers. In particular, the Company would be required to meet certain governance and executive compensation standards, including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting certain severance payments to an executive officer, generally referred to as “golden parachute” payments, above specified limits; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. The affected officers of the Company have executed waivers in which they have agreed to any modifications to their existing compensation arrangements that may be necessary to meet these requirements.

A complete summary of the expected terms of the securities that the Department of Treasury would purchase from qualifying financial institutions is set forth in Exhibit I, attached hereto. The final terms of the Company’s participation in the TARP CPP, including the specific terms of the Designated Preferred Stock and warrants, would be set forth in definitive agreements to be executed by the Department of Treasury and the Company. The standard forms of these agreements as required by the Department of Treasury are available on the Department of Treasury’s website at www.treas.gov/initiatives/eesa/application-documents.

If the Company completes the proposed sale of Preferred Stock to the Department of Treasury, what effects will such sale have on the Company’s financial statements?

The following unaudited pro forma financial information of Fifth Third Bancorp for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of issuing $3.46 billion of Designated Preferred Stock to the Department of Treasury pursuant to the TARP CPP. The pro forma financial data presented below may change materially based on the actual proceeds received, the timing and utilization of proceeds, as well as certain other factors including any subsequent changes in the price of the Company’s Common Stock, dividends and the discount rate to determine the fair value of the Designated Preferred Stock and warrants. Accordingly, the Company can provide no assurance that the pro forma assumptions included in the following unaudited pro forma financial information will ever be achieved. The Company is providing the following pro forma financial information solely for the purpose of providing shareholders with information that may be useful for considering and evaluating the Proposals contained in this proxy statement.

The following unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk,” from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended September 30, 2008. Such historical information is included as Appendices A, B, C and D to this proxy statement.

PRO FORMA CONDENSED CONSOLIDATED

SUMMARIES OF INCOME (unaudited)

	Historical 12 Months Ended	Pro Forma(1) 12 Months Ended
(In millions, except per share data)	Dec 31, 2007	Dec 31, 2007
Total interest income	$6,027	$6,027
Total interest expense(2)	3,018	2,983

Net interest income	3,009	3,044
Provision for loan and lease losses	628	628

Net interest income after provision for loan and lease losses	2,381	2,416
Total noninterest income	2,467	2,467
Total noninterest expense	3,311	3,311
Applicable income taxes(3)	461	473

Net income	1,076	1,099
Dividends on preferred stock(4)	1	199

Net income available to common shareholders	$1,075	$900

PER COMMON SHARE DATA
Earnings per share, basic	$2.00	$1.67
Earnings per share, diluted	1.99	1.58
Cash dividends declared	1.70	1.70
Average number of shares outstanding (in thousands)	537,670	537,670
Average number of shares outstanding, diluted(5)	540,118	570,379

(1)	The income statement effect is given assuming the cash proceeds were received at the beginning of the period.

(2)	The cash proceeds are assumed to initially be used to pay down short-term borrowings at the current target federal funds rate of 1.00%. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Income taxes on incremental income due to the pay down of short-term borrowings are assumed to be 35%.

(4)	Projected dividends on the preferred stock expected to be issued to the Department of Treasury include a 5% annual cash dividend plus accretion of the difference between the carrying value and the par value of the preferred stock. The difference between the carrying value and the par value of the preferred stock will be accreted using the constant effective yield method over 5 years. In the pro forma financial statements for the year ended December 31, 2007, the Company accreted $25 million of this difference as dividends on preferred stock.

(5)	Treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding.

PRO FORMA CONDENSED CONSOLIDATED

SUMMARIES OF INCOME (unaudited)

	Historical 9 Months Ended	Pro Forma(1) 9 Months Ended
(In millions, except per share data)	Sept 30, 2008	Sept 30, 2008
Total interest income	$4,202	$4,202
Total interest expense(2)	1,581	1,555

Net interest income	2,621	2,647
Provision for loan and lease losses	2,203	2,203

Net interest income after provision for loan and lease losses	418	444
Total noninterest income	2,304	2,304
Total noninterest expense	2,543	2,543
Applicable income taxes(3)	150	159

Net income	29	46
Dividends on preferred stock(4)	26	174

Net income (loss) available to common shareholders	$3	$(128)

PER COMMON SHARE DATA
Earnings per share, basic	$0.01	$(0.23)
Earnings per share, diluted	0.01	(0.23)
Cash dividends declared	0.74	0.74
Average number of shares outstanding (in thousands)	546,835	546,835
Average number of shares outstanding, diluted(5)	548,749	546,835

(1)	The income statement effect is given assuming the cash proceeds were received at the beginning of the period.

(2)	The cash proceeds are assumed to initially be used to pay down short-term borrowings at the current target federal funds rate of 1.00%. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Income taxes on incremental income due to the pay down of short-term borrowings are assumed to be 35%.

(4)	Projected dividends on the preferred stock expected to be issued to the Department of Treasury include a 5% annual cash dividend plus accretion of the difference between the carrying value and the par value of the preferred stock. The difference between the carrying value and the par value of the preferred stock will be accreted using the constant effective yield method over 5 years. In the pro forma financial statements for the nine months ended September 30, 2008, the Company accreted $18 million of this difference as dividends on preferred stock.

(5)	Treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding.

PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEETS (unaudited)

	Historical as of	Pro Forma(1) as of
(In millions)	Sept 30, 2008	Sept 30, 2008
ASSETS
Cash and due from banks	$2,774	$2,774
Securities	14,452	14,452
Other short-term investments	229	229
Loans held for sale	1,000	1,000
Total portfolio loans and leases	85,498	85,498
Allowance for loans and lease losses	(2,058)	(2,058)
Other assets	14,399	14,399

Total assets	$116,294	$116,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$77,460	$77,460
Federal funds purchased	2,521	2,521
Other short-term borrowings(2)	8,791	5,327
Accrued taxes, interest and expenses	1,757	1,757
Other liabilities	2,122	2,122
Long-term debt	12,947	12,947

Total liabilities	105,598	102,134
Common stock	1,295	1,295
Preferred stock(3)	1,082	4,408
Capital surplus	597	597
Warrants(3)	—	138
Retained earnings	8,013	8,013
Accumulated other comprehensive income	(60)	(60)
Treasury stock	(231)	(231)

Total shareholders’ equity	10,696	14,160

Total liabilities and shareholders’ equity	$116,294	$116,294

REGULATORY CAPITAL RATIOS
Tier 1 capital	8.57%	11.62%
Total risk-based capital	12.30	15.35
Tier 1 leverage	8.77	11.90

(1)	The balance sheet effect is given assuming the cash proceeds were received at the balance sheet date.

(2)	The cash proceeds are assumed to initially be used to pay down other short-term borrowings. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	The carrying values of the preferred stock and the warrants expected to be issued to the Department of Treasury are based on their estimated relative fair values. The fair value of the preferred stock was estimated using a 12.5% discount rate and a 5 year expected life. The fair value of the warrants was estimated using a Black-Scholes valuation. The Black-Scholes valuation requires assumptions regarding the Bancorp’s common stock price, dividend yield, stock price volatility, and a risk-free rate. The assumptions used for these estimated fair values may be different from the assumptions used at the time of the receipt of the cash proceeds from the Department of the Treasury due to changing economic, market and other conditions and factors set forth in the Section titled “Forward-Looking Statements.”

Could these Amendments have adverse effects to the holders of the Company’s Common Stock and/or Series G Preferred Stock?

The Company does not believe that the amendments proposed in this Proposal 1 will have adverse consequences to the holders of the Company’s Common Stock or Series G Preferred Stock. If these amendments are approved and implemented and the Designated Preferred Stock is issued, the holders of the shares of Designated Preferred Stock could elect two Preferred Directors under certain circumstances. Such Preferred Directors would be in addition to the Directors elected by the holders of Common Stock, and will be a minority of Directors comprising the Company’s Board of Directors. Holders of shares of Designated Preferred Stock will not be entitled to vote on any other Directors of the Company, which Directors will continue to be subject solely to election by the holders of Common Stock. Accordingly, the voting rights of the holders of Common Stock will not be reduced or diminished as a result of the adoption of these amendments. Holders of Series G Preferred Stock currently have no right to vote in any election of Directors and, therefore, the rights of the holders of Series G Preferred Stock are unaffected by these proposed amendments other than as described in Proposal 2.

The Company believes that the other limited class voting rights set forth in the Department of Treasury’s standard terms for Designated Preferred Stock would be available to the holders of such shares under existing provisions of the Ohio Revised Code, even if not set forth in the express terms of such Preferred Stock. Therefore, the Company does not believe that the inclusion of these rights in shares of Designated Preferred Stock that the Company may issue to the Department of Treasury will have any adverse consequence to the holders of either Common Stock or Series G Preferred Stock.

Additionally, it is the opinion of the Board of Directors that the limited class voting rights desired to be included in the terms of any shares of Designated Preferred Stock issued and sold by the Company pursuant to the TARP CPP will not have any potential anti-takeover effect on the Company. However, potential adverse effects of issuing Designated Preferred Stock might include, among other things, restricting dividends on the Common Stock or Series G Preferred Stock, reducing the market price of the Common Stock or Series G Preferred Stock, or impairing the liquidation rights of the Common Stock or Series G Preferred Stock.

What would be the likely effect of a failure to approve these Amendments?

On October 24, 2008 the Company filed an application with the Department of Treasury with respect to the TARP CPP and on October 28, 2008 the Company was notified by the Department of Treasury that it had received preliminary approval for the sale and issuance of up to approximately $3.46 billion of Designated Preferred Stock to the Department of Treasury. By letter dated November 12, 2008, the Department of Treasury informed the Company to proceed with preparing the standard agreements required by the Department of Treasury. Notwithstanding the foregoing, at this time there are no binding agreements or commitments with respect to the issuance of Designated Preferred Stock to the Department of Treasury and the Company’s participation in the TARP CPP is not guaranteed. However, the Company believes that, if it is able to issue shares of its Preferred Stock containing the standard terms required by the Department of Treasury, the Department of Treasury will complete its investment in the Company.

In the event that the shareholders of the Company fail to approve the amendments set forth in this Proposal 1 (and/or the amendment described in Proposal 3 below), the Company will be unable to satisfy the standard terms required by the Department of Treasury for participation in the TARP CPP. The inability to do so may result in the Company not being able to qualify for equity investment by the Department of Treasury pursuant to the TARP CPP. The recent significant economic downturn and turbulence in the financial markets make it prudent for financial institutions not only to preserve existing capital, but to consider augmenting capital as a protection against the uncertain duration and severity of the challenges arising from current economic and financial conditions. The Company’s application to participate in the TARP CPP represents the Company’s desire and strategy to protect and improve the Company’s capital and liquidity during these challenging times. A failure to qualify for the TARP CPP could eliminate a potential source of capital to improve the Company’s capital position. In the opinion of the Company’s management and Board of Directors, it would be in the best interest of the Company to augment its capital to the extent possible through participation in the TARP CPP.

If these Amendments are approved by the Company’s shareholders, when would the Company implement these Amendments?

If these proposed amendments are approved at the Special Meeting, the Company’s implementation of these amendments will be contingent upon the purchase by the Department of Treasury in connection with the TARP CPP of shares of the Company’s Preferred Stock that would meet the Department of Treasury’s required terms for Designated Preferred Stock. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3).

What is the required vote for approval by the Company’s shareholders of these Amendments?

The resolutions attached to this proxy statement as Annex 1 will be submitted for adoption at the Special Meeting. The affirmative vote of (i) the holders of shares of the Common Stock of the Company entitling them to exercise two-thirds of the voting power of such shares and (ii) the affirmative vote of the holders of the Series G Preferred Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, is necessary to adopt the proposed amendment to the Company’s Articles. Proxies representing shares of Common Stock will be voted in favor of the resolutions unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the proposed amendment to the Company’s Articles. While the proposed amendments to the Company’s Code of Regulations on a stand-alone basis would only require the affirmative vote of the holders of a majority of shares of Common Stock outstanding, such amendments will only be deemed approved upon the affirmative two thirds vote of the Common Stock and Series G Preferred Stock as described above in this paragraph.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY’S ARTICLES TO ALLOW THE DESIGNATED PREFERRED STOCK TO HAVE LIMITED CLASS VOTING RIGHTS AND TO AMEND THE COMPANY’S CODE OF REGULATIONS TO ELIMINATE ANY INCONSISTENCIES WITH THE ARTICLES, IF AMENDED AS DESCRIBED IN THIS PROPOSAL.

PROPOSAL 2:

TO AMEND ARTICLE FOURTH, SECTION (A)2)(c)6. OF

SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED

OF FIFTH THIRD BANCORP

(Item 2 on Proxy Card)

The Board of Directors recommends approval of the amendment of Section (A)2)(c)6. of Article Fourth of the Articles in the manner shown in Annex 2 hereto.

What is this Amendment intended to accomplish?

The proposed amendment to Article Fourth, Section (A)2)(c)6. of the Articles would revise the express terms of the issued and outstanding shares of the Company’s Series G Preferred Stock to provide the holders of such shares the right to participate in the election and removal of Preferred Directors with the holders of Designated Preferred Stock, voting together as a single class, if the Company is able to include such limited class voting rights in the terms of shares of Designated Preferred Stock that may be sold to the Department of Treasury pursuant to the TARP CPP. As described in more detail under “Proposal 1,” the standard terms required by the Department of Treasury provide that whenever, at any time or times, dividends payable on shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Designated Preferred Stock would have the right, with holders of shares of other Preferred Stock of the Company having similar voting rights voting together as a class, to elect to and remove from the Company’s Board of Directors, two Preferred Directors.

Why is this Amendment needed?

Currently, the holders of shares of Series G Preferred Stock have no voting rights, except for those voting rights required by Ohio law. Under Ohio law, even if shares are otherwise designated as non-voting shares, the holders of such shares are entitled to vote as a separate class on certain changes in the terms of the shares of such class, including changes in the express terms or additions to the terms in any manner substantially prejudicial to the holders of the shares of such class. Ohio law also requires that any merger or consolidation of a corporation with or into any other entity in which the corporation is not the surviving corporation shall be approved by the holders of each class of outstanding stock, if such class of stock would be changed in such merger or consolidation in a manner that would have required the approval of such class if the change were effected by an amendment to the corporation’s articles of incorporation.

Therefore, the holders of shares of Series G Preferred Stock currently have no right to vote for the election of any directors of the Company. However, the terms of the Series G Preferred Stock do provide the holders of such shares the right to nominate two advisory directors (the “Advisory Directors”) to attend meetings of the Company’s Board of Directors if dividends payable on the Series G Preferred Stock shall have not been declared and paid for at least six quarterly dividend periods or their equivalent, whether or not consecutive. Although the right to elect two directors upon the occurrence of such non-payments of dividends was a typical feature of preferred stock issuances being completed at the time the Company created, issued and sold shares of Series G Preferred Stock in June, 2008, the Company was unable to provide the holders of the Series G Preferred Stock with such a right because the Company’s Articles prohibit the holders of Preferred Stock from having such voting rights. An amendment to the Company’s Articles could not have been accomplished in a timely manner in conjunction with the offering of the Series G Preferred Stock. Accordingly, the Company was only able to provide the holders of the Series G Preferred Stock the right to nominate Advisory Directors as a substitute for the right to elect actual directors.

If Proposal 1 or Proposal 3 is approved, the Company therefore believes that it would be appropriate and fair to also amend the Company’s Articles to allow the holders of the Series G Preferred Stock to participate with the holders of Designated Preferred Stock, if issued and sold by the Company, in electing and removing Preferred Directors. In order to be consistent with prevailing market terms for similar securities, the Board of Directors likely would have included such limited class voting right in the terms of the Series G Preferred Stock at the time of the June, 2008 offering, if the Articles would have allowed such a term at that time.

In addition, because the standard terms of the Designated Preferred Stock desired to be purchased by the Department of Treasury under the TARP CPP specifically contemplates and allows other shares of preferred stock having similar rights to participate in such limited class voting rights in the election of Preferred Directors, the Company believes it is in the best interests of the holders of Series G Preferred Stock and the holders of Common Stock to include the holders of Series G Preferred Stock within the class of shareholders able to vote on such matters. Expanding the number of shareholders who have the right to participate in any such vote will help ensure that the Preferred Directors will represent the interests of all shareholders.

The shares of Series G Preferred Stock were issued with a liquidation preference of $25,000 per share. The Company intends to propose that should Designated Preferred Stock be issued, such shares would likewise be issued with a liquidation preference of $25,000 per share. Because each share of Series G Preferred Stock and Designated Preferred Stock would be entitled to one vote in the limited circumstances described above, consistent with the provisions of Ohio law and the Company’s Code of Regulations, the voting power of the Series G Preferred Stock and Designated Preferred Stock would be proportionate to the investment made by such holders in acquiring shares of these series of Preferred Stock.

Could this Amendment have adverse effects to the holders of the Company’s Common Stock and Series G Preferred Stock?

The Company does not believe that providing such a right to the holders of the Series G Preferred Stock would have an adverse effect on the holders of the Company’s Common Stock. If Proposal 1 (and/or Proposal 3) is adopted and the Company ultimately issues and sells Designated Preferred Stock to the Department of Treasury pursuant to the TARP CPP, the holders of Common Stock would have already agreed to the possibility of two directors being added to the Company’s Board of Directors and to the election of such persons without the vote of the Common Stock. This proposed amendment would not result in any additional increase in the size of the Company’s Board of Directors, as the holders of Designated Preferred Stock and Series G Preferred Stock, acting together as a single class, would still be able to elect a total of only two directors.

The Company believes that the holders of shares of Series G Preferred Stock can only benefit from this proposed amendment, as it expands the rights of such shares and in no way eliminates or diminishes any rights of the Series G Preferred Stock. The right of the Series G Preferred Stock to appoint two Advisory Directors would remain intact. While the Company further believes that the vote of the holders of shares of Series G Preferred Stock on this amendment is not required under Ohio law as it does not appear in any way to be substantially prejudicial to the rights of such holders, the Company nonetheless is allowing the holders of Series G Preferred Stock to vote on this amendment.

What would be the likely effect of a failure to approve this Amendment?

The failure to approve this proposed amendment will have no effect on the ability of the Company to participate in the TARP CPP, and no effect on the terms of any Designated Preferred Stock that the Company may issue in connection with a sale of such shares to the Department of Treasury. If either or both of Proposals 1 and 3 are approved, but Proposal 2 is not approved, at the Special Meeting, the Company intends to proceed with its participation in the TARP CPP.

If this Amendment is approved by the Company’s shareholders, when would the Company implement this Amendment?

If this proposed amendment is approved, the Company’s implementation of this amendment will be contingent upon shareholder approval of one or both of Proposals 1 and 3 and the closing of the Company’s sale to the Department of Treasury of shares of Designated Preferred Stock in connection with the Company’s participation in TARP CPP. If this proposed amendment is approved and neither Proposal 1 nor Proposal 3 is approved, or if the closing of the Company’s sale to the Department of Treasury of Designated Preferred Stock does not occur, then the Company will not implement this amendment to the Articles and such approval by shareholders will be considered null and void.

What is the required vote for approval by the Company’s shareholders of this Amendment?

The resolutions attached to this proxy statement as Annex 2 will be submitted for adoption at the Special Meeting. The affirmative vote of (i) the holders of shares of the Common Stock of the Company entitling them to exercise two-thirds of the voting power of such shares and (ii) the affirmative vote of the holders of the Series G Preferred Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, is necessary to adopt the proposed amendment to the Company’s Articles. Proxies representing shares of Common Stock will be voted in favor of the resolutions unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the proposed amendment to the Articles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY’S ARTICLES TO ALLOW THE SERIES G PREFERRED STOCK TO HAVE LIMITED CLASS VOTING RIGHTS, TOGETHER WITH THE DESIGNATED PREFERRED STOCK, IF ANY IS ISSUED, WITH REGARD TO THE ELECTION OF TWO PREFERRED DIRECTORS OF THE COMPANY.

PROPOSAL 3:

TO AMEND ARTICLE FOURTH, SECTION (A)2)(d) OF

SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED

AND

TO AMEND ARTICLE III, SECTIONS 13 AND 14 OF

THE CODE OF REGULATIONS, AS AMENDED

OF FIFTH THIRD BANCORP

(Item 3 on Proxy Card)

The Board of Directors recommends approval of the amendments of Article Fourth, Section (A)2)(d) of the Company’s Articles, and of Article III, Sections 13 and 14 of the Code of Regulations, in the manner shown in Annex 3 hereto.

What are these Amendments intended to accomplish?

Article Fourth, Section (A)2) of the Company’s Articles currently provides that the Company may designate and issue up to 500,000 shares of Preferred Stock, without par value. Of those authorized shares of Preferred Stock, the Company has to date designated an aggregate of 55,250 shares of Preferred Stock as follows: 7,250 shares of Series D Perpetual Preferred Stock; 2,000 shares of Series E Perpetual Preferred Stock, and 46,000 shares of Series G Preferred Stock. All shares of Series D and E Perpetual Preferred Stock have been repurchased by the Company and have been returned to authorized and unissued status. Accordingly, 454,000 authorized shares of undesignated Preferred Stock are currently eligible for issuance from time to time as determined by the Company’s Board of Directors. No shareholder approval is needed in connection with any such issuances, except as otherwise required by law or applicable stock exchange rules, if the terms of any series of shares of Preferred Stock are in accordance with the allowed terms set forth in Article Fourth, Section (A)2)(d).

The proposed amendment to Article Fourth, Section (A)2)(d) of the Articles would apply to all future issuances by the Company of series of shares of its Preferred Stock such that, as expressly allowed by the Ohio Revised Code, the amended Articles would (1) provide the Board of Directors with the ability to tailor voting rights as deemed appropriate by the Board in connection with the specific securities then being offered, (2) provide that the express terms over which the Board may exercise discretion includes both dividends and distribution rights and that liquidation rights and preferences can be established, not just liquidation price, and (3) clarify that, consistent with the express provisions of Section 1701.06 of the Ohio Revised Code, the express terms of all shares of Preferred Stock within a series of Preferred Stock must be the same for all shares within that series. Note that Section 1701.06 of the Ohio Revised Code also would allow the Board of Directors to grant pre-emptive rights, to alter the express terms of issued Preferred Stock, and to add other unspecified rights and privileges to shares of Preferred Stock, but the Company is not seeking authority to include those items in future series of Preferred Stock as the Board of Directors determined that those rights were broader than necessary and carried a greater risk of having an adverse impact on existing shares of Common Stock and Preferred Stock.

The proposed amendment to Article III, Section 13 of the Code of Regulations would expressly provide that any standard for removing Directors as may be contained in the Articles will govern if there is any conflict with the standards for removing Directors as set forth in the Code of Regulations. Similarly, the proposed amendment to Article III, Section 14 of the Code of Regulations would expressly provide that any procedures for filling vacancies on the Board of Directors as may be contained in the Articles will apply if there is any conflict with the procedures for filling vacancies on the Board as set forth in the Code of Regulations.

Why are these Amendments needed?

The proposed amendment to Article Fourth, Section (A)2)(d) would provide the Company with additional flexibility in creating one or more future series of shares of Preferred Stock. As described in Proposal 1, the Company is currently hampered in its ability to create, issue and sell shares of Preferred Stock that contain terms that may be required by the marketplace. Due to the severe restrictions on voting rights contained in Article Fourth, Section (A)2)(d)1 of the current Articles, the Company’s ability to participate in the TARP CPP is jeopardized because the Company must first hold a special meeting of shareholders to amend the Articles to allow for the grant of limited class voting rights. There can be no assurance that the requisite shareholder approval will be approved, notwithstanding the determination by both the Company’s Board of Directors and management that participation in the TARP CPP is in the best interests of the Company and its shareholders and the preliminary determination by Department of Treasury that the Company is approved to participate in the TARP CPP and increase its capital position.

As described in Proposal 2, the severe restrictions on voting rights contained in the current Articles also impacted the Company’s offering of Series G Preferred Stock in June 2008, as the Company was not able to offer and sell such shares on terms that were customary and prevailing in the marketplace at that time. Fortunately, the Company was able to provide an alternative mechanism that was acceptable to the marketplace, but there can be no assurances that in future situations the Company may not be forced to forego capital raising opportunities or to sell securities on less favorable terms, if the terms of such securities are not in line with usual and customary provisions.

The proposed amendments to the Code of Regulations will eliminate any inconsistencies between the Articles and the Code of Regulations, if the foregoing amendment to the Articles is approved as described in this Proposal 3 and the Company subsequently issues one or more series of Preferred Stock having voting rights in the election of directors, including but not limited to the Company’s potential issuance of Designated Preferred Stock in connection with participation in the TARP CPP.

Could these Amendments have adverse effects to the holders of the Company’s Common Stock and/or Series G Preferred Stock?

The Company currently has the authority, upon action by its Board of Directors and without the need for shareholder approval to issue shares of Preferred Stock on terms established by the Board of Directors. The effect of these amendments modestly increases the number of terms over which the Board of Directors can exercise its discretion in creating new series of the Company’s Preferred Stock. Of these additional terms, all of which are currently allowed by Ohio law, only the ability to grant voting rights is likely to have any potential impact on the rights of the holders of Common Stock and/or the Series G Preferred Stock. The Company believes that the other proposed revisions are clarifying in nature and have no effect on the Company’s existing shareholders.

As to voting rights, unlike the proposed amendment to the Articles relating to limited class voting rights set forth in Proposal 1 specifically relating to shares of Preferred Stock that may be issued to the Department of Treasury in connection with the Company’s participation in the TARP CPP, which standard terms are known, this proposed amendment would also impact future issuances where the nature of voting rights that may be included are not yet known and cannot yet be determined.

As with all blank check preferred stock, if additional series of shares of Preferred Stock are issued by the Company, it may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The changes in the terms of the authorized, unissued shares of Preferred Stock have not been proposed in connection with any anti-takeover related purpose and the Board of Directors and management have no knowledge of any current efforts by anyone to obtain control of the Company or to effect large accumulations of the Company’s Common Stock or Preferred Stock, other than the potential sale of Designated Preferred Stock to the Department of Treasury in connection with the Company’s desired participation in the TARP CPP.

Additionally, the issuance of additional shares of Preferred Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing shareholders. The terms of any Preferred Stock issuance which will be determined by the Company’s Board of Directors, will depend upon the reason for issuance and will be dependent largely on market conditions and other factors existing at the time.

What would be the likely effect of a failure to approve these Amendments?

In order for the Company to be able to satisfy the standard terms required by the Department of Treasury for participation in the TARP CPP, the shareholders of the Company must approve the amendments set forth in this Proposal 3 or the amendments described in Proposal 1. The inability to do so may result in the Company not being able to qualify for equity investment by the Department of Treasury pursuant to the TARP CPP. The recent significant economic downturn and turbulence in the financial markets make it prudent for financial institutions not only to preserve existing capital, but to consider augmenting capital as a protection against the uncertain duration and severity of the challenges arising from current economic situations. The Company’s application to participate in the TARP CPP represents the Company’s desire and strategy to protect and improve the Company’s capital and liquidity during these challenging times. A failure to qualify for the TARP CPP could eliminate a potential source of capital to improve the Company’s capital position. In the opinion of the Company’s management and Board of Directors, it would be in the best interest of the Company to augment its capital to the extent possible through participation in the TARP CPP.

If Proposal 1 is approved, then the Company would be able to proceed with its desired participation in the TARP CPP regardless of whether this Proposal 3 is approved. However, the failure to approve this Proposal 3 could limit the Company in connection with future capital raising transactions or other strategic transactions if such transactions require the Company to issue Preferred Stock containing terms that the Board of Directors does not have authority to grant. In such cases, the Company may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to proceed with such transactions.

If these Amendments are approved by the Company’s shareholders, when would the Company implement these Amendments?

If these proposed amendments are approved at the Special Meeting, the Company will immediately amend its Articles and Code of Regulations in accordance with this Proposal 3. The Company’s implementation of these amendments is not contingent upon any other event or circumstance. In addition, if this Proposal 3 is approved, the Company will not need to implement the amendments set forth in Proposal 1 because the amendments set forth in this Proposal 3 would be sufficient for the Company to proceed with the purchase by the Department of Treasury in connection with the TARP CPP of shares of the Company’s Preferred Stock that would meet the Department of Treasury’s required terms for Designated Preferred Stock. In the event that both Proposals 1 and 3 are approved by shareholders, then the Company will not implement the amendments set forth in Proposal 1 as such amendments would be superseded by the amendments in this Proposal 3.

What is the required vote for approval by the Company’s shareholders of these Amendments?

The resolutions attached to this proxy statement as Annex 3 will be submitted for adoption at the Special Meeting. The affirmative vote of (i) the holders of shares of the Common Stock of the Company entitling them to exercise two-thirds of the voting power of such shares and (ii) the affirmative vote of the holders of the Series G Preferred Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, is necessary to adopt the proposed amendment to the Company’s Articles. Proxies representing shares of Common Stock will be voted in favor of the resolutions unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the proposed amendment to the Company’s Articles. While the proposed amendments to the Company’s Code of Regulations on a stand-alone basis would only require the affirmative vote of a majority of shares of Common Stock outstanding, such amendments will only be deemed approved upon the affirmative two thirds vote of the Common Stock and Series G Preferred Stock as described above in this paragraph.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY’S ARTICLES TO PROVIDE ADDITIONAL FLEXIBILITY IN CREATING AND ISSUING FUTURE SERIES OF PREFERRED STOCK AND TO AMEND THE COMPANY’S CODE OF REGULATIONS TO ELIMINATE ANY INCONSISTENCIES WITH THE ARTICLES, IF AMENDED AS DESCRIBED IN THIS PROPOSAL.

PROPOSAL 4:

TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY

(Item 4 on Proxy Card)

Why is the Company seeking shareholder approval to adjourn the Special Meeting?

As described in more detail under “Proposal 1,” “Proposal 2” and “Proposal 3,” the Company is seeking approval of proposed amendments to the Articles and Code of Regulations. Such amendments require the affirmative vote of the holders of two-thirds of the Common Stock outstanding and the affirmative vote of the holders of two-thirds of the Series G Preferred Stock outstanding. In the event there are not sufficient votes at the time of the Special Meeting to adopt any of the proposed amendments, particularly in light of the accelerated time period in which the Company seeks approval of these Proposals, the Board of Directors will seek shareholder approval to adjourn the Special Meeting to a later date in order to permit additional proxy solicitation. Pursuant to the Company’s Code of Regulations, shareholders may authorize the holder of proxies solicited by the Board of Directors to vote in favor of adjourning the Special Meeting and no notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting.

In order to permit proxies that have been received by the Company at the time of the Special Meeting to be voted for an adjournment, if necessary, the Company submits this proposal to adjourn the Special Meeting to the holders of shares of Common Stock and Series G Preferred Stock as a separate matter for consideration. In this Proposal, the Company is asking the holders of any proxy of Common Stock and of Series G Preferred Stock solicited by the Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments.

If the Company’s holders of Common Stock and Series G Preferred Stock approve this adjournment proposal, the Company may adjourn the Special Meeting, and any adjourned session of the Special Meeting, to provide additional time to solicit additional proxies in favor of the amendments to the Articles and Code of Regulations, including the solicitation of proxies from shareholders that have previously voted against such proposals. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal to amend the Articles and Code of Regulations have been received, the Company could adjourn the Special Meeting without a vote on the Proposals and seek to convince the holders of those shares of Common Stock and shares of Series G Preferred Stock to change their votes in favor of the adoption of the amendments.

What would be the likely effect of a failure to obtain shareholder approval to adjourn the Special Meeting?

In the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles and Code of Regulations, and the shareholders do not approve an adjournment of the Special Meeting to a later date or dates, the Company and Board of Directors will not have additional time to solicit additional proxies in favor of the amendments to the Articles and Code of Regulations, including the solicitation of proxies from shareholders that have previously voted against such proposals. In such event, the proposed amendments to the Articles and Code of Regulations would not be approved and the Company would have to decide whether to call another special meeting and attempt to re-solicit all votes.

If the Company’s shareholders do not approve either of the proposed amendments to the Articles and Code of Regulations set forth in Proposals 1 and 3, the Company believes that it may not be able to participate in the TARP CPP under the Department of Treasury’s current standard terms. A failure to qualify for the TARP CPP will potentially eliminate a possible low-cost source of additional capital that would allow the Company to enhance its capital position and further support its existing operations and anticipated future growth.

What would be the benefit if the adjournment of the Special Meeting is approved?

The Company’s Board of Directors believes that if the number of shares of Common Stock and/or shares of Series G Preferred Stock present or represented at the Special Meeting and voting in favor of the Proposals to adopt the amendments to the Articles and the Code is insufficient, it is in the best interests of the shareholders to enable the Board of Directors to continue to seek to obtain a sufficient number of additional votes to adopt the Proposals. Adoption of the Proposals will enable the Company to move forward with the consummation of the transaction under the TARP CPP. The Company submitted its application for participation in the TARP CPP on October 24, 2008 and received notice of its preliminary approval from the Department of Treasury on October 28, 2008. By letter dated November 12, 2008, the Department of Treasury informed the Company to proceed with preparing the standard agreements required by the Department of Treasury. If the Company participates in the TARP CPP, the Company will issue and the Department of Treasury will purchase approximately $3.46 billion in Preferred Stock. Therefore, approving adjournment of the Special Meeting to allow solicitation of additional proxies, if necessary, improves the ability of the Company to move forward with its participation in the TARP CPP.

What is the required vote for approval by the Company’s shareholders of the adjournment of the Special Meeting?

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock and Series G Preferred Stock present or represented at the Special Meeting and entitled to vote thereon is required to approve an adjournment of the Special Meeting. Abstentions will have the same effect as a vote cast against Proposal 4. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on the outcome. Proxies representing shares of Common Stock received by the Company and not revoked prior to or at the Special Meeting will be voted for this proposal unless otherwise instructed by the holders of such shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE PROPOSED AMENDMENTS TO THE ARTICLES.

CERTAIN BENEFICIAL OWNERS

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The Company is not aware of any shareholder who currently beneficially owns 5% or more of the Common Stock of the Company as of November 21, 2008. The only shareholder known to the Company to be deemed to be beneficial owners of 5% or more of the Series G Preferred Stock of the Company as of November 21, 2008 is as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Series G Preferred Stock	Wilmington Trust Company 1100 North Market St. Wilmington, Delaware 19801	44,300	[1]	100%

1

Wilmington Trust Company is the registered owner of 44,300 shares of 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G (“Series G Preferred Stock”) for the benefit of the holders of 11,075,000 Depositary shares, which Depositary shares represent 1/250th of an interest in a share of Series G Preferred Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company of each current Named Executive Officer2, of each current Director and of all Directors and Executive Officers as a group as of November 21, 2008. None of the Company’s current Executive Officers or Directors own any Series G Preferred Stock or any Depositary Shares representing interests therein.

Named Executive Officers

Title of Class	Name of Officer	Number of Shares[4]	Percent of Class
Common Stock	Kevin T. Kabat[3]	658,442.1139%
Common Stock	Robert A. Sullivan	333,819.0578%
Common Stock	Greg D. Carmichael	109,999.0190%
Common Stock	Charles D. Drucker	67,475.0117%
Common Stock	Daniel T. Poston	108,089.0187%
Common Stock	Ross J. Kari	0	0%

Directors

Title of Class	Name of Director	Number of Shares[5]	Percent of Class
Common Stock	Darryl E. Allen	25,277.0044%
Common Stock	John F. Barrett	82,110.0142%
Common Stock	Ulysses L. Bridgeman	6,667.0012%
Common Stock	James P. Hackett	26,130.0045%
Common Stock	Gary R. Heminger	8,359.0014%
Common Stock	Allen M. Hill	74,524.0129%
Common Stock	Robert L. Koch II	67,861.0118%
Common Stock	Dr. Mitchel D. Livingston	24,773.0043%
Common Stock	Hendrik G. Meijer	45,066.0078%
Common Stock	James E. Rogers	32,737.0057%
Common Stock	John J. Schiff, Jr.	481,162.0833%
Common Stock	Dudley S. Taft	94,608.0164%
Common Stock	Thomas W. Traylor	278,192.0482%

All Executive Officers and Directors as a Group (24 persons):		3,274,455.5654%

2	The Named Executive Officers of the Company for the year ended December 31, 2007 included George A. Schaefer, Jr., Chairman of the Board and a Director, and Christopher G. Marshall, Chief Financial Officer. Mr. Schaefer retired from all positions with the Company effective June 17, 2008 and Mr. Marshall resigned as of April 30, 2008. Accordingly, neither of them is included in the above table. Daniel T. Poston served as Chief Financial Officer of the Company from April 30, 2008 through November 17, 2008. Ross J. Kari assumed the role of Chief Financial Officer of the Company effective November 17, 2008. Both Mr. Poston and Mr. Kari are included in the above table as they will be Named Executive Officers for the year ending December 31, 2008.

3	Mr. Kabat is both an Officer and Director.

4	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights and shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed. These individuals have the right to acquire the shares indicated after their names, upon the exercise of currently exercisable (or exercisable within 60 days) stock options and stock appreciation rights, respectively: Mr. Kabat, 476,360 and 48,964; Mr. Sullivan, 179,358 and 48,964; Mr. Carmichael, 20,000 and 48,964; Mr. Drucker, 0 and 29,237 and Mr. Poston, 65,000 and 26,918.

5	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of stock options and stock appreciation rights, respectively: Mr. Allen, 10,000 and 2,500; Mr. Barrett, 10,000 and 2,500; Mr. Bridgeman, 1,750 and 250; Mr. Hackett, 7,000 and 2,500; Mr. Heminger, 500 and 250; Mr. Hill, 10,000 and 2,500; Mr. Kabat, 476,360 and 48,964; Mr. Koch, 11,700 and 2,500; Dr. Livingston, 10,000 and 2,500; Mr. Meijer, 7,000 and 2,500; Mr. Rogers, 10,000 and 2,500; Mr. Schiff, 5,000 and 2,500; Mr. Taft, 10,000 and 2,500; and Mr. Traylor, 11,700 and 2,500. The aggregate number of shares issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights held by the Executive Officers who are not also Directors or nominees is 1,020,394.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements about the Company that we believe are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business of the Company. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in the risk factors set forth in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause the Company’s future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically, the real estate market, either national or in the states in which the Company, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) our ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect the Company, one or more acquired entities and/or the combined company or the businesses in which the Company, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third Bancorp’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) the potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third Bancorp; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) inability to generate the gains on sale and related increase in shareholders’ equity that the Company anticipates from the sale of certain non-core businesses; (20) loss of income from the sale of certain non-core businesses could have an adverse effect on the Company’s earnings and future growth; (21) ability to secure confidential information through the use of computer systems and telecommunications networks; (22) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; and (23) the Department of Treasury providing satisfactory definitive documentation for its purchase from the Company of shares of Designated Preferred Stock pursuant to the TARP CPP and agreement on final terms and conditions.

You should refer to the Company’s periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Copies of those filings are available at no cost on the SEC’s website at www.sec.gov or on the Company’s website at www.53.com. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

2009 SHAREHOLDER PROPOSALS

In order for shareholder proposals for the 2009 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy statement, they must have been received by the Company at its principal office in Cincinnati, Ohio, prior to November 6, 2008. Accordingly, no additional shareholder proposals will be accepted for inclusion in the Company’s proxy statement in connection with the 2009 Annual Meeting.

Any shareholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders (but not include such proposal in the Company’s proxy statement) must inform the Company no later than January 20, 2009. If notice is not provided by that date, the persons named in the Company’s proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2009 Annual Meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP is the Company’s independent registered accounting firm, and served as such for the years ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008. Representatives from Deloitte & Touche LLP will be present at the Special Meeting to make such comments as they desire and to respond to questions from shareholders of the Company.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Special Meeting and does not intend to bring other matters before the Special Meeting. However, if any other matters properly come before the Special Meeting, it is intended that the persons named in the proxy will vote thereon according to their best judgment and interest of the Company. No other shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Special Meeting. Accordingly, the persons named in the accompanying proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this proxy statement.

December 8, 2008

By order of the Board of Directors

Paul L. Reynolds

Secretary

New or amended language is indicated by underlining and deleted language is indicated by strike-outs.

ANNEX 1

PROPOSED AMENDMENT TO SECTION (A)2)(d)1. OF ARTICLE FOURTH

OF THE SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED,

OF FIFTH THIRD BANCORP AND PROPOSED AMENDMENT TO ARTICLE III, SECTIONS 13 AND 14 OF THE CODE OF REGULATIONS, AS AMENDED, OF FIFTH THIRD BANCORP

RESOLVED, That Section (A)2)(d)1. of Article Fourth of the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

(d)	With respect to all other shares of Preferred Stock of the corporation:

1. Each share of Preferred Stock shall entitle the holder thereof to no voting rights, except as otherwise required by law or except as otherwise provided by the Board of Directors in order to comply with the terms required for shares of Preferred Stock issued in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury.

RESOLVED, That Article III, Section 13 of the Code of Regulations, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

Section 13. Removal of Directors. Except as otherwise provided by the Articles of Incorporation, no director shall be removed, without cause, during his term of office. Any director may be removed, for cause, at any time, by action of the holders of record of majority of the outstanding shares of stock entitled to vote thereon at a meeting of the holders of such shares, and the vacancy in the Board of Directors caused by any such removal may be filled by action of such stockholders at such meeting or at any subsequent meeting.

RESOLVED, That Article III, Section 14 of the Code of Regulations, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

Section 14. Filling of Vacancies Not Caused by Removal. Except as otherwise provided by law or except as otherwise provided by the Articles of Incorporation, in case of any increase in the number of directors, or of any vacancy created by death, resignation or otherwise, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either (a) by the Board of Directors at any meeting by affirmative vote of a majority of the remaining directors though the remaining directors be less than the quorum provided for by this Article III, or (b) by the holders of Common Stock of the Corporation entitled to vote thereon, either at an annual meeting of stockholders or at a special meeting of such holders called for the purpose. The directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

RESOLVED, FURTHER, That the proper officers of Fifth Third Bancorp be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp including, without limitation, filing a certificate of such amendment with the Secretary of State of Ohio and to make effective the foregoing amendment to Article III, Sections 13 and 14 of the Code of Regulations, as amended, of Fifth Third Bancorp.

Annex 1-1

New or amended language is indicated by underlining and deleted language is indicated by strike-outs.

ANNEX 2

PROPOSED AMENDMENT TO SECTION (A)2)(c)6. OF ARTICLE FOURTH

OF THE SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED,

OF FIFTH THIRD BANCORP

RESOLVED, That Section (A)2)(c)6. of Article Fourth of the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

6.	Voting Rights.

Except as required by Ohio law, and except for the circumstances provided for in Section 8(ii), holders of the Series G Preferred Stock will not have any voting rights and will not be entitled to elect any directors; provided, however, in the event the Company issues shares of Preferred Stock in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury, the holders of the Series G Preferred Stock voting together as a class with the holders of such Preferred Stock, shall have the right to elect two directors of the Company and to vote to remove such directors, upon the occurrence of events that would permit the holders of such Preferred Stock to elect or remove such directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will treat each series of the corporation’s preferred stock, including the Series G Preferred Stock, as a separate class for voting purposes.

RESOLVED, FURTHER, That the proper officers of Fifth Third Bancorp be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp including, without limitation, filing a certificate of such amendment with the Secretary of State of Ohio.

Annex 2-1

New or amended language is indicated by underlining and deleted language is indicated by strike-outs.

ANNEX 3

PROPOSED AMENDMENT TO SECTION (A)2)(d) OF ARTICLE FOURTH

OF THE SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED,

OF FIFTH THIRD BANCORP AND PROPOSED AMENDMENT TO ARTICLE III, SECTIONS 13 AND 14 OF THE CODE OF REGULATIONS, AS AMENDED, OF FIFTH THIRD BANCORP

RESOLVED, That Section (A)2)(d) of Article Fourth of the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

(d)	With respect to all other shares of Preferred Stock of the corporation:

1.	Each share of the Preferred Stock shall entitle the holder thereof to no voting rights, except as otherwise required by law and except as otherwise provided by the Board of Directors.

2.	The dividend rights of the Preferred Stock shall be non-cumulative, except as otherwise provided by the Board of Directors.

3.	The Board of Directors shall have the right to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the Preferred Stock and thereby fix or change the express terms of any such Preferred Stock as follows: the division of such shares into series and the designation and authorized number of shares of each series; whether shares shall have voting rights or not, and the terms of any shares that are voting; dividend or distribution rights; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof; provided, however, except for the foregoing variations which the Board of Directors are authorized to fix or change, all of the express terms of ~~different~~ each series of Preferred Stock ~~such shares~~ shall be identical as to all shares in such series.

Upon the adoption of any amendment pursuant to the foregoing authority, a certificate signed by the president or a vice president and by a secretary or an assistant secretary, containing a copy of the resolution adopting the amendment and a statement of the manner and basis or its adoption, shall be accompanied by the fees then required by law, before the corporation shall have the rights to issue any of such shares.

RESOLVED, That Article III, Section 13 of the Code of Regulations, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

Section 13. Removal of Directors. Except as otherwise provided by the Articles of Incorporation, no director shall be removed, without cause, during his term of office. Any director may be removed, for cause, at any time, by action of the holders of record of majority of the outstanding shares of stock entitled to vote thereon at a meeting of the holders of such shares, and the vacancy in the Board of Directors caused by any such removal may be filled by action of such stockholders at such meeting or at any subsequent meeting.

RESOLVED, That Article III, Section 14 of the Code of Regulations, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

Section 14. Filling of Vacancies Not Caused by Removal. Except as otherwise provided by law or except as otherwise provided by the Articles of Incorporation, in case of any increase in the number of directors, or of any vacancy created by death, resignation or otherwise, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either (a) by the Board of Directors at any meeting by affirmative vote of a majority of the remaining directors

Annex 3-1

though the remaining directors be less than the quorum provided for by this Article III, or (b) by the holders of Common Stock of the Corporation entitled to vote thereon, either at an annual meeting of stockholders or at a special meeting of such holders called for the purpose. The directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

RESOLVED, FURTHER, That the proper officers of Fifth Third Bancorp be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp including, without limitation, filing a certificate of such amendment with the Secretary of State of Ohio and to make effective the foregoing amendment to Article III, Sections 13 and 14 of the Code of Regulations, as amended, of Fifth Third Bancorp.

Annex 3-2

ANNEX 4

REGULATIONS FOR CONDUCT AT THE DECEMBER 29, 2008 SPECIAL MEETING OF SHAREHOLDERS OF FIFTH THIRD BANCORP

We welcome you to the 2008 Special Meeting of Shareholders of Fifth Third Bancorp. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Special Meetings of Shareholders are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting will control the meeting and make any required procedural rulings. Please follow the instructions of the Chairman. Thank you for your cooperation.

1. VOTING. Every shareholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. Except as otherwise stated in the proxy materials for this Meeting or as required by Ohio law, each matter brought before this Meeting for a vote shall require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock and Series G Preferred Stock at this Meeting and entitled to vote on such matter.

2. QUESTIONS/STATEMENTS BY SHAREHOLDERS — ONE MINUTE LIMIT. To ask a question or make a statement at the Meeting relating to Proposal 1, Proposal 2, Proposal 3 or Proposal 4, you must be either a shareholder of record as of December 4, 2008 or a person named in a proxy given by such a shareholder. No other persons will be permitted to speak at the Meeting. There will be one period for questions and statements by shareholders as set forth on the Agenda attached to these Regulations.

In order that we may give as many shareholders as possible the opportunity to speak, remarks and questions will be limited to one minute per shareholder. You must restrict yourself to one comment or question at a time so that others may have an opportunity to be heard. Each shareholder may have only one turn to speak until all shareholders who wish to speak have had the opportunity to do so; additional turns may be allowed as time permits.

If you wish to speak, please raise your hand and wait until you are recognized. Please do not address the Meeting until recognized by the Chairman. When you are recognized, please state your name, place of residence, and whether you are a Fifth Third shareholder or a holder of a shareholder proxy, and, in the latter case, identify the shareholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

If you have a matter of individual concern which is not an appropriate subject for general discussion, please defer discussion until after the Meeting at which time officers of the Company will be available. The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Company or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate. Derogatory references to personalities, comments that are in bad taste, the airing of personal grievances, the injection of irrelevant controversy, personal attacks, refusal to follow these Regulations or interference with any speaker will not be permitted and will be a basis for silencing or removal from the Meeting.

3. MISCELLANEOUS. No recording devices, cellular telephones, photographic equipment or bullhorns will be permitted into the Meeting. No written materials may be distributed by any person at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

Annex 4-1

4. ADMINISTRATION AND INTERPRETATION. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting, including, without limitation, the administration and interpretation of these regulations and procedures. The Chairman also has sole authority to create such additional regulations and procedures and to waive full or partial compliance with any regulation or procedure as the Chairman reasonably determines. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Company shall act as secretary of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

Annex 4-2

Special Meeting of Shareholders

DECEMBER 29, 2008

AGENDA

Call to Order

Consideration of Proposal #1	Proposed Amendment to Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to allow for limited voting rights for a new series of Preferred Stock and proposed Amendments to Code of Regulations to revise the express terms related to the removal of Directors and the filling of Director vacancies.

Consideration of Proposal #2	Proposed Amendment to Articles of Incorporation to revise the express terms of the issued and outstanding shares of the Series G Preferred Stock.

Consideration of Proposal #3	Proposed Amendment to Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future and proposed Amendments to Code of Regulations to revise the express terms related to the removal of Directors and the filling of Director vacancies.

Consideration of Proposal #4	Adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to Article Fourth of the Amended Articles of Incorporation.

Vote on Proposals 1 through 4

Question and Answer Session

Announcement of results and/or determination to adjourn the Special Meeting to a new date, time and place.

Adjournment

Annex 4-3

EXHIBIT I

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4( c )(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred stock to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Exhibit I-1

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (consistent with the Company’s Second Amended Articles of Incorporation, as amended, the Senior Preferred, if issued by the Company to the UST, would provide for dividend payment dates of March 31, June 30, September 30 and December 31).

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Exhibit I-2

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Department of Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans,

Exhibit I-3

arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Department of Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the Common Stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the Common Stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Exhibit I-4

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of Common Stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of Common Stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into Common Stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

Exhibit I-5

APPENDIX A

Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31 ($ in millions, except per share data)	2007	2006	2005
Interest Income
Interest and fees on loans and leases	$5,418	5,000	3,918
Interest on securities	590	934	1,071
Interest on other short-term investments	19	21	6
Total interest income	6,027	5,955	4,995
Interest Expense
Interest on deposits	2,007	1,910	1,148
Interest on other short-term borrowings	324	402	282
Interest on long-term debt	687	770	600
Total interest expense	3,018	3,082	2,030
Net Interest Income	3,009	2,873	2,965
Provision for loan and lease losses	628	343	330
Net Interest Income After Provision for Loan and Lease Losses	2,381	2,530	2,635
Noninterest Income
Electronic payment processing revenue	826	717	622
Service charges on deposits	579	517	522
Investment advisory revenue	382	367	358
Corporate banking revenue	367	318	299
Mortgage banking net revenue	133	155	174
Other noninterest income	153	299	360
Securities gains (losses), net	21	(364)	39
Securities gains—non-qualifying hedges on mortgage servicing rights	6	3	—
Total noninterest income	2,467	2,012	2,374
Noninterest Expense
Salaries, wages and incentives	1,239	1,174	1,133
Employee benefits	278	292	283
Net occupancy expense	269	245	221
Payment processing expense	244	184	145
Technology and communications	169	141	142
Equipment expense	123	116	105
Other noninterest expense	989	763	772
Total noninterest expense	3,311	2,915	2,801
Income Before Income Taxes and Cumulative Effect	1,537	1,627	2,208
Applicable income taxes	461	443	659
Income Before Cumulative Effect	1,076	1,184	1,549
Cumulative effect of change in accounting principle, net of tax (a)	—	4	—
Net Income	$1,076	1,188	1,549
Net Income Available to Common Shareholders (b)	$1,075	1,188	1,548
Earnings Per Share	$2.00	2.14	2.79
Earnings Per Diluted Share	$1.99	2.13	2.77

(a)	Reflects a benefit of $4 million (net of $2 million of tax) for the adoption of SFAS No. 123(R) as of January 1, 2006.
(b)	Dividends on preferred stock are $.740 million for all years presented.

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

As of December 31 ($ in millions, except share data)	2007	2006
Assets
Cash and due from banks	$2,687	2,737
Available-for-sale and other securities (a)	10,677	11,053
Held-to-maturity securities (b)	355	356
Trading securities	171	187
Other short-term investments	593	809
Loans held for sale	4,329	1,150
Portfolio loans and leases:
Commercial loans	24,813	20,831
Commercial mortgage loans	11,862	10,405
Commercial construction loans	5,561	6,168
Commercial leases	3,737	3,841
Residential mortgage loans	10,540	8,830
Home equity	11,874	12,153
Automobile loans	9,201	10,028
Credit card	1,591	1,004
Other consumer loans and leases	1,074	1,093
Portfolio loans and leases	80,253	74,353
Allowance for loan and lease losses	(937)	(771)
Portfolio loans and leases, net	79,316	73,582
Bank premises and equipment	2,223	1,940
Operating lease equipment	353	202
Goodwill	2,470	2,193
Intangible assets	147	166
Servicing rights	618	524
Other assets	7,023	5,770
Total Assets	$110,962	100,669
Liabilities
Deposits:
Demand	$14,404	14,331
Interest checking	15,254	15,993
Savings	15,635	13,181
Money market	6,521	6,584
Other time	11,440	10,987
Certificates—$100,000 and over	6,738	6,628
Foreign office	5,453	1,676
Total deposits	75,445	69,380
Federal funds purchased	4,427	1,421
Other short-term borrowings	4,747	2,796
Accrued taxes, interest and expenses	2,427	2,283
Other liabilities	1,898	2,209
Long-term debt	12,857	12,558
Total Liabilities	101,801	90,647
Shareholders’ Equity
Common stock (c)	1,295	1,295
Preferred stock (d)	9	9
Capital surplus	1,779	1,812
Retained earnings	8,413	8,317
Accumulated other comprehensive income	(126)	(179)
Treasury stock	(2,209)	(1,232)
Total Shareholders’ Equity	9,161	10,022
Total Liabilities and Shareholders’ Equity	$110,962	100,669

(a)	Amortized cost: December 31, 2007—$10,821 and December 31, 2006—$11,236
(b)	Market values: December 31, 2007—$355 and December 31, 2006—$356
(c)	Common shares: Stated value $2.22 per share; authorized 1,300,000,000; outstanding at December 31, 2007—532,671,925 (excludes 51,516,339 treasury shares) and December 31, 2006—556,252,674 (excludes 27,174,430 treasury shares).
(d)	490,750 shares of undesignated no par value preferred stock are authorized of which none had been issued; 7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding.

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

($ in millions, except per share data)	Common Stock	Preferred Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance at December 31, 2004	$1,295	9	1,934	7,269	(169)	(1,414)	8,924
Net income				1,549			1,549
Other comprehensive income					(244)		(244)
Comprehensive income							1,305
Cash dividends declared:
Common stock at $1.46 per share				(810)			(810)
Preferred stock				(1)			(1)
Shares acquired for treasury			97			(1,746)	(1,649)
Stock-based compensation expense			65				65
Restricted stock grants			(43)			43	—
Stock-based awards exercised, including treasury shares issued			(121)			206	85
Loans repaid related to the exercise of stock-based awards, net			11				11
Change in corporate tax benefit related to stock-based compensation			6				6
Shares issued in business combinations	11		85			1,413	1,509
Retirement of shares	(11)		(208)			219	—
Other			1				1
Balance at December 31, 2005	1,295	9	1,827	8,007	(413)	(1,279)	9,446
Net income				1,188			1,188
Other comprehensive income					288		288
Comprehensive income							1,368
Cumulative effect of change in accounting for pension and other postretirement obligations					(54)		(54)
Cash dividends declared:
Common stock at $1.58 per share				(880)			(880)
Preferred stock				(1)			(1)
Shares acquired for treasury						(82)	(82)
Stock-based compensation expense			76	1			77
Impact of cumulative effect of change in accounting principle			(6)				(6)
Restricted stock grants			(45)			45	—
Stock-based awards exercised, including treasury shares issued			(49)			84	35
Loans repaid related to the exercise of stock-based awards, net			8				8
Change in corporate tax benefit related to stock-based compensation			(1)				(1)
Other			2	2			4
Balance at December 31, 2006	1,295	9	1,812	8,317	(179)	(1,232)	10,022
Net income				1,076			1,076
Other comprehensive income					53		53
Comprehensive income							1,129
Cash dividends declared:
Common stock at $1.70 per share				(914)			(914)
Preferred stock				(1)			(1)
Shares acquired for treasury						(1,084)	(1,084)
Stock-based compensation expense			60	1			61
Impact of cumulative effect of change in accounting principle				(98)			(98)
Restricted stock grants			(59)			59	—
Stock-based awards exercised, including treasury shares issued			(39)			86	47
Loans repaid related to the exercise of stock-based awards, net			2				2
Change in corporate tax benefit related to stock-based compensation			2				2
Employee stock ownership through benefit plans				38		(38)	—
Impact of diversification of nonqualified deferred compensation plan				(8)			(8)
Other			1	2			3
Balance at December 31, 2007	$1,295	9	1,779	8,413	(126)	(2,209)	9,161

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 ($ in millions)	2007	2006	2005
Operating Activities
Net Income	$1,076	1,188	1,549
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan and lease losses	628	343	330
Cumulative effect of change in accounting principle, net of tax	—	(4)	—
Depreciation, amortization and accretion	367	399	405
Stock-based compensation expense	61	77	65
Benefit for deferred income taxes	(178)	(21)	(16)
Realized securities gains	(16)	(44)	(46)
Realized securities gains—non-qualifying hedges on mortgage servicing rights	(6)	(3)	—
Realized securities losses	2	408	7
Net gains on sales of loans	(95)	(131)	(162)
Loans originated for sale, net of repayments	(13,125)	(8,671)	(8,683)
Proceeds from sales of loans held for sale	11,027	8,812	7,881
Decrease (increase) in trading securities	16	(70)	(40)
Decrease (increase) in other assets	108	(1,440)	(922)
Increase (decrease) in accrued taxes, interest and expenses	194	(31)	58
Excess tax benefit related to stock-based compensation	(4)	—	(16)
(Decrease) increase in other liabilities	(741)	642	355
Net Cash (Used In) Provided by Operating Activities	(686)	1,454	765
Investing Activities
Proceeds from sales of available-for-sale securities	2,071	12,568	5,912
Proceeds from calls, paydowns and maturities of available-for-sale securities	13,468	3,033	5,271
Purchases of available-for-sale securities	(15,541)	(4,676)	(7,785)
Proceeds from calls, paydowns and maturities of held-to-maturity securities	11	38	48
Purchases of held-to-maturity securities	(11)	(5)	(181)
Decrease (increase) in other short-term investments	219	(651)	402
Net increase in loans and leases	(6,181)	(5,145)	(8,297)
Proceeds from sales of loans	745	540	1,816
(Increase) decrease in operating lease equipment	(172)	(77)	124
Purchases of bank premises and equipment	(459)	(443)	(437)
Proceeds from disposal of bank premises and equipment	46	60	56
Net cash (paid) acquired in business combination	(230)	(5)	242
Net Cash (Used In) Provided by Investing Activities	(6,034)	5,237	(2,829)
Financing Activities
Increase in core deposits	2,225	1,467	3,874
Increase in certificates—$100,000 and over, including other foreign office	2,101	479	1,491
Increase (decrease) in federal funds purchased	3,006	(3,902)	130
Decrease in short-term bank notes	—	—	(775)
Increase (decrease) in other short-term borrowings	1,951	(1,462)	(687)
Proceeds from issuance of long-term debt	4,801	3,731	4,665
Repayment of long-term debt	(5,494)	(6,441)	(3,782)
Payment of cash dividends	(898)	(867)	(794)
Exercise of stock-based awards, net	49	43	96
Purchases of treasury stock	(1,084)	(82)	(1,649)
Excess tax benefit related to stock-based compensation	4	—	16
Other	9	2	(4)
Net Cash Provided by (Used In) Financing Activities	6,670	(7,032)	2,581
(Decrease) Increase in Cash and Due from Banks	(50)	(341)	517
Cash and Due from Banks at Beginning of Year	2,737	3,078	2,561
Cash and Due from Banks at End of Year	$2,687	2,737	3,078
Cash Payments
Interest	$2,996	3,051	1,952
Income taxes	535	489	676
Supplemental Cash Flow Information
Transfer from portfolio loans to loans held for sale, net	1,200	(138)	(16)
Business Acquisitions:
Fair value of tangible assets acquired (noncash)	2,446	6	5,149
Goodwill and identifiable intangible assets acquired	297	17	1,297
Liabilities assumed and note issued	(2,513)	(18)	(5,179)
Stock options	—	—	(63)
Common stock issued	—	—	(1,446)

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

Fifth Third Bancorp (“Bancorp”), an Ohio corporation, conducts its principal lending, deposit gathering, transaction processing and service advisory activities through its banking and non-banking subsidiaries from banking centers located throughout the Midwestern and Southeastern regions of the United States.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Bancorp and its majority-owned subsidiaries and variable interest entities in which the Bancorp has been determined to be the primary beneficiary. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess and cannot exert significant influence or control, are accounted for by the equity method and not consolidated; those in which there is less than 20% ownership are generally carried at the lower of cost or fair value. Intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities which management has the intent and ability to hold to maturity and are classified as held-to-maturity are reported at amortized cost. Securities are classified as available-for-sale when, in management’s judgment, they may be sold in response to, or in anticipation of, changes in market conditions. The Bancorp’s management has evaluated the securities in an unrealized loss position in the available-for-sale portfolio and maintains the intent and ability to hold these securities to the earlier of the recovery of the losses or maturity. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in other comprehensive income and other noninterest income, respectively. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and management’s intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income.

Loans and Leases

Interest income on loans and leases is based on the principal balance outstanding computed using the effective interest method. The accrual of interest income for commercial loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when the principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income and the loan is accounted for on the cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan is returned to accrual status when all delinquent interest and principal payments become current in accordance with the terms of the loan agreement or when the loan is both well secured and in the process of collection. Consumer loans and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revolving lines of credit for equity lines that have principal and interest payments that have become past due one hundred and twenty days and residential mortgage loans and credit cards that have principal and interest payments that have become past due one hundred and eighty days are charged off to the allowance for loan and lease losses. Commercial loans are subject to individual review to identify charge-offs. Refer to the Allowance for Loan and Lease Losses below for further discussion.

Loan and lease origination and commitment fees and direct loan and lease origination costs are deferred and the net amount is amortized over the estimated life of the related loans, leases or commitments as a yield adjustment.

Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Interest income on direct financing leases is recognized over the term of the lease to achieve a constant periodic rate of return on the outstanding investment. Interest income on leveraged leases is recognized over the term of the lease to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred income tax liability, in the years in which the net investment is positive.

Conforming fixed residential mortgage loans are typically classified as held for sale upon origination based upon management’s intent to sell all the production of these loans. Residential mortgage loans held for sale are valued at the lower of aggregate cost or fair value. Additionally, the carrying value of loans held for sale designated as the hedged item in a fair value hedge transaction are adjusted for changes in their fair value over the term of the hedging relationship. Fair value is based on the contract price at which the mortgage loans will be sold. The Bancorp generally has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in mortgage banking net revenue upon delivery.

Impaired loans and leases are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual.

Other Real Estate Owned

Other real estate owned (“OREO”), which is included in other assets, represents property acquired through foreclosure or other proceedings. OREO is carried at the lower of cost or fair value, less costs to sell. All property is periodically evaluated and reductions in carrying value are recognized in other noninterest expense in the Consolidated Statements of Income.

Allowance for Loan and Lease Losses

The Bancorp maintains an allowance to absorb probable loan and lease losses inherent in the portfolio. The allowance is maintained at a level the Bancorp considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the allowance. Provisions for loan and lease losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of the allowance, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow, as well as evaluation of legal options available to the Bancorp. The review of individual loans includes those loans that are impaired as provided in SFAS No. 114. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rates are applied to commercial loans which are not impaired and thus not subject to specific allowance allocations. The loss rates are derived from a migration analysis, which tracks the historical net charge-off experience sustained on loans according to their internal risk grades. The risk grading system currently utilized for allowance analysis purposes encompasses ten categories.

Homogenous loans and leases, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, standard credit scoring systems and delinquency monitoring are used to assess credit risks. Allowances are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, are necessary to reflect losses inherent in the portfolio. Factors that management considers in the analysis include the effects of the national and local economies; trends in the nature and volume of delinquencies, charge-offs and nonaccrual loans; changes in mix; credit score migration comparisons; asset quality trends; risk management and loan administration; changes in the internal lending policies and credit standards; collection practices; and examination results from bank regulatory agencies and the Bancorp’s internal credit examiners.

The Bancorp’s current methodology for determining the allowance for loan and lease losses is based on historical loss rates, current credit grades, specific allocation on impaired commercial credits and other qualitative adjustments. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience. An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.

Loans acquired by the Bancorp through a purchase business combination are evaluated for possible credit impairment. Reduction to the carrying value of the acquired loans as a result of credit impairment is recorded as an adjustment to goodwill. The Bancorp does not carry over the acquired company’s allowance for loan and lease losses, nor does the Bancorp add to its existing allowance for the acquired loans as part of purchase accounting.

The Bancorp’s primary market areas for lending are the Midwestern and Southeastern regions of the United States. When evaluating the adequacy of allowances, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Bancorp’s customers.

In the current year, the Bancorp has not substantively changed any material aspect to its overall approach in the determination of allowance for loan and lease losses. There have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan and lease losses.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities and is included in other liabilities in the Consolidated Balance Sheets. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities, including an assessment of historical commitment utilization experience, credit risk grading and credit grade migration. Net adjustments to the reserve for unfunded commitments are included in other noninterest expense.

Loan Sales and Securitizations

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may obtain one or more subordinated tranches, servicing rights, interest-only strips, credit recourse, other residual interests and in some cases, a cash reserve account, all of which are considered interests that continue to be held by the Bancorp in the securitized or sold loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Gain or loss on sale or securitization of the loans depends in part on the previous carrying amount of the financial assets sold or securitized. At the date of transfer, obtained servicing rights are recorded at fair value and the remaining carrying value of the transferred financial assets is allocated between the assets sold and remaining interests that continue to be held by the Bancorp based on their relative fair values at the date of sale or securitization. To obtain fair values, quoted market prices are used, if available. If quotes are not available for interests that continue to be held by the Bancorp, the Bancorp calculates fair value based on the present value of future expected cash flows using management’s best estimates for the key assumptions, including credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved. Gain or loss on sale or securitization of loans is reported as a component of noninterest income in the Consolidated Statements of Income. Interests that continue to be held by the Bancorp from securitized or sold loans, excluding servicing rights, are carried at fair value. Adjustments to fair value for interests that continue to be held by the Bancorp classified as available-for-sale securities are included in accumulated other comprehensive income or in noninterest income in the Consolidated Statements of Income if the fair value has declined below the carrying amount and such decline has been determined to be other-than-temporary. Adjustments to fair value for interests that continue to be held by the Bancorp classified as trading securities are recorded within noninterest income in the Consolidated Statements of Income.

Servicing rights resulting from residential mortgage and commercial loan sales are amortized in proportion to and over the period of estimated net servicing revenues and are reported as a component of mortgage banking net revenue and corporate banking revenue, respectively, in the Consolidated Statements of Income. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation allowance. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speed of the underlying loans, the weighted-average life of the loans, the discount rate and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speeds. The Bancorp monitors this risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the portfolio. For purposes of measuring impairment, the mortgage servicing rights are stratified into classes based on the financial asset type and interest rates. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in noninterest income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

Bank Premises and Equipment

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets for book purposes, while accelerated depreciation is used for income tax purposes. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Bancorp tests its long-lived assets for impairment through both a probability-weighted and primary-asset approach whenever events or changes in circumstances dictate. Maintenance, repairs and minor improvements are charged to noninterest expense as incurred.

Derivative Financial Instruments

The Bancorp accounts for its derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. This Statement requires recognition of all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to accumulated other comprehensive income and/or current earnings, as appropriate. On the date the Bancorp enters into a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

derivative contract, the Bancorp designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in fair values are reported in current period net income.

Prior to entering into a hedge transaction, the Bancorp formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions, along with a formal assessment at both inception of the hedge and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

Income Taxes

The Bancorp estimates income tax expense based on amounts expected to be owed to the various tax jurisdictions in which the Bancorp conducts business. On a quarterly basis, management assesses the reasonableness of its effective tax rate based upon its current estimate of the amount and components of net income, tax credits and the applicable statutory tax rates expected for the full year. The estimated income tax expense is recorded in the Consolidated Statements of Income.

Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in accrued taxes, interest and expenses in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are subject to a valuation allowance based on management’s judgment that realization is more-likely-than-not.

Accrued taxes represent the net estimated amount due to taxing jurisdictions and are reported in accrued taxes, interest and expenses in the Consolidated Balance Sheets. The Bancorp evaluates and assesses the relative risks and appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks and merits. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period’s income tax expense and can be significant to the operating results of the Bancorp. As of January 1, 2007, the Bancorp adopted FIN 48; see New Accounting Pronouncements for the impact of adopting this interpretation. As described in greater detail in Note 15, the Internal Revenue Service is currently challenging the Bancorp’s tax treatment of certain leasing transactions. For additional information on income taxes, see Note 21.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share are computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Earnings per diluted share are computed by dividing adjusted net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent the assumed

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

conversion of convertible preferred stock and the exercise of stock-based awards.

Other

Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp’s banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory revenue in the Consolidated Statements of Income is recognized on the accrual basis. Investment advisory service revenues are recognized monthly based on a fee charged per transaction processed and/or a fee charged on the market value of ending account balances associated with individual contracts.

The Bancorp recognizes revenue from its electronic payment processing services on an accrual basis as such services are performed, recording revenues net of certain costs (primarily interchange and assessment fees charged by credit card associations) not controlled by the Bancorp.

The Bancorp purchases life insurance policies on the lives of certain directors, officers and employees and is the owner and beneficiary of the policies. The Bancorp invests in these policies, known as BOLI, to provide an efficient form of funding for long-term retirement and other employee benefits costs. The Bancorp records these BOLI policies within other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded in noninterest income in the Consolidated Statements of Income.

Other intangible assets consist of core deposits, customer lists, non-competition agreements and cardholder relationships. Other intangibles are amortized on either a straight-line or an accelerated basis over their useful lives. The Bancorp reviews other intangible assets for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Goodwill acquired as a result of a business combination is not amortized and is tested for impairment on a yearly basis or more frequently when events or changes in circumstances indicate that carrying amounts may not be recoverable.

Acquisitions of treasury stock are carried at cost. Reissuance of shares in treasury for acquisitions, exercises of stock-based awards or other corporate purposes is recorded based on the specific identification method.

Advertising costs are generally expensed as incurred.

New Accounting Pronouncements

In December 2004, the FASB issued Statement of SFAS No. 123 (Revised 2004), “Share-Based Payment.” This Statement requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the vesting period. This Statement was effective for financial statements as of the beginning of the first interim or annual reporting period of the first fiscal year beginning after September 15, 2005. On January 1, 2006, the Bancorp elected to adopt this Statement using the modified retrospective application. Adoption of this Statement had three impacts on the Bancorp’s Consolidated Financial Statements: i) the recognition of a benefit for the cumulative effect of change in accounting principle of approximately $4 million (net of $2 million of tax) during the first quarter of 2006 due to the recognition of an estimate of forfeiture experience to be realized for all unvested stock-based awards outstanding, ii) the reclassification in the Consolidated Statements of Cash Flows of net cash provided related to the excess corporate tax benefit received on stock-based compensation, previously recorded in the operating activities section, to the financing activities section, and iii) the recognition of approximately $9 million of incremental salaries, wages and incentives expense in the second quarter of 2006 related to the issuance in April 2006 of stock-based awards to retirement-eligible employees. The adoption of this Statement did not have an impact on basic or diluted earnings per share. For further information on stock-based compensation, see Note 19.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statement No. 133 and 140.” This Statement amends FASB SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB Statement No. 125,” as well as resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” Specifically, this Statement: i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free-standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and v) amends SFAS No. 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement was effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this Statement on January 1, 2007 did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” This Statement amends SFAS No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits the Bancorp to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. This Statement was effective as of the beginning of the first fiscal year that begins after September 15, 2006. Upon adoption of this Statement on January 1, 2007, the Bancorp elected to continue to report all classes of servicing assets and liabilities at amortized cost subsequent to initial recognition at fair value. The adoption of this Statement did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In July 2006, the FASB issued FSP No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” This FSP addresses the accounting for a change or projected change in the timing of lessor cash flows, but not the total net income, relating to income taxes generated by a leveraged lease transaction. This FSP amends SFAS No. 13, “Accounting for Leases,” and applies to all transactions classified as leveraged leases. The timing of cash flows relating to income taxes generated by a leveraged lease is an important assumption that affects the periodic income recognized by the lessor. Under this FSP, the projected timing of income tax cash flows generated by a leveraged lease transaction are required to be reviewed annually or more frequently if events or circumstances indicate that a change in timing has occurred or is projected to occur. If during the lease term the expected timing of the income tax cash flows generated by a leveraged lease is revised, the rate of return and the allocation of income would be recalculated from the inception of the lease. In the year of adoption, the cumulative effect of the change in the net investment balance resulting from the recalculation will be recognized as an adjustment to the beginning balance of retained earnings. On an ongoing basis following the adoption, a change in the net investment balance resulting from a recalculation will be recognized as a gain or a loss in the period in which the assumption changed and included in income from continuing operations in the same line item where leveraged lease income is recognized. These amounts would then be recognized back into income over the remaining terms of the affected leases. Additionally, upon adoption, only tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

positions that meet the more-likely-than-not recognition threshold should be reflected in the financial statements and all recognized tax positions in a leveraged lease must be measured in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” issued in July 2006.

During May 2005, the Bancorp filed suit in the United States District Court for the Southern District of Ohio related to a dispute with the Internal Revenue Service concerning the timing of deductions associated with certain leveraged lease transactions in its 1997 tax return. The Internal Revenue Service has also proposed adjustments to the tax effects of certain leveraged lease transactions in subsequent tax return years. The proposed adjustments, including penalties, relate to the Bancorp’s portfolio of lease-in lease-out transactions, service contract leases and qualified technology equipment leases with both domestic and foreign municipalities. The Bancorp is challenging the Internal Revenue Service’s proposed treatment of all of these leasing transactions. The Bancorp’s original net investment in these leases totaled approximately $900 million. The Bancorp continues to believe that its treatment of these leveraged leases was appropriate and in compliance with applicable tax law and regulations. While management cannot predict with certainty the result of the suit, given the tax treatment of these transactions has been challenged by the Internal Revenue Service, the Bancorp believes a resolution may involve a projected change in the timing of these leveraged lease cash flows.

This FSP was effective for fiscal years beginning after December 15, 2006. Upon adoption of this FSP on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $96 million representing the cumulative effect of applying the provisions of this FSP.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is a recognition process to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to be recognized in the financial statements. In May 2007, the FASB issued FSP No. FIN 48-1, “Definition of Settlement in FASB FIN 48.” FSP No. FIN 48-1 amends FIN 48 to provide guidance on determining whether a tax position is “effectively settled” for the purpose of recognizing previously unrecognized tax benefits. The concept of “effectively settled” replaces the concept of “ultimately settled” originally issued in FIN 48. The tax position can be considered “effectively settled” upon completion of an examination by the taxing authority if the entity does not plan to appeal or litigate any aspect of the tax position and it is remote that the taxing authority would examine any aspect of the tax position. For effectively settled tax positions, the full amount of the tax benefit can be recognized. The guidance in FSP No. FIN 48-1 was effective upon initial adoption of FIN 48. FIN 48 was effective for fiscal years beginning after December 15, 2006. Upon adoption of this Interpretation on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $2 million representing the cumulative effect of applying the provisions of this Interpretation.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this Statement on January 1, 2008 will not have a material effect on the Bancorp’s Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement amends the current accounting for pensions and postretirement benefits by requiring an entity to recognize the overfunded or underfunded status of a defined benefit pension or other postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. This Statement also requires recognition, as a component of other comprehensive income (net of tax), of the actuarial gains and losses and the prior service costs and credits that arise during the period, but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87 and SFAS No. 106. Additionally, this Statement requires an entity to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position. The Bancorp adopted this Statement on December 31, 2006. The effect of this Statement was to recognize $59 million, after-tax, of net actuarial losses and prior service cost as a reduction to accumulated other comprehensive income.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” This Statement permits an entity to choose to measure certain financial instruments and certain other items at fair value, on an instrument-by-instrument basis. Once an entity has elected to record eligible items at fair value, the decision is irrevocable and the entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings. This Statement is effective for fiscal years beginning after November 15, 2007. At the effective date, an entity may elect the fair value option for eligible items that exist at that date with the effect of the first remeasurement to fair value reported as a cumulative-effect adjustment to the opening balance of retained earnings. On January 1, 2008, upon adoption of this Statement, the Bancorp will elect to prospectively measure at fair value, residential mortgage loans originated on or after January 1, 2008 that have a designation as held for sale.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations”. This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption on this statement will impact the accounting and reporting of acquisitions after January 1, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment to ARB No. 51.” This Statement establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The Statement also requires the amount of consolidated net income attributable to the parent and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary shall be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment. SFAS No. 160 also clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. The Statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Bancorp is currently in the process of evaluating the impact of adopting this Statement on the Bancorp’s Consolidated Financial Statements.

In June 2007, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” The Issue states that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. This Issue was effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The Bancorp will prospectively apply this Issue to applicable dividends declared on or after January 1, 2008.

In November 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings.” This SAB supersedes SAB No. 105, “Application of Accounting Principles to Loan Commitments”, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156 and No. 159, the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Additionally, this SAB expands the SAB No. 105 view that internally-developed intangible assets should not be recorded as part of the fair value for any written loan commitments that are accounted for at fair value through earnings. This SAB was effective for fiscal quarters beginning after December 15, 2007. The Bancorp will adopt SAB 109 for any loan commitments issued or modified on or after January 1, 2008.

2. BUSINESS COMBINATIONS

On November 2, 2007, the Bancorp acquired 100% of the outstanding stock in R-G Crown Bank, FSB from R&G Financial Corporation. Crown operated 30 branches in Florida and three in Augusta, Georgia. The acquisition strengthened the Bancorp’s presence in the Greater Orlando and Tampa Bay markets and also expanded its footprint into the Jacksonville and Augusta, Georgia markets.

Under the terms of the transaction, the Bancorp paid $259 million to R&G Financial and assumed $50 million of trust preferred securities. Additionally, Fifth Third Financial paid approximately $16 million to R-G Crown Real Estate, LLC to acquire land leased by Crown for certain branches. The assets and liabilities of Crown were recorded on the Bancorp’s Consolidated Balance Sheets at their respective fair values as of the closing date. The results of Crown’s operations were included in the Bancorp’s Consolidated Statements of Income from the date of acquisition. In addition, the Bancorp realized charges against its earnings for Crown acquisition-related expenses of $7 million in 2007. The acquisition-related expenses consisted primarily of marketing, consulting, travel, and other costs associated with system conversions.

The transaction resulted in total intangible assets of $297 million based upon the purchase price, the fair values of the acquired assets and assumed

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liabilities and applicable purchase accounting adjustments. Of this total intangibles amount, $19 million was allocated to core deposit intangibles and the remaining $278 million was recorded as goodwill.

On August 16 2007, the Bancorp and First Charter Corporation, a full service financial institution which operates 57 branches in North Carolina and two in suburban Atlanta, announced that they entered into a definitive agreement under which the Bancorp will acquire 100% of the outstanding stock in First Charter. Under the definitive agreement, the Bancorp will pay $31.00 per First Charter share, or approximately $1.09 billion. Consideration will be paid in the form of 70% Fifth Third Bancorp common stock and 30% cash. The Bancorp is currently planning to close this transaction in the second quarter of 2008, subject to receipt of regulatory approval from the Federal Reserve.

On January 1, 2005, the Bancorp acquired in a merger 100% of the outstanding stock of First National Bankshares, Inc. (“First National”), a bank holding company headquartered in Naples, Florida. First National operated 77 full-service banking centers located primarily in Orlando, Tampa, Sarasota, Naples and Fort Myers. The acquisition of First National allowed the Bancorp to increase its presence in the rapidly expanding Florida market.

Under the terms of the transaction, each share of First National common stock was exchanged for .5065 shares of the Bancorp’s common stock, resulting in the issuance of 30.6 million shares of common stock. The common stock issued to effect the transaction was valued at $47.30 per share, the closing price of the Bancorp’s common stock on the previous trading day, for a total transaction value of $1.5 billion. The total purchase price also included the fair value of stock-based awards issued in exchange for stock-based awards held by First National employees, for which the aggregate fair value was $63 million.

The assets and liabilities of First National were recorded on the Bancorp’s Consolidated Balance Sheets at their respective fair values as of the closing date. The results of First National’s operations were included in the Bancorp’s Consolidated Statements of Income from the date of acquisition. In addition, the Bancorp realized charges against its earnings for acquisition-related expenses of $8 million during 2005. The acquisition-related expenses consisted primarily of travel and relocation costs, printing, closure of duplicate facilities, supplies and other costs associated with system conversions.

The transaction resulted in total intangible assets of $1.3 billion based upon the purchase price, the fair values of the acquired assets and assumed liabilities and applicable purchase accounting adjustments. Of this total intangibles amount, $85 million was allocated to core deposit intangibles, $7 million was allocated to customer lists and $13 million was allocated to noncompete agreements. The remaining $1.2 billion was recorded as goodwill.

The pro forma effect of the financial results of Crown and First National included in the results of operations subsequent to the date of acquisition were not material to the Bancorp’s financial condition and operating results for the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SECURITIES

The following table provides a breakdown of the securities portfolio as of December 31:

	2007				2006
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale and other:
U.S. Treasury and Government agencies	$3	—	—	3	1,396	—	—	1,396
U.S. Government sponsored agencies	160	1	(1)	160	100	—	(5)	95
Obligations of states and political subdivisions	490	6	—	496	603	11	—	614
Agency mortgage-backed securities	8,738	24	(153)	8,609	7,999	10	(193)	7,816
Other bonds, notes and debentures	385	1	(10)	376	172	1	(2)	171
Other securities (a)	1,045	7	(19)	1,033	966	3	(8)	961
Total	$10,821	39	(183)	10,677	11,236	25	(208)	11,053
Held-to-maturity:
Obligations of states and political subdivisions	$351	—	—	351	345	—	—	345
Other debt securities	4	—	—	4	11	—	—	11
Total	$355	—	—	355	356	—	—	356

(a)	Other securities consist of FHLB and Federal Reserve Bank restricted stock holdings of $523 million and $199 million at December 31, 2007, respectively, and $527 million and $187 million at December 31, 2006, respectively, that are carried at cost, FHLMC preferred stock holdings, certain mutual fund holdings and equity security holdings.

The amortized cost and approximate fair value of securities at December 31, 2007, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. In 2007,

2006, and 2005, gross realized securities gains were $28 million, $48 million, and $46 million, respectively, while gross realized securities losses were $1 million, $408 million, and $7 million, respectively.

	Available-for-Sale & Other		Held-to-Maturity
($ in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt securities:
Under 1 year	$120	120	3	3
1-5 years	323	326	63	63
5-10 years	591	591	259	259
Over 10 years	8,742	8,607	30	30
Other securities	1,045	1,033	—	—
Total	$10,821	10,677	355	355

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the fair value and gross unrealized loss, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, as of December 31, 2007 and 2006:

	Less than 12 months		12 months or more		Total
($ in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2007
U.S. Treasury and Government agencies	$1	—	1	—	2	—
U.S. Government sponsored agencies	99	(1)	—	—	99	(1)
Obligations of states and political subdivisions	6	—	1	—	7	—
Agency mortgage-backed securities	2,279	(25)	3,730	(128)	6,009	(153)
Other bonds, notes and debentures	279	(9)	6	(1)	285	(10)
Other securities	57	(7)	27	(12)	84	(19)
Total	$2,721	(42)	3,765	(141)	6,486	(183)
2006
U.S. Treasury and Government agencies	$747	—	1	—	748	—
U.S. Government sponsored agencies	—	—	95	(5)	95	(5)
Obligations of states and political subdivisions	3	—	4	—	7	—
Agency mortgage-backed securities	853	(3)	5,383	(190)	6,236	(193)
Other bonds, notes and debentures	10	—	119	(2)	129	(2)
Other securities	8	(2)	41	(6)	49	(8)
Total	$1,621	(5)	5,643	(203)	7,264	(208)

The Bancorp completed balance sheet actions during the fourth quarter of 2006, which included the sale of $11.3 billion in available-for-sale securities with a weighted-average yield of 4.30% in addition to the reinvestment of approximately $2.8 billion in available-for-sale securities that are more efficient when used as collateral for pledging purposes. These actions were taken to improve the asset/liability profile of the Bancorp and reduce the size of the Bancorp’s available-for-sale securities portfolio to a size that was more consistent with its liquidity, collateral and interest rate risk management requirements; improve the composition of the balance sheet with a lower concentration in fixed-rate assets; lower wholesale borrowings to reduce leverage; and better position the Bancorp for an uncertain economic and interest rate environment.

At December 31, 2007, 85% of the unrealized losses in the available-for-sale securities portfolio were comprised of debt securities issued by the U.S. Government sponsored agencies and agency mortgage-backed securities. The Bancorp believes the price movements in these securities are dependent upon movements in market interest rates. At December 31, 2007, four percent of unrealized losses in the available-for-sale securities portfolio were represented by non-rated securities.

At December 31, 2007 and 2006, securities with a fair value of $8.8 billion and $7.7 billion, respectively, were pledged to secure borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

Unrealized gains and losses on trading securities held at December 31, 2007 and 2006 were not material to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS AND LEASES AND ALLOWANCE FOR LOAN AND LEASE LOSSES

A summary of the total loans and leases classified by primary purpose as of December 31:

($ in millions)	2007	2006
Loans and leases held for sale:
Commercial loans	$1,266	—
Commercial mortgage loans	105	—
Residential mortgage loans	893	1,075
Home equity	—	1
Automobile loans	1,982	—
Other consumer loans and leases	83	74
Total loans and leases held for sale	$4,329	1,150
Portfolio loans and leases (a):
Commercial loans	$24,813	20,831
Commercial mortgage loans	11,862	10,405
Commercial construction loans	5,561	6,168
Commercial leases	3,737	3,841
Total commercial loans and leases	45,973	41,245
Residential mortgage loans	10,540	8,830
Home equity	11,874	12,153
Automobile loans	9,201	10,028
Credit card	1,591	1,004
Other consumer loans and leases	1,074	1,093
Total consumer loans and leases	34,280	33,108
Total portfolio loans and leases	$80,253	74,353

(a)	At December 31, 2007 and 2006, deposit overdrafts of $78 million and $43 million, respectively, were included in portfolio loans.

Total portfolio loans and leases were recorded net of unearned income, unamortized premiums and discounts, deferred loan fees and costs, and fair value adjustments associated with acquired loans of $1.3 billion and $876 million as of December 31, 2007 and 2006, respectively. The following is a summary of the gross investment in lease financing at December 31:

($ in millions)	2007	2006
Direct financing leases	$3,407	3,640
Leveraged leases	2,452	2,520
Total	$5,859	6,160

The components of the investment in lease financing at December 31:

($ in millions)	2007	2006
Rentals receivable, net of principal and interest on nonrecourse debt	$4,438	4,479
Estimated residual value of leased assets	1,397	1,652
Initial direct cost, net of amortization	24	29
Gross investment in lease financing	5,859	6,160
Unearned income	(1,325)	(1,245)
Net investment in lease financing	$4,534	4,915

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2007, the minimum future lease payments receivable for each of the years 2008 through 2012 were $1.1 billion, $1.0 billion, $.9 billion, $.6 billion and $.5 billion, respectively.

Transactions in the allowance for loan and lease losses for the years ended December 31:

($ in millions)	2007	2006	2005
Balance at January 1	$771	744	713
Losses charged off	(544)	(408)	(373)
Recoveries of losses previously charged off	82	92	74
Provision for loan and lease losses	628	343	330
Balance at December 31	$937	771	744

As of December 31, 2007, impaired loans under SFAS No. 114 (not including loans acquired and accounted for under Statement of Position 03-3) with a valuation allowance totaled $306 million and impaired loans without a valuation allowance totaled $188 million. The total valuation allowance on the impaired loans at December 31, 2007 was $118 million. As of December 31, 2006, impaired loans with a valuation allowance totaled $193 million and impaired loans without a valuation allowance totaled $100 million. The total valuation allowance on the impaired loans at December 31, 2006 was $59 million. Average impaired loans, net of valuation allowances, were $280 million in 2007, $209 million in 2006 and $169 million in 2005. Cash basis interest income recognized on those loans during each of the years was immaterial.

At December 31, 2007 and 2006, total nonperforming assets were $1.1 billion and $455 million, respectively, and total loans and leases 90 days past due were $491 million and $210 million, respectively.

5. LOANS ACQUIRED IN A TRANSFER

In 2007, the Bancorp acquired certain loans, primarily related to the Crown acquisition, for which there was evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that all contractually required payments would not be collected. These loans were evaluated either individually or segregated into pools based on common risk characteristics and accounted for under Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 requires acquired loans within its scope to be recorded at fair value and prohibits carrying over valuation allowances when applying purchase accounting. Loans carried at fair value, mortgage loans held for sale and loans under revolving credit agreements are excluded from the scope of SOP 03-3. Prepayment assumptions were applied to contractually required payments at acquisition of each loan.

As of December 31, 2007, the outstanding balance and carrying amount of those loans accounted for under SOP 03-3 were as follows:

($ in millions)	2007
Commercial	$94
Consumer	135
Outstanding balance	$229
Carrying amount	$101

At the acquisition date, the Bancorp determines the excess of the loan’s contractually required payments over all cash flows expected to be collected as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount representing the difference in the expected cash flows of acquired loans and the basis in acquired loans is accreted into interest income over the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

remaining life of the loan or pool of loans. A summary of activity is provided below.

($ in millions)	Accretable Yield
Balance as of December 31, 2006	$—
Additions	8
Accretion	(2)
Reclassifications from (to) nonaccretable yield	—
Balance as of December 31, 2007	$6

Loans acquired during 2007, for which it was probable at acquisition that all contractually required payments would not be collected, are summarized below. No such loans were acquired in 2006.

($ in millions)	2007
Contractually required payments receivable at acquisition:
Commercial	$99
Consumer	136
Total	$235
Cash flows expected to be collected at acquisition	$113
Fair value of acquired loans at acquisition	105

6. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31:

($ in millions)	Estimated Useful Life	2007	2006
Land and improvements		$620	487
Buildings	10 to 50 yrs.	1,383	1,218
Equipment	3 to 20 yrs.	1,210	1,121
Leasehold improvements	3 to 40 yrs.	320	270
Construction in progress		113	137
Accumulated depreciation and amortization		(1,423)	(1,293)
Total		$2,223	1,940

Depreciation and amortization expense related to bank premises and equipment was $205 million in 2007, $187 million in 2006 and $161 million in 2005.

Occupancy expense for cancelable and noncancelable leases was $85 million for 2007, $78 million for 2006 and $68 million for 2005. Occupancy expense has been reduced by rental income from leased premises of $12 million in 2007, 2006 and 2005.

The Bancorp’s subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. The minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 2007, exclusive of income taxes and other charges, are $78 million in 2008, $74 million in 2009, $68 million in 2010, $62 million in 2011, $58 million in 2012 and $394 million in 2013 and subsequent years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. GOODWILL

Changes in the net carrying amount of goodwill by reporting segment for the years ended December 31, 2007 and 2006 were as follows:

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Total
Balance as of December 31, 2005	$871	798	182	127	191	2,169
Acquisition activity	—	(1)	—	—	14	13
Reclassification	—	—	—	11	—	11
Balance as of December 31, 2006	871	797	182	138	205	2,193
Acquisition activity	124	153	—	—	—	277
Balance as of December 31, 2007	$995	950	182	138	205	2,470

The Bancorp completed its most recent annual goodwill impairment test as of September 30, 2007 and determined that no impairment exists. In the table above, acquisition activity includes acquisitions in the respective period plus purchase accounting adjustments related to previous acquisitions.

During 2007, the Bancorp acquired Crown, which resulted in the recognition of $278 million in goodwill, of this amount $267 million is expected to be deductible for tax purposes. The Branch Banking segment also included a $1 million reduction in goodwill from a previous acquisition. During 2006, the Bancorp acquired a credit card processing company. The acquisition resulted in the recognition of $14 million of goodwill and did not have a material impact on the financial results of the Bancorp. Additionally, during 2006, $11 million of goodwill was reclassified from other intangible assets.

8. INTANGIBLE ASSETS

Intangible assets consist of servicing rights, core deposits, customer lists, non-competition agreements and cardholder relationships. Intangibles, excluding servicing rights, are amortized on either a straight-line or an accelerated basis over their estimated useful lives and have an estimated weighted-average life at December 31, 2007 of 3.3 years. For further information on servicing rights, see Note 9. The Bancorp reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. The details of the Bancorp’s intangible assets are shown in the following table.

($ in millions)	Gross Carrying Amount	Accumulated Amortization	Valuation Allowance	Net Carrying Amount
As of December 31, 2007:
Mortgage servicing rights	$1,417	(755)	(49)	613
Other consumer and commercial servicing rights	24	(19)	—	5
Core deposits	430	(302)	—	128
Other	44	(25)	—	19
Total intangible assets	$1,915	(1,101)	(49)	765
As of December 31, 2006:
Mortgage servicing rights	$1,210	(664)	(27)	519
Other consumer and commercial servicing rights	23	(18)	—	5
Core deposits	417	(276)	—	141
Other	43	(18)	—	25
Total intangible assets	$1,693	(976)	(27)	690

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007, all of the Bancorp’s intangible assets were being amortized. Amortization expense recognized on intangible assets, including servicing rights, for 2007 and 2006 was $135 million and $116 million, respectively. Estimated amortization expense, including servicing rights, is $145 million in 2008, $135 million in 2009, $114 million in 2010, $85 million in 2011 and $70 million in 2012.

9. SALES OF RECEIVABLES AND SERVICING RIGHTS

The Bancorp sold fixed and adjustable rate residential mortgage loans during 2007 and 2006. In those sales, the Bancorp obtained servicing responsibilities. The Bancorp receives annual servicing fees based on a percentage of the outstanding balance. The investors have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp identifies classes of servicing assets based on financial asset type and interest rates. For the years ended December 31, 2007 and 2006, the Bancorp recognized pretax gains of $67 million and $68 million, respectively, on the sales of $10.1 billion and $7.1 billion, respectively, of residential mortgage loans. Additionally, the Bancorp recognized $145 million and $121 million in servicing fees on residential mortgages for the years ended December 31, 2007 and 2006. The gains on sales of residential mortgages and servicing fees related to residential mortgages are included in mortgage banking net revenue in the Consolidated Statements of Income.

During 2007 and 2006, the Bancorp sold student loans and certain commercial loans and obtained servicing responsibilities. At December 31, 2007 and 2006, the value of the servicing asset and subordinated interest related to these sales was immaterial to the Bancorp’s Consolidated Financial Statements.

Initial carrying values of servicing rights recognized during 2007 and 2006 were $205 million and $135 million, respectively. As of December 31, 2007 and 2006, the key economic assumptions used in measuring the servicing rights were as follows:

	Rate	2007				2006
		Weighted- Average Life (in years)	Prepayment Speed Assumption	Discount Rate	Weighted- Average Default Rate	Weighted- Average Life (in years)	Prepayment Speed Assumption	Discount Rate	Weighted- Average Default Rate
Residential mortgage loans:
Servicing assets	Fixed	6.4	12.9%	9.6%	N/A	6.8	13.7%	10.4%	N/A
Servicing assets	Adjustable	3.4	29.4	12.9	N/A	2.7	38.6	11.7	N/A

Based on historical credit experience, expected credit losses for residential mortgage loan servicing assets have been deemed immaterial. At December 31, 2007 and 2006, the Bancorp serviced $34.5 billion and $28.7 billion of residential mortgage loans for other investors.

The value of servicing assets is subject to credit, prepayment and interest rate risks on the sold financial assets. At December 31, 2007, the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

				Prepayment Speed Assumption				Residual Servicing Cash Flows			Weighted- Average Default
					Impact of Adverse Change on Fair Value			Impact of Adverse Change on Fair Value			Impact of Adverse Change on Fair Value
($ in millions)	Rate	Fair Value	Weighted- Average Life (in years)	Rate	10%	20%	Discount Rate	10%	20%	Rate	10%	20%
Residential mortgage loans:
Servicing assets	Fixed	$565	5.9	12.1%	$26	$49	9.7%	$20	$39	—%	$—	$—
Servicing assets	Adjustable	50	3.1	26.5	3	7	12.4	2	3	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also the effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The following table reflects changes in the servicing asset related to residential mortgage loans for the years ended December 31:

($ in millions)	2007	2006
Carrying amount as of the beginning of period	$546	479
Servicing obligations that result from transfer of residential mortgage loans	207	135
Amortization	(91)	(68)
Carrying amount before valuation allowance	$662	546
Valuation allowance for servicing assets:
Beginning balance	(27)	(46)
Servicing valuation impairment recovery	(22)	19
Ending balance	(49)	(27)
Carrying amount as of the end of the period	$613	519

Temporary impairment or impairment recovery, effected through a change in the MSR valuation allowance, are reported as a component of mortgage banking net revenue in the Consolidated Statements of Income. The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with changes in value of the MSR portfolio. This strategy includes the purchase of free-standing derivatives (principal-only swaps, swaptions and interest rate swaps) and various available-for-sale securities (primarily principal-only strips). The interest income, mark-to-market adjustments and gain or loss on sales activities associated with these portfolios are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds.

The Bancorp recognized a net gain of $29 million during 2007 and a net loss of $6 million during 2006 related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. As of December 31, 2007 and 2006, other assets included free-standing derivative instruments related to the MSR portfolio with a fair value of $70 million and $14 million, respectively, and other liabilities included free-standing derivative instruments with a fair value of $16 million and $5 million, respectively. The outstanding notional amounts on the free-standing derivative instruments related to the MSR portfolio totaled $4.3 billion and $2.9 billion as of December 31, 2007 and 2006, respectively. For the years ended December 31, 2007 and 2006, the Bancorp recognized a gain of $6 million and $3 million, respectively, related to the sale of securities used to economically hedge MSRs. As of December 31, 2007 and 2006, the available-for-sale securities portfolio included $205 million and $176 million, respectively, of securities related to the non-qualifying hedging strategy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the servicing asset is based on the present value of expected future cash flows. The following table displays the beginning and ending fair value for the years ended December 31, 2007 and 2006:

($ in millions)	2007	2006
Fixed rate residential mortgage loans:
Fair value at beginning of period	$483	413
Fair value at end of period	565	483
Adjustable rate residential mortgage loans:
Fair value at beginning of period	45	45
Fair value at end of period	50	45

During 2007 and 2006, the Bancorp transferred, subject to credit recourse, certain primarily floating-rate, short-term, investment grade commercial loans to an unconsolidated QSPE that is wholly owned by an independent third-party. The Bancorp obtains servicing responsibilities and receives monthly servicing fees. As of December 31, 2007 and 2006, the Bancorp had $3.0 billion and $3.4 billion, respectively, of outstanding loans with a weighted-average remaining maturity of 2.3 years and 2.7 years, respectively. These loans may be transferred back to the Bancorp upon the occurrence of certain events. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers and ineligible loans transferred by the Bancorp to the QSPE. These commercial loans are transferred at par with no gain or loss recognized. For the year ended December 31, 2007, the Bancorp collected $1.1 billion in cash proceeds from loan transfers and $30 million in fees from the QSPE. For the year ended December 31, 2006, the Bancorp collected $1.6 billion in cash proceeds from loan transfers and $30 million in fees from the QSPE.

The following table provides a summary of the total loans and leases managed by the Bancorp, including loans securitized and loans in the unconsolidated QSPE for the years ended December 31:

	Balance		Balance of Loans 90 Days or More Past Due			Net Credit Losses
($ in millions)	2007	2006	2007	2006	2007	2006
Commercial loans	$29,052	24,217	43	38	109	107
Commercial mortgage	11,967	10,405	73	17	44	24
Commercial construction loans	5,561	6,168	67	6	29	8
Commercial leases	3,737	3,841	5	2	—	(1)
Residential mortgage loans	11,454	9,942	187	69	43	22
Home equity loans	12,162	12,527	74	56	99	58
Automobile loans	11,183	10,174	13	8	86	58
Other consumer loans and leases	2,749	2,171	32	17	54	43
Total loans and leases managed and securitized (a)	$87,865	79,445	494	213	464	319
Less:
Loans securitized	$310	556
Loans in unconsolidated QSPE	2,973	3,386
Loans held for sale	4,329	1,150
Total portfolio loans and leases	$80,253	74,353

(a)	Excluding securitized assets that the Bancorp continues to service but with which it has no other continuing involvement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. DERIVATIVES

The Bancorp maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce certain risks related to interest rate, prepayment and foreign currency volatility.

The Bancorp’s interest rate risk management strategy involves modifying the repricing characteristics of certain financial instruments so that changes in interest rates do not adversely affect the net interest margin and cash flows. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, options and swaptions. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Interest rate floors protect against declining rates, while interest rate caps protect against rising interest rates. Forward contracts are contracts in which the buyer agrees to purchase, and the seller agrees to make delivery of, a specific financial instrument at a predetermined price or yield. Options provide the purchaser with the right, but not the obligation, to purchase or sell a contracted item during a specified period at an agreed upon price. Swaptions are financial instruments granting the owner the right, but not the obligation, to enter into or cancel a swap.

Prepayment volatility arises mostly from changes in fair value of the largely fixed-rate MSR portfolio, mortgage loans and mortgage-backed securities. The Bancorp may enter into various free-standing derivatives (principal-only swaps, swaptions, floors, options and interest rate swaps) to economically hedge prepayment volatility. Principal-only swaps are total return swaps based on changes in the value of the underlying mortgage principal-only trust.

Foreign currency volatility occurs as the Bancorp enters into certain foreign denominated loans. Derivative instruments that the Bancorp may use to economically hedge these foreign denominated loans include foreign exchange swaps and forward contracts.

The Bancorp also enters into derivative contracts (including foreign exchange contracts, commodity contracts and interest rate swaps, floors and caps) for the benefit of commercial customers. The Bancorp may economically hedge significant exposures related to these free-standing derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Bancorp’s exposure is limited to the replacement value of the contracts rather than the notional, principal or contract amounts. The Bancorp minimizes the credit risk through credit approvals, limits, counterparty collateral and monitoring procedures.

Fair Value Hedges

The Bancorp may enter into interest rate swaps to convert its fixed-rate, long-term debt to floating-rate debt. Decisions to convert fixed-rate debt to floating are made primarily through consideration of the asset/liability mix of the Bancorp, the desired asset/liability sensitivity and interest rate levels. For the years ended December 31, 2007 and 2006, certain interest rate swaps met the criteria required to qualify for the shortcut method of accounting. Based on this shortcut method of accounting treatment, no ineffectiveness is assumed. For interest rate swaps that do not meet the shortcut requirements, an assessment of hedge effectiveness was performed and such swaps were accounted for using the “long-haul” method. The long-haul method requires quarterly assessment of hedge effectiveness and measurement of ineffectiveness. For interest rate swaps accounted for as a fair value hedge using the long-haul method, ineffectiveness is the difference between the changes in the fair value of the interest rate swap and changes in fair value of the long-term debt attributable to the risk being hedged. The ineffectiveness on interest rate swaps hedging long-term debt is reported within interest expense in the Consolidated Statements of Income. For the years ended December 31, 2007 and 2006, the Bancorp recognized a net gain of $3 million and a net loss of less than $1 million, respectively, attributable to the ineffectiveness on interest rate swaps hedging long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2006, the Bancorp terminated interest rate swaps designated as fair value hedges and, in accordance with SFAS No. 133, an amount equal to the cumulative fair value adjustment to the hedged items at the date of termination will be amortized as an adjustment to interest expense over the remaining term of the long-term debt. For the years ended December 31, 2007 and 2006, $11 million and $14 million in net deferred losses, net of tax, on the terminated fair value hedges were amortized into interest expense, respectively.

The Bancorp also enters into forward contracts to hedge its residential mortgage loans held for sale. The hedged mortgage loans held for sale are grouped into portfolios of loans with similar risk exposure.

For the years ended December 31, 2007 and 2006, the Bancorp recognized net losses of $11 million and $5 million, respectively, attributable to the ineffectiveness of the hedging relationships related to residential mortgage loans held for sale. The ineffectiveness of these forward contracts is reported within noninterest income in the Bancorp’s Consolidated Statements of Income. Those forward contracts that do not meet the criteria for fair value hedge accounting are accounted for as free-standing derivatives.

The following table reflects the notional amount and fair value of all fair value hedges included in the Consolidated Balance Sheets as of December 31:

	2007		2006
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate swaps related to debt	$3,000	$67	—	—
Forward contracts related to mortgage loans held for sale	183	1	653	4
Total included in other assets		$68		4
Included in other liabilities:
Interest rate swaps related to debt	$775	$21	2,575	95
Forward contracts related to mortgage loans held for sale	511	4	419	2
Total included in other liabilities		$25		97

Cash Flow Hedges

The Bancorp may enter into interest rate swaps to convert floating-rate assets and liabilities to fixed rates or to hedge certain forecasted transactions. The assets or liabilities are typically grouped and share the same risk exposure for which they are being hedged. The Bancorp may also enter into interest rate caps and floors to limit cash flow variability of floating rate assets and liabilities. As of December 31, 2007, all hedges designated as cash flow hedges are assessed for effectiveness using regression analysis. Ineffectiveness is generally measured as the amount by which the cumulative change in the fair value of the hedging instrument exceeds the present value of the cumulative change in the hedged item’s expected cash flows. Ineffectiveness is reported within other noninterest income in the Consolidated Statements of Income. For the year ended December 31, 2007, the Bancorp recognized a net gain of less than $1 million attributable to cash flow hedge ineffectiveness.

During the fourth quarter of 2007, the Bancorp terminated certain interest rate swaps designated as cash flow hedges. In conjunction with this termination, the Bancorp reclassified $22 million of losses into earnings as it was determined that the original forecasted transaction was no longer probable of occurring by the end of the originally specified time period or within the additional period of time as defined in SFAS No. 133. These losses were reported within other noninterest income in the Consolidated Statements of Income.

As of December 31, 2007, $25 million of deferred gains on cash flow derivatives are recorded in accumulated other comprehensive income. Gains and losses on derivative contracts are reclassified from accumulated other comprehensive income to current period earnings when the forecasted transaction affects earnings and are included in the line item in which the hedged item’s effect in earnings is recorded. As of December 31, 2007, $3 million in net deferred gains, net of tax, recorded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in accumulated other comprehensive income are expected to be reclassified into earnings during the next twelve months.

In prior periods, the Bancorp terminated certain derivatives qualifying as cash flow hedges. The deferred gains or losses of those terminated instruments, net of tax, were included in accumulated other comprehensive income and amortized over the designated hedging periods. As of December 31, 2006, less than $1 million of deferred losses, net of tax, related to terminated cash flow hedges were recorded in accumulated other comprehensive income.

The following table reflects the notional amount and market value of all cash flow hedges included in the Consolidated Balance Sheets as of December 31:

	2007		2006
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate floors related to commercial loans	$1,500	$107	—	—
Interest rate caps related to debt	1,750	11	—	—
Total included in other assets		$118		—
Included in other liabilities:
Interest rate swaps related to consumer loans	$1,000	$11	—	—
Total included in other liabilities		$11		—

Free-Standing Derivative Instruments

The majority of the free-standing derivative instruments the Bancorp enters into are for the benefit of commercial customers. These derivative contracts are not designated against specific assets or liabilities on the Consolidated Balance Sheets or to forecasted transactions and, therefore, do not qualify for hedge accounting. These instruments include foreign exchange derivative contracts entered into for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations, commodity contracts to hedge such items as natural gas and various other derivative contracts. The Bancorp may economically hedge significant exposures related to these derivative contracts entered into for the benefit of customers by entering into offsetting contracts with approved, reputable, independent counterparties with substantially matching terms. The Bancorp hedges its interest rate exposure on commercial customer transactions by executing offsetting swap agreements with primary dealers. Revaluation gains and losses on foreign exchange, commodity and other commercial customer derivative contracts are recorded as a component of corporate banking revenue in the Consolidated Statements of Income.

In 2007, the Bancorp began offering its customers an equity-linked certificate of deposit that has a return linked to equity indices. Under SFAS No. 133, a certificate of deposit that pays interest based on changes on an equity index is a hybrid instrument that requires separation into a host contract (the certificate of deposit) and an embedded derivative contract (written equity call option). The Bancorp enters into an offsetting derivative contract to economically hedge the exposure taken through the issuance of equity-linked certificates of deposit. Both the embedded derivative and derivative contract entered into by the Bancorp are recorded as free-standing derivatives and recorded at fair value with offsetting gains and losses recognized in the Consolidated Statements of Income.

The Bancorp enters into foreign exchange derivative contracts to economically hedge certain foreign denominated loans. Derivative instruments that the Bancorp may use to economically hedge these foreign denominated loans include foreign exchange swaps and forward contracts. The Bancorp does not designate these instruments against the foreign denominated loans, and therefore, does not obtain hedge accounting treatment. Revaluation gains and losses on such foreign currency derivative contracts are recorded within other noninterest income in the Consolidated Statements of Income, as are revaluation gains and losses on foreign denominated loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp may enter into various free-standing derivatives (principal-only swaps, swaptions, floors, options and interest rate swaps) to economically hedge changes in fair value of its largely fixed-rate MSR portfolio. Principal-only swaps hedge the mortgage-LIBOR spread because these swaps appreciate in value as a result of tightening spreads. Principal-only swaps also provide prepayment protection by increasing in value when prepayment speeds increase, as opposed to MSRs that lose value in a faster prepayment environment. Receive fixed/pay floating interest rate swaps and swaptions increase in value when interest rates do not increase as quickly as expected. The Bancorp enters into forward contracts to economically hedge the change in fair value of certain residential mortgage loans held for sale due to changes in interest rates. The Bancorp enters into forward swaps to economically hedge the change in fair value of certain commercial mortgage loans held for sale due to changes in interest rates. Interest rate lock commitments issued on commercial and residential mortgage loan commitments that will be held for resale are also considered free-standing derivative instruments and the interest rate exposure on these commitments is economically hedged primarily with forward contracts. Revaluation gains and losses from free-standing derivatives related to mortgage banking activity are recorded as a component of mortgage banking net revenue in the Consolidated Statements of Income.

Additionally, the Bancorp occasionally may enter into free-standing derivative instruments (options, swaptions and interest rate swaps) in order to minimize significant fluctuations in earnings and cash flows caused by interest rate volatility. The gains and losses on these derivative contracts are recorded within other noninterest income in the Consolidated Statements of Income.

The net gains (losses) recorded in the Consolidated Statements of Income relating to free-standing derivative instruments for the years ended December 31 are summarized in the table below:

($ in millions)	2007	2006	2005
Foreign exchange contracts	$60	53	52
Commodity contracts for customers	2	—	—
Interest rate lock commitments	3	(2)	1
Derivative instruments related to held for sale mortgages	(14)	7	(2)
Derivative instruments related to MSR portfolio	23	(9)	(23)
Derivative instruments related to foreign currency risk	(19)	3	—
Derivative instruments related to interest rate risk	(1)	(20)	3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects the fair value of all free-standing derivatives included in the Consolidated Balance Sheets as of December 31:

	2007		2006
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Foreign exchange contracts for customers	$7,132	$255	5,064	164
Interest rate contracts for customers	12,265	391	8,174	110
Commodity contracts for customers	167	28	68	4
Derivative instruments related to equity-linked CD	50	5	—	—
Interest rate lock commitments	656	3	389	2
Derivative instruments related to held for sale mortgages	229	1	243	1
Derivative instruments related to MSR portfolio	3,062	70	2,335	14
Derivative instruments related to foreign currency risk	—	—	68	1
Derivative instruments related to interest rate risk	1	—	213	9
Total included in other assets		$753		305
Included in other liabilities:
Foreign exchange contracts for customers	$6,642	$234	4,783	149
Interest rate contracts for customers	12,430	391	8,398	110
Commodity contracts for customers	163	22	62	4
Derivative instruments related to equity-linked CD	50	5	—	—
Interest rate lock commitments	253	1	750	3
Derivative instruments related to held for sale mortgages	588	9	103	1
Derivative instruments related to MSR portfolio	1,280	16	583	5
Derivative instruments related to foreign currency risk	153	1	—	—
Derivative instruments related to interest rate risk	—	—	7	—
Total included in other liabilities		$679		272

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Bancorp’s derivative instrument positions (excluding $39.8 billion in notional amount from the customer accommodation program) at December 31, 2007:

($ in millions)	Notional Amount	Weighted-Average Remaining Maturity (in months)	Average Receive Rate	Average Pay Rate
Interest rate swaps related to debt:
Receive fixed/pay floating	$3,775	247	5.44%	5.35%
Mortgage lending commitments:
Forward contracts on residential mortgage loans held for sale	1,415	1
Forward contracts on commercial mortgage loans held for sale	96	98
Mortgage servicing rights portfolio:
Interest rate swaps—Receive fixed/pay floating	1,012	88	5.44	5.09
Interest rate swaps—Receive floating/pay fixed	1,280	47	4.95	4.72
Interest rate swaptions—Pay fixed	1,375	2		5.48
Interest rate swaptions—Receive fixed	675	9	4.31
Aggregate balance sheet risk:
Interest rate floors	1,500	64
Interest rate caps	1,750	42
Forward swaps related to consumer loans	1,000	23
Foreign currency forward contracts	153	2
Interest rate futures/forwards	1	14
Total	$14,032
11. OTHER ASSETS

The following table provides the components of other assets included in the Consolidated Balance Sheets as of December 31:

($ in millions)	2007	2006
Accounts receivable and drafts-in-process	$1,892	1,446
Bank owned life insurance	1,832	1,949
Partnership investments	958	698
Derivative instruments	939	309
Accrued interest receivable	564	533
Other real estate owned	159	90
Prepaid pension and other expenses	116	119
Other	563	626
Total	$7,023	5,770

The Bancorp purchases life insurance policies on the lives of certain directors, officers and employees and is the owner and beneficiary of the policies. The Bancorp invests in these policies, known as BOLI, to provide an efficient form of funding for long-term retirement and other employee benefits costs. Therefore, the Bancorp’s BOLI policies are intended to be long-term investments to provide funding for future payment of long-term liabilities. The Bancorp records these BOLI policies within other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded in noninterest income in the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain BOLI policies have a stable value agreement through either a large, well-rated bank or multi-national insurance carrier that provides limited cash surrender value protection from declines in the value of each policy’s underlying investments. During the second half of 2007, the value of the investments underlying one of the Bancorp’s BOLI policies declined significantly due to disruptions in the credit markets, widening of credit spreads between U.S. treasuries/swaps versus municipal bonds and bank trust preferred securities, and illiquidity in the asset-backed securities market. These factors caused the decline in the cash surrender value to exceed the protection provided by the stable value agreement.

As a result of exceeding the cash surrender value protection, the Bancorp recorded a $177 million charge during the fourth quarter of 2007 to reflect the cash surrender value related to this policy. The cash surrender value of this BOLI policy was $505 million at December 31, 2007. In 2008, the cash surrender value of this policy may increase or decrease further depending on market conditions related to the underlying investments.

At December 31, 2007, the cash surrender value protection had not been exceeded for any other BOLI policies.

12. SHORT-TERM BORROWINGS

Borrowings with original maturities of one year or less are classified as short term. Federal funds purchased are excess balances in reserve accounts held at Federal Reserve Banks that the Bancorp purchased from other member banks on an overnight basis. Bank notes are promissory notes issued by the

Bancorp’s subsidiary banks. Other short-term borrowings include securities sold under repurchase agreements, FHLB advances and other borrowings with original maturities of one year or less. A summary of short-term borrowings and weighted-average rates follows:

	2007		2006		2005
($ in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31:
Federal funds purchased	$4,427	3.29%	$1,421	5.26%	$5,323	3.93%
Other short-term borrowings	4,747	3.90	2,796	4.04	4,246	2.94
Average for the years ended December 31:
Federal funds purchased	$3,646	5.04%	$4,148	5.02%	$4,225	3.26%
Short-term bank notes	—	—	—	—	248	2.60
Other short-term borrowings	3,244	4.32	4,522	4.28	5,038	2.74
Maximum month-end balance:
Federal funds purchased	$5,130		$5,434		$6,378
Short-term bank notes	—		—		775
Other short-term borrowings	5,381		6,287		6,531

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. LONG-TERM DEBT

A summary of long-term borrowings at December 31:

($ in millions)	Maturity	Interest Rate	2007	2006
Parent Company
Senior:
Extendable notes	2008 -2009	4.91%	$1,745	1,748
Subordinated (b):
Fixed-rate notes	2017	5.45%	510	492
Fixed-rate notes	2018	4.50%	485	459
Floating-rate notes	2016	5.35%	250	250
Junior subordinated:
Fixed-rate debentures (b)	2027	8.14%	—	217
Floating-rate notes (a)	2067	7.25%	876	—
Floating-rate notes (a)	2067	6.50%	750	—
Floating-rate notes (a)	2067	7.25%	601	—
Subsidiaries
Senior:
Fixed-rate bank notes	2008 -2019	2.87%-5.20%	1,640	2,006
Floating-rate bank notes	2013	5.02%	500	500
Extendable bank notes	2009 -2014	4.66% -5.05%	1,200	1,200
Subordinated (b):
Fixed-rate bank notes	2015	4.75%	513	492
Junior subordinated(a):
Floating-rate bank notes	2032 -2033	8.09%-8.78%	52	—
Floating-rate debentures	2027		—	103
Floating-rate debentures	2033 -2034	7.73% -7.78%	67	67
Mandatorily redeemable securities (a)	2031		—	647
Federal Home Loan Bank advances	2008 -2037	0% - 8.34%	3,571	4,258
Other	2008 -2032	Varies	97	119
Total			$12,857	12,558

(a)	Qualify as Tier I capital for regulatory capital purposes.
(b)	Qualify as Tier II capital for regulatory capital purposes.

The Bancorp pays down long-term debt in accordance with contractual terms over maturity periods summarized in the above table. Contractually obligated payments for long-term debt are due over the following periods as of December 31, 2007: $2.2 billion in 2008; $2.8 billion in 2009, $800 million in 2010, $2 million in 2011, $1.0 billion in 2012 and $6.0 billion after 2012.

Parent Company Long-Term Borrowings

The senior extendable notes currently pay interest at one-month LIBOR plus 1 bp and, in 2008,

the notes can be extended an additional twelve months paying an interest rate of one-month LIBOR plus 2 bp. During 2007, $31 million of the notes were extended and the final maturity of these notes is 2009.

The Bancorp entered into interest rate swaps to convert the subordinated fixed-rate notes due in 2017 and 2018 to floating-rate. The rate paid on these swaps was 5.24% and 5.12%, respectively, at December 31, 2007. The subordinated floating-rate notes due in 2016 pay interest at three-month LIBOR plus 42 bp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 7.25% junior subordinated floating-rate notes due in 2067, with an outstanding debt balance of $876 million at December 31, 2007, pay a fixed rate of 7.25% until 2057, then convert to floating at three-month LIBOR plus 303 bp. The Bancorp entered into interest rate swaps to convert $700 million of the fixed-rate debt into floating. At December 31, 2007, the weighted-average rate paid on the swaps was 6.11%. The 6.50% junior subordinated floating-rate notes due in 2067 pay a fixed rate of 6.50% until 2017, then convert to floating at three-month LIBOR plus 137 bp until 2047. Thereafter, the notes pay a floating rate at one-month LIBOR plus 237 bp. The junior subordinated floating-rate notes due in 2067, with an outstanding debt balance of $601 million at December 31, 2007, pay a fixed rate of 7.25% until 2057, then convert to floating at three-month LIBOR plus 257 bp. The Bancorp entered into interest rate swaps to convert $500 million of the fixed-rate debt into floating. At December 31, 2007, the weighted-average rate paid on these swaps was 5.59%. The obligations were issued to Fifth Third Capital Trusts IV, V and VI, respectively. The Bancorp has fully and unconditionally guaranteed all obligations under these trust preferred securities. In addition, the Bancorp entered into replacement capital covenants for the benefit of holders of long-term debt senior to the junior subordinated notes that limits, subject to certain restrictions, the Bancorp’s ability to redeem the junior subordinated notes prior to their scheduled maturity.

During the first quarter of 2007, the Bancorp called the 8.14% junior subordinated debentures due in 2027 to Fifth Third Capital Trust I.

Subsidiary Long-Term Borrowings

The senior fixed-rate bank notes due from 2008 to 2019 are the obligations of a subsidiary bank. The maturities of the face value of the senior fixed-rate bank notes are as follows: $500 million in 2008, $73 million in 2009, $800 million in 2010 and $275 million in 2019. The Bancorp entered into interest rate swaps to convert $1.1 billion of the fixed-rate debt into floating rates. At December 31, 2007, the rates paid on these swaps ranged from 5.04% to 5.12%.

The senior floating-rate bank notes due in 2013 are the obligations of a subsidiary bank. The notes pay a floating rate at three-month LIBOR plus 11 bp.

The senior extendable notes consist of $800 million that currently pay interest at three-month LIBOR plus 4 bp and $400 million that pay at the Federal Funds open rate plus 12 bp. In 2008, the notes can be extended an additional six years paying an interest rate of one-month LIBOR plus 6 bp. During 2007, only $3 million of the notes were extended and the final maturity of these notes is 2014.

The subordinated fixed-rate bank notes due in 2015 are the obligations of a subsidiary bank. The Bancorp entered into interest rate swaps to convert the fixed-rate debt into floating rate. At December 31, 2007, the weighted-average rate paid on the swaps was 5.01%.

The junior subordinated floating-rate bank notes due in 2032 and 2033 were assumed by a Bancorp subsidiary as part of the acquisition of Crown in November 2007. Two of the notes pay floating at three-month LIBOR plus 310 and 325 bp. The third note pays floating at six-month LIBOR plus 370 bp.

The three-month LIBOR plus 290 bp and the three-month LIBOR plus 279 bp junior subordinated debentures due in 2033 and 2034, respectively, were assumed by a subsidiary of the Bancorp in connection with the acquisition of First National Bank. The obligations were issued to FNB Statutory Trusts I and II, respectively. The Bancorp has fully and unconditionally guaranteed all obligations under these trust preferred securities.

At December 31, 2007, FHLB advances have rates ranging from 0% to 8.34%, with interest payable monthly. The advances are secured by certain residential mortgage loans and securities totaling $8.6 billion. The advances mature as follows: $6 million in 2008, $1.5 billion in 2009, $1 million in 2010, $2 million in 2011 and $2.1 billion in 2012 and thereafter.

Medium-term senior notes and subordinated bank notes with maturities ranging from one year to 30 years can be issued by two subsidiary banks, of which $3.8 billion was outstanding at December 31, 2007 with $16.2 billion available for future issuance.

There were no other medium-term senior notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding on either of the two subsidiary banks as of December 31, 2007.

During the first quarter of 2007, the Bancorp called the three-month LIBOR plus 80 bp junior subordinated debentures due in 2027 to Old Kent

Capital Trust I. In addition, all of the issued and outstanding shares of preferred stock related to the mandatorily redeemable securities of Fifth Third Real Estate Investment Trust, Inc. were purchased by a wholly-owned subsidiary of the parent company during the third quarter of 2007.

14. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES

The Bancorp, in the normal course of business, enters into financial instruments and various agreements to meet the financing needs of its customers. The Bancorp also enters in certain transactions and agreements to manage its interest rate and prepayment risks, provide funding, equipment and locations for its operations and invest in its communities. These instruments and agreements involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Bancorp’s Consolidated Balance Sheets. Creditworthiness for all instruments and agreements is evaluated on a case-by-case basis in accordance with the Bancorp’s credit policies. The Bancorp’s significant commitments, contingent liabilities and guarantees in excess of the amounts recognized in the Consolidated Balance Sheets are summarized as follows:

Commitments

The Bancorp has certain commitments to make future payments under contracts. A summary of significant commitments at December 31:

($ in millions)	2007	2006
Commitments to extend credit	$49,788	42,085
Letters of credit (including standby letters of credit)	8,522	8,163
Customer derivatives in a loss position	1,797	4,546
Forward contracts to sell mortgage loans	1,511	1,418
Noncancelable lease obligations	734	695
Capital expenditures	94	126
Purchase obligations	52	24

Commitments to extend credit are agreements to lend, typically having fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp is exposed to credit risk in the event of nonperformance for the amount of the contract. Fixed-rate commitments are also subject to market risk resulting from fluctuations in interest rates and the Bancorp’s exposure is limited to the replacement value of those commitments. As of December 31, 2007 and 2006, the Bancorp had a reserve for unfunded commitments totaling $95 million and $76 million, respectively, included in other liabilities.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 2007, approximately $2.8 billion of standby letters of credit expire within one year, $5.3 billion expire between one to five years and $0.5 billion expire thereafter. At December 31, 2007, letters of credit of approximately $17 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. At December 31, 2007, the reserve related to these standby letters of credit was less than $1 million. Approximately 70% of the total standby letters of credit were secured as of December 31, 2007 and 2006. In the event of nonperformance by the customers, the Bancorp has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities.

The Bancorp’s subsidiaries have entered into a number of noncancelable lease agreements. The minimum rental commitments under noncancelable lease agreements are shown in the table. The Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

or the subsidiaries have also entered into a limited number of agreements for work related to banking center construction and to purchase goods or services.

Contingent Liabilities

As discussed in Note 10, the Bancorp’s policy is to enter into derivative contracts to accommodate customers, to offset customer accommodations and to offset its own market risk incurred in the ordinary course of its business. Contingent obligations arising from market risk assumed in derivatives are offset with additional rights contained in other derivatives or contracts, such as loans or borrowings. A liability arises when a customer does not perform according to the derivative contract while the Bancorp must perform the offsetting agreement. Customer derivatives in a loss position with a corresponding offset are included in the table. The fair value of these contracts at December 31, 2007 and 2006 was $23 million and $69 million, respectively.

The Bancorp, through its electronic payment processing division, processes VISA® and MasterCard® merchant card transactions. Pursuant to VISA® and MasterCard® rules, the Bancorp assumes certain contingent liabilities relating to these transactions which typically arise from billing disputes between the merchant and cardholder that are ultimately resolved in the cardholder’s favor. In such cases, these transactions are “charged-back” to the merchant and disputed amounts are refunded to the cardholder. If the Bancorp is unable to collect these amounts from the merchant, it will bear the loss for refunded amounts. The likelihood of incurring a contingent liability arising from chargebacks is relatively low, as most products or services are delivered when purchased and credits are issued on returned items. For the years ended December 31, 2007 and 2006, the Bancorp processed approximately $126 million and $120 million, respectively, of chargebacks presented by issuing banks, resulting in no material losses to the Bancorp. The Bancorp accrues for probable losses based on historical experience and did not carry a credit loss reserve related to such chargebacks at December 31, 2007 and 2006.

There are legal claims pending against the Bancorp and its subsidiaries that have arisen in the normal course of business. See Note 15 for additional information regarding these proceedings.

Guarantees

The Bancorp has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements.

Through December 31, 2007 and 2006, the Bancorp had transferred, subject to credit recourse, certain primarily floating-rate, short-term investment grade commercial loans to an unconsolidated QSPE that is wholly owned by an independent third party. The outstanding balance of such loans at December 31, 2007 and 2006 was approximately $3.0 billion and $3.4 billion, respectively. These loans may be transferred back to the Bancorp upon the occurrence of certain specified events. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers and ineligible loans transferred by the Bancorp to the QSPE. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance of $3.0 billion and $3.4 billion, respectively, at December 31, 2007 and 2006. In addition, the Bancorp’s agreement to provide liquidity support to the QSPE was $5.0 billion as of year end 2007 compared to $3.8 billion as of year end 2006. During the years ended December 31, 2007 and 2006, no amounts were drawn on the liquidity agreement. At December 31, 2007 and 2006, the Bancorp’s loss reserve related to the liquidity support and credit enhancement provided to the QSPE was $18 million and $16 million, respectively, recorded in other liabilities on the Consolidated Balance Sheets. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

At the end of the third quarter of 2007, the Bancorp began purchasing asset-backed commercial paper from the QSPE due to widening credit spreads in the commercial paper market. As of December 31, 2007, the amount of commercial paper held by the Bancorp was $83 million, representing three percent of the total commercial paper issued by the QSPE.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2007 and 2006, the Bancorp had provided credit recourse on residential mortgage loans sold to unrelated third parties of approximately $1.5 billion and $1.3 billion, respectively. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance. In the event of nonperformance, the Bancorp has rights to the underlying collateral value securing the loan. The Bancorp maintained an estimated credit loss reserve of approximately $17 million and $18 million relating to these residential mortgage loans sold at December 31, 2007 and 2006, respectively, recorded in other liabilities on the Consolidated Balance Sheets. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

Fifth Third Securities, Inc (“FTS”), a subsidiary of the Bancorp, guarantees the collection of all margin account balances held by its brokerage clearing agent for the benefit of FTS customers. FTS is responsible for payment to its brokerage clearing agent for any loss, liability, damage, cost or expense incurred as a result of customers failing to comply with margin or margin maintenance calls on all margin accounts. The margin account balance held by the brokerage clearing agent as of December 31, 2007 was $48 million compared to $51 million as of December 31, 2006. In the event of any customer default, FTS has rights to the underlying collateral provided. Given the existence of the underlying collateral provided and negligible historical credit losses, the Bancorp does not maintain a loss reserve related to the margin accounts.

As of December 31, 2007 and 2006, the Bancorp had fully and unconditionally guaranteed certain long-term borrowing obligations issued by four wholly-owned issuing trust entities of $2.3 billion and $376 million, respectively. For further information on long-term borrowing obligations, see Note 13.

The Bancorp, as a member bank of Visa has certain indemnification obligations pursuant to Visa’s certificate of incorporation and bylaws and in accordance with their membership agreements. In accordance with the Visa bylaws, the Bancorp may be required to indemnify Visa for the Bancorp’s proportional share of losses based on its membership interests.

On October 3, 2007, Visa announced it had completed restructuring transactions in preparation for its initial public offering (“IPO”) expected to occur in the first quarter of 2008. As part of this restructuring, the Bancorp’s indemnification obligation was modified to include only certain known litigation as of the date of restructuring. This modification triggered a requirement to fair value the indemnification obligation in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Accordingly, the Bancorp recorded an indemnification liability under FIN 45 of $3 million. The Bancorp has also recorded $85 million for its share of litigation settled by Visa and $84 million for future settlements. These amounts are accrued under SFAS No. 5 “Accounting for Contingencies.” Visa has announced that they expect to fund an escrow account from a portion of the IPO proceeds in order to resolve their remaining litigation. In the event this occurs, a portion or all of the Bancorp’s current liability at December 31, 2007 of $172 million would no longer be required.

15. LEGAL AND REGULATORY PROCEEDINGS

During May 2005, the Bancorp filed suit in the United States District Court for the Southern District of Ohio related to a dispute with the Internal Revenue Service concerning the timing of deductions associated with certain leveraged lease transactions in its 1997 tax return. The Internal Revenue Service has also proposed adjustments to the tax effects of certain leveraged lease transactions in subsequent tax return years. The proposed adjustments, including penalties, relate to the Bancorp’s portfolio of lease-in lease-out transactions, service contract leases and qualified technology equipment leases with both domestic and foreign municipalities. The Bancorp is challenging the Internal Revenue Service’s proposed treatment of all of these leasing transactions. The Bancorp’s original net investment in these leases totaled

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approximately $900 million. Management continues to believe that its treatment of these leveraged leases was appropriate and in compliance with applicable tax law and regulations. While management cannot predict with certainty the result of the suit, given the tax treatment of these transactions has been challenged by the Internal Revenue Service, management believes a resolution may involve a projected change in the timing of the leveraged lease cash flows. Under FSP FAS No. 13-2, which was effective as of January 1, 2007, a change or projected change in the timing of lessor cash flows related to income taxes generated by leveraged lease transactions, excluding interest and penalty assessments, requires a lessor to recalculate the rate of return and allocation of income to positive investment years from inception of the lease. Upon adoption of FSP FAS No. 13-2 on January 1, 2007, the Bancorp recorded a $96 million after-tax charge to retained earnings related to its portfolio of leveraged leases. The amount of this reduction will be recognized as income over the remaining term of the affected leases. During the first quarter of 2007, the Bancorp made deposits of $386 million with the IRS to mitigate the risk associated with tax years currently under audit. These deposits enable the Bancorp to stop the accrual of interest on any tax deficiency, to the extent of the deposit, if the Bancorp is not ultimately successful. Trial for this litigation is scheduled to begin March 31, 2008.

During April 2006, the Bancorp was added as a defendant in a consolidated antitrust class action lawsuit originally filed against Visa®, MasterCard® and several other major financial institutions in the United States District Court for the Eastern District of New York. The plaintiffs, merchants operating commercial businesses throughout the U.S. and trade associations, claim that the interchange fees charged by card-issuing banks are unreasonable and seek injunctive relief and unspecified damages. In addition to being a named defendant, the Bancorp is also subject to an indemnification obligation of Visa as discussed in Note 14. Accordingly, the Bancorp recorded a contingent liability included in the $172 million litigation reserve.

Several putative class action complaints have been filed against the Bancorp in various federal and state courts. The federal cases were consolidated by the Judicial Panel on Multidistrict Litigation and are now known as “In Re TJX Security Breach Litigation.” The state court actions have been removed to federal court and have been consolidated into that same case. The complaints relate to the alleged intrusion of The TJX Companies, Inc.’s (“TJX”) computer system and the potential theft of their customers’ non-public information and alleged violations of the Gramm-Leach-Bliley Act. Some of the complaints were filed by consumers and seek unquantified damages on behalf of putative classes of persons who transacted business at any one of TJX’s stores during the period of the alleged intrusion. Another was filed by financial institutions and seeks unquantified damages on behalf of other similarly situated entities that suffered losses in relation to the alleged intrusion. The U.S. District Court (“Court”) has granted the Bancorp’s motion to dismiss certain of the claims, but additional claims remain pending. On November 29, 2007, the U.S. District Court, District of Massachusetts (“District Court”) issued an order denying Plaintiffs’ Motion for Class Certification in the consolidated cases brought by financial institutions (the “Financial Institution Track”). On December 18, 2007, the District Court entered its final order in the Financial Institution Track litigation that i) denied Plaintiffs’ Motion for Leave to Amend their Complaint, without prejudice; ii) dismissed the case for lack of subject matter jurisdiction; and iii) transferred the case from the United States District Court to the Massachusetts Superior Court in and for the County of Middlesex (“Massachusetts State Court”). On December 18, 2007, TJX Companies, Inc. filed a notice of Appeal to the United States Court of Appeals for the First Circuit (“First Circuit”) as to that portion of the Court’s December 18 order transferring the case to Massachusetts State Court and an emergency motion to stay the Massachusetts State Court proceedings pending the appeal. On December 19, 2007, the First Circuit granted the request for stay until further order of the Court. On December 20, 2007, Fifth Third likewise filed a notice of appeal to the First Circuit solely as to that portion of the District Court’s December 18 Order transferring the case to the Massachusetts State Court. On December 21, 2007, Plaintiffs also filed a Notice of Appeal in the First Circuit as to the entirety of the District Court’s December 18 Order and also as to all other prior “adverse rulings” including, without limitation, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

District Court’s denial of class certification and dismissal of various claims. In regard to the consumer track litigation, on January 9, 2008, the District Court issued an Order of Preliminary Approval of a proposed class action settlement funded solely by TJX and for the Publishing of Notice of a Final Fairness Hearing set for July 15, 2008.

In June 2007, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a suit in the United States District Court for the Southern District of Ohio against the Bancorp and its Ohio banking subsidiary. In the suit, Katz alleges that the Bancorp and its Ohio bank are infringing on Katz’s patents for interactive call processing technology by offering certain automated telephone banking and other services. This lawsuit is one of many related patent infringement suits brought by Katz in various courts against numerous other defendants. Katz is seeking unspecified monetary damages and penalties as well as injunctive relief in the suit. Management believes there are substantial defenses to these claims and intends to defend them vigorously. The impact of the final disposition of this lawsuit cannot be assessed at this time.

In February 2008, a shareholder of the Bancorp filed a derivative suit in the Court of Common Pleas for Hamilton County, Ohio, against the members of the Bancorp’s Board of Directors and, nominally, the Bancorp, alleging breach of fiduciary duty and waste of corporate assets, among other charges, in relation to the approval of the Bancorp’s acquisition of First Charter Corporation. The suit seeks an injunction to halt proceeding with the acquisition of First Charter Corporation, an independent valuation of First Charter Corporation as to its worth, unspecified compensatory damages in favor of the Bancorp from the Directors as well as costs and attorneys fees to the plaintiff. The impact of the final disposition of this lawsuit cannot be assessed at this time.

The Bancorp and its subsidiaries are not parties to any other material litigation. However, there are other litigation matters that arise in the normal course of business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes any resulting liability from these other actions would not have a material effect upon the Bancorp’s consolidated financial position or results of operations or cash flows.

16. RELATED PARTY TRANSACTIONS

At December 31, 2007 and 2006, certain directors, executive officers, principal holders of Bancorp common stock, associates of such persons, and affiliated companies of such persons were indebted, including undrawn commitments to lend, to the Bancorp’s banking subsidiaries in the aggregate amount, net of participations, of $348 million and $271 million, respectively. As of December 31, 2007 and 2006, the outstanding balance on loans to related parties, net of participations and undrawn commitments, was $132 million and $76 million, respectively.

Commitments to lend to related parties as of December 31, 2007 and 2006, net of participations, were comprised of $340 million and $260 million, respectively, to directors and $8 million and $11 million at December 31, 2007 and 2006 to executive officers. The commitments are in the form of loans and guarantees for various business and personal interests. This indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with unrelated parties. This indebtedness does not involve more than the normal risk of repayment or present other unfavorable features.

None of the Bancorp’s affiliates, officers, directors or employees has an interest in or receives any remuneration from any special purpose entities or qualified special purpose entities with which the Bancorp transacts business.

The Bancorp maintains a written policy and procedures covering related party transactions. These procedures cover transactions such as employee-stock purchase loans, personal lines of credit, residential secured loans, overdrafts, letters of credit and increases in indebtedness. Such transactions are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subject to the Bancorp’s normal underwriting and approval procedures. Prior to the loan closing, Compliance Risk Management must approve and determine whether the transaction requires approval from or a post notification be sent to the Bancorp’s Board of Directors.

17. ACCUMULATED OTHER COMPREHENSIVE INCOME

The Bancorp has elected to present the disclosures required by SFAS No. 130, “Reporting of Comprehensive Income,” in the Consolidated Statements of Changes in Shareholders’ Equity and in the following table. Disclosure of the reclassification adjustments, related tax effects allocated to other comprehensive income and accumulated other comprehensive income as of and for the years ended December 31 were as follows:

	Total Other Comprehensive Income			Total Accumulated Other Comprehensive Income
($ in millions)	Pretax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
2007
Gains on available-for-sale securities	$60	(23)	37
Reclassification adjustment for net gains recognized in net income	(21)	9	(12)
Unrecognized gains (losses) on available-for-sale securities	39	(14)	25	(119)	25	(94)
Gains on cash flow hedge derivatives	42	(15)	27
Reclassification adjustment for net gains on cash flow hedge derivatives recognized in net income	(1)	—	(1)
Unrecognized gains (losses) on cash flow hedge derivatives	41	(15)	26	(1)	26	25
Defined benefit plans:
Net prior service cost	—	—	—
Net actuarial loss	3	(1)	2
Total pension and other postretirement obligations	3	(1)	2	(59)	2	(57)
Total	$83	(30)	53	(179)	53	(126)
2006
Gains on available-for-sale securities	$61	(20)	41
Reclassification adjustment for net losses recognized in net income	364	(129)	235
Unrecognized gains (losses) on available-for-sale securities	425	(149)	276	(395)	276	(119)
Reclassification adjustment for cash flow hedge derivative net losses recognized in net income	20	(8)	12
Unrecognized gains (losses) on cash flow hedge derivatives	20	(8)	12	(13)	12	(1)
Minimum pension liability (a)				(5)	5	—
Cumulative effect of change in accounting for pension and other postretirement obligations (a)				—	(59)	(59)
Total	$445	(157)	288	(413)	234	(179)
2005
Losses on available-for-sale securities	$(455)	158	(297)
Reclassification adjustment for net gains recognized in net income	(39)	13	(26)
Unrecognized losses on available-for-sale securities	(494)	171	(323)	(72)	(323)	(395)
Gains on cash flow hedge derivatives	9	(3)	6
Reclassification adjustment for net losses recognized in net income	21	(7)	14
Unrecognized gains (losses) on cash flow hedge derivatives	30	(10)	20	(33)	20	(13)
Minimum pension liability	90	(31)	59	(64)	59	(5)
Total	$(374)	130	(244)	(169)	(244)	(413)

(a)	Upon adoption of SFAS No. 158, the Bancorp measured its liability for its total pension and other postretirement obligations to be $59 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. COMMON STOCK AND TREASURY STOCK

The following is a summary of the share activity within common stock issued and treasury stock for the years ended December 31:

	Common Stock		Treasury Stock
($ and shares in millions)	Value	Shares	Value	Shares
Shares at December 31, 2004	$1,295	583	$1,414	26
Shares acquired for treasury	—	—	1,746	38
Stock-based awards exercised, including treasury shares issued	—	—	(206)	(4)
Restricted stock grants	—	—	(43)	(1)
Shares issued in business combinations	11	5	(1,413)	(26)
Retirement of shares	(11)	(5)	(219)	(5)
Shares at December 31, 2005	$1,295	583	$1,279	28
Shares acquired for treasury	—	—	82	2
Stock-based awards exercised, including treasury shares issued	—	—	(84)	(2)
Restricted stock grants	—	—	(45)	(1)
Shares at December 31, 2006	$1,295	583	$1,232	27
Shares acquired for treasury	—	—	1,084	27
Stock-based awards exercised, including treasury shares issued	—	—	(86)	(2)
Restricted stock grants	—	—	(59)	(1)
Employee stock ownership through benefit plans	—	—	38	1
Shares at December 31, 2007	$1,295	583	$2,209	52

The Bancorp’s stock repurchase program is an important element of its capital planning activities and the Bancorp views share repurchases as an effective means of delivering value to shareholders. On May 21, 2007, the Bancorp announced that its Board of Directors had authorized management to purchase an additional 30 million shares of the Bancorp’s common stock through the open market or in any private transaction. During 2007, the Bancorp repurchased approximately 27 million shares of its common stock, five percent of total outstanding shares, in open market transactions for $1.1 billion. At December 31, 2007, approximately 19.2 million shares remain authorized for repurchase.

During 2006, the Bancorp repurchased approximately 2 million shares of its common stock, less than one percent of total outstanding shares, in open market transactions for $82 million.

On January 10, 2005, the Bancorp executed an overnight share repurchase transaction with a counterparty for the acquisition of 35.5 million shares of its common stock at a purchase price of $45.95 per share, or $1.6 billion. Pursuant to the agreement with the counterparty, the counterparty purchased 35.5 million shares in the open market over a period of time that was completed during the third quarter of

2005. In accordance with EITF Issue 99-7 “Accounting for an Accelerated Share Repurchase Program,” the share transaction was considered two separate transactions, (i) the acquisition of treasury shares on the acquisition date and (ii) a forward contract indexed to the Bancorp’s stock. The treasury shares were accounted for at cost as a contra equity transaction. The forward contract associated with the overnight share repurchase transaction was accounted for in accordance with EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” as an equity instrument. At the end of the purchase period, the Bancorp received a cash payment of $97 million for the purchase price adjustment based on the volume weighted average purchase price of $43.55. The payment received in connection with the price adjustment was recorded as an addition to capital surplus. Additionally, for diluted earnings per share purposes, the Bancorp assumed the transaction would be net settled in shares as the Bancorp had the choice of settling in cash or shares and the Bancorp did not have a stated policy or the ability to demonstrate a past practice of cash settlement. These incremental shares were subsequently excluded from quarterly earnings per share calculations, as the effect of inclusion would have been anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. STOCK-BASED COMPENSATION

The Bancorp has historically emphasized employee stock ownership. Based on total stock-based awards outstanding and shares remaining for future grants under the Incentive Compensation Plan, the Bancorp’s total overhang is approximately nine percent. The following table provides detail of the number of shares to be issued upon exercise of outstanding stock-based awards and remaining shares available for future issuance under all of the Bancorp’s equity compensation plans as of December 31, 2007:

Plan Category (shares in thousands)	Number of Shares to Be Issued Upon Exercise		Weighted-Average Exercise Price		Shares Available for Future Issuance
Equity compensation plans approved by shareholders:					7,321	(b)
Stock options (a)	21,530		$50.61			(b)
Stock appreciation rights (“SARs”)	(c	)	(c	)		(b)
Restricted stock	3,395		(d	)		(b)
Performance units	(e	)	(d	)		(b)
Performance-based restricted stock	124		(d	)		(b)
Employee stock purchase plan					1,280	(f)
Deferred stock compensation plans					275
Total shares	25,049				8,876

(a)	Excludes 2.1 million outstanding options awarded under plans assumed by the Bancorp in connection with certain mergers and acquisitions. The Bancorp has not made any awards under these plans and will make no additional awards under these plans. The weighted-average exercise price of the outstanding options is $33.46 per share.
(b)	Under the Incentive Compensation Plan, 20.0 million shares of stock were authorized for issuance as incentive and nonqualified stock options, SARs, restricted stock and restricted stock units, and performance shares and restricted stock awards.
(c)	At December 31, 2007, approximately 17.5 million SARs were outstanding at a weighted-average grant price of $41.81. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise.
(d)	Not applicable.
(e)	The number of shares to be issued is dependent upon the Bancorp achieving certain predefined performance targets and ranges from zero shares to approximately 290 thousand shares.
(f)	Represents remaining shares of Fifth Third common stock under the Bancorp’s 1993 Stock Purchase Plan, as amended and restated, including an additional 1,500,000 shares approved by shareholders on March 28, 2006.

Stock-based awards are eligible for issuance under the Bancorp’s Incentive Compensation Plan to key employees and directors of the Bancorp and its subsidiaries. The Incentive Compensation Plan was approved by shareholders on March 23, 2004. The plan authorized the issuance of up to 20 million shares as equity compensation and provides for incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, and performance share and restricted stock awards. All of the Bancorp’s stock-based awards are to be settled with stock with the exception of a portion of the performance shares that are to be settled in cash. The Bancorp has historically used treasury stock to settle stock-based awards, when available. Stock options, issued at fair market value based on the closing price of the Bancorp’s common stock on the date of grant, have up to ten-year terms and vest and become fully exercisable ratably over a three or four year period of continued employment. SARs, issued at fair market value based on the closing price of the Bancorp’s common stock on the date of grant, have up to ten-year terms and vest and become exercisable either ratably or fully over a four

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year period of continued employment. The Bancorp does not grant discounted stock options or SARs, re-price previously granted stock options or SARs, or grant reload stock options. Restricted stock grants vest either after four years or ratably after three, four and five years of continued employment and include dividend and voting rights. Performance share and performance restricted stock awards have three-year cliff vesting terms with performance or market conditions as defined by the plan.

As discussed in Note 1, effective January 1, 2006, the Bancorp adopted SFAS No. 123(R) using the modified retrospective application basis in accounting for stock-based compensation plans. Under SFAS No. 123(R), the Bancorp recognizes compensation expense for the grant-date fair value of stock-based compensation issued over its requisite service period. The grant-date fair value of stock options and SARs is measured using the Black-Scholes option-pricing model. Awards with a graded vesting are expensed on a straight-line basis.

The Bancorp uses the following assumptions, which are evaluated and revised as necessary, in estimating the grant-date fair value of each option grant for the year ended:

	2007	2006	2005
Expected option life (in years)	6	6	6
Expected volatility	22%	23%	26%
Expected dividend yield	4.4%	4.1%	3.5%
Risk-free interest rate	4.6%	4.9%	4.3%

The expected option life is derived from historical exercise patterns and represents the amount of time that options granted are expected to be outstanding. The expected volatility is based on a combination of historical and implied volatilities of the Bancorp’s common stock. The expected dividend yield is based on annual dividends divided by the Bancorp’s stock price. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense was $63 million, $76 million and $65 million for the years ended December 31, 2007, 2006 and 2005, respectively. The total related income tax benefit recognized was $22 million, $23 million and $16 million for the years ended December 31, 2007, 2006 and 2005, respectively. The following tables include a summary of stock-based compensation transactions for the previous three fiscal years:

	2007		2006		2005
Stock Options (shares in thousands)	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at January 1	26,900	$47.58	31,546	$46.49	36,162	$45.31
Granted (a)	4	40.98	—	—	2,515	22.90
Exercised	(2,068)	26.91	(1,931)	21.70	(4,830)	21.16
Forfeited or expired	(1,191)	53.87	(2,715)	53.24	(2,301)	54.30
Outstanding at December 31	23,645	$49.07	26,900	$47.58	31,546	$46.49
Exercisable at December 31	23,628	$49.07	25,978	$47.43	29,364	$46.01

(a)	2005 stock options granted include 2,514 options assumed as part of the First National acquisition completed on January 1, 2006. These options were granted under a First National plan assumed by the Bancorp.

The weighted-average grant-date fair value of options granted for the year ended 2007 was $7.39 per share. There were no stock options granted during 2006. The weighted-average grant-date fair value of options granted for the year ended 2005 was $20.54 per share.

The total intrinsic value of options exercised was $28 million, $32 million and $103 million in 2007, 2006 and 2005, respectively. Cash received from options exercised was $48 million, $35 million and $90 million in 2007, 2006 and 2005, respectively. The actual tax benefit realized from the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exercised options was $7 million, $9 million and $28 million in 2007, 2006 and 2005, respectively. The total grant-date fair value of stock options that vested during 2007, 2006 and 2005 was $16 million, $25 million and $78 million, respectively. As of December 31, 2007, the aggregate intrinsic value of both outstanding options and exercisable options was $4 million.

At December 31, 2007, stock-based compensation expense related to non-vested stock options not yet recognized was immaterial. The expense is expected to be recognized over a remaining weighted-average period of approximately 0.3 years.

Stock Appreciation Rights (shares in thousands)	2007		2006		2005
	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price
Outstanding at January 1	13,053	$43.43	7,541	$47.51	3,529	$54.37
Granted	6,613	38.45	6,949	39.18	4,892	42.82
Exercised	(56)	39.36	—	—	—	—
Forfeited or expired	(2,084)	41.36	(1,437)	44.31	(880)	48.88
Outstanding at December 31	17,526	$41.81	13,053	$43.43	7,541	$47.51
Exercisable at December 31	2,972	$41.45	989	$42.99	4	$54.37

The weighted-average grant-date fair value of SARs granted was $6.24, $7.35 and $9.31 per share for the years ended 2007, 2006 and 2005, respectively. The total grant-date fair value of SARs that vested during 2007, 2006 and 2005 was $19 million, $10 million and less than $1 million, respectively.

At December 31, 2007, there was $39 million of stock-based compensation expense related to non-vested SARs not yet recognized. The expense is expected to be recognized over a remaining weighted-average period of approximately 2.1 years.

	2007		2006		2005
Restricted Stock (shares in thousands)	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1	2,380	$40.28	1,482	$46.16	596	$54.01
Granted	1,622	38.19	1,265	38.93	1,086	42.31
Vested	(39)	48.28	(24)	44.91	(29)	50.62
Forfeited	(444)	40.95	(343)	40.76	(171)	48.19
Nonvested at December 31	3,519	$40.80	2,380	$40.28	1,482	$46.16

The total grant-date fair value of restricted stock that vested during 2007, 2006 and 2005 was $1.9 million, $1.1 million and $1.2 million, respectively. At December 31, 2007, there was $42 million of stock-based compensation expense related to nonvested restricted stock not yet recognized. The expense is expected to be recognized over a remaining weighted-average period of approximately 3.0 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes outstanding and exercisable stock options by exercise price at December 31, 2007:

	Outstanding Stock Options			Exercisable Stock Options
Exercise Price per Share	Number of Options at Year End (000’s)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Number of Options at Year End (000’s)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)
Under $10.00	28	$7.46	3.17	28	$7.46	3.17
$10.01-$25.00	629	19.49	2.33	629	19.49	2.33
$25.01-$40.00	3,762	36.23	1.01	3,762	36.23	1.01
$40.01-$55.00	14,672	48.30	3.00	14,664	48.29	3.00
Over $55.00	4,554	66.52	4.29	4,545	66.54	4.29
All stock options	23,645	$49.07	2.91	23,628	$49.07	2.91

Approximately 132 thousand shares of performance-based awards were granted during 2007. These awards are payable in stock and cash contingent upon the Bancorp achieving certain predefined performance targets over the three-year measurement period. These performance targets are based on the Bancorp’s performance relative to a defined peer group. The performance-based awards were granted at a weighted-average grant-date fair value of $39.89 per share.

Approximately 137 thousand performance-based restricted shares were granted during 2007. These awards are payable in stock contingent upon the Bancorp achieving certain predefined performance targets over the one-year measurement period. These performance targets are based on the Bancorp’s performance relative to a defined peer group. If performance targets are met, the shares are vested over a three-year period. The performance-based restricted shares were granted at a weighted-average grant-date fair value of $38.27 per share. The performance condition related to the 2007 performance-based restricted shares was achieved.

At December 31, 2007, there were 8.1 million incentive options, 15.5 million non-qualified options,

17.5 million SARs, 3.5 million restricted stock awards outstanding, .3 million shares reserved for performance unit awards, .1 million restricted performance stock awards and 7.3 million shares available for grant. Stock options, SARs and restricted stock outstanding represent approximately eight percent of the Bancorp’s issued shares at December 31, 2007.

The Bancorp sponsors a Stock Purchase Plan that allows qualifying employees to purchase shares of the Bancorp’s common stock with a 15% match. During the years ended December 31, 2007, 2006 and 2005, respectively, there were 333,039, 317,483, and 333,472 shares purchased by participants and the Bancorp recognized stock-based compensation expense of $2 million for each of the years ended 2007, 2006 and 2005.

The Bancorp has no specific policy to repurchase common shares to mitigate the dilutive impact of shares related to stock-based compensation; however, the Bancorp has historically made adequate discretionary purchases based on cash availability, market trends and other factors, to satisfy exercise activity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. OTHER NONINTEREST INCOME AND OTHER NONINTEREST EXPENSE

The major components of other noninterest income and other noninterest expense for the years ended December 31:

($ in millions)	2007	2006	2005
Other noninterest income:
Bank owned life insurance	$(106)	86	91
Cardholder fees	56	49	46
Consumer loan and lease fees	46	47	50
Insurance income	32	28	27
Operating lease income	32	26	55
Banking center fees	29	22	21
Gain on loan sales	25	17	24
Other	39	24	46
Total	$153	299	360
Other noninterest expense:
Loan processing	$119	93	89
Marketing	84	78	76
Affordable housing investments	57	42	35
Travel	54	52	54
Postal and courier	52	49	50
Intangible amortization	42	45	46
Professional services fees	35	28	26
Supplies	31	28	35
Franchise and other taxes	23	30	37
Operating lease	22	18	40
Visa litigation expense	172	—	—
Debt and other financing agreement termination	—	49	—
Other	298	251	284
Total	$989	763	772

21. INCOME TAXES

The Bancorp and its subsidiaries file a consolidated Federal income tax return. The following is a summary of applicable income taxes included in the Consolidated Statements of Income at December 31:

($ in millions)	2007	2006	2005
Current income tax expense:
U.S. income taxes	$623	457	654
State and local income taxes	16	7	21
Total current tax expense	639	464	675
Deferred income tax expense:
U.S. income taxes	(197)	(24)	(7)
State and local income taxes	19	3	(9)
Total deferred tax expense	(178)	(21)	(16)
Applicable income tax expense	$461	$443	659

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation between the statutory U.S. income tax rate and the Bancorp’s effective tax rate for the years ended December 31:

	2007	2006	2005
Statutory tax rate	35.0%	35.0	35.0
Increase (decrease) resulting from:
State taxes, net of federal benefit	1.5	.4	.4
Tax-exempt income	1.4	(2.8)	(2.3)
Credits	(5.0)	(3.9)	(2.3)
Dividends on subsidiary preferred stock	(2.5)	(2.2)	(1.7)
Other, net	(.4)	.7	.8
Effective tax rate	30.0%	27.2	29.9

Tax-exempt income in the rate reconciliation above includes interest on municipal bonds, interest on tax-exempt lending, and income/charges on life insurance policies held by the Bancorp. The effective tax rate was adversely impacted in 2007 by a $177 million charge to certain life insurance policies held by the Bancorp. See Note 11 for a further discussion of those charges.

The statute of limitations for federal income tax returns remains open for tax years 2004 through 2007. In addition, limited federal statute extensions are in place for tax years 1997 through 2003, primarily for leasing uncertainties. With the exception of the state impact of the federal items discussed above as well as a few states with insignificant uncertain liabilities, the statutes of limitations for state income tax returns remain open for tax years 2004 through 2007.

As of January 1, 2007, the Bancorp adopted FIN 48. Upon adoption of this Interpretation on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $2 million representing the cumulative effect of applying the provisions of this Interpretation. At January 1, 2007 and at December 31, 2007, the Bancorp had unrecognized tax benefits of $446 million and $469 million, respectively. Those balances included $99 million and $100 million of tax positions that, if recognized, would impact the effective tax rate and $7 million and $6 million in tax positions that would impact goodwill. The remaining $340 million and $363 million is related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of the deductions. A significant portion of these tax positions relate to the leveraged lease litigation discussed below and in Note 15.

Any interest and penalties incurred in connection with income taxes are recorded as a component of tax expense. For the year ended December 31, 2007, the Bancorp accrued interest, net of the related tax benefit, of $2 million and, at December 31, 2007, had accrued interest liabilities of $67 million, net of the related tax benefits. No liabilities were recorded for penalties.

Included in other assets at December 31, 2007 is a deposit of $386 million that the Bancorp made under Internal Revenue Code section 6603 for taxes associated with the leveraged lease portfolio.

Currently, the Internal Revenue Service is examining the Bancorp’s income tax returns for the 2004 and 2005 years. While fieldwork is expected to be completed during 2008, it is unlikely that all issues will be resolved by year end.

The Bancorp has filed suit in the United States District Court for the Southern District of Ohio in a dispute with the Internal Revenue Service concerning the timing of deductions associated with certain leveraged lease transactions in its 1997 tax return. A jury trial is scheduled for March 2008. The Internal Revenue Service has also proposed adjustments to the leveraged lease transactions in subsequent tax return years. The proposed adjustments relate to the Bancorp’s portfolio of leveraged leases, with both domestic and foreign municipalities. The Bancorp expects a trial court decision during 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notwithstanding the trial court decision, it is anticipated that the losing party will appeal the decision to the Sixth Circuit Court of Appeals. It is unlikely that the Appeals Court decision will be rendered during 2008. While the Bancorp is not expecting the litigation to be resolved during 2008, the trial court decision, together with rulings from other court jurisdictions where other leveraged lease cases are pending, may cause the Bancorp to reevaluate its position and associated unrecognized tax benefits during 2008. An estimate of the range of reasonably possible changes to the unrecognized tax benefits cannot be made at this time.

The following table provides a reconciliation of the beginning and ending amounts of the Bancorp’s unrecognized tax benefits.

($ in millions)	2007
Unrecognized tax benefits at January 1	$446
Gross increases for tax positions taken during prior period	—
Gross decreases for tax positions taken during prior period	—
Gross increases for tax positions taken during current period	47
Settlements with taxing authorities	(4)
Lapse of applicable statute of limitations	(20)
Unrecognized tax benefits at December 31	$469

Deferred income taxes are included as a component of accrued taxes, interest and expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

($ in millions)	2007	2006
Deferred tax assets:
Allowance for credit losses	$328	270
Deferred compensation	174	160
Other comprehensive income	68	98
State net operating losses	72	112
Other	221	117
Total deferred tax assets	863	757
Deferred tax liabilities:
Lease financing	1,344	1,750
State deferred taxes	149	189
Bank premises and equipment	75	70
Mortgage servicing rights	160	124
Other	154	173
Total deferred tax liabilities	1,882	2,306
Total net deferred tax liability	$1,019	1,549

Retained earnings at December 31, 2007 included $157 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp’s subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. RETIREMENT AND BENEFIT PLANS

The Bancorp implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” at December 31, 2006. SFAS No. 158 requires the funded status of pension plans to be recorded in the balance sheet as an asset for plans with an overfunded status and a liability for plans with an underfunded status. The Bancorp recognized the overfunded and underfunded status of its pension plans as an asset and liability, respectively, in the Consolidated Balance Sheets as of December 31, 2007 and 2006.

Overfunded and underfunded amounts recognized in other assets and other liabilities in the Consolidated Balance Sheets for the defined benefit retirement plans as of December 31 consist of:

($ in millions)	2007	2006
Prepaid benefit cost	$37	39
Accrued benefit liability	(36)	(37)
Net overfunded status	$1	2

The following tables summarize the defined benefit retirement plans as of and for the years ended December 31:

Plans With an Overfunded Status

($ in millions)	2007	2006
Fair value of plan assets at January 1	$252	238
Actual return on assets	12	26
Contributions	—	15
Settlement	(20)	(20)
Benefits paid	(7)	(7)
Fair value of plan assets at December 31	$237	252
Projected benefit obligation at January 1	$213	220
Service cost	—	1
Interest cost	12	12
Settlement	(20)	(20)
Actuarial loss	2	7
Benefits paid	(7)	(7)
Projected benefit obligation at December 31	$200	213
Overfunded projected benefit obligation recognized in the Consolidated Balance Sheets as an asset	$37	39

Plans With an Underfunded Status

($ in millions)	2007	2006
Fair value of plan assets at January 1	$—	—
Contributions	3	3
Benefits paid	(3)	(3)
Fair value of plan assets at December 31	$—	—
Projected benefit obligation at January 1	$37	38
Service cost	—	1
Interest cost	2	—
Actuarial loss	—	1
Benefits paid	(3)	(3)
Projected benefit obligation at December 31	$36	37
Unfunded projected benefit obligation recognized in the Consolidated Balance Sheets as a liability	($36)	(37)

The following tables summarize net periodic benefit cost and other changes in plan assets and benefit obligations recognized in other comprehensive income for the years ended December 31:

($ in millions)	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$—	1	1
Interest cost	14	13	14
Expected return on assets	(19)	(19)	(18)
Amortization of actuarial loss	7	9	8
Amortization of net prior service cost	1	1	—
Settlement	7	8	9
Net periodic benefit cost	$10	13	14

($ in millions)	2007	2006
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss	$10	89
Net prior service cost	—	3
Amortization of actuarial loss	(7)	9
Amortization of prior service cost	(1)	1
Settlements	(7)	—
Total recognized in other comprehensive income	(5)	92
Total recognized in net periodic benefit cost and other comprehensive income (a)	$5	102

(a)	Disclosure was not required for the year ended 2005 as SFAS No. 158 was not effective until December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2008 are $6 million and $1 million, respectively.

The plan assumptions are evaluated annually and are updated as necessary. The discount rate assumption reflects the yield on a portfolio of high quality fixed-income instruments that have a similar duration to the plan’s liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the plan’s liabilities. In determining the expected long-term rate of return, the Bancorp evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections, as well as actual long-term historical plan performance.

The following table summarizes the plan assumptions for the years ended December 31:

Weighted-average assumptions	2007	2006	2005
For measuring benefit obligations at year end:
Discount rate	6.26%	5.80	5.375
Rate of compensation increase	5.00	5.00	5.00
Expected return on plan assets	8.52	8.50	8.45
For measuring net periodic benefit cost:
Discount rate	5.80	5.375	5.65-5.85
Rate of compensation increase	5.00	5.00	5.00
Expected return on plan assets	8.50	8.45	8.00

The Bancorp’s qualified defined benefit plan is currently overfunded. This plan’s benefits were frozen in 1998, except for grandfathered employees. The Bancorp’s retirement plans with an underfunded status consist of nonqualified, supplemental retirement plans, which are funded on an as needed basis. A majority of these plans were obtained in acquisitions from prior years.

Lowering both the expected rate of return on the plan and the discount rate by 0.25% would have increased the 2007 pension expense by approximately $1 million.

Plan assets consist primarily of common trust and mutual funds (equities and fixed income) and Bancorp common stock. As of December 31, 2007 and 2006, $153 million and $156 million, respectively, of plan assets were managed by Fifth Third Bank, a subsidiary of the Bancorp, through common trust and mutual funds and included $9 million and $15 million, respectively, of Bancorp common stock. Plan assets are not expected to be returned to the Bancorp during 2008.

The Bancorp’s policy for the investment of plan assets is to employ investment strategies that achieve a range of weighted-average target asset allocations relating to equity securities (including the Bancorp’s common stock), fixed income securities and cash. The following table provides the Bancorp’s targeted and actual weighted-average asset allocations by asset category for 2007 and 2006:

Weighted-average asset allocation	Targeted range	2007	2006
Equity securities		71%	69
Bancorp common stock		5	6
Total equity securities	70–80%	76	75
Total fixed income securities	20–25	20	20
Cash	0–5	4	5
Total		100%	100

The risk tolerance for the plan is determined by management to be moderate to aggressive, recognizing that higher returns involve some volatility and that periodic declines in the portfolio’s value are tolerated in an effort to achieve real capital growth. Prohibited asset classes of the plan include precious metals, venture capital, short sales and leveraged transactions. Per the Employee Retirement Income Security Act (“ERISA”), the Bancorp’s common stock cannot exceed ten percent of the fair market value of plan assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for all defined benefit plans was $235 million and $249 million at December 31, 2007 and December 31, 2006, respectively. At December 31, 2007 and 2006, amounts relating to the Bancorp’s defined benefit plans with benefit obligations exceeding assets were as follows:

($ in millions)	2007	2006
Projected benefit obligation	$36	37
Accumulated benefit obligation	36	38
Fair value of plan assets	—	—

Based on actuarial assumptions, the Bancorp does not expect to contribute to the plan in 2008.

Estimated pension benefit payments, which reflect expected future service, are $20 million in 2008, $21 million in 2009, $20 million in 2010, $19 million in 2011 and $19 million in 2012. The total estimated payments for the years 2013 through 2017 is $83 million.

The Bancorp’s profit sharing plan expense was $52 million for 2007, $60 million for 2006 and $62 million for 2005. Expenses recognized during the years ended December 31, 2007, 2006 and 2005 for matching contributions to the Bancorp’s defined contribution savings plans were $37 million, $35 million and $33 million, respectively.

23. EARNINGS PER SHARE

The calculation of earnings per share and the reconciliation of earnings per share to earnings per diluted share for the years ended December 31:

(in millions, except per share data)	2007			2006			2005
	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
Earnings per share:
Net income before cumulative effect	$1,076			$1,184			$1,549
Net income available to common shareholders before cumulative effect (a)	1,075	538	$2.00	1,184	555	$2.13	1,548	554	$2.79
Cumulative effect of change in accounting principle, net of tax	—	—	—	4	—	.01	—	—	—
Net income available to common shareholders (a)	$1,075	538	$2.00	$1,188	555	$2.14	$1,548	554	$2.79
Earnings per diluted share:
Net income available to common shareholders before cumulative effect	$1,075	538	$2.00	$1,184	555	$2.13	$1,548	554	$2.79
Effect of dilutive securities:
Stock based awards		2	(.01)		2	(.01)		4	(.02)
Convertible preferred stock (b)	—	—	—	—	—	—	—	—	—
Income plus assumed conversions before cumulative effect	1,076	540	$1.99	1,184	557	$2.12	1,549	558	$2.77
Cumulative effect of change in accounting principle, net of tax	—	—	—	4	—	.01	—	—	—
Net income available to common shareholders plus assumed conversions	$1,076	540	$1.99	$1,188	557	$2.13	$1,549	558	$2.77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a)	Dividends on preferred stock are $.740 million for all periods presented.
(b)	The additive effect to income from dividends on convertible preferred stock is $.580 million and the average share dilutive effect from convertible preferred stock is ..308 million shares for all periods presented.

During the first quarter of 2006, the Bancorp recognized a benefit for the cumulative effect of change in accounting principle of $4 million, net of $2 million of tax, related to the adoption of SFAS No. 123(R). The benefit recognized relates to the Bancorp’s estimate of forfeiture experience to be realized for all unvested stock-based awards outstanding.

At December 31, 2007, 2006 and 2005, there were 36.2 million, 33.1 million and 28.1 million shares outstanding, respectively, that were not included in the computation of net income per diluted share. The outstanding shares consist of options, stock appreciation rights and restricted stock that have not yet been exercised. These shares are excluded from the computation of net income per diluted shares because the exercise price of the shares was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values for financial instruments as of December 31:

	2007		2006
($ in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$2,687	2,687	2,737	2,737
Available-for-sale and other securities	10,677	10,677	11,053	11,053
Held-to-maturity securities	355	355	356	356
Trading securities	171	171	187	187
Other short-term investments	593	593	809	809
Loans held for sale	4,329	4,371	1,150	1,152
Portfolio loans and leases, net	79,316	79,600	73,582	73,660
Derivative assets	939	939	309	309
Financial liabilities:
Deposits	75,445	75,378	69,380	69,371
Federal funds purchased	4,427	4,427	1,421	1,421
Other short-term borrowings	4,747	4,747	2,796	2,796
Long-term debt	12,857	13,298	12,558	12,762
Derivative liabilities	715	715	369	369
Short positions	35	35	29	29
Other financial instruments:
Commitments to extend credit	94	94	75	75
Letters of credit	26	26	23	23

Fair values for financial instruments, which were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented in the table above should not be construed as the underlying value to the Bancorp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methods and assumptions were used in determining the fair value of selected financial instruments:

Short-term financial assets and liabilities: For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings, money market and foreign office deposits), federal funds purchased and other short-term borrowings.

Available-for-sale, held-to-maturity, trading and other securities, including short positions: In general, fair values were based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans held for sale: The fair value of loans held for sale was estimated based on outstanding commitments from investors, observable market prices of similar instruments, or if a market price is not available, a discounted cash flow calculation using appropriate market rates for similar instruments.

Portfolio loans and leases, net: Fair values were estimated by discounting future cash flows using the current rates as similar loans would be made to borrowers for the same remaining maturities.

Derivative assets and derivative liabilities: Fair values were based on the estimated amount the Bancorp would receive or pay to terminate the derivative contracts, taking into account the current interest rates and the creditworthiness of the counterparties. The fair values represent an asset or liability at December 31, 2007 and 2006.

Deposits: Fair values for other time deposits and certificates of deposit $100,000 and over were estimated using a discounted cash flow calculation that applied prevailing LIBOR/Swap interest rates for the same maturities.

Long-term debt: Fair value of long-term debt was based on quoted market prices, when available, or a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

Commitments to extend credit: Fair values of loan commitments were based on estimated probable credit losses.

Letters of credit: Fair values of letters of credit were based on unamortized fees on the letters of credit.

25. CERTAIN REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2007, the amount of dividends the bank subsidiaries could pay to the Bancorp without prior approval of regulatory agencies was limited to their 2007 eligible net profits, as defined, and the adjusted retained 2006 and 2005 net income of those subsidiaries.

The Bancorp’s subsidiary banks must maintain cash reserve balances when total reservable deposit liabilities are greater than the regulatory exemption. These reserve requirements may be satisfied with vault cash and noninterest-bearing cash balances on reserve with a Federal Reserve Bank. In 2007 and 2006, the subsidiary banks were required to maintain average cash reserve balances of $330 million and $289 million, respectively.

The FRB adopted guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act of 1956, as amended. These guidelines include quantitative measures that assign risk weightings to assets and off-balance sheet items, as well as define and set minimum regulatory capital requirements. All bank holding companies are required to maintain core capital (Tier I) of at least 4% of risk-weighted assets and off-balance sheet items (Tier I capital ratio), total capital of at least 8% of risk-weighted assets and off-balance sheet items

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Total risk-based capital ratio) and Tier I capital of at least 3% of adjusted quarterly average assets (Tier I leverage ratio). Failure to meet the minimum capital requirements can initiate certain actions by regulators that could have a direct material effect on the Consolidated Financial Statements of the Bancorp.

Tier I capital consists principally of shareholders’ equity including Tier I qualifying subordinated debt and junior subordinated debt but excluding unrealized gains and losses on available-for-sale securities and unrecognized pension actuarial gains and losses and prior service cost, less goodwill and certain other intangibles. Tier II capital consists principally of perpetual and trust preferred stock that is not eligible to be included as Tier I capital, term subordinated debt, intermediate-term preferred stock and, subject to limitations, general allowances for loan and lease losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics. Average assets for this purpose does not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier I capital.

Both the FRB and the Office of Comptroller of the Currency (“OCC”) have issued regulations regarding the capital adequacy of subsidiary banks. These requirements are substantially similar to those adopted by the FRB regarding bank holding companies, as described above. In addition, the federal banking agencies have issued substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the Federal Deposit Insurance Act. Under the regulations, a bank generally shall be deemed to be well-capitalized if it has a Total risk-based capital ratio of 10% or more, a Tier I capital ratio of 6% or more, a Tier I leverage ratio of 5% or more and is not subject to any written capital order or directive. If an institution becomes undercapitalized, it would become subject to significant additional oversight, regulations and requirements as mandated by the Federal Deposit Insurance Act. The Bancorp and each of its subsidiary banks had Tier I, Total risk-based capital and Tier I leverage ratios above the well-capitalized levels at December 31, 2007 and 2006. As of December 31, 2007, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To continue to qualify for financial holding company status pursuant to the Gramm-Leach-Bliley Act of 1999, the Bancorp’s subsidiary banks must, among other things, maintain “well-capitalized” capital ratios.

U.S. bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision, are currently considering changes to the risk-based capital adequacy framework for banks, including emphasis on credit, market and operational risk components, which ultimately could affect the appropriate capital guidelines for bank holding companies such as the Bancorp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiary banks at December 31:

	2007		2006
($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets):
Fifth Third Bancorp (Consolidated)	$11,733	10.16%	$11,385	11.07%
Fifth Third Bank (Ohio)	6,058	10.39	6,573	12.82
Fifth Third Bank (Michigan)	5,787	10.13	5,814	11.41
Fifth Third Bank, N.A.	519	21.76	216	11.78
Tier I capital (to risk-weighted assets):
Fifth Third Bancorp (Consolidated)	8,924	7.72	8,625	8.39
Fifth Third Bank (Ohio)	4,744	8.13	5,336	10.41
Fifth Third Bank (Michigan)	5,191	9.09	5,341	10.48
Fifth Third Bank, N.A.	503	21.07	203	11.07
Tier I leverage (to average assets):
Fifth Third Bancorp (Consolidated)	8,924	8.50	8,625	8.44
Fifth Third Bank (Ohio)	4,744	8.11	5,336	9.53
Fifth Third Bank (Michigan)	5,191	10.55	5,341	11.30
Fifth Third Bank, N.A.	503	25.59	203	12.52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

26. PARENT COMPANY FINANCIAL STATEMENTS

($ in millions)

Condensed Statements of Income (Parent Company Only)
For the years ended December 31	2007	2006	2005
Income
Dividends from subsidiaries	$900	605	1,270
Interest on loans to subsidiaries	75	46	32
Other	9	2	1
Total income	984	653	1,303
Expenses
Interest	162	120	77
Other	80	22	23
Total expenses	242	142	100
Income Before Income Taxes and Change in Undistributed Earnings of Subsidiaries	742	511	1,203
Applicable income taxes	(58)	(35)	(25)
Income Before Change in Undistributed Earnings of Subsidiaries	800	546	1,228
Increase in undistributed earnings of subsidiaries	276	642	321
Net Income	$1,076	1,188	1,549

Condensed Balance Sheets (Parent Company Only)
As of December 31	2007	2006
Assets
Cash	$1,200	909
Loans to subsidiaries	1,201	636
Investment in subsidiaries	11,991	11,735
Goodwill	137	137
Other assets	188	37
Total Assets	$14,717	13,454
Liabilities
Commercial paper	$4	7
Accrued expenses and other liabilities	320	259
Long-term debt	5,232	3,166
Total Liabilities	5,556	3,432
Shareholders’ Equity	9,161	10,022
Total Liabilities and Shareholders’ Equity	$14,717	13,454

Condensed Statements of Cash Flows (Parent Company Only)
For the years ended December 31	2007	2006	2005
Operating Activities
Net income	$1,076	1,188	1,549
Adjustments to reconcile net income to net cash provided by operating activities:
(Benefit) provision for deferred income taxes	(7)	1	(1)
Increase in other assets	(98)	(1)	(4)
Increase (decrease) in accrued expenses and other liabilities	132	17	(29)
Increase in undistributed earnings of subsidiaries	(276)	(642)	(321)
Other, net	46	(14)	1
Net Cash Provided by Operating Activities	873	549	1,195
Investing Activities
Capital contribution to subsidiaries	—	(25)	—
Decrease in held-to-maturity and available-for-sale securities	6	—	—
(Increase) decrease in loans to subsidiaries	(565)	(107)	1,811
Net Cash (Used in) Provided by Investing Activities	(559)	(132)	1,811
Financing Activities
Increase (decrease) in other short-term borrowings	13	5	(26)
Repayment of long-term debt	(209)	(13)	—
Proceeds from issuance of long-term debt	2,135	748	—
Payment of cash dividends	(898)	(867)	(794)
Exercise of stock-based awards	50	43	96
Purchases of treasury stock	(1,084)	(82)	(1,649)
Other, net	(30)	(8)	—
Net Cash Used in Financing Activities	(23)	(174)	(2,373)
Increase in Cash	291	243	633
Cash at Beginning of Year	909	666	33
Cash at End of Year	$1,200	909	666

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. SEGMENTS

The Bancorp’s principal activities include Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Processing Solutions. Commercial Banking offers banking, cash management and financial services to large and middle-market businesses, government and professional customers. Branch Banking provides a full range of deposit and loans and lease products to individuals and small businesses through retail locations. Consumer Lending includes the Bancorp’s mortgage, home equity and other indirect lending activities. Investment Advisors provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Processing Solutions provides electronic funds transfer, debit, credit and merchant transaction processing, operates the Jeanie® ATM network and provides other data processing services to affiliated and unaffiliated customers. The General Corporate and Other column includes the unallocated portion of the investment portfolio, certain non-deposit funding, unassigned equity and certain support activities and other items not attributed to the business segments.

Results of the Bancorp’s business segments are presented based on its management structure and management accounting practices. The structure and accounting practices are specific to the Bancorp; therefore, the financial results of the Bancorp’s business segments are not necessarily comparable with similar information for other financial institutions. The Bancorp refines its methodologies from time to time as management accounting practices are improved and businesses change. During 2007, the Bancorp changed the reporting of Processing Solutions to include certain revenues and expenses related to credit card processing that were previously listed under the Commercial and Branch

Banking segments. Revisions to the Bancorp’s methodologies are applied on a retroactive basis.

The Bancorp manages interest rate risk centrally at the corporate level by employing a funds transfer pricing (“FTP”) methodology. This methodology insulates the business segments from interest rate volatility, enabling them to focus on serving customers through loan originations and deposit taking. The FTP system assigns charge rates and credit rates to classes of assets and liabilities, respectively, based on expected duration and the Treasury swap curve. Matching duration, or the expected average term until an instrument can be repriced, allocates interest income and interest expense to each segment so its resulting net interest income is insulated from interest rate risk. In a rising rate environment, the Bancorp benefits from the widening spread between deposit costs and wholesale funding costs. However, the Bancorp’s FTP system credits this benefit to deposit-providing businesses, such as Branch Banking and Investment Advisors, on a duration-adjusted basis. The net impact of the FTP methodology is captured in General Corporate and Other.

Management made several changes to the FTP methodology in 2007 to more appropriately calculate FTP charges and credits to each of the Bancorp’s business segments. Changes to the FTP methodology were applied retroactively and included adding a liquidity premium to loans, deposits and certificates of deposit to properly reflect the Bancorp’s marginal cost of longer term funding. In addition, an FTP charge on fixed assets based on the average 5 year Treasury curve was added to the new FTP methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The business segments are charged provision expense based on the actual net charge-offs experienced by the loans owned by each segment. Provision expense attributable to loan growth and change in factors in the allowance for loan and lease losses are captured in General Corporate and Other. The financial results of the business segments include allocations for shared services and headquarters expenses. Even with these allocations, the financial results are not necessarily indicative of the business segments’ financial condition and results of operations as if they were to exist as independent entities. Additionally, the business segments form synergies by taking advantage of cross-sell opportunities and when funding operations by accessing the capital markets as a collective unit. Results of operations and average assets by segment for each of the three years ended December 31 are:

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	General Corporate	Eliminations		Total
2007
Net interest income (a)	$1,310	1,465	404	154	(6)	(294)	—		3,033
Provision for loan and lease losses	127	162	148	13	11	167	—		628
Net interest income after provision for loan and lease losses	1,183	1,303	256	141	(17)	(461)	—		2,405
Noninterest income:
Electronic payment processing	(6)	174	—	1	699	1	(43	)(b)	826
Service charges on deposits	154	421	—	7	(1)	(2)	—		579
Investment advisory revenue	3	90	—	386	—	(5)	(92	)(c)	382
Corporate banking revenue	341	13	—	10	3	—	—		367
Mortgage banking net revenue	—	7	122	2	—	2	—		133
Other noninterest income	66	74	69	2	41	(99)	—		153
Securities gains (losses), net	—	—	6	—	—	21	—		27
Total noninterest income	558	779	197	408	742	(82)	(135)		2,467
Noninterest expense:
Salaries, wages and incentives	220	382	56	140	62	379	—		1,239
Employee benefits	44	101	28	27	13	65	—		278
Payment processing expense	—	6	—	—	237	1	—		244
Net occupancy expense	15	136	8	10	4	96	—		269
Technology and communications	4	14	2	2	31	116	—		169
Equipment expense	3	37	1	1	4	77	—		123
Other noninterest expense	507	447	158	215	137	(340)	(135)		989
Total noninterest expense	793	1,123	253	395	488	394	(135)		3,311
Income before income taxes	948	959	200	154	237	(937)	—		1,561
Applicable income taxes (a)	246	338	70	54	84	(307)	—		485
Net income	$702	621	130	100	153	(630)	—		1,076
Average assets	$38,796	45,054	23,728	5,923	1,068	(12,092)	—		102,477

(a)	Includes taxable-equivalent adjustments of $24 million.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	General Corporate	Eliminations		Total
2006
Net interest income (a)	$1,317	1,300	409	139	(3)	(263)	—		2,899
Provision for loan and lease losses	99	108	94	4	9	29	—		343
Net interest income after provision for loan and lease losses	1,218	1,192	315	135	(12)	(292)	—		2,556
Noninterest income:
Electronic payment processing	(5)	159	—	1	601	(1)	(38	)(b)	717
Service charges on deposits	146	365	—	7	(1)	—	—		517
Investment advisory revenue	3	87	—	367	—	(3)	(87	)(c)	367
Corporate banking revenue	292	15	—	7	1	3	—		318
Mortgage banking net revenue	—	5	148	2	—	—	—		155
Other noninterest income	40	80	78	2	35	64	—		299
Securities gains (losses), net	—	—	—	—	(1)	(363)	—		(364)
Securities gains, net—non qualifying hedges on mortgage servicing rights	—	—	3	—	—	—	—		3
Total noninterest income	476	711	229	386	635	(300)	(125)		2,012
Noninterest expense:
Salaries, wages and incentives	200	357	66	143	57	351	—		1,174
Employee benefits	44	100	32	29	13	74	—		292
Payment processing expense	—	15	—	—	169	—	—		184
Net occupancy expense	14	121	8	10	3	89	—		245
Technology and communications	—	13	2	2	32	92	—		141
Equipment expense	2	32	1	1	4	76	—		116
Other noninterest expense	467	397	158	196	132	(462)	(125)		763
Total noninterest expense	727	1,035	267	381	410	220	(125)		2,915
Income before income taxes and cumulative effect	967	868	277	140	213	(812)	—		1,653
Applicable income taxes (a)	274	306	98	49	75	(333)	—		469
Income before cumulative effect	693	562	179	91	138	(479)	—		1,184
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	4	—		4
Net income	$693	562	179	91	138	(475)	—		1,188
Average assets	$35,134	43,428	22,154	5,500	586	(1,563)	—		105,238

(a)	Includes taxable-equivalent adjustments of $26 million.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	General Corporate	Eliminations		Total
2005
Net interest income (a)	$1,177	1,210	424	122	(9)	72	—		2,996
Provision for loan and lease losses	90	97	89	4	18	32	—		330
Net interest income after provision for loan and lease losses	1,087	1,113	335	118	(27)	40	—		2,666
Noninterest income:
Electronic payment processing	—	143	—	1	517	(4)	(35	)(b)	622
Service charges on deposits	149	368	—	7	(1)	(1)	—		522
Investment advisory revenue	3	86	—	360	—	(5)	(86	)(c)	358
Corporate banking revenue	276	19	—	2	1	1	—		299
Mortgage banking net revenue	—	5	165	2	—	2	—		174
Other noninterest income	30	67	124	5	41	93	—		360
Securities gains (losses), net	—	—	—	—	—	39	—		39
Total noninterest income	458	688	289	377	558	125	(121)		2,374
Noninterest expense:
Salaries, wages and incentives	201	362	59	140	44	327	—		1,133
Employee benefits	46	104	30	29	9	65	—		283
Payment processing expense	—	17	—	—	127	1	—		145
Net occupancy expense	12	110	6	8	3	82	—		221
Technology and communications	3	13	1	2	31	92	—		142
Equipment expense	1	28	1	1	3	71	—		105
Other noninterest expense	434	371	214	203	125	(454)	(121)		772
Total noninterest expense	697	1,005	311	383	342	184	(121)		2,801
Income before income taxes	848	796	313	112	189	(19)	—		2,239
Applicable income taxes (a)	248	281	110	40	66	(55)	—		690
Net income	$600	515	203	72	123	36	—		1,549
Average assets	$31,062	41,139	20,627	4,568	502	4,978	—		102,876

(a)	Includes taxable-equivalent adjustments of $31 million.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Consolidated Statements of Income.

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Fifth Third Bancorp:

We have audited the internal control over financial reporting of Fifth Third Bancorp and subsidiaries (the “Bancorp”) as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment as to the Effectiveness of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Bancorp’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2007 of the Bancorp and our report dated February 22, 2008 expressed an unqualified opinion on those consolidated financial statements.

Cincinnati, Ohio

February 22, 2008

To the Shareholders and Board of Directors of Fifth Third Bancorp:

We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries (the “Bancorp”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fifth Third Bancorp and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Bancorp’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2008 expressed unqualified opinion on the Bancorp’s internal control over financial reporting.

Cincinnati, Ohio

February 22, 2008

APPENDIX B

Management’s Discussion and Analysis of Financial Condition at December 31, 2007 and 2006 and Results of Operations for each of the years in the three year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following is management’s discussion and analysis of certain significant factors that have affected Fifth Third Bancorp’s (the “Bancorp” or “Fifth Third”) financial condition and results of operations during the periods included in the Consolidated Financial Statements, which are a part of this report. Reference to the Bancorp incorporates the parent holding company and all consolidated subsidiaries.

TABLE 1: SELECTED FINANCIAL DATA
For the years ended December 31 ($ in millions, except per share data)	2007	2006	2005	2004	2003
Income Statement Data
Net interest income (a)	$3,033	2,899	2,996	3,048	2,944
Noninterest income	2,467	2,012	2,374	2,355	2,398
Total revenue (a)	5,500	4,911	5,370	5,403	5,342
Provision for loan and lease losses	628	343	330	268	399
Noninterest expense	3,311	2,915	2,801	2,863	2,466
Net income	1,076	1,188	1,549	1,525	1,665
Common Share Data
Earnings per share, basic	$2.00	2.14	2.79	2.72	2.91
Earnings per share, diluted	1.99	2.13	2.77	2.68	2.87
Cash dividends per common share	1.70	1.58	1.46	1.31	1.13
Book value per share	17.20	18.02	17.00	16.00	15.29
Dividend payout ratio	84.9%	74.2	52.7	48.9	39.4
Financial Ratios
Return on average assets	1.05%	1.13	1.50	1.61	1.90
Return on average equity	11.2	12.1	16.6	17.2	19.0
Average equity as a percent of average assets	9.35	9.32	9.06	9.34	10.01
Tangible equity	6.05	7.79	6.87	8.35	8.56
Net interest margin (a)	3.36	3.06	3.23	3.48	3.62
Efficiency (a)	60.2	59.4	52.1	53.0	46.2
Credit Quality
Net losses charged off	$462	316	299	252	312
Net losses charged off as a percent of average loans and leases	.61%	.44	.45	.45	.63
Allowance for loan and lease losses as a percent of loans and leases	1.17	1.04	1.06	1.19	1.33
Allowance for credit losses as a percent of loans and leases	1.29	1.14	1.16	1.31	1.47
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.32	.61	.52	.51	.61
Average Balances
Loans and leases, including held for sale	$78,348	73,493	67,737	57,042	52,414
Total securities and other short-term investments	11,994	21,288	24,999	30,597	28,947
Total assets	102,477	105,238	102,876	94,896	87,481
Transaction deposits (b)	50,987	49,678	48,177	43,260	40,372
Core deposits (c)	61,765	60,178	56,668	49,468	46,798
Wholesale funding (d)	27,254	31,691	33,615	33,629	28,812
Shareholders’ equity	9,583	9,811	9,317	8,860	8,754
Regulatory Capital Ratios
Tier I capital	7.72%	8.39	8.35	10.31	10.97
Total risk-based capital	10.16	11.07	10.42	12.31	13.42
Tier I leverage	8.50	8.44	8.08	8.89	9.11

(a)	Amounts presented on a fully taxable equivalent basis (“FTE”). The taxable equivalent adjustments for years ending December 31, 2007, 2006, 2005, 2004 and 2003 were $24 million, $26 million, $31 million, $36 million and $39 million, respectively.
(b)	Includes demand, interest checking, savings, money market and foreign office deposits.
(c)	Includes transaction deposits plus other time deposits.
(d)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 2: QUARTERLY INFORMATION
	2007				2006
For the three months ended ($ in millions, except per share data)	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Net interest income (FTE)	$785	760	745	742	744	719	716	718
Provision for loan and lease losses	284	139	121	84	107	87	71	78
Noninterest income	509	681	669	608	181	626	622	584
Noninterest expense	940	853	765	753	760	731	726	698
Income before cumulative effect	16	325	376	359	66	377	382	359
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—	4
Net income	16	325	376	359	66	377	382	363
Earnings per share, basic	.03	.61	.69	.65	.12	.68	.69	.66
Earnings per share, diluted	.03	.61	.69	.65	.12	.68	.69	.65

OVERVIEW

This overview of management’s discussion and analysis highlights selected information in the financial results of the Bancorp and may not contain all of the information that is important to you. For a more complete understanding of trends, events, commitments, uncertainties, liquidity, capital resources and critical accounting policies and estimates, you should carefully read this entire document. Each of these items could have an impact on the Bancorp’s financial condition, results of operations and cash flows.

The Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. At December 31, 2007, the Bancorp had $111.0 billion in assets, operated 18 affiliates with 1,227 full-service Banking Centers including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,211 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri and Georgia. The Bancorp reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions (“FTPS”).

The Bancorp believes that banking is first and foremost a relationship business where the strength of the competition and challenges to growth can vary in every market. Its affiliate operating model provides a competitive advantage by keeping the decisions close to the customer and by emphasizing individual relationships. Through its affiliate operating model, individual managers from the banking center to the executive level are given the opportunity to tailor financial solutions for their customers.

The Bancorp’s revenues are fairly evenly dependent on net interest income and noninterest income. For the year ended December 31, 2007, net interest income, on a fully taxable equivalent (“FTE”) basis, and noninterest income provided 55% and 45% of total revenue, respectively. Therefore, changes in interest rates, credit quality, economic trends and the capital markets are primary factors that drive the performance of the Bancorp. As discussed in the Risk Management section, risk identification, measurement, monitoring, control and reporting are important to the management of risk and to the financial performance and capital strength of the Bancorp.

Net interest income is the difference between interest income earned on assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits, short-term borrowings and long-term debt. Net interest income is affected by the general level of interest rates, the relative level of short-term and long-term interest rates, changes in interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Generally, the rates of interest the Bancorp earns on its assets and pays on its liabilities are established for a period of time. The change in market interest rates over time exposes the Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

to interest rate risk through potential adverse changes to net interest income and financial position. The Bancorp manages this risk by continually analyzing and adjusting the composition of its assets and liabilities based on their payment streams and interest rates, the timing of their maturities and their sensitivity to changes in market interest rates. Additionally, in the ordinary course of business, the Bancorp enters into certain derivative transactions as part of its overall strategy to manage its interest rate and prepayment risks. The Bancorp is also exposed to the risk of losses on its loan and lease portfolio as a result of changing expected cash flows caused by loan defaults and inadequate collateral due to a weakening economy within the Bancorp’s footprint.

Net interest income, net interest margin, net interest rate spread and the efficiency ratio are presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations on an FTE basis. The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison between taxable and non-taxable amounts.

Noninterest income is derived primarily from electronic funds transfer (“EFT”) and merchant transaction processing fees, card interchange, fiduciary and investment management fees, corporate banking revenue, service charges on deposits and mortgage banking revenue. Noninterest expense is primarily driven by personnel costs and occupancy expenses in addition to expenses incurred in the processing of credit and debit card transactions for its customers and merchant and financial institution clients.

On November 2, 2007, the Bancorp completed its acquisition of R-G Crown Bank (“Crown”), a subsidiary of R&G Financial Corporation, with $2.8 billion in assets and $1.7 billion in deposits located in Florida and Augusta, Georgia. As of December 31, 2007, the Bancorp’s Florida affiliates have 141 full-service locations, of which 28 were acquired as part of the Crown acquisition. Additionally, the 3 Crown banking centers in Augusta allowed the Bancorp to enter the state of Georgia.

On August 16, 2007, the Bancorp announced an agreement to acquire First Charter Corporation (“First Charter”), which operates 57 banking centers in North Carolina and 2 in suburban Atlanta. The acquisition is awaiting regulatory approval with a planned close in the second quarter of 2008.

Earnings Summary

The Bancorp’s net income was $1.1 billion or $1.99 per diluted share in 2007, a nine percent decrease compared to $1.2 billion and $2.13 per diluted share in 2006. Current year results were impacted by a $177 million charge to lower the current cash surrender value of one of the Bancorp’s bank-owned life insurance (“BOLI”) policies. The BOLI charge reflected a decrease in cash surrender value due to declines in value of the policies underlying investments due to significant disruptions in the financial markets and widening credit spreads. This charge reflected an additional $22 million recorded subsequent to the Bancorp’s issuance of fourth quarter of 2007 earnings. Current year results were also impacted by provision for loan and lease losses of $628 million, an increase of $285 million over 2006. The increased provision for loan and lease losses was a result of the deteriorating credit environment discussed further in the Risk Management section.

Net interest income (FTE) increased five percent compared to 2006. Net interest margin increased to 3.36% in 2007 from 3.06% in 2006 largely due to the balance sheet actions taken in the fourth quarter of 2006. See Comparison of 2006 with 2005 section for specific balance sheet actions taken.

Noninterest income increased 23% compared to 2006. Noninterest income in 2007 reflects the impact of the previously mentioned $177 million BOLI charge, while the 2006 results included $415 million in losses related to fourth quarter balance sheet actions. Excluding these items, noninterest income increased nine percent compared to 2006 with growth in electronic payment processing, service charges on deposits and corporate banking revenue offset by lower mortgage banking net revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Noninterest expense increased 14% compared to 2006. Noninterest expense in 2007 included $172 million in charges related to the Bancorp’s indemnification of estimated current and future Visa Inc. (“Visa”) litigation settlements and $8 million of acquisition-related costs, while 2006 results included $49 million in charges related to the termination of debt and other financing agreements. Excluding these items, noninterest expense increased nine percent resulting from volume-based transaction growth in payment processing, higher technology related expenses reflecting infrastructure upgrades and higher occupancy expense from continued de novo growth.

The Bancorp maintains a conservative approach to both lending and investing activities as it does not originate or hold subprime loans, nor does it hold collateralized debt obligations (“CDOs”) or asset-backed securities backed by subprime loans in its securities portfolio. However, the Bancorp has exposure to the housing markets, which weakened considerably during 2007, particularly in the upper Midwest and Florida. Consequently, net charge-offs as a percent of average loans and leases were 61 basis points (“bp”) in 2007 compared to 44 bp in 2006. At December 31, 2007, nonperforming assets as a percent of loans and leases increased to 1.32% from .61% at December 31, 2006.

The Bancorp’s capital ratios exceed the “well-capitalized” guidelines as defined by the Board of Governors of the Federal Reserve System (“FRB”). As of December 31, 2007, the Tier I capital ratio was 7.72% and the total risk-based capital ratio was 10.16%. The Bancorp had senior debt ratings of “Aa3” with Moody’s, “A+” with Standard & Poor’s, “AA-” with Fitch and “AAL” with DBRS at December 31, 2007, which indicate the Bancorp’s strong capacity to meet its financial commitments. The “well-capitalized” capital ratios, along with strong credit ratings, provide the Bancorp with access to the capital markets.

The Bancorp continues to invest in the geographic areas that offer the best growth prospects through acquisitions and de novo expansion, while at the same time meeting the banking needs of our existing communities through a well-distributed banking center network. During 2007, the Bancorp opened 77 additional banking centers. In 2008, banking center expansion will be focused in high growth markets, such as Florida, Chicago, Tennessee, Georgia and North Carolina.

RECENT ACCOUNTING STANDARDS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” This FSP was effective for fiscal years beginning after December 15, 2006. Upon adoption of this FSP on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $96 million representing the cumulative effect of applying the provisions of this FSP.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation was effective for fiscal years beginning after December 15, 2006. Upon adoption of this Interpretation on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $2 million representing the cumulative effect of applying the provisions of this Interpretation.

See Note 1 of the Notes to Consolidated Financial Statements for further discussion on these standards along with a description other recently issued accounting pronouncements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

Allowance for Loan and Lease Losses

The Bancorp maintains an allowance to absorb probable loan and lease losses inherent in the portfolio. The allowance is maintained at a level the Bancorp considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the allowance. Provisions for loan and lease losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of the allowance, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits and conservative underwriting, documentation and collections standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weakness are subject to individual review. When individual loans are impaired, allowances are allocated based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral and other sources of cash flow, as well as an evaluation of legal options available to the Bancorp. The review of individual loans includes those loans that are impaired as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to commercial loans which are not impaired and thus not subject to specific allowance allocations. The loss rates are derived from a migration analysis, which tracks the historical net charge-off experience sustained on loans according to their internal risk grade. The risk grading system currently utilized for allowance analysis purposes encompasses ten categories.

Homogenous loans and leases, such as consumer installment and residential mortgage, are not individually risk graded. Rather, standard credit scoring systems and delinquency monitoring are used to assess credit risks. Allowances are established for each pool of loans based on the expected net charge-offs. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, are necessary to reflect losses inherent in the portfolio. Factors that management considers in the analysis include the effects of the national and local economies; trends in the nature and volume of delinquencies, charge-offs and nonaccrual loans; changes in mix; credit score migration comparisons; asset quality trends; risk management and loan administration; changes in the internal lending policies and credit standards; collection practices; and examination results from bank regulatory agencies and the Bancorp’s internal credit examiners.

The Bancorp’s current methodology for determining the allowance for loan and lease losses is based on historical loss rates, current credit grades, specific allocation on impaired commercial credits and other qualitative adjustments. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience. An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.

Loans acquired by the Bancorp through a purchase business combination are evaluated for credit impairment. Reductions to the carrying value

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

of the acquired loans as a result of credit impairment are recorded as an adjustment to goodwill. The Bancorp does not carry over the acquired company’s allowance for loan and lease losses, nor does the Bancorp add to its existing allowance for the acquired loans as part of purchase accounting.

The Bancorp’s determination of the allowance for commercial loans is sensitive to the risk grade it assigns to these loans. In the event that 10% of commercial loans in each risk category would experience a downgrade of one risk category, the allowance for commercial loans would increase by approximately $66 million at December 31, 2007. The Bancorp’s determination of the allowance for residential and retail loans is sensitive to changes in estimated loss rates. In the event that estimated loss rates would increase by 10%, the allowance for residential and consumer loans would increase by approximately $35 million at December 31, 2007. As several quantitative and qualitative factors are considered in determining the allowance for loan and lease losses, these sensitivity analyses do not necessarily reflect the nature and extent of future changes in the allowance for loan and lease losses. They are intended to provide insights into the impact of adverse changes in risk grades and estimated loss rates and do not imply any expectation of future deterioration in the risk ratings or loss rates. Given current processes employed by the Bancorp, management believes the risk grades and estimated loss rates currently assigned are appropriate.

The Bancorp’s primary market areas for lending are the Midwestern and Southeastern regions of the United States. When evaluating the adequacy of allowances, consideration is given to these regional geographic concentrations and the closely associated effect changing economic conditions have on the Bancorp’s customers.

In the current year, the Bancorp has not substantively changed any material aspect of its overall approach to determining its allowance for loan and lease losses. There have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan and lease losses.

Valuation of Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the Consolidated Balance Sheets and noninterest income in the Consolidated Statements of Income, respectively. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Bancorp’s intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income. At December 31, 2007, 85% of the unrealized losses in the available-for-sale securities portfolio were comprised of securities issued by U.S. Government sponsored agencies and agency mortgage-backed securities. The Bancorp believes the price movements in these securities are dependent upon the movement in market interest rates. The Bancorp’s management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities. The determination of the adequacy of the reserve is based upon an evaluation

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

of the unfunded credit facilities, including an assessment of historical commitment utilization experience, credit risk grading and credit grade migration. Net adjustments to the reserve for unfunded commitments are included in other noninterest expense.

Income Taxes

The Bancorp estimates income tax expense based on amounts expected to be owed to the various tax jurisdictions in which the Bancorp conducts business. On a quarterly basis, management assesses the reasonableness of its effective tax rate based upon its current estimate of the amount and components of net income, tax credits and the applicable statutory tax rates expected for the full year. The estimated income tax expense is recorded in the Consolidated Statements of Income.

Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in accrued taxes, interest and expenses in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are subject to a valuation allowance based on management’s judgment that realization is more-likely-than-not.

Accrued taxes represent the net estimated amount due to taxing jurisdictions and are reported in accrued taxes, interest and expenses in the Consolidated Balance Sheets. The Bancorp evaluates and assesses the relative risks and appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks and merits. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period’s income tax expense and can be significant to the operating results of the Bancorp. As of January 1, 2007, the Bancorp adopted FIN 48, “Accounting for Uncertainty in Income Taxes.” Refer to Note 1 of the Notes to Consolidated Financial Statements for the impact of adopting this Interpretation. As described in greater detail in Note 15 of the Notes to Consolidated Financial Statements, the Internal Revenue Service is currently challenging the Bancorp’s tax treatment of certain leasing transactions. For additional information on income taxes, see Note 21 of the Notes to Consolidated Financial Statements.

Valuation of Servicing Rights

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it often obtains servicing rights. Servicing rights resulting from loan sales are initially recorded at fair value and subsequently amortized in proportion to, and over the period of, estimated net servicing income. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation allowance. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speeds of the underlying loans, the weighted-average life, the discount rate, the weighted-average coupon and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speeds.

The Bancorp monitors risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the servicing portfolio. For purposes of measuring impairment, the servicing rights are stratified into classes based on the financial asset type and interest rates. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in noninterest income as loan payments are received.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Costs of servicing loans are charged to expense as incurred.

The change in the fair value of mortgage servicing rights (“MSRs”) at December 31, 2007, due to immediate 10% and 20% adverse changes in the current prepayment assumption would be approximately $29 million and $56 million, respectively, and due to immediate 10% and 20% favorable changes in the current prepayment assumption would be approximately $32 million and $66 million, respectively. The change in the fair value of the MSR portfolio at December 31, 2007, due to immediate 10% and 20% adverse changes in the discount rate assumption would be approximately $22 million and $42 million, respectively, and due to immediate 10% and 20% favorable changes in the discount rate assumption would be approximately $24 million and $48 million, respectively. Sensitivity analysis related to other consumer and commercial servicing rights is not material to the Bancorp’s Consolidated Financial Statements. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% and 20% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of variation in a particular assumption on the fair value of the interests that continue to be held by the transferor is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the effect of the Bancorp’s non-qualifying hedging strategy, which is maintained to lessen the impact of changes in value of the MSR portfolio, is excluded from the above analysis.

RISK FACTORS

Weakness in the economy and in the real estate market, including specific weakness within Fifth Third’s geographic footprint, has adversely affected Fifth Third and may continue to adversely affect Fifth Third.

If the strength of the U.S. economy in general and the strength of the local economies in which Fifth Third conducts operations declines, or continues to decline, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant effect on Fifth Third’s loan portfolio and allowance for loan and lease losses. A significant portion of Fifth Third’s residential mortgage and commercial real estate loan portfolios are comprised of borrowers in Michigan, Northern Ohio and Florida, which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes, and declines in new home building. These factors could result in higher delinquencies and greater charge-offs in future periods, which would materially adversely affect Fifth Third’s financial condition and results of operations.

Deteriorating credit quality, particularly in real estate loans, has adversely impacted Fifth Third and may continue to adversely impact Fifth Third.

Fifth Third has experienced a downturn in credit performance, particularly in the fourth quarter of 2007, and Fifth Third expects credit conditions and the performance of its loan portfolio to continue to deteriorate in the near term. This caused Fifth Third to increase its allowance for loan and lease losses in the fourth quarter of 2007, driven primarily by higher allocations related to home equity loans and commercial real estate loans. Additional increases in the allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of Fifth Third’s credit portfolio could have a material adverse effect on earnings and results of operations.

Fifth Third’s results depend on general economic conditions within its operating markets.

The revenues of FTPS are dependent on the transaction volume generated by its merchant and financial institution customers. This transaction volume is largely dependent on consumer and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

corporate spending. If consumer confidence suffers and retail sales decline, FTPS will be negatively impacted. Similarly, if an economic downturn results in a decrease in the overall volume of corporate transactions, FTPS will be negatively impacted. FTPS is also impacted by the financial stability of its merchant customers. FTPS assumes certain contingent liabilities related to the processing of Visa® and MasterCard® merchant card transactions. These liabilities typically arise from billing disputes between the merchant and the cardholder that are ultimately resolved in favor of the cardholder. These transactions are charged back to the merchant and disputed amounts are returned to the cardholder. If FTPS is unable to collect these amounts from the merchant, FTPS will bear the loss.

The fee revenue of Investment Advisors is largely dependent on the fair market value of assets under care and trading volumes in the brokerage business. General economic conditions and their effect on the securities markets tend to act in correlation. When general economic conditions deteriorate, consumer and corporate confidence in securities markets erodes, and Investment Advisors’ revenues are negatively impacted as asset values and trading volumes decrease. Neutral economic conditions can also negatively impact revenue when stagnant securities markets fail to attract investors.

Changes in interest rates could affect Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the FRB). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if Fifth Third does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect Fifth Third and its shareholders.

Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity.

Fifth Third is required to maintain certain capital levels in accordance with banking regulations. Fifth Third must also maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities. Fifth Third’s ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which it operates.

Each of Fifth Third’s subsidiary banks must remain well-capitalized for Fifth Third to retain its status as a financial holding company. In addition, failure by Fifth Third’s bank subsidiaries to meet applicable capital guidelines could subject the bank to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

Changes and trends in the capital markets may affect Fifth Third’s income and cash flows.

Fifth Third enters into and maintains trading and investment positions in the capital markets on its own behalf and on behalf of its customers. These investment positions also include derivative financial instruments. The revenues and profits Fifth Third derives from its trading and investment positions are dependent on market prices. If it does not correctly anticipate market changes and trends, Fifth Third may experience investment or trading losses that may materially affect Fifth Third and its shareholders. Losses on behalf of its customers could expose Fifth Third to litigation, credit risks or loss of revenue from those customers. Additionally, substantial losses in Fifth Third’s trading and investment positions could lead to a loss with respect to those

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

investments and may adversely affect cash flows and funding costs.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to deliver strong financial performance and returns on investment to shareholders will depend in part on its ability to expand the scope of available financial services to meet the needs and demands of its customers. In addition to the challenge of competing against other banks in attracting and retaining customers for traditional banking services, Fifth Third’s competitors also include securities dealers, brokers, mortgage bankers, investment advisors, specialty finance and insurance companies who seek to offer one-stop financial services that may include services that banks have not been able or allowed to offer to their customers in the past or may not be currently able or allowed to offer. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers.

The preparation of Fifth Third’s financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. Two of Fifth Third’s most critical estimates are the level of the allowance for loan and lease losses and the valuation of mortgage servicing rights. Due to the inherent nature of these estimates, Fifth Third cannot provide absolute assurance that it will not significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, nor that it will not recognize a significant provision for impairment of its mortgage servicing rights. If Fifth Third’s allowance for loan and lease losses is not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations. For more information on the sensitivity of these estimates, please refer to the Critical Accounting Policies section.

Fifth Third regularly reviews its litigation reserves for adequacy considering its litigation risks and probability of incurring losses related to litigation. However, Fifth Third cannot be certain that its current litigation reserves will be adequate over time to cover its losses in litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of Fifth Third’s control. If Fifth Third’s litigation reserves are not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its litigation reserves, which could have a material adverse effect on its capital and results of operations.

Changes in accounting standards could impact Fifth Third’s reported earnings and financial condition.

The accounting standard setters, including FASB, U.S. Securities and Exchange Commission (“SEC”) and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Fifth Third’s consolidated financial statements. These changes can be hard to predict and can materially impact how Fifth Third records and reports its financial condition and results of operations. In some cases, Fifth Third could be required to apply a new or revised standard retroactively, which would result in the restatement of Fifth Third’s prior period financial statements.

Legislative or regulatory compliance, changes or actions or significant litigation, could adversely impact Fifth Third or the businesses in which Fifth Third is engaged.

Fifth Third is subject to extensive state and federal regulation, supervision and legislation that

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

govern almost all aspects of its operations and limit the businesses in which Fifth Third may engage. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Fifth Third or its ability to increase the value of its business. Additionally, actions by regulatory agencies or significant litigation against Fifth Third could cause it to devote significant time and resources to defending itself and may lead to penalties that materially affect Fifth Third and its shareholders. Future changes in the laws, including tax laws, or regulations or their interpretations or enforcement may also be materially adverse to Fifth Third and its shareholders or may require Fifth Third to expend significant time and resources to comply with such requirements.

Fifth Third and/or the holders of its securities could be adversely affected by unfavorable ratings from rating agencies.

Fifth Third’s ability to access the capital markets is important to its overall funding profile. This access is affected by the ratings assigned by rating agencies to Fifth Third, certain of its affiliates and particular classes of securities they issue. The interest rates that Fifth Third pays on its securities are also influenced by, among other things, the credit ratings that it, its affiliates and/or its securities receive from recognized rating agencies. A downgrade to Fifth Third’s, or its affiliates’, credit rating could affect its ability to access the capital markets, increase its borrowing costs and negatively impact its profitability. A ratings downgrade to Fifth Third, its affiliates or their securities could also create obligations or liabilities to Fifth Third under the terms of its outstanding securities that could increase Fifth Third’s costs or otherwise have a negative effect on Fifth Third’s results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by Fifth Third or its affiliates could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold.

Fifth Third’s stock price is volatile.

Fifth Third’s stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	Actual or anticipated variations in earnings;

•	Changes in analysts’ recommendations or projections;

•	Fifth Third’s announcements of developments related to its businesses;

•	Operating and stock performance of other companies deemed to be peers;

•	Actions by government regulators;

•	New technology used or services offered by traditional and non-traditional competitors; and

•	News reports of trends, concerns and other issues related to the financial services industry.

Fifth Third’s stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to Fifth Third’s performance. General market price declines or market volatility in the future could adversely affect the price of its common stock, and the current market price of such stock may not be indicative of future market prices.

Fifth Third could suffer if it fails to attract and retain skilled personnel.

As Fifth Third continues to grow, its success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that Fifth Third serves is great and Fifth Third may not be able to hire these candidates and retain them. If Fifth Third is not able to hire or retain these key individuals, Fifth Third may be unable to execute its business strategies and may suffer adverse consequences to its business, operations and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

If Fifth Third is unable to grow its deposits, it may be subject to paying higher funding costs.

The total amount that Fifth Third pays for funding costs is dependent, in part, on Fifth Third’s ability to grow its deposits. If Fifth Third is unable to sufficiently grow its deposits, it may be subject to paying higher funding costs. This could materially adversely affect Fifth Third’s earnings and results of operations.

Fifth Third’s ability to receive dividends from its subsidiaries accounts for most of its revenue and could affect its liquidity and ability to pay dividends.

Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that Fifth Third’s bank and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on Fifth Third Bancorp’s liquidity and ability to pay dividends on stock or interest and principal on its debt.

Future acquisitions may dilute current shareholders’ ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of common stock to pay for those acquisitions, which would dilute current shareholders’ ownership interests. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Inherent uncertainties exist when integrating the operations of an acquired entity. Fifth Third may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which Fifth Third and its potential acquisition targets operate are highly competitive. Fifth Third may lose customers or the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require Fifth Third to devote substantial time and resources and as a result Fifth Third may not be able to pursue other business opportunities.

After completing an acquisition, Fifth Third may find certain items are not accounted for properly in accordance with financial accounting and reporting standards. Fifth Third may also not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, Fifth Third could experience higher charge offs than originally anticipated related to the acquired loan portfolio.

Material breaches in security of Fifth Third’s systems may have a significant effect on Fifth Third’s business.

Fifth Third collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Fifth Third and third party service providers. Fifth Third has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Fifth Third also has security to prevent unauthorized access to the system. In addition, Fifth Third requires its third party service providers to maintain similar controls. However, Fifth Third cannot be certain that the measures will be successful. A security breach in the system and loss of confidential information such as credit card numbers and related information could result in losing the customers’ confidence and thus the loss of their business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Fifth Third is exposed to operational and reputational risk.

Fifth Third is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees, customers or outsiders, unauthorized transactions by employees or operational errors.

Negative public opinion can result from Fifth Third’s actual or alleged conduct in activities, such as lending practices, data security, corporate governance and acquisitions, and may damage Fifth Third’s reputation. Additionally, actions taken by government regulators and community organizations may also damage Fifth Third’s reputation. This negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Fifth Third’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Fifth Third may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Fifth Third is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Fifth Third). These disruptions may interfere with service to Fifth

Third’s customers and result in a financial loss or liability.

If Visa is unable to consummate its initial public offering on the terms currently contemplated, Fifth Third will not receive expected proceeds from such offering.

In the third and fourth quarters of 2007, Fifth Third incurred non-cash charges of $78 million and $94 million pretax, respectively, and created a $172 million litigation reserve, related to Fifth Third’s potential share of estimated current and future litigation settlements that may be incurred due to Fifth Third being a member of Visa. Visa has announced plans for an initial public offering and to fund litigation settlements from an escrow account to be funded by such initial public offering. If that occurs, Fifth Third expects that it will be able to reverse the litigation reserve and record any gains that Fifth Third might receive as a selling stockholder in Visa’s proposed initial public offering. Visa filed a registration statement with the SEC on November 9, 2007 to sell its common stock in an initial public offering. However, there are no assurances that Visa will be able to complete an initial public offering on the terms currently contemplated by its registration statement or at all. If the number of shares or the price per share of Visa’s offering is less than Visa currently anticipates selling or if the Visa offering is not completed, Fifth Third could be materially adversely affected and may not realize proceeds sufficient to cover the indemnity liabilities Fifth Third accrued relating to Visa in 2007 in respect of third-party litigation.

STATEMENTS OF INCOME ANALYSIS

Net Interest Income

Net interest income is the interest earned on debt securities, loans and leases (including yield-related fees) and other interest-earning assets less the interest paid for core deposits (which includes transaction deposits plus other time deposits) and wholesale funding (which includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt). The net interest margin is calculated by dividing net interest income by average interest-

earning assets. Net interest spread is the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin is greater than net interest rate spread due to the interest income earned on those assets that are funded by non-interest bearing liabilities, or free funding, such as demand deposits or shareholders’ equity.

Net interest income (FTE) increased five percent, or $134 million, to $3.0 billion as a result of

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

an increase in the net interest margin of 30 bp to 3.36%. The net interest margin improved as a result of the fourth quarter 2006 balance sheet actions which reduced the size of the Bancorp’s available-for-sale securities portfolio to a size that was more consistent with its liquidity, collateral and interest rate risk management requirements; improved the composition of the balance sheet with a lower concentration of fixed-rate assets; lowered wholesale borrowings to reduce leverage; and better positioned the Bancorp for an uncertain economic and interest rate environment. Specifically, these actions included (i) the sale of $11.3 billion in available-for-sale securities with a weighted-average yield of 4.30%; (ii) reinvestment of approximately $2.8 billion in available-for-sale securities that were more efficient when used as collateral; (iii) repayment of $8.5 billion in wholesale borrowings at an average rate paid of 5.30%; and

(iv) the termination of approximately $1.1 billion of repurchase and reverse repurchase agreements. The sale of investment securities and the corresponding repayment of wholesale funding added approximately 35 bp to the 2007 net interest margin.

The benefits of these balance sheet actions were partially offset by the 12% decline in the Bancorp’s free funding position in 2007. The decline primarily resulted from the increase in the average balance of other assets as well as the use of $1.1 billion to repurchase approximately 27 million shares during 2007. The average balance of other assets increased due to a $386 million deposit made with the Internal Revenue Service relating to leveraged lease litigation and increases in partnership investments. Refer to Note 15 of the Notes to Consolidated Financial Statements for further discussion about the Bancorp’s leveraged lease litigation.

TABLE 3: CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31 ($ in millions, except per share data)	2007	2006	2005	2004	2003
Interest income (FTE)	$6,051	5,981	5,026	4,150	4,030
Interest expense	3,018	3,082	2,030	1,102	1,086
Net interest income (FTE)	3,033	2,899	2,996	3,048	2,944
Provision for loan and lease losses	628	343	330	268	399
Net interest income after provision for loan and lease losses (FTE)	2,405	2,556	2,666	2,780	2,545
Noninterest income	2,467	2,012	2,374	2,355	2,398
Noninterest expense	3,311	2,915	2,801	2,863	2,466
Income from continuing operations before income taxes, minority interest and cumulative effect (FTE)	1,561	1,653	2,239	2,273	2,477
Fully taxable equivalent adjustment	24	26	31	36	39
Applicable income taxes	461	443	659	712	786
Income from continuing operations before minority interest and cumulative effect	1,076	1,184	1,549	1,525	1,652
Minority interest, net of tax	—	—	—	—	(20)
Income from continuing operations before cumulative effect	1,076	1,184	1,549	1,525	1,632
Income from discontinued operations, net of tax	—	—	—	—	44
Income before cumulative effect	1,076	1,184	1,549	1,525	1,676
Cumulative effect of change in accounting principle, net of tax	—	4	—	—	(11)
Net income	$1,076	1,188	1,549	1,525	1,665
Earnings per share, basic	$2.00	2.14	2.79	2.72	2.91
Earnings per share, diluted	1.99	2.13	2.77	2.68	2.87
Cash dividends declared per common share	1.70	1.58	1.46	1.31	1.13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 4: CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME (FTE)
For the years ended December 31	2007			2006			2005
($ in millions)	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate
Assets
Interest-earning assets:
Loans and leases (a):
Commercial loans	$22,351	$1,639	7.33%	$20,504	$1,479	7.21%	$18,310	$1,063	5.81%
Commercial mortgage	11,078	801	7.23	9,797	700	7.15	8,923	551	6.17
Commercial construction	5,661	421	7.44	6,015	460	7.64	5,525	342	6.19
Commercial leases	3,683	158	4.29	3,730	185	4.97	3,495	179	5.11
Subtotal—commercial	42,773	3,019	7.06	40,046	2,824	7.05	36,253	2,135	5.89
Residential mortgage	10,489	642	6.13	9,574	568	5.94	8,982	495	5.51
Home equity	11,887	897	7.54	12,070	900	7.45	11,228	683	6.08
Automobile loans	10,704	675	6.30	9,570	552	5.77	8,649	455	5.26
Credit card	1,276	132	10.39	838	99	11.84	728	81	11.13
Other consumer loans and leases	1,219	65	5.29	1,395	68	4.87	1,897	81	4.27
Subtotal—consumer	35,575	2,411	6.78	33,447	2,187	6.54	31,484	1,795	5.70
Total loans and leases	78,348	5,430	6.93	73,493	5,011	6.82	67,737	3,930	5.80
Securities:
Taxable	11,131	566	5.08	20,306	904	4.45	24,017	1,032	4.30
Exempt from income taxes (a)	499	36	7.29	604	45	7.38	789	58	7.39
Other short-term investments	364	19	5.33	378	21	5.52	193	6	2.89
Total interest-earning assets	90,342	6,051	6.70	94,781	5,981	6.31	92,736	5,026	5.42
Cash and due from banks	2,315			2,495			2,758
Other assets	10,613			8,713			8,102
Allowance for loan and lease losses	(793)			(751)			(720)
Total assets	$102,477			$105,238			$102,876
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing core deposits:
Interest checking	$14,820	$318	2.14%	$16,650	$398	2.39%	$18,884	$314	1.66%
Savings	14,836	456	3.07	12,189	363	2.98	10,007	176	1.76
Money market	6,308	269	4.26	6,366	261	4.10	5,170	140	2.71
Foreign office deposits	1,762	73	4.15	732	29	3.93	248	6	2.59
Other time deposits	10,778	495	4.59	10,500	433	4.12	8,491	263	3.09
Total interest-bearing core deposits	48,504	1,611	3.32	46,437	1,484	3.20	42,800	899	2.10
Certificates—$100,000 and over	6,466	328	5.07	5,795	278	4.80	4,001	129	3.22
Other foreign office deposits	1,393	68	4.91	2,979	148	4.97	3,719	120	3.21
Federal funds purchased	3,646	184	5.04	4,148	208	5.02	4,225	138	3.26
Short-term bank notes	—	—	—	—	—	—	248	6	2.60
Other short-term borrowings	3,244	140	4.32	4,522	194	4.28	5,038	138	2.74
Long-term debt	12,505	687	5.50	14,247	770	5.40	16,384	600	3.66
Total interest-bearing liabilities	75,758	3,018	3.98	78,128	3,082	3.94	76,415	2,030	2.66
Demand deposits	13,261			13,741			13,868
Other liabilities	3,875			3,558			3,276
Total liabilities	92,894			95,427			93,559
Shareholders’ equity	9,583			9,811			9,317
Total liabilities and shareholders’ equity	$102,477			$105,238			$102,876
Net interest income		$3,033			$2,899			$2,996
Net interest margin			3.36%			3.06%			3.23%
Net interest rate spread			2.72			2.37			2.76
Interest-bearing liabilities to interest earning assets			83.86			82.43			82.40

(a)	The fully taxable-equivalent adjustments included in the above table are $24 million, $26 million and $31 million for the years ended December 31, 2007, 2006 and 2005, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Average loans and leases increased seven percent, or $4.9 billion. The growth in average loans and leases in 2007 outpaced core deposit growth by $3.3 billion. This funding shortfall was more than offset by a $9.3 billion reduction in the average securities portfolio.

Average consumer loan and lease yields increased 24 bp, with growth driven by automobile loan and other consumer loan and lease yields. The interest rate on automobile loans increased 53 bp from 5.77% in 2006 to 6.30% in 2007. The increase in yield was due to increased pricing across the industry and a shift in the automobile portfolio to a higher percentage of used automobiles. The increase of 42 bp in the other consumer loan and lease yields was caused by the continued run-off of the consumer lease portfolio.

Interest expense on wholesale funding decreased 12%, or $191 million, to $1.4 billion due to a 14% decline in average balances. This decrease was the result of reductions in average balances of other foreign office deposits and long-term debt.

The cost of interest-bearing core deposits increased 12 bp to 3.32%, up from 3.20% in 2006. During 2007, the Bancorp continued to adjust its consumer deposit rates. The Bancorp’s strategy in adjusting rates is to move away from promotional rates towards highly competitive daily rates. This strategy resulted in an increased cost of interest-bearing core deposits as account balances migrate from interest checking to higher yielding accounts, such as savings and time deposits. During 2007, interest checking accounts comprised 31% of interest-bearing core deposits compared to 36% during 2006. During the third quarter of 2007, the Bancorp reclassified certain foreign office deposits as transaction deposits. The interest rates paid on these accounts are comparable to other commercial deposit accounts. Refer to the Deposits section for more information on this reclassification.

TABLE 5: CHANGES IN NET INTEREST INCOME (FTE) ATTRIBUTED TO VOLUME AND YIELD/RATE (a)
For the years ended December 31	2007 Compared to 2006			2006 Compared to 2005
($ in millions)	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Assets
Increase (decrease) in interest income:
Loans and leases:
Commercial loans	$135	25	160	136	280	416
Commercial mortgage	93	8	101	57	92	149
Commercial construction	(27)	(12)	(39)	32	86	118
Commercial leases	(2)	(25)	(27)	11	(5)	6
Subtotal—commercial	199	(4)	195	236	453	689
Residential mortgage	56	18	74	34	39	73
Home equity	(14)	11	(3)	54	163	217
Automobile loans	69	54	123	51	46	97
Credit card	46	(13)	33	13	5	18
Other consumer loans and leases	(9)	6	(3)	(23)	10	(13)
Subtotal—consumer	148	76	224	129	263	392
Total loans and leases	347	72	419	365	716	1,081
Securities:
Taxable	(452)	114	(338)	(164)	36	(128)
Exempt from income taxes	(8)	(1)	(9)	(13)	—	(13)
Other short-term investments	(1)	(1)	(2)	8	7	15
Total interest-earning assets	(114)	184	70	196	759	955
Cash and due from banks
Other assets
Allowance for loan and lease losses
Total change in interest income	(114)	184	70	196	759	955

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

For the years ended December 31	2007 Compared to 2006			2006 Compared to 2005
($ in millions)	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Liabilities and Shareholders’ Equity
Increase (decrease) in interest expense:
Interest-bearing core deposits:
Interest checking	(41)	(39)	(80)	(41)	125	84
Savings	81	12	93	45	142	187
Money market	(2)	10	8	38	83	121
Foreign office deposits	43	1	44	18	5	23
Other time deposits	12	50	62	71	99	170
Total interest-bearing core deposits	93	34	127	131	454	585
Certificates—$100,000 and over	34	16	50	71	78	149
Other foreign office deposits	(78)	(2)	(80)	(27)	55	28
Federal funds purchased	(25)	1	(24)	(3)	73	70
Short-term bank notes	—	—	—	(6)	—	(6)
Other short-term borrowings	(55)	1	(54)	(15)	71	56
Long-term debt	(97)	14	(83)	(86)	256	170
Total interest-bearing liabilities	(128)	64	(64)	65	987	1,052
Demand deposits
Other liabilities
Total change in interest expense	(128)	64	(64)	65	987	1,052
Shareholders’ equity
Total liabilities and shareholders’ equity
Total change in net interest income	$14	120	134	131	(228)	(97)

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute amount of change in volume or yield/rate.

Interest income (FTE) from investment securities and short-term investments decreased $349 million to $621 million in 2007 compared to 2006 while the average yield on taxable securities increased 63 bp to 5.08% primarily due to the balance sheet actions in the fourth quarter of 2006.

Table 4 presents the components of net interest income, net interest margin and net interest spread for 2007, 2006 and 2005. Nonaccrual loans and leases and loans held for sale have been included in the average loan and lease balances. Average outstanding securities balances are based on amortized cost with any unrealized gains or losses on available-for-sale securities included in other assets. Table 5 provides the relative impact of changes in the balance sheet and changes in interest rates on net interest income.

Provision for Loan and Lease Losses

The Bancorp provides as an expense an amount for probable loan and lease losses within the loan portfolio that is based on factors previously discussed in the Critical Accounting Policies section. The provision is recorded to bring the allowance for loan and lease losses to a level deemed appropriate by the Bancorp. Actual credit losses on loans and leases are charged against the allowance for loan and lease losses. The amount of loans actually removed from the Consolidated Balance Sheets is referred to as charge-offs. Net charge-offs include current period charge-offs less recoveries on previously charged-off loans and leases.

The provision for loan and lease losses increased to $628 million in 2007 compared to $343 million in 2006. The $285 million increase from the prior year is related to an increase in delinquencies, increases in the severity of loss due to real estate price deterioration in some the Bancorp’s key lending markets, the increase in automobile loans and credit card balances and a modest decline in economic conditions. As of December 31, 2007, the allowance for loan and lease losses as a percent of loans and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

leases increased to 1.17% from 1.04% at December 31, 2006.

Refer to the Credit Risk Management section for more detailed information on the provision for loan and lease losses including an analysis of loan portfolio composition, non-performing assets, net charge-offs, and other factors considered by the Bancorp in assessing the credit quality of the loan portfolio and the allowance for loan and lease losses.

TABLE 6: NONINTEREST INCOME
For the years ended December 31 ($ in millions)	2007	2006	2005	2004	2003
Electronic payment processing revenue	$826	717	622	521	509
Service charges on deposits	579	517	522	515	485
Investment advisory revenue	382	367	358	363	335
Corporate banking revenue	367	318	299	228	241
Mortgage banking net revenue	133	155	174	178	302
Other noninterest income	153	299	360	587	442
Securities gains (losses), net	21	(364)	39	(37)	81
Securities gains, net—non-qualifying hedges on mortgage servicing rights	6	3	—	—	3
Total noninterest income	$2,467	2,012	2,374	2,355	2,398

Noninterest Income

Total noninterest income increased 23% compared to 2006 primarily due to the $415 million impact of the balance sheet actions in the fourth quarter of 2006 partially offset by a $177 million charge, taken in the fourth quarter of 2007, to reflect the decline in the cash surrender value of one of the BOLI policies. See Note 11 of the Notes to Consolidated Financial Statements for further information on the Bancorp’s BOLI policies. Excluding the impact of these charges, noninterest income increased nine percent over 2006. The components of noninterest income are shown in Table 6.

Electronic payment processing revenue increased $109 million, or 15%, in 2007 as FTPS realized growth in each of its three product lines. The components of electronic payment processing revenue are shown in Table 7.

TABLE 7: COMPONENTS OF ELECTRONIC PAYMENT PROCESSING REVENUE
For the years ended December 31 ($ in millions)	2007	2006	2005
Merchant processing revenue	$308	255	224
Financial institutions revenue	305	279	242
Card issuer interchange	213	183	156
Electronic payment processing revenue	$826	717	622

Merchant processing revenue increased $53 million, or 21%, due to the continued addition of new national merchant customers and resulting increases in merchant sales volumes. During 2007, the Bancorp signed large national merchant contracts with Walgreen Co., which converted during the year, and the U.S. Department of Treasury, a majority of which has been converted. These contracts contributed 37% of the revenue growth in merchant processing revenue during 2007. Financial institutions revenue increased $26 million, or 10%, as a result of continued success in attracting financial institution customers and increased debit card volumes associated with these customers. Card issuer interchange increased $30 million, or 16%, due to continued growth in debit and credit card volumes, of 11% and 29%, respectively, stemming from success in the Bancorp’s initiative in expanding its card customer base. Growth in card issuer interchange revenue was slightly mitigated by the cost of bankcard cash rewards. The Bancorp continues to see significant opportunities in attracting new financial institution customers and retailers. During 2007, the Bancorp processed over 26.7 billion transactions and handled electronic processing for over 2,500 financial institutions and over 155,000 merchant locations worldwide.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Service charges on deposits increased 12% compared to 2006. The increase was primarily driven by consumer deposit service charges, which increased 18% in 2007. The number of net new consumer checking accounts increased 49% during 2007 compared to 2006. Growth in the number of customer deposit account relationships and deposit generation continues to be a primary focus of the Bancorp.

Commercial deposit revenues increased five percent compared to the prior year. Commercial deposit revenues are offset by earnings credits on compensating balances. Net earnings credits were $64 million and $63 million for the years ended December 31, 2007 and 2006, respectively. Commercial customers receive earnings credits to offset the fees charged for banking services on their deposit accounts such as account maintenance, lockbox, ACH transactions, wire transfers and other ancillary corporate treasury management services. Earnings credits are based on the customer’s average balance in qualifying deposits multiplied by the crediting rate. Qualifying deposits include demand deposits and interest-bearing checking accounts. The Bancorp has a standard crediting rate that is adjusted as necessary based on competitive market conditions and changes in short-term interest rates. Earnings credits cannot be given in excess of the fees charged for banking services provided, and the excess earnings credits may not be carried forward to future periods. Earnings credits are netted against gross service charges to arrive at commercial deposit revenue.

Investment advisory revenues increased four percent in 2007 compared to 2006 primarily due to success in cross-sell initiatives within the private banking group and improved retail brokerage performance. Private banking revenues increased $9 million, or seven percent, while institutional revenue and securities and brokerage revenue increased four percent and three percent, respectively, compared to 2006. These increases were partially offset by a slight decline in mutual fund fees. The Bancorp continues to focus its sales efforts on improving execution in retail brokerage and retail mutual funds and on growing the institutional money management business by improving penetration and cross-sell in its large middle-market commercial customer base. The Bancorp is one of the largest money managers in the Midwest and, as of December 31, 2007, had approximately $223.2 billion in assets under care, $33.4 billion in assets under management and $13.4 billion in its proprietary Fifth Third Funds.*

Corporate banking revenue increased $49 million, or 15%, in 2007 compared to 2006. The Bancorp has placed an increased focus on broadening its suite of commercial products and has seen a positive return on its investment. The growth in corporate banking revenue was largely attributable to increased institutional sales revenue, derivative product revenues, asset securitization and syndication fees, as well as increased letter of credit fees. The Bancorp is committed to providing a comprehensive range of financial services to large and middle-market businesses and continues to further seek opportunities to expand its product offerings.

Mortgage banking net revenue decreased to $133 million in 2007 from $155 million in 2006. The components of mortgage banking net revenue are shown in Table 8. Residential mortgage originations in 2007 were $11.9 billion compared to $9.4 billion

*	FIFTH THIRD FUNDS® PERFORMANCE DISCLOSURE

Fifth Third Funds investments are: NOT INSURED BY THE FDIC or any other government agency, are not deposits or obligations of, or guaranteed by, any bank, the distributor or of the Funds any of their respective affiliates, and involve investment risks, including the possible loss of the principal amount invested. An investor should consider the fund’s investment objectives, risks and charges and expenses carefully before investing or sending money. The Funds’ prospectus contains this and other important information about the Funds. To obtain a prospectus or any other information about Fifth Third Funds, please call 1-800-282-5706 or visit www.53.com. Please read the prospectus carefully before investing. Fifth Third Funds are distributed by ALPS Distributors, Inc., member NASD, d/b/a FTAM Funds Distributor, Inc. ALPS Distributors, Inc. and FTAM Funds Distributor, Inc. are affiliated firms through direct ownership, although ALPS Distributors, Inc. and FTAM Funds Distributor, Inc. are not affiliates of Fifth Third Bank. Fifth Third Asset Management, Inc. serves as Investment Adviser to Fifth Third Funds and receives a fee for its services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

in 2006. Despite the increase in originations, gains on loan sales decreased $13 million as a result of lower margins on sales of mortgages affected by widening credit spreads in the residential mortgage market during 2007.

TABLE 8: COMPONENTS OF MORTGAGE BANKING NET REVENUE
For the years ended December 31 ($ in millions)	2007	2006	2005
Origination fees and gains on loan sales	$79	92	128
Servicing revenue:
Servicing fees	145	121	109
Servicing rights amortization	(92)	(68)	(73)
Net valuation adjustments on servicing rights and free-standing derivatives entered into to economically hedge MSR	1	10	10
Net servicing revenue	54	63	46
Mortgage banking net revenue	$133	155	174

Mortgage net servicing revenue decreased $9 million compared to 2006. Net servicing revenue is comprised of gross servicing fees and related amortization as well as valuation adjustments on mortgage servicing rights and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments. Servicing fees increased compared to 2006 as a result of growth in the Bancorp’s portfolio of residential mortgage loans serviced. The Bancorp’s total residential mortgage loans serviced at December 31, 2007 and 2006 were $45.9 billion and $38.6 billion, respectively, with $34.5 billion and $28.7 billion, respectively, of residential mortgage loans serviced for others. Servicing rights amortization increased over the prior year due to an increase in MSRs and decreased weighted-average life assumptions.

Temporary impairment on the MSR portfolio was $22 million in 2007 compared to a recovery in temporary impairment of $19 million in 2006. Servicing rights are deemed temporarily impaired when a borrower’s loan rate is distinctly higher than prevailing rates. Temporary impairment on servicing rights is reversed when the prevailing rates return to a level commensurate with the borrower’s loan rate. Further detail on the valuation of mortgage servicing rights can be found in Note 9 of the Notes to Consolidated Financial Statements. The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with the impact of changes in interest rates on the MSR portfolio. The Bancorp recognized a net gain of $23 million and a net loss of $9 million in 2007 and 2006, respectively, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. See Note 10 of the Notes to Consolidated Financial Statements for more information on the free-standing derivatives used to hedge the MSR portfolio. In addition to the derivative positions used to economically hedge the MSR portfolio, the Bancorp acquires various securities (primarily principal-only strips) as a component of its non-qualifying hedging strategy. A gain of $6 million and $3 million was recognized in 2007 and 2006, respectively, related to the sale of securities used to economically hedge the MSR portfolio.

Other noninterest income declined 48% compared to the prior year. The major components of other noninterest income for each of the last three years are shown in Table 9. The decrease was primarily attributable to the previously mentioned $177 million charge taken in the fourth quarter of 2007 to lower the cash surrender value of one of the Bancorp’s BOLI policies. Exclusive of this charge, BOLI income totaled $71 million, a decrease of 16% compared to 2006 due to a lower crediting rate. Other noninterest income for the year ended 2007 included $23 million in gains on the sale of $144 million non-strategic credit card accounts recorded in the gain on loan sales caption. Additionally, during 2007 the Bancorp recognized a $15 million gain from the sale of FDIC deposit insurance credits, which were one-time assessment credits that the Bancorp was allocated in the FDIC Reform Act of 2005, offset by a $22 million loss due to the termination of cash flow hedges originally hedging $1.0 billion of auto loans classified as held for sale, both of which were recorded in the ‘Other’ line item in Table 9. Other noninterest income for the year ended 2006 included

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

a $17 million loss in mark-to-market on free-standing derivatives related to the balance sheet actions taken in the fourth quarter, captured in the ‘Other’ line item in Table 9.

TABLE 9: COMPONENTS OF OTHER NONINTEREST INCOME
For the years ended December 31 ($ in millions)	2007	2006	2005
Bank owned life insurance	$(106)	86	91
Cardholder fees	56	49	46
Consumer loan and lease fees	46	47	50
Insurance income	32	28	27
Operating lease income	32	26	55
Banking center fees	29	22	21
Gain on loan sales	25	17	24
Other	39	24	46
Total other noninterest income	$153	299	360

The Bancorp recognized net securities gains of $21 million in 2007 compared to net securities losses of $364 million in 2006. Securities losses in 2006 primarily consisted of losses resulting from balance sheet actions taken during the fourth quarter of 2006, partially offset by a $78 million gain from the sale of MasterCard, Inc. shares.

Noninterest Expense

The Bancorp continued to focus on expense control during 2007. The Bancorp expects that cost savings initiatives will continue to be somewhat mitigated by investments in certain high opportunity markets as well as continued volume-based expense growth in payments processing and an expected increase in FDIC insurance in 2008 due to the full utilization of FDIC insurance credits expected to occur in the first half of 2008.

During 2007, the Bancorp continued its investment in the expansion of its retail distribution network and information technology infrastructure. The efficiency ratio (noninterest expense divided by the sum of net interest income (FTE) and noninterest income) was 60.2% and 59.4% for 2007 and 2006, respectively. Noninterest expense for the year ended 2007 was impacted by a $78 million charge to record a liability for the Bancorp’s indemnification of Visa for the Visa/American Express litigation settlement that occurred in the third quarter of 2007 along with a fourth quarter accrual of $94 million for additional outstanding Visa litigation settlements. See Note 15 of the Notes to Consolidated Financial Statements for additional discussion on this litigation. Additionally, the efficiency ratio was impacted by the previously mentioned $177 million charge to noninterest income to lower the cash surrender value of one of the Bancorp’s BOLI policies. Excluding these charges, the efficiency ratio for 2007 was 55.3% (comparison being provided to supplement an understanding of fundamental trends).

Total noninterest expense increased 14% in 2007 compared to 2006. This comparison is impacted by the previously mentioned Visa litigation accrual in 2007 and a $49 million charge related to the termination of debt and other financing agreements in 2006. Exclusive of these charges, total noninterest expense increased $267 million, or 10%, over 2006 primarily due to increases in volume-related payment processing expenses, investments in information technology infrastructure and higher de novo related expenses.

TABLE 10: NONINTEREST EXPENSE
For the years ended December 31 ($ in millions)	2007	2006	2005	2004	2003
Salaries, wages and incentives	$1,239	1,174	1,133	1,018	1,031
Employee benefits	278	292	283	261	240
Net occupancy expense	269	245	221	185	159
Payment processing expense	244	184	145	114	116
Technology and communications	169	141	142	120	106
Equipment expense	123	116	105	84	82
Other noninterest expense	989	763	772	1,081	733
Total noninterest expense	$3,311	2,915	2,801	2,863	2,467
Efficiency ratio	60.2%	59.4	52.1	53.0	46.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Total personnel cost (salaries, wages and incentives plus employee benefits) increased three percent in 2007 compared to 2006, due to higher revenue-based incentives and an increase in the number of employees. As of December 31, 2007, the Bancorp employed 22,678 employees, of which 6,349 were officers and 2,755 were part-time employees. Full time equivalent employees totaled 21,683 as of December 31, 2007 compared to 21,362 as of December 31, 2006.

Net occupancy expense increased 10% in 2007 over 2006 due to the addition of 46 banking centers, excluding 31 new banking centers added as a result of the Crown acquisition. The Bancorp remains focused on expanding its retail franchise through de novo growth with plans to open approximately 50 new banking centers in 2008, in addition to 57 new banking centers as a result of the pending acquisition with First Charter.

Payment processing expense includes third-party processing expenses, card management fees and other bankcard processing expenses. Payment processing expense increased 32% compared to last year due to increased processing volumes of 27% and 10% in the merchant and financial institutions businesses, respectively. Additionally, the increase in this caption reflects the conversion of national merchant contracts during the year.

The major components of other noninterest expense for each of the last three years are shown in Table 11. Other noninterest expense increased 30% in 2007 compared to 2006 primarily due to the previously mentioned Visa litigation settlement charges of $172 million, higher loan processing costs associated with collections activities, and volume-related increases in affordable housing investments expense. Other noninterest expense also included $13 million in provision for unfunded commitments, recorded in the ‘Other’ line item in Table 11, an $11 million increase over the prior year. Marketing expense increased compared to the prior year as a result of the Bancorp’s new branding, expansion into newer markets and increased advertising as a result of the Crown acquisition.

TABLE 11: COMPONENTS OF OTHER NONINTEREST EXPENSE
For the years ended December 31 ($ in millions)	2007	2006	2005
Loan processing	$119	93	89
Marketing	84	78	76
Affordable housing investments	57	42	35
Travel	54	52	54
Postal and courier	52	49	50
Intangible asset amortization	42	45	46
Professional services fees	35	28	26
Supplies	31	28	35
Franchise and other taxes	23	30	37
Operating lease	22	18	40
Visa litigation accrual	172	—	—
Debt termination	—	49	—
Other	298	251	284
Total other noninterest expense	$989	763	772

Applicable Income Taxes

The Bancorp’s income from continuing operations before income taxes, applicable income tax expense and effective tax rate for each of the periods indicated are shown in Table 12. Applicable income tax expense for all periods includes the benefit from tax-exempt income, tax-advantaged investments and general business tax credits, partially offset by the effect of nondeductible expenses. The increase in the effective tax rate in 2007 was a result of an after-tax BOLI charge of $177 million on a lower pretax income base. See Note 11 and Note 21 of the Notes to Consolidated Financial Statements for further information.

TABLE 12: APPLICABLE INCOME TAXES
For the years ended December 31 ($ in millions)	2007	2006	2005	2004	2003
Income from continuing operations before income taxes, minority interest and cumulative effect	$1,537	1,627	2,208	2,237	2,438
Applicable income taxes	461	443	659	712	786
Effective tax rate	30.0%	27.2	29.9	31.8	32.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Comparison of 2006 with 2005

Net income for the year ended 2006 was $1.2 billion or $2.13 per diluted share, a 23% decrease compared to $1.5 billion and $2.77 per diluted share in 2005. The decrease in net income was primarily a result of the impact of the balance sheet actions announced and completed during the fourth quarter of 2006, which resulted in a pretax loss of $454 million. Specifically, these balance sheet actions included:

•	Sale of $11.3 billion in available-for-sale securities with a weighted-average yield of 4.30%;

•	Reinvestment of approximately $2.8 billion in available-for-sale securities that are more efficient when used as collateral for pledging purposes;

•	Repayment of $8.5 billion in wholesale borrowings at a weighted-average rate paid of 5.30%; and

•	Termination of approximately $1.1 billion of repurchase and reverse repurchase agreements.

These actions were taken to improve the asset/liability profile of the Bancorp and reduce the size of the Bancorp’s available-for-sale securities portfolio to a size that was more consistent with its liquidity, collateral and interest rate risk management requirements; improve the composition of the balance sheet with a lower concentration in fixed-rate assets; lower wholesale borrowings to reduce leverage; and better position the Bancorp for an uncertain economic and interest rate environment. The pretax losses consisted of:

•	$398 million in losses on the sale of securities;

•	$17 million in losses on derivatives to hedge the price of the securities sold, recorded in other noninterest income; and

•	$39 million in charges related to the termination of certain repurchase and reverse repurchase financing agreements, recorded in other noninterest expense.

Net interest income (FTE) decreased three percent compared to 2005. Net interest margin decreased to 3.06% in 2006 from 3.23% in 2005 largely due to rising short-term interest rates, the impact of the primarily fixed-rate securities portfolio and mix shifts within the core deposit base from demand deposit and interest checking categories to savings, money market and other time deposit categories paying higher rates of interest.

Noninterest income decreased 15% in 2006 compared to 2005 primarily due to the losses on the sale of securities and related derivative losses from the balance sheet actions taken in the fourth quarter of 2006 totaling $415 million. Excluding these losses, noninterest income increased $54 million, or two percent, in 2006 compared to 2005 due to continued strong growth in electronic payment processing and corporate banking revenue offset by a $19 million decline in mortgage banking revenue.

Noninterest expense increased four percent in 2006 compared to 2005 primarily due to increases in employee incentives, volume-related payment processing expenditures, equipment expenditures and occupancy expense related to the addition of de novo banking centers, and $39 million in charges related to the termination of certain repurchase and reverse repurchase agreements. Excluding the $39 million in charges, noninterest expense increased by three percent.

In 2006, net charge-offs as a percent of average loans and leases were 44 bp compared to 45 bp in 2005. At December 31, 2006, nonperforming assets as a percent of loans and leases increased to .61% from .52% at December 31, 2005.

BUSINESS SEGMENT REVIEW

The Bancorp reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Processing

Solutions. Further detailed financial information on each business segment is included in Note 27 of the Notes to Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of the Bancorp’s business segments are presented based on its management structure and management accounting practices. The structure and accounting practices are specific to the Bancorp; therefore, the financial results of the Bancorp’s business segments are not necessarily comparable with similar information for other financial institutions. The Bancorp refines its methodologies from time to time as management accounting practices are improved and businesses change. During 2007, the Bancorp changed the reporting of Processing Solutions to include certain revenues and expenses related to credit card processing that were previously listed under the Commercial and Branch Banking segments. Revisions to the Bancorp’s methodologies are applied on a retroactive basis.

The Bancorp manages interest rate risk centrally at the corporate level by employing a funds transfer pricing (“FTP”) methodology. This methodology insulates the business segments from interest rate volatility, enabling them to focus on serving customers through loan originations and deposit taking. The FTP system assigns charge rates and credit rates to classes of assets and liabilities, respectively, based on expected duration and the Treasury swap curve. Matching duration, or the expected average term until an instrument can be repriced, allocates interest income and interest expense to each segment so its resulting net interest income is insulated from interest rate risk. In a rising rate environment, the Bancorp benefits from the widening spread between deposit costs and wholesale funding costs. However, the Bancorp’s FTP system credits this benefit to deposit-providing businesses, such as Branch Banking and Investment Advisors, on a duration-adjusted basis. The net impact of the FTP methodology is captured in General Corporate and Other.

Management made several changes to the FTP methodology in 2007 to more appropriately calculate FTP charges and credits to each of the Bancorp’s business segments. Changes to the FTP methodology were applied retroactively and included adding a liquidity premium to loans, deposits and certificates of deposit to properly reflect the Bancorp’s marginal cost of longer term funding. In addition, an FTP charge on fixed assets based on the average 5 year

Treasury curve was added to the new FTP methodology.

TABLE 13: BUSINESS SEGMENT NET INCOME
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Commercial Banking	$702	693	600
Branch Banking	621	562	515
Consumer Lending	130	179	203
Investment Advisors	100	91	72
Processing Solutions	153	138	123
General Corporate and Other	(630)	(475)	36
Net income	$1,076	1,188	1,549

The business segments are charged provision expense based on the actual net charge-offs experienced by the loans owned by each segment. Provision expense attributable to loan growth and change in factors in the allowance for loan and lease losses are captured in General Corporate and Other. The financial results of the business segments include allocations for shared services and headquarters expenses. Even with these allocations, the financial results are not necessarily indicative of the business segments’ financial condition and results of operations as if they were to exist as independent entities. Additionally, the business segments form synergies by taking advantage of cross-sell opportunities and when funding operations by accessing the capital markets as a collective unit. Net income by business segment is summarized in Table 13.

Commercial Banking

Commercial Banking offers banking, cash management and financial services to large and middle-market businesses, government and professional customers. In addition to the traditional lending and depository offerings, Commercial Banking products and services include, among others, foreign exchange and international trade finance, derivatives and capital markets services, asset-based lending, real estate finance, public finance, commercial leasing and syndicated finance. Table 14 contains selected financial data for the Commercial Banking segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Comparison of 2007 with 2006

Net income increased $9 million, or one percent, compared to 2006 as a result of continued success in the sale of corporate banking services, offset by a higher provision for loan and lease losses and growth in noninterest expense.

Net interest income was modestly lower in comparison to 2006 due to a 32 bp decline in the spread between loan yields and the related FTP charge. Average loans and leases increased nine percent over 2006, to $35.7 billion, with growth concentrated in C&I loans and commercial mortgage loans. The increase in commercial mortgage loans can be attributed to loans acquired from Crown in November 2007 and to the conversion of construction loans to permanent financing throughout 2007. Average core deposits increased modestly to $15.9 billion in 2007 compared to 2006 as the decrease in savings and money market balances were more than offset by the growth in foreign office deposits. Foreign office deposits represent commercial customers Eurodollar sweeps that pay rates comparable to money market deposits. Net charge-offs as a percent of average loans increased from 31 bp in 2006 to 36 bp in 2007 as the segment experienced a $15 million fraud related charge-off in its Chicago affiliate and an increase in charge-offs of commercial mortgage loans in parts of its footprint, specifically eastern Michigan and northeastern Ohio.

Noninterest income increased $82 million, or 17%, compared to 2006 largely due to an increase in corporate banking revenue of $49 million, or 17%. Increases in corporate banking revenue occurred in all subcaptions as a result of a build-out of its commercial product offerings by the Commercial Banking segment. During 2007, the segment introduced new treasury management products and remains focused on further penetration of middle-market customers and the healthcare industry throughout its affiliates. Other noninterest income grew by 62% compared to the prior year, as operating lease income grew from $18 million to $31 million on higher volumes.

Noninterest expense increased $66 million, or nine percent, in 2007 compared to 2006 primarily due to higher sales related incentives expense and a volume-related increase in affordable housing investments expense.

Comparison of 2006 with 2005

Net income increased $93 million, or 16%, compared to 2005 largely as a result of loan and deposit growth and success in the sale of corporate banking services. Average loans and leases increased 12% over 2005, to $32.7 billion, with growth occurring across all loan categories. Average core deposits increased to $15.8 billion in 2006 from $14.4 billion in 2005. The moderate decrease in average demand deposits from the prior year was primarily due to lower relative compensating balance requirements that was more than offset by increases in interest checking and savings and money market deposits. The increase in average loans and leases and core deposits led to a $140 million increase in net interest income compared to the prior year.

Noninterest income increased $18 million, or four percent, compared to 2005 largely due to an increase in corporate banking revenue of $16 million, or six percent. Noninterest expense increased $30 million, or four percent, in 2006 compared to 2005 primarily due to volume-related increases in loan, payment processing, operating lease and data processing expenses.

Branch Banking

Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through 1,227 full-service banking centers. Branch Banking offers depository and loan products, such as checking and savings accounts, home equity loans and lines of credit, credit cards and loans for automobile and other personal financing needs, as well as products designed to meet the specific needs of small businesses, including cash management services. Table 15 contains selected financial data for the Branch Banking segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 14: COMMERCIAL BANKING
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Net interest income (FTE) (a)	$1,310	1,317	1,177
Provision for loan and lease losses	127	99	90
Noninterest income:
Corporate banking revenue	341	292	276
Service charges on deposits	154	146	149
Other noninterest income	63	38	33
Noninterest expense:
Salaries, incentives and benefits	264	244	247
Other noninterest expenses	529	483	450
Income before taxes	948	967	848
Applicable income taxes (a)	246	274	248
Net income	$702	693	600
Average Balance Sheet Data
Commercial loans	$35,662	32,707	29,184
Demand deposits	5,927	6,296	6,347
Interest checking	4,098	3,862	3,129
Savings and money market	4,331	5,049	4,738
Certificates $100,000 and over & other time	1,838	1,755	1,113
Foreign office deposits	1,483	515	194

(a)	Includes taxable-equivalent adjustments of $14 million for 2007, $13 million for 2006 and 2005.

Comparison of 2007 with 2006

Net income increased $59 million, or 10%, compared to 2006 as the segment benefited from increased interest rates through the majority of the year and increased service charges on deposits. Net interest income increased $165 million as increases in total deposits were partially offset by a deposit mix shift toward higher paying deposit account types. Average core deposits increased three percent, to $39.9 billion, compared to 2006. Interest checking accounts decreased $1.9 billion, or 18% while savings and money market deposits increased $2.9 billion, or 24%, compared to 2006. Average loans and leases increased two percent to $17.0 billion, led by growth in credit card balances of 56%.

The provision for loan and lease losses increased $54 million over 2006 due to the deteriorating credit environment involving home equity loans, particularly in Michigan and Florida. Net charge-offs as a percent of average loans and leases increased significantly from 64 bp to 95 bp, with much of the increase occurring in the fourth quarter of 2007. The Bancorp experienced growth in charge-offs on home equity lines and loans with high loan-to-value (“LTV”) ratios, reflecting borrower stress and lower home prices.

Noninterest income increased nine percent from 2006. Service charges on deposits grew 15% compared to the prior year due to growth in consumer deposit fees driven by new account openings and higher levels of customer activity. Electronic payment processing revenue increased nine percent as card issuer interchange on debit cards grew $14 million, or 10%.

Noninterest expense increased eight percent compared to 2006. Net occupancy and equipment expenses increased 13% compared to 2006 as a result of the continued opening of new banking centers. The Bancorp built 66 de novo locations during 2007 and increased total banking centers by 77. The Bancorp will continue to position itself for sustained long-term growth through new banking center additions in key growth markets within its footprint.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 15: BRANCH BANKING
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Net interest income	$1,465	1,300	1,210
Provision for loan and lease losses	162	108	97
Noninterest income:
Service charges on deposits	421	365	368
Electronic payment processing	174	159	143
Investment advisory revenue	90	87	86
Other noninterest income	94	100	91
Noninterest expense:
Salaries, incentives and benefits	483	457	466
Net occupancy and equipment expenses	173	153	138
Other noninterest expenses	467	425	401
Income before taxes	959	868	796
Applicable income taxes	338	306	281
Net income	$621	562	515
Average Balance Sheet Data
Consumer loans	$11,838	11,461	10,775
Commercial loans	5,173	5,296	5,278
Demand deposits	5,757	5,840	5,977
Interest checking	8,692	10,578	13,489
Savings and money market	14,748	11,886	9,265
Certificates $100,000 and over & other time	13,729	13,031	10,189

Comparison of 2006 with 2005

Net income increased $47 million, or nine percent, compared to 2005. Net interest income increased $90 million as increases in average loans and leases and total deposits were partially offset by a deposit mix shift toward higher paying deposit account types. Average loans and leases increased four percent to $16.8 billion, led by growth in credit card balances of 21%. Branch Banking realized a shift to higher-rate deposit products throughout 2006. Interest checking and demand deposits decreased $3.0 billion, or 22%, and savings, money market and other time deposits increased $3.8 billion, or 21%, compared to 2005.

Noninterest income increased three percent from 2005 as growth in electronic payment processing revenue of $12 million was offset by $3 million decreases in both service charges on deposits and mortgage banking net revenue. Noninterest expense increased by three percent compared to 2005 as costs were contained despite the effect from the Bancorp’s continued de novo banking center growth strategy, which led to a 11% increase in net occupancy and equipment expense.

Consumer Lending

Consumer Lending includes the Bancorp’s mortgage, home equity, automobile and other indirect lending activities. Mortgage and home equity lending activities include the origination, retention and servicing of mortgage and home equity loans or lines of credit, sales and securitizations of those loans or pools of loans or lines of credit and all associated hedging activities. Other indirect lending activities include loans to consumers through mortgage brokers, automobile dealers and federal and private student education loans. Table 16 contains selected financial data for the Consumer Lending segment.

Comparison of 2007 with 2006

Net income decreased $49 million, or 28%, compared to 2006 despite increased originations, due to an increase in provision for loan and lease losses and decreased gain on sale margins. Net interest income was relatively flat compared to the prior year. Average residential mortgage loans increased seven percent compared to 2006 due to increased mortgage originations and loans acquired from Crown. Net charge-offs increased to 73 bp in 2007, an increase from 47 bp in 2006, due to greater severity of loss on residential mortgages and automobile loans related to declining real estate prices and a market surplus of used automobiles, respectively. The segment is focusing on managing credit risk through the restructuring of certain residential mortgage loans and careful consideration of underwriting and collection standards.

Noninterest income decreased 14% compared to 2006 due to a decline in mortgage banking net revenue. The Bancorp’s mortgage originations were $11.4 billion and $9.4 in 2007 and 2006, respectively. Despite the increase in originations, gain on sale margins decreased due to widening

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

credit spreads in the residential mortgage market, resulting in a decrease in mortgage banking net revenue of $26 million, or 18%.

TABLE 16: CONSUMER LENDING
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Net interest income	$404	409	424
Provision for loan and lease losses	148	94	89
Noninterest income:
Mortgage banking net revenue	122	148	165
Other noninterest income	75	81	124
Noninterest expense:
Salaries, incentives and benefits	84	98	89
Other noninterest expenses	169	169	222
Income before taxes	200	277	313
Applicable income taxes	70	98	110
Net income	$130	179	203
Average Balance Sheet Data
Residential mortgage loans	$10,156	9,523	8,957
Home equity	1,335	1,311	1,173
Automobile loans	9,711	8,560	7,584
Consumer leases	917	1,328	1,822

Comparison of 2006 with 2005

Net income decreased $24 million, or 12%, compared to 2005. Net interest income decreased $15 million, or four percent, despite average loans and leases increasing six percent, due to an 81 bp decline in the spread between loan yields and the related FTP charge as a result of the increasingly competitive environment in which this segment competes.

The Bancorp’s mortgage originations were $9.4 billion and $9.9 billion in 2006 and 2005, respectively. As a result of the decrease in originations and the corresponding decrease in gains on sales of mortgages, mortgage banking net revenue decreased $17 million, or 10%. Decreases in other noninterest income and expense were largely a result of the planned run off of the consumer operating lease portfolios. Operating lease income and expense decreased from 2005 by $39 million and $29 million, respectively.

Investment Advisors

Investment Advisors provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. The Bancorp’s primary services include investments, trust, asset management, retirement plans and custody. Fifth Third Securities, Inc., an indirect wholly-owned subsidiary of the Bancorp, offers full service retail brokerage services to individual clients and broker dealer services to the institutional marketplace. Fifth Third Asset Management, Inc., an indirect wholly-owned subsidiary of the Bancorp, provides asset management services and also advises the Bancorp’s proprietary family of mutual funds. Table 17 contains selected financial data for the Investment Advisors segment.

Comparison of 2007 with 2006

Net income increased $9 million, or 10%, compared to 2006 on increases in investment advisory revenue of 5%. Net interest income increased 11% to $154 million on a five percent increase in average loans and leases and a seven percent increase in core deposits. Overall, noninterest income increased six percent from 2006. Fifth Third Private Bank, the Bancorp’s wealth management group, increased revenues by six percent on execution of cross-sell initiatives. Brokerage income also increased seven percent compared to 2006 as the overall equity markets performed well for much of 2007 and the segment increased the number of registered representatives. The segment realized only modest gains in institutional services income. Noninterest expenses remain contained, increasing four percent compared to 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 17: INVESTMENT ADVISORS
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Net interest income	$154	139	122
Provision for loan and lease losses	13	4	4
Noninterest income:
Investment advisory revenue	386	367	360
Other noninterest income	22	19	17
Noninterest expense:
Salaries, incentives and benefits	167	172	169
Other noninterest expenses	228	209	214
Income before taxes	154	140	112
Applicable income taxes	54	49	40
Net income	$100	91	72
Average Balance Sheet Data
Loans and leases	$3,207	3,068	2,684
Core deposits	4,978	4,673	4,027

Comparison of 2006 with 2005

Net income increased $19 million, or 26%, compared to 2005 as a result of an increase in net interest income and modest growth in investment advisory revenue. Net interest income increased 14%, to $139 million as the segment benefited from the liquidity premium placed on deposit accounts as previously discussed.

Noninterest income increased three percent from 2005 as the $7 million increase in Private Bank revenues was mitigated by a decrease in mutual fund revenue of $3 million. The decrease in mutual fund revenue was primarily the result of the deployment of an open architecture on proprietary fund sales. Noninterest expenses decreased modestly compared to the prior year due to the focus on expense control.

Processing Solutions

Fifth Third Processing Solutions provides electronic funds transfer, debit, credit and merchant transaction processing, operates the Jeanie® ATM network and provides other data processing services to affiliated and unaffiliated customers. Table 18 contains selected financial data for the Processing Solutions segment.

Comparison of 2007 with 2006

Net income increased $15 million, or 11%, versus the prior year as electronic payment processing revenues (the sum of merchant processing, financial institutions processing and card issuer interchange revenues) continued to produce double-digit increases. Merchant processing increased $55 million, or 21%, due to the addition and conversion of large national clients throughout the year. Card issuer interchange revenues increased primarily due to new customer additions and the resulting higher card sales volumes from the success in the Bancorp’s initiative to increase credit card penetration of its customer base. The Bancorp continues to see significant opportunities to attract new financial institution customers and retailers within this business segment.

The strong increase in noninterest income was mitigated by a 19% increase in noninterest expense due to network charges resulting from increased transaction volume in addition to expenses related to the conversion of large national merchant contracts. Expenses are expected to moderate in future periods to be more consistent with revenue growth while reflecting spread pressure relating to the renewal of current customer contracts.

TABLE 18: PROCESSING SOLUTIONS
For the years ended December 31 ($ in millions)	2007	2006	2005
Income Statement Data
Net interest income	$(6)	(3)	(9)
Provision for loan and lease losses	11	9	18
Noninterest income:
Merchant processing	314	259	224
Financial institutions processing	319	290	250
Card issuer interchange	66	52	43
Other noninterest income	43	34	41
Noninterest expense:
Salaries, incentives and benefits	75	70	53
Payment processing expense	237	169	127
Other noninterest expenses	176	171	162
Income before taxes	237	213	189
Applicable income taxes	84	75	66
Net income	$153	138	123

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Comparison of 2006 with 2005

Net income increased $15 million, or 12%, versus the prior year as a result of increases in electronic payment processing fees mitigated by increases in personnel costs and payment processing expenses. Compared to 2006, merchant processing revenues and financial institution revenue increased 16%, while card issuer interchange earned on credit cards transactions increased 20%.

Noninterest expense increased 20% primarily due to headcount additions, investment in information technology and transaction processing costs. Salaries, incentives and benefits increased 33% with the addition of over 300 employees.

General Corporate and Other

General Corporate and Other includes the unallocated portion of the investment securities portfolio, securities gains/losses, certain non-core deposit funding, unassigned equity, provision expense in excess of net charge-offs and certain support activities and other items not attributed to the business segments.

Comparison of 2007 with 2006

The results of General Corporate and Other were primarily impacted by the increase in provision expense compared to the prior year. Provision expense over charge-offs increased by approximately $139 million compared to 2006 as the allowance for loan and lease losses as a percentage of loan and leases increased from 1.04% as of December 31, 2006 to 1.17% as of December 31, 2007. The increase is attributable to a number of factors including an increase in delinquencies, increases in the severity of loss due to real estate price deterioration in some the Bancorp’s key lending markets, the increase in automobile loans and credit card balances and a modest decline in economic conditions.

Comparison of 2006 with 2005

The results of General Corporate and Other were primarily impacted by the balance sheet actions in the fourth quarter of 2006 and the related loss on the sale of securities. General Corporate and Other was also impacted by wholesale funding repricing at a faster rate than securities as a result of rising short-term rates in the first half of 2006. The Bancorp experienced an increase in the average interest rate on wholesale funding from 3.36% in 2005 to 5.02% in 2006 compared to an increase in the average interest rate on securities from 4.36% in 2005 to 4.56% in 2006.

FOURTH QUARTER REVIEW

The Bancorp’s 2007 fourth quarter net income was $16 million, or $.03 per diluted share, compared to $325 million, or $.61 per diluted share, in the third quarter of 2007 and $66 million, or $.12 per diluted share, for the fourth quarter of 2006. Return on average assets and return on average equity for the fourth quarter of 2007 were .06% and .7%, respectively, compared to 1.26% and 13.8% in the third quarter of 2007 and .25% and 2.6% in 2006’s fourth quarter. Fourth quarter 2007 earnings and ratios were negatively impacted by a charge of $177 million to lower the current cash surrender value of one of the Bancorp’s BOLI policies, a charge of $94 million related to Visa members’ indemnification of future litigation settlements, as well as $8 million in acquisition-related costs. The BOLI charge reflected an additional $22 million recorded subsequent to the

Bancorp’s issuance of fourth quarter of 2007 earnings. In the fourth quarter of 2006, earnings and ratios were negatively impacted by $454 million in total pretax losses and charges related to balance sheet actions taken to improve the asset/liability profile of the Bancorp.

Fourth quarter 2007 net interest income (FTE) of $785 million increased $25 million, or three percent, from the third quarter of 2007 and $41 million, or six percent, from the same period a year ago. Sequential growth in net interest income was primarily driven by a five percent increase in earning assets and lower funding costs, both in core deposits and wholesale borrowings, resulting from lower market interest rates. These positive effects were partially offset by lower loan yields related to lower

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

market interest rates, the reversal of previously recognized interest on higher nonperforming assets, and the impact of the issuance of trust preferred securities during the third and fourth quarters. Increases in net interest income compared to the fourth quarter of 2006 were primarily a result of the balance sheet actions in the prior year, mitigated by the issuance of $2.2 billion in trust preferred securities throughout 2007. The net interest margin was 3.29%, a 5 bp decrease from the third quarter of 2007 and a 13 bp increase over the fourth quarter of 2006.

Noninterest income of $509 million decreased by $172 million compared to the third quarter of 2007 and increased $328 million compared to the fourth quarter of 2006. Fourth quarter 2007 results include a $177 million charge to reduce the cash surrender value of one of the Bancorp’s BOLI policies and $22 million related to the termination of cash flow hedges on automobile loans held for sale. Third quarter results included a gain of $15 million on the sale of FDIC deposit insurance credits. Fourth quarter of 2006 results include $415 million in losses on securities and derivatives related to the Bancorp’s fourth quarter of 2006 balance sheet actions. Excluding those charges, sequential noninterest income growth was $42 million, or six percent, and year-over-year noninterest income growth was $112 million, or 19%, with strong growth in service charges on deposits, corporate banking and electronic payment processing revenue.

Electronic payment processing revenue of $223 million increased five percent sequentially and 15% compared with last year. Compared with a year ago, growth was driven by continued strong merchant processing results and strong growth in card issuer interchange driven by higher card usage and an increase in credit card accounts stemming from success in the Bancorp’s initiative to increase customer credit card penetration.

Service charges on deposits of $160 million increased six percent from the third quarter of 2007 and 30% versus the same quarter last year. Retail service charges increased three percent from the third quarter, driven by higher levels of customer activity and modest growth in transaction accounts. Retail service charges grew 41% compared with the fourth quarter of 2006, driven by higher levels of customer activity and comparisons to the unusual weakness experienced in the same quarter last year. Commercial service charges increased 10% sequentially and 19% compared with last year, primarily due to lower earnings credits on commercial deposit accounts and fee growth associated with new product and service offerings.

Investment advisory revenue of $94 million decreased one percent sequentially and increased four percent over fourth quarter of 2006. Private banking revenue increased two percent sequentially, largely due to higher insurance revenue, and nine percent from the same quarter last year on continued strong results particularly in wealth planning and trust. Brokerage fee revenue declined seven percent sequentially, reflecting the volatility in equity markets in the fourth quarter of 2007, and was flat compared with a year ago as the effect of adverse market conditions offset growth in the number of licensed brokers.

Corporate banking revenue of $106 million increased 17% sequentially and 29% over the fourth of 2006, reflecting the build out of the Bancorp’s corporate banking capabilities. The Bancorp realized growth both sequentially and year-over-year in all sub captions of corporate banking revenue.

Mortgage banking net revenue totaled $26 million in the fourth and third quarter of 2007 and $30 million in the fourth quarter of 2006. Mortgage originations of $2.7 billion decreased from $3.0 billion in the third quarter of 2007 and increased from $2.3 billion in the fourth quarter of 2006. Gains on loan sales of $18 million increased from $9 million in the third quarter and decreased from $23 million in fourth quarter of 2006. Improvement in the liquidity of the residential mortgage market during the fourth quarter of 2007 drove the higher gains on loan sales compared with the third quarter. Net servicing revenue, before MSR valuation adjustments, of $14 million in the fourth quarter was consistent with the third quarter of 2007 and increased $2 million over the fourth quarter of 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Noninterest expense of $940 million increased 10% from third quarter of 2007 and increased 24% from the fourth quarter of 2006. Comparisons reflect expenses accrued related to future Visa litigation settlements of $94 million in the fourth quarter of 2007 and $78 million related to the Visa/American Express settlement in the third quarter of 2007. Exclusive of the Visa accruals and a $39 million charge associated with the termination of financing agreements in the fourth quarter of 2006, noninterest expense increased nine percent compared to the third quarter of 2006 and 17% compared to the same quarter last year. Both sequential and year-over-year increases were driven by volume-based increases in payment processing expense, higher de novo related occupancy expense and increased provision expense for unfunded loan commitments.

Net charge-offs as a percentage of average loans and leases were 89 bp, or $174 million, in the fourth quarter, compared with 60 bp, or $115 million, last quarter and 52 bp, or $97 million, in the fourth quarter of 2006. The increase was the result of commercial and consumer real estate loans concentrated in Michigan, northern Ohio and Florida. Comparisons were also affected by a $15 million fraud-related commercial loan charge-off in the fourth quarter of 2007.

Average loan and lease balances grew five percent sequentially and nine percent from the fourth quarter last year. Crown contributed approximately one percent of the sequential and year-over-year growth, primarily in commercial and residential mortgage loans. The Bancorp continued to grow credit card balances, increasing seven percent over the sequential quarter and 60% over the fourth quarter of 2006. Average core deposits were up three percent compared to the third quarter of 2007 and the fourth quarter of 2006. Crown contributed approximately one percent of the sequential and year-over-year growth. The Bancorp continued to generate overall deposit growth while realizing a mix shift from interest checking to savings accounts.

BALANCE SHEET ANALYSIS

Loans and Leases

Total loans and leases increased 12% compared to December 31, 2006. Table 19 presents the Bancorp’s total commercial and consumer loan and lease portfolio classified by the primary purpose of the loan.

Total commercial loans and leases increased $6.1 billion, or 15%, compared to the prior year. Excluding loans acquired from Crown, commercial loans and leases increased approximately $5.6 billion, or 14%, reflecting growth in commercial and industrial loans throughout the Bancorp’s footprint. Commercial mortgage growth was primarily a result of the Crown acquisition. Growth in commercial mortgage and the decrease in commercial construction is also attributed to the conversion of construction loans to permanent financing.

Total consumer loans and leases increased $3.0 billion, or nine percent, compared to December 31, 2006 as a result of the Crown acquisition, growth in the automobile loan portfolio and increased promotion of credit cards. Excluding Crown, total consumer loans and leases increased approximately $1.5 billion, or four percent. Residential mortgage loans increased $1.5 billion, or 15%, compared to 2006, primarily from the Crown acquisition. Excluding Crown, residential mortgage loans increased approximately $260 million, or three percent, compared to the prior year. Residential mortgage originations totaled $11.9 billion in 2007 compared to $9.4 billion in 2006. Automobile loans increased $1.2 billion, or 12%, compared to 2006. The growth in automobile loans was attributed to an increase in the number of dealers in the Bancorp’s indirect automobile lending network from 8,700 in 2006 to 9,300 in 2007. A key focus for the Bancorp in 2007 was increasing its penetration of credit cards within in its retail footprint through marketing campaigns targeted to specific borrowers. Credit card balances increased 58%, to $1.6 billion, with growth primarily a result of a 26% increase in the number of accounts. The Bancorp will continue to focus on growing credit card balances throughout 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Average commercial loans and leases increased $2.7 billion, or seven percent, compared to December 31, 2006, with growth in commercial loans and commercial mortgage loans. The Bancorp experienced double-digit growth in more than a third of its affiliates, including 11% in the Florida affiliates, 29% in Lexington and 26% in Tennessee.

Average consumer loans and leases increased $2.1 billion, or six percent, compared to 2006. The growth in average consumer loans and leases was a result of strong growth in residential mortgage, automobile and credit card balances mitigated by a decline in home equity loans and consumer automobile leases. The Bancorp experienced its largest growth in the Chicago affiliate, an increase of $254 million, or nine percent. Additionally, the Bancorp saw growth of 11% in the Florida affiliates and 30% in Tennessee offset by a decline of nine percent in the Western Ohio affiliate.

Investment Securities

The Bancorp uses investment securities as a means of managing interest rate risk, providing liquidity support and providing collateral for pledging purposes. As of December 31, 2007, total investment securities were $11.2 billion compared to $11.6 billion at December 31, 2006. Securities are classified as available-for-sale when, in management’s judgment, they may be sold in response to, or in anticipation of, changes in market conditions. The Bancorp’s management has evaluated the securities in an unrealized loss position in the available-for-sale portfolio and maintains the intent and ability to hold these securities to the earlier of the recovery of the losses or maturity.

Net unrealized losses on the available-for-sale securities portfolio were $144 million at December 31, 2007 compared to $183 million at December 31, 2006. At December 31, 2007, 85% of the unrealized losses in the available-for-sale securities portfolio were comprised of agency mortgage-backed securities and securities issued by U.S. Government sponsored agencies. The Bancorp’s management believes the price movements in these securities were primarily the result of movement in market interest rates.

TABLE 19: COMPONENTS OF TOTAL LOANS AND LEASES (INCLUDING HELD FOR SALE)
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Commercial:
Commercial loans	$26,079	20,831	19,377	16,107	14,261
Commercial mortgage	11,967	10,405	9,188	7,636	6,894
Commercial construction	5,561	6,168	6,342	4,348	3,301
Commercial leases	3,737	3,841	3,698	3,426	3,264
Total commercial loans and leases	47,344	41,245	38,605	31,517	27,720
Consumer:
Residential mortgage loans	11,433	9,905	8,991	7,912	5,865
Home equity	11,874	12,154	11,805	10,318	8,783
Automobile loans	11,183	10,028	9,396	7,734	8,606
Credit card	1,591	1,004	788	794	727
Other consumer loans and leases	1,157	1,167	1,644	2,092	2,488
Total consumer loans and leases	37,238	34,258	32,624	28,850	26,469
Total loans and leases	$84,582	75,503	71,229	60,367	54,189

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 20: COMPONENTS OF AVERAGE TOTAL LOANS AND LEASES
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Commercial:
Commercial loans	$22,351	20,504	18,310	14,955	13,705
Commercial mortgage	11,078	9,797	8,923	7,391	3,097
Commercial construction	5,661	6,015	5,525	3,807	6,299
Commercial leases	3,683	3,730	3,495	3,296	3,037
Total commercial loans and leases (including held for sale)	42,773	40,046	36,253	29,449	26,138
Consumer:
Residential mortgage loans	10,489	9,574	8,982	6,801	6,880
Home equity	11,887	12,070	11,228	9,584	8,796
Automobile loans	10,704	9,570	8,649	8,128	7,403
Credit card	1,276	838	728	740	559
Other consumer loans and leases	1,219	1,395	1,897	2,340	2,638
Total consumer loans and leases (including held for sale)	35,575	33,447	31,484	27,593	26,276
Total loans and leases (including held for sale)	$78,348	73,493	67,737	57,042	52,414
Total portfolio loans and leases (excluding held for sale)	$76,033	72,447	66,685	55,951	49,700

TABLE 21: COMPONENTS OF INVESTMENT SECURITIES (AMORTIZED COST BASIS)
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Available-for-sale and other:
U.S. Treasury and Government agencies	$3	1,396	506	503	838
U.S. Government sponsored agencies	160	100	2,034	2,036	3,877
Obligations of states and political subdivisions	490	603	657	823	922
Agency mortgage-backed securities	8,738	7,999	16,127	17,571	21,101
Other bonds, notes and debentures	385	172	2,119	2,862	1,401
Other securities	1,045	966	1,090	1,006	937
Total available-for-sale and other securities	$10,821	11,236	22,533	24,801	29,076
Held-to-maturity:
Obligations of states and political subdivisions	$351	345	378	245	126
Other bonds, notes and debentures	4	11	11	10	9
Total held-to-maturity	$355	356	389	255	135

At December 31, 2007, the Bancorp’s investment portfolio primarily consisted of AAA rated agency mortgage-backed securities and the Bancorp does not hold CDOs or asset-backed securities backed by subprime loans. The balance of securities below investment grade was immaterial as of December 31, 2007.

Available-for-sale securities, on an amortized cost basis, decreased $415 million since December 31, 2006. At December 31, 2007, available-for-sale securities decreased to 11% of interest-earning assets, compared to 13% at

December 31, 2006. The estimated weighted-average life of the debt securities in the available-for-sale portfolio was 6.8 years at December 31, 2007 compared to 4.3 years at December 31, 2006. At December 31, 2007, the fixed-rate securities within the available-for-sale securities portfolio had a weighted-average yield of 5.31% compared to 5.13% at December 31, 2006. The increased yield from the prior year was a result of the balance sheet actions taken in the fourth quarter of 2006, which included the sale of $11.3 billion in available-for-sale securities with a weighted-average yield of 4.30%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Information presented in Table 22 is on a weighted-average life basis, anticipating future prepayments. Yield information is presented on an FTE basis and is computed using historical cost balances. Maturity and yield calculations for the total available-for-sale portfolio exclude equity securities that have no stated yield or maturity. Further information on securities held by the Bancorp can be found in Note 3 of the Notes to Consolidated Financial Statements.

TABLE 22: CHARACTERISTICS OF AVAILABLE-FOR-SALE AND OTHER SECURITIES
As of December 31, 2007 ($ in millions)	Amortized Cost	Fair Value	Weighted-Average Life (in years)	Weighted-Average Yield
U.S. Treasury and Government agencies:
Average life of one year or less	$—	$—	—	—%
Average life 1 – 5 years	—	—	—	—
Average life 5 – 10 years	—	—	—	—
Average life greater than 10 years	3	3	12.7	5.89
Total	3	3	12.0	6.04
U.S. Government sponsored agencies:
Average life of one year or less	—	—	—	—
Average life 1 – 5 years	160	160	2.2	4.44
Average life 5 – 10 years	—	—	—	—
Average life greater than 10 years	—	—	—	—
Total	160	160	2.2	4.44
Obligations of states and political subdivisions (a):
Average life of one year or less	246	248.4		7.31
Average life 1 – 5 years	187	191	2.2	7.04	(b)
Average life 5 – 10 years	21	21	6.9	7.98	(b)
Average life greater than 10 years	36	36	10.7	3.92	(b)
Total	490	496	2.1	7.20
Agency mortgage-backed securities:
Average life of one year or less	2	2.6		7.04
Average life 1 – 5 years	1,879	1,868	3.6	4.97
Average life 5 – 10 years	6,577	6,462	7.7	5.23
Average life greater than 10 years	280	277	10.4	5.45
Total	8,738	8,609	6.9	5.18
Other bonds, notes and debentures (c):
Average life of one year or less	93	92.1		5.88
Average life 1 – 5 years	110	108	3.7	5.54
Average life 5 – 10 years	29	29	5.2	5.59
Average life greater than 10 years	153	147	28.3	7.45
Total	385	376	12.7	6.38
Other securities (d)	1,045	1,033
Total available-for-sale and other securities	$10,821	$10,677	6.83	5.31%

(a)	Taxable-equivalent yield adjustments included in the above table are 2.41%, 2.31%, 2.63%, 1.29% and 2.37% for securities with an average life of one year or less, 1-5 years, 5-10 years, greater than 10 years and in total, respectively.
(b)	Weighted-average yield excludes $3 million, $15 million and $35 million of securities with an average life of 1-5 years, 5-10 years and greater than 10 years, respectively, related to qualified zone academy bonds whose yields are realized through income tax credits. The weighted-average effective yield of these instruments is 6.81%.
(c)	Other bonds, notes, and debentures consist of commercial paper, non-agency mortgage backed securities, certain other asset backed securities (primarily automobile and commercial loan backed securities) and corporate bond securities.
(d)	Other securities consist of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank restricted stock holdings that are carried at cost, Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock holdings, certain mutual fund holdings and equity security holdings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 23: DEPOSITS
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Demand	$14,404	14,331	14,609	13,486	12,142
Interest checking	15,254	15,993	18,282	19,481	19,757
Savings	15,635	13,181	11,276	8,310	7,375
Money market	6,521	6,584	6,129	4,321	3,201
Foreign office	2,572	1,353	421	153	16
Transaction deposits	54,386	51,442	50,717	45,751	42,491
Other time	11,440	10,987	9,313	6,837	6,201
Core deposits	65,826	62,429	60,030	52,588	48,692
Certificates—$100,000 and over	6,738	6,628	4,343	2,121	1,856
Other foreign office	2,881	323	3,061	3,517	6,547
Total deposits	$75,445	69,380	67,434	58,226	57,095

TABLE 24: AVERAGE DEPOSITS
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Demand	$13,261	13,741	13,868	12,327	10,482
Interest checking	14,820	16,650	18,884	19,434	18,679
Savings	14,836	12,189	10,007	7,941	8,020
Money market	6,308	6,366	5,170	3,473	3,189
Foreign office	1,762	732	248	85	2
Transaction deposits	50,987	49,678	48,177	43,260	40,372
Other time	10,778	10,500	8,491	6,208	6,426
Core deposits	61,765	60,178	56,668	49,468	46,798
Certificates—$100,000 and over	6,466	5,795	4,001	2,403	3,832
Other foreign office	1,393	2,979	3,719	4,364	3,860
Total deposits	$69,624	68,952	64,388	56,235	54,490

Deposits

Deposit balances represent an important source of funding and revenue growth opportunity. The Bancorp is continuing to focus on core deposit growth in its retail and commercial franchises by expanding its retail franchise, enhancing its product offerings and providing competitive rates. At December 31, 2007, core deposits represented 59% of the Bancorp’s asset funding base, compared to 62% at December 31, 2006.

In 2007, the Bancorp expanded its deposit product line by offering an equity-linked certificate of deposit and a new savings account to help customers identify and reach savings goals. Additionally in 2007, the Bancorp reclassified certain foreign office deposits as transaction deposits. Included in foreign office deposits are Eurodollar sweep accounts for the Bancorp’s commercial customers. These accounts bear interest at rates slightly higher than money market accounts, but the Bancorp does not have to pay FDIC insurance or hold collateral. The remaining foreign office balances are brokered deposits and the Bancorp uses these, as well as certificates of deposit $100,000 and over, as a method to fund earning asset growth.

Core deposits grew five percent compared to December 31, 2006, however, the Bancorp continues to realize a mix shift as customers move from lower-yield transaction accounts to higher-yield time deposits. Core deposits acquired from Crown were approximately $990 million at December 31, 2007.

On an average basis, core deposits increased three percent compared to 2006, while customers

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

continued to migrate from interest checking to higher yielding accounts. This migration from interest checking to savings and time deposit accounts resulted in double-digit growth in savings balances and a decrease in interest checking deposits. The Bancorp experienced double-digit average core deposit increases in the Tennessee, Orlando, Tampa, Louisville and Ohio Valley markets.

Borrowings

As of December 31, 2007 and 2006, total borrowings as a percentage of interest-bearing liabilities were 27% and 22%, respectively. The increase in short-term funding in 2007 represents a return to more normalized levels as the balance sheet actions during the fourth quarter of 2006 temporarily reduced the need for short-term funding. Compared to 2006, average short-term funding decreased $1.8 billion.

The Bancorp continues to explore additional alternatives regarding the level and cost of various other sources of funding. In March, August and October of 2007, Fifth Third Capital Trust IV, V and VI, wholly-owned non-consolidated subsidiaries of the Bancorp, issued $750 million, $575 million and $863 million, respectively, of Tier I-qualifying trust preferred securities to third-party investors and invested the proceeds in junior subordinated notes issued by the Bancorp.

Information on the average rates paid on borrowings is located in the Statement of Income Analysis, while a comprehensive listing of the composition of long-term debt can be found in Note 13 of the Notes to Consolidated Financial Statements. In addition, refer to the Liquidity Risk Management section for a discussion on the role of borrowings in the Bancorp’s liquidity management.

TABLE 25: BORROWINGS
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Federal funds purchased	$4,427	1,421	5,323	4,714	6,928
Short-term bank notes	—	—	—	775	500
Other short-term borrowings	4,747	2,796	4,246	4,537	5,742
Long-term debt	12,857	12,558	15,227	13,983	9,063
Total borrowings	$22,031	16,775	24,796	24,009	22,233

RISK MANAGEMENT

Managing risk is an essential component of successfully operating a financial services company. The Bancorp’s risk management function is responsible for the identification, measurement, monitoring, control and reporting of risk and mitigation of those risks that are inconsistent with the Bancorp’s risk profile. The Enterprise Risk Management division (“ERM”), led by the Bancorp’s Chief Risk Officer, ensures consistency in the Bancorp’s approach to managing and monitoring risk within the structure of the Bancorp’s affiliate operating model. In addition, the Internal Audit division provides an independent assessment of the Bancorp’s internal control structure and related systems and processes. The risks faced by the Bancorp include, but are not limited to, credit, market, liquidity, operational and regulatory compliance. ERM includes the following key functions:

•	Risk Policy—ensures consistency in the approach to risk management as the Bancorp’s clearinghouse for credit, market and operational risk policies, procedures and guidelines;

•

Credit Risk Review—responsible for evaluating the sufficiency of underwriting, documentation and approval processes for consumer and commercial credits, counter-party credit risk, the accuracy of risk grades assigned to commercial credit exposure, and appropriate recognition accounting for charge-offs, non-accrual status and specific reserves and reports directly to the Risk

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

and Compliance Committee of the Board of Directors;

•

Consumer Credit Risk Management— responsible for credit risk management in consumer lending, including oversight of underwriting and credit administration processes as well as analytics and reporting functions;

•

Capital Markets Risk Management—responsible for establishing and monitoring proprietary trading limits, monitoring liquidity and interest rate risk and utilizing value at risk and earnings at risk models;

•	Compliance Risk Management— responsible for oversight of compliance with all banking regulations;

•

Operational Risk Management— responsible for enterprise operational risk programs, such as risk self assessments, key risk indicators and new products review as well as root cause analysis and corrective action plans relating to identified operational losses;

•	Bank Protection—responsible for fraud prevention and detection, and investigations and recovery;

•	Insurance Risk Management—responsible for all property, casualty and liability insurance policies including the claims administration process for the Bancorp;

•	Investment Advisors Risk Management— responsible for trust compliance, fiduciary risk, trading risk and credit risk in the Investment Advisors line of business; and

•	Risk Strategies and Reporting—responsible for quantitative analytics and Board of Directors and senior management reporting on credit, market and operational risk metrics.

Designated risk managers have been assigned to all business lines. Affiliate risk management is handled by regional risk managers who are responsible for multiple affiliates and report directly to ERM.

Risk management oversight and governance is provided by the Risk and Compliance Committee of the Board of Directors and through multiple management committees whose membership includes a broad cross-section of line of business, affiliate and support representatives. The Risk and Compliance Committee of the Board of Directors consists of five outside directors and has the responsibility for the oversight of credit, market, operational, regulatory compliance and strategic risk management activities for the Bancorp, as well as for the Bancorp’s overall aggregate risk profile. The Risk and Compliance Committee of the Board of Directors has approved the formation of key management governance committees that are responsible for evaluating risks and controls. These committees include the Market Risk Committee, the Corporate Credit Committee, the Credit Policy Committee, the Operational Risk Committee and the Executive Asset Liability Committee. There are also new products and initiatives processes applicable to every line of business to ensure an appropriate standard readiness assessment is performed before launching a new product or initiative. Significant risk policies approved by the management governance committees are also reviewed and approved by the Risk and Compliance Committee of the Board of Directors.

CREDIT RISK MANAGEMENT

The objective of the Bancorp’s credit risk management strategy is to quantify and manage credit risk on an aggregate portfolio basis, as well as to limit the risk of loss resulting from an individual customer default. The Bancorp’s credit risk management strategy is based on three core principles: conservatism, diversification and monitoring. The Bancorp believes that effective credit risk management begins with conservative lending practices. These practices include conservative exposure and counterparty limits and conservative underwriting, documentation and collection standards. The Bancorp’s credit risk management strategy also emphasizes diversification on a geographic, industry and customer level as well as regular credit examinations and monthly management reviews of large credit exposures and credits experiencing deterioration of credit quality.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Lending officers with the authority to extend credit are delegated specific authority amounts, the utilization of which is closely monitored. Lending activities are largely centralized, while ERM manages the policy and authority delegation process directly. The Credit Risk Review function, within ERM, provides objective assessments of the quality of underwriting and documentation, the accuracy of risk grades and the charge-off and reserve analysis process.

The Bancorp’s credit review process and overall assessment of required allowances is based on quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. The Bancorp uses these assessments to promptly identify potential problem loans or leases within the portfolio, maintain an adequate reserve and take any necessary charge-offs. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of two risk grading systems. The risk grading system currently utilized for reserve analysis purposes encompasses ten categories. The Bancorp also maintains a dual risk rating system that provides for thirteen probabilities of default grade categories and an additional six grade categories for estimating actual losses given an event of default. The probability of default and loss given default evaluations are not separated in the ten-grade risk rating system. The Bancorp is in the process of completing significant validation and testing of the dual risk rating system prior to implementation for reserve analysis purposes. The dual risk rating system is expected to be consistent with Basel II expectations and allows for more precision in the analysis of commercial credit risk. Scoring systems, various analytical tools and delinquency monitoring are used to assess the credit risk in the Bancorp’s homogenous consumer loan portfolios.

Commercial Portfolio

The Bancorp’s credit risk management strategy includes minimizing concentrations of risk through diversification. The following table provides breakouts of the commercial loan and lease portfolio, including held for sale, by major industry classification (as defined by the North American Industry Classification System), by loan size and by state, illustrating the diversity and granularity of the Bancorp’s portfolio.

TABLE 26: COMMERCIAL LOAN AND LEASE PORTFOLIO EXPOSURE (a)
	2007			2006
As of December 31 ($ in millions)	Outstanding	Exposure	Nonaccrual	Outstanding	Exposure	Nonaccrual
By industry:
Real estate	$11,564	14,450	147	10,652	13,196	50
Manufacturing	6,570	14,365	28	5,198	11,443	22
Construction	5,226	8,534	258	5,490	8,963	69
Retail trade	4,175	7,251	29	3,655	6,515	27
Transportation and warehousing	2,565	3,076	21	2,097	2,432	4
Financial services and insurance	2,484	6,916	6	1,509	4,855	8
Healthcare	2,347	4,007	15	1,860	3,208	9
Business services	2,266	4,251	25	1,862	3,640	16
Wholesale trade	2,179	4,127	16	1,827	3,642	11
Individuals	1,252	1,626	15	1,364	1,785	13
Other services	1,049	1,455	17	959	1,373	14
Accommodation and food	1,036	1,470	21	860	1,323	10
Other	963	1,897	59	578	1,269	4
Communication and information	741	1,439	1	567	1,073	1
Public administration	737	957	—	792	930	—
Entertainment and recreation	617	873	6	602	841	2
Agribusiness	606	788	3	609	782	8
Mining	578	1,090	3	288	637	3
Utilities	389	1,210	2	370	1,187	—
Total	$47,334	79,782	672	41,139	69,094	271

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

	2007			2006
As of December 31 ($ in millions)	Outstanding	Exposure	Nonaccrual	Outstanding	Exposure	Nonaccrual
By loan size:
Less than $200,000	3%	3	9	4	3	13
$200,000 to $1 million	13	10	24	16	12	34
$1 million to $5 million	28	23	43	32	27	48
$5 million to $10 million	26	23	19	17	16	5
$10 million to $25 million	13	14	5	21	24	—
Greater than $25 million	17	27	—	10	18	—
Total	100%	100	100	100	100	100
By state:
Ohio	26%	30	20	25	28	36
Michigan	20	18	36	22	19	19
Florida	11	9	23	10	9	9
Illinois	9	9	6	10	10	8
Indiana	8	8	9	9	9	15
Kentucky	5	5	2	6	6	8
Tennessee	3	3	1	3	3	1
Pennsylvania	2	2	—	1	2	—
Missouri	1	1	—	1	1	—
All other states	15	15	3	13	13	4
Total	100%	100	100	100	100	100

(a)	Outstanding reflects total commercial customer loan and lease balances, including held for sale and net of unearned income, and exposure reflects total commercial customer lending commitments.

The commercial portfolio is characterized by 85% of outstanding balances and exposures concentrated within the Bancorp’s primary market areas of Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, Pennsylvania, and Missouri. Exclusive of the national large-ticket leasing business, the commercial portfolio is characterized by 91% of outstanding balances and 89% of exposures concentrated within these nine states. The following table provides further information on the location of commercial real estate and construction industry loans and leases.

TABLE 27: OUTSTANDING COMMERCIAL REAL ESTATE AND CONSTRUCTION LOANS AND LEASES BY STATE
As of December 31 ($ in millions)	2007	2006
Michigan	$4,692	4,637
Ohio	4,167	4,072
Florida	2,790	2,543
Illinois	1,425	1,337
Indiana	1,298	1,294
Kentucky	791	794
Tennessee	496	399
All other states	1,131	1,066
Total	$16,790	16,142

As of December 31, 2007, the Bancorp had outstanding homebuilder exposure of $4.4 billion, outstanding loans of $2.9 billion with $176 million in nonaccrual loans.

Residential Mortgage Portfolio

The Bancorp manages credit risk in the mortgage portfolio through conservative underwriting and documentation standards and geographic and product diversification. The Bancorp may also package and sell loans in the portfolio without recourse or may purchase mortgage insurance for the loans sold in order to mitigate credit risk.

Certain mortgage products have contractual features that may increase credit exposure to the Bancorp in the event of a decline in housing prices. These types of mortgage products offered by the Bancorp include loans with high LTV ratios, multiple loans on the same collateral that when combined result in a high LTV (“80/20”) and interest-only loans. Table 28 shows the Bancorp’s originations of these products for the years ended December 31, 2007 and 2006. The Bancorp does not originate

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

mortgage loans that permit customers to defer principal payments or make payments that are less than the accruing interest. Table 29 provides the amount of these loans as a percent of the residential mortgage loans in the Bancorp’s portfolio and the delinquency rates of these loan products as of December 31, 2007 and 2006. The Bancorp previously sold certain of these mortgage products in the secondary market with recourse. The outstanding balances and delinquency rates for these loans sold with recourse as of December 31, 2007 and 2006 were $1.5 billion and 3.03% and $1.3 billion and 1.74%, respectively. Charge-offs on recourse loans were not material for the years ended December 31, 2007 and 2006. The balance of the mortgage portfolio not included in Table 29 is characterized by in footprint mortgage loans with less than 80% loan-to-value, with approximately two-thirds representing fixed rate mortgages.

TABLE 28: RESIDENTIAL MORTGAGE ORIGINATIONS
For the years ended December 31 ($ in millions)	2007	Percent of total	2006	Percent of total
Greater than 80% LTV with no mortgage insurance	$265	2%	$679	7%
Interest-only	1,720	15	1,283	14
Greater than 80% LTV and interest-only	265	2	180	2
80/20 loans	212	2	431	5
80/20 loans and interest only	62	1	17	—

TABLE 29: RESIDENTIAL MORTGAGE OUTSTANDINGS
	2007			2006
As of December 31 ($ in millions)	Balance	Percent of total	Delinquency Ratio	Balance	Percent of total	Delinquency Ratio
Greater than 80% LTV with no mortgage insurance	$2,146	21%	8.93%	$1,893	23%	3.79%
Interest-only	1,620	16	1.83	1,227	15.14
Greater than 80% LTV and interest-only	493	5	5.36	560	7	1.15
80/20 loans	—	—	—	28	—	.72

The Bancorp originates certain non-conforming residential mortgage loans known as “Alt-A” loans. Borrower qualifications are comparable to other conforming residential mortgage products and the Bancorp has sold, without recourse, the majority of these loans into the secondary market. For the years ended December 31, 2007 and 2006, the Bancorp originated $756 million and $341 million of Alt-A mortgage loans. During 2007, approximately $152 million of Alt-A mortgage loans were moved from held for sale to held for investment, and an impairment charge of approximately $3 million was recognized in mortgage banking net revenue. As of December 31, 2007, the Bancorp held $134 million of Alt-A mortgage loans for investment with approximately $2.5 million in nonaccrual. As market conditions for these loans changed throughout 2007, management responded by making adjustments to underwriting standards and Alt-A loans are being underwritten and sold under an agency flow sale agreement.

Home Equity Portfolio

The home equity portfolio is characterized by 86% of outstanding balances within the Bancorp’s Midwest footprint of Ohio, Michigan, Kentucky, Indiana and Illinois. The portfolio has an average FICO score of 734 as of December 31, 2007, comparable with 735 at December 31, 2006 and 738 at December 31, 2005. Further detail on location and origination LTV ratios is included in Table 30.

Analysis of Nonperforming Assets

A summary of nonperforming assets is included in Table 31. Nonperforming assets include:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

(i) nonaccrual loans and leases for which ultimate collectibility of the full amount of the principal and/or interest is uncertain; (ii) restructured consumer loans which have not yet met the requirements to be classified as a performing asset; (iii) commercial loans and leases that have been renegotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower and (iv) other assets, including other real estate owned and repossessed equipment. Loans are placed on nonaccrual status when the principal or interest is past due 90 days or more (unless the loan is both well secured and in process of collection) and payment of the full principal and/or interest under the contractual terms of the loan are not expected. Additionally, loans are placed on nonaccrual status upon deterioration of the financial condition of the borrower or upon the restructuring of the loan. When a loan is placed on nonaccrual status, the accrual of interest, amortization of loan premium, accretion of loan discount and amortization or accretion of deferred net loan fees or costs are discontinued and previously accrued but unpaid interest is reversed. Commercial loans on nonaccrual status are reviewed for impairment at least quarterly. If the principal or a portion of principal is deemed a loss, the loss amount is charged off to the allowance for loan and lease losses.

As of December 31, 2007 and 2006, nonperforming assets as a percentage of total loans and leases and other assets, including other real estate owned were 1.32% and .61%, respectively. Total nonperforming assets were $1.1 billion at December 31, 2007, an increase of $609 million compared to $455 million at December 31, 2006. The composition of nonaccrual credits continues to shift as 84% of nonaccrual credits were secured by real estate as of December 31, 2007 compared to 69% as of December 31, 2006 and 48% as of December 31, 2005.

Commercial nonaccrual credits increased from $271 million as of December 31, 2006 to $672 million as of December 31, 2007. The majority of the increase was driven by the real estate and construction industries in the Southern Florida, Northeastern Ohio and Eastern Michigan affiliates. These affiliates combined to account for 42% of commercial nonaccrual credits as of December 31, 2007. As shown in Table 26, the real estate and construction industries contributed to more than two-thirds of the increase in nonaccrual credits. At year end, a total of $57 million in nonaccrual credits were the result of the Crown acquisition.

Consumer nonaccrual credits increased from $81 million as of December 31, 2006 to $221 million as of December 31, 2007. The increase in consumer nonaccrual credits is primarily attributable to the housing markets in the Michigan and Florida affiliates and the restructuring of certain high risk loans. Michigan and Florida nonaccrual credits accounted for 63% of the increase in nonaccrual credits in the consumer loan portfolio and, as of December 31, 2007, represented approximately half of the consumer nonaccrual credits. The Bancorp has devoted significant attention to loss mitigation activities and, during the past year, decreased the timing between delinquency and repossession of automobiles and proactively restructured certain real estate loans. Consumer restructured loans are

TABLE 30: HOME EQUITY OUTSTANDINGS
	2007			2006
As of December 31 ($ in millions)	LTV less than 80%	LTV greater than 80%	Delinquency Ratio	LTV less than 80%	LTV greater than 80%	Delinquency Ratio
Ohio	$1,873	$2,039	1.50%	$2,006	$2,124	1.30%
Michigan	1,393	1,295	2.06	1,529	1,354	1.69
Indiana	628	641	1.95	684	686	1.66
Illinois	637	545	1.66	617	582	1.19
Kentucky	508	594	1.52	533	631	1.11
Florida	536	291	2.93	418	229.96
All other states	174	689	3.07	153	678	1.61
Total	$5,749	$6,094	1.90%	$5,940	$6,284	1.41%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 31: SUMMARY OF NONPERFORMING ASSETS AND DELINQUENT LOANS
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Commercial loans	$175	127	140	105	110
Commercial mortgage loans	243	84	51	51	42
Commercial construction loans	249	54	31	13	19
Commercial leases	5	6	5	5	19
Residential mortgages loans (a)	121	38	30	24	25
Home equity (b)(d)	91	40
Automobile loans (d)	3	3
Credit card (c)	5	—	—	—	—
Other consumer loans and leases (d)	1	—	37	30	27
Total nonaccrual loans and leases	893	352	294	228	242
Commercial renegotiated loans and leases	—	—	—	1	8
Repossessed personal property and other real estate owned	171	103	67	74	69
Total nonperforming assets	$1,064	455	361	303	319
Commercial loans	$44	38	20	21	14
Commercial mortgage loans	73	17	7	8	8
Commercial construction loans	67	6	7	5	4
Commercial leases	4	2	1	1	1
Residential mortgages loans (e)	186	68	53	43	51
Home equity (d)	72	51
Automobile loans (d)	13	11
Credit card	31	16	10	13	13
Other consumer loans and leases (d)	1	1	57	51	54
Total 90 days past due loans and leases	$491	210	155	142	145
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.32%	.61	.52	.51	.61
Allowance for loan and lease losses as a percent of nonperforming assets	88	170	206	235	219

(a)	Residential mortgage nonaccrual loans include debt restructurings of $29 million as of December 31, 2007.
(b)	Home equity nonaccrual loans include debt restructurings of $46 million as of December 31, 2007.
(c)	All nonaccrual credit card balances are the result of debt restructurings.
(d)	Prior to 2006, other consumer loans and leases include home equity, automobile and other consumer loans and leases.
(e)	Information for all periods presented excludes advances made pursuant to servicing agreements to Government National Mortgage Association (“GNMA”) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. As of December 31, 2007, 2006 and 2005, these advances were $25 million, $14 million and $13 million, respectively. Information prior to 2004 was not available.

recorded as nonaccrual credits until there is a sustained period of payment by the borrower, generally a minimum of six months of payments in accordance with the loans’ modified terms. Consumer restructured loans contributed approximately $80 million to nonaccrual loans as of December 31, 2007.

Included in nonaccrual credits as of December 31, 2007 were $43 million of loans and leases currently performing in accordance with contractual terms, but for which there were serious doubts as to the ability of the borrower to comply with such terms. For the years 2007 and 2006, interest income of $22 million and $10 million,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

respectively, was recorded on nonaccrual and renegotiated loans and leases. For the years ended 2007 and 2006, additional interest income of $144 million and $85 million, respectively, would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with the original terms. Although this value helps demonstrate the costs of carrying nonaccrual credits, the Bancorp does not expect to recover the full amount of interest as nonaccrual loans and leases are generally carried below their principal balance.

Analysis of Net Loan Charge-offs

Net charge-offs as a percent of average loans and leases were 61 bp for 2007, compared to 44 bp for 2006. Table 32 provides a summary of credit loss experience and net charge-offs as a percentage of average loans and leases outstanding by loan category.

The ratio of commercial loan net charge-offs to average commercial loans outstanding increased to 43 bp in 2007 compared to 34 bp in 2006 due to increases in net charge-offs in the commercial mortgage and commercial construction captions as homebuilders and developers were affected by the downturn in the real estate markets. Commercial net charge-offs in the Michigan affiliates grew $30 million over 2006, with the most stress appearing in the Detroit metro area. Commercial net charge-offs in the Florida affiliates grew $13 million over 2006. The Chicago affiliate also displayed a $21 million increase in commercial charge-offs, primarily due to a $15 million fraud related loss during the fourth quarter of 2007.

The ratio of consumer loan net charge-offs to average consumer loans outstanding increased to 84 bp in 2007 compared to 55 bp in 2006. Residential mortgage charge-offs increased 21 bp compared to 2006, reflecting increased foreclosure rates in the

Bancorp’s key lending markets and the related increase in severity of loss on mortgage loans. During 2007, Florida, Michigan and Ohio were ranked among the top states in total mortgage foreclosures. These foreclosures not only added to the volume of charge-offs, but also hampered the Bancorp’s ability to recover the value of the homes collateralizing the mortgages as they contributed to declining home prices. Florida affiliates experienced the most stress, with residential mortgage net charge-offs increasing $11 million over 2006. Home equity charge-offs increased $41 million to 82 bp of average loans, primarily due to increases in the Michigan and Florida affiliates and among those products originated through a broker channel. Brokered home equity loans represented 50% of home equity charge-offs during 2007 despite representing only 23% of home equity lines and loans as of December 31, 2007. Management responded to the performance of the brokered home equity portfolio by reducing originations in 2007 of this product by 64% compared to 2006 and, at the end of 2007, eliminating this channel of origination. The ratio of automobile loan net charge-offs to average automobile loans increased to 83 bp in 2007 compared to 60 bp in 2006 displaying an expected increase due to a shift in the portfolio to a higher percentage of used automobiles and an increase in loss of severity due to a market surplus of used automobiles. The net charge-off ratio on credit card balances modestly declined compared to the prior year primarily due to a large origination of card balances in 2007. Although the credit characteristics of the credit card portfolio have been maintained during the origination of new cards, including the weighted average FICO and average line outstanding, the Bancorp does expect the charge-off ratio to increase as the portfolio matures. The Bancorp employs a risk-adjusted pricing methodology to ensure adequate compensation is received for those products that have higher credit costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 32: SUMMARY OF CREDIT LOSS EXPERIENCE
For the years ended December 31 ($ in millions)	2007	2006	2005	2004	2003
Losses charged off:
Commercial loans	$(121)	(131)	(99)	(95)	(153)
Commercial mortgage loans	(46)	(27)	(13)	(14)	(9)
Commercial construction loans	(29)	(7)	(5)	(7)	(4)
Commercial leases	(1)	(4)	(38)	(8)	(24)
Residential mortgage loans	(43)	(23)	(19)	(15)	(24)
Home equity	(106)	(65)	(60)	(52)	(52)
Automobile loans	(117)	(87)	(63)	(56)	(41)
Credit card	(54)	(36)	(46)	(35)	(31)
Other consumer loans and leases	(27)	(28)	(30)	(39)	(42)
Total losses	(544)	(408)	(373)	(321)	(380)
Recoveries of losses previously charged off:
Commercial loans	12	24	24	14	16
Commercial mortgage loans	2	3	3	5	2
Commercial construction loans	—	—	1	—	—
Commercial leases	1	5	1	1	2
Residential mortgage loans	—	—	—	—	—
Home equity	9	9	10	10	15
Automobile loans	32	30	18	18	12
Credit card	8	5	5	6	5
Other consumer loans and leases	18	16	12	15	16
Total recoveries	82	92	74	69	68
Net losses charged off:
Commercial loans	(109)	(107)	(75)	(81)	(137)
Commercial mortgage loans	(44)	(24)	(10)	(9)	(7)
Commercial construction loans	(29)	(7)	(4)	(7)	(4)
Commercial leases	—	1	(37)	(7)	(22)
Residential mortgage loans	(43)	(23)	(19)	(15)	(24)
Home equity	(97)	(56)	(50)	(42)	(37)
Automobile loans	(85)	(57)	(45)	(38)	(29)
Credit card	(46)	(31)	(41)	(29)	(26)
Other consumer loans and leases	(9)	(12)	(18)	(24)	(26)
Total net losses charged off	$(462)	(316)	(299)	(252)	(312)
Net charge-offs as a percent of average loans and leases (excluding held for sale):
Commercial loans	.49%	.53	.41	.54	1.00
Commercial mortgage loans	.40	.25	.10	.12	.10
Commercial construction loans	.51	.11	.08	.17	.10
Commercial leases	.01	(.03)	1.06	.21	.72
Total commercial loans and leases	.43	.34	.35	.35	.64
Residential mortgage loans	.48	.27	.23	.25	.53
Home equity	.82	.46	.44	.44	.43
Automobile loans	.83	.60	.53	.48	.40
Credit card	3.55	3.65	5.65	3.92	4.70
Other consumer loans and leases	.83	.91	1.06	.98	1.06
Total consumer loans and leases	.84	.55	.57	.56	.61
Total net losses charged off	.61%	.44	.45	.45	.63

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Allowance for Credit Losses

The allowance for credit losses is comprised of the allowance for loan and lease losses and the reserve for unfunded commitments. The allowance for loan and lease losses provides coverage for probable and estimable losses in the loan and lease portfolio. The Bancorp evaluates the allowance each quarter to determine its adequacy to cover inherent losses. Several factors are taken into consideration in the determination of the overall allowance for loan and lease losses, including the unallocated component. These factors include, but are not limited to, the overall risk profile of the loan and lease portfolios, net charge-off experience, the extent of impaired loans and leases, the level of nonaccrual loans and leases, the level of 90 days past due loans and leases and the overall percentage level of the allowance for loan and lease losses. The Bancorp also considers overall asset quality trends, credit administration and portfolio management practices, risk identification practices, credit policy and underwriting practices, overall portfolio growth, portfolio concentrations and current national and local economic conditions that might impact the portfolio.

In 2007, the Bancorp has not substantively changed any material aspect to its overall approach in the determination of the allowance for loan and lease losses and there have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance. In addition to the allowance for loan and lease losses, the Bancorp maintains a reserve for unfunded commitments. The methodology used to determine the adequacy of this reserve is similar to the Bancorp’s methodology for determining the allowance for loan and lease losses. The provision for unfunded commitments is included in other noninterest expense on the Consolidated Statements of Income. Table 33 shows the changes in the allowance for credit losses during 2007.

TABLE 33: CHANGES IN ALLOWANCE FOR CREDIT LOSSES
For the years ended December 31 ($ in millions)	2007	2006	2005	2004	2003
Balance, beginning of year	$847	814	785	770	683
Net losses charged off	(462)	(316)	(299)	(252)	(312)
Provision for loan and lease losses	628	343	330	268	399
Net change in reserve for unfunded commitments	19	6	(2)	(1)	—
Balance, end of year	$1,032	847	814	785	770
Components of allowance for credit losses:
Allowance for loan and lease losses	$937	771	744	713	697
Reserve for unfunded commitments	95	76	70	72	73
Total allowance for credit losses	$1,032	847	814	785	770

Certain inherent but undetected losses are probable within the loan and lease portfolio. An unallocated component to the allowance for loan and lease losses is maintained to recognize the imprecision in estimating and measuring loss. The Bancorp’s current methodology for determining this measure is based on historical loss rates, current credit grades, specific allocation on impaired commercial credits and other qualitative adjustments. Approximately 90% of the required reserves come from the baseline historical loss rates, specific reserve estimates and current credit grades; while 10% comes from qualitative adjustments. As a result, the required reserves tend to slightly lag the deterioration in the portfolio due to the heavy reliance on realized historical losses and the credit grade rating process. Consequently, a larger unallocated allowance is required towards the end of the stronger part of the credit cycle. As the credit cycle deteriorates and the actual loss rates and downgrades increase, the Bancorp’s methodology will result in a lower unallocated allowance as the incurred losses are reflected into the main components of the methodology that drive the majority of the required reserve calculations. Unallocated allowance as a percent of total portfolio

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

loans and leases for the year ended December 31, 2007 and 2006 were .06%.

The allowance for loan and lease losses at December 31, 2007 increased to 1.17% of the total portfolio loans and leases compared to 1.04% at December 31, 2006. This increase is reflective of a number of factors including: the increase in delinquencies, the real estate price deterioration in some the Bancorp’s key lending markets, the increase in automobile loans and credit card balances and the modest decline in economic conditions. These factors were the primary drivers of the increased reserve factors for most of the Bancorp’s loan categories. Table 34 provides the amount of the allowance for loan and lease losses by category.

Real estate price deterioration, as determined by the Home Price Index, was most prevalent in Michigan, due in part to cutbacks by automobile manufacturers, and Florida, due to past real estate price appreciation and related overdevelopment. The Bancorp has sizable exposure in both of these markets. The deterioration in real estate values increased the expected loss once a loan becomes delinquent, particularly for home equity loans with high loan-to-value ratios.

During 2007, the Bancorp grew credit card balances as part of an initiative to more fully develop relationships with its current customers. In addition, the composition of the automobile loan portfolio changed to include a larger percentage of used automobiles. Although these products naturally produce higher charge-offs, which creates the need for a larger allowance for credit losses, the Bancorp employs a risk-adjusted pricing methodology to ensure adequate compensation is received for those products that have higher credit costs.

If trends in charge-offs, delinquent loans and economic conditions continue to deteriorate in 2008, the Bancorp would expect to record a larger allowance for credit losses in accordance with its allowance methodology. Overall, the Bancorp’s long history of low exposure limits, lack of exposure to subprime lending businesses, centralized risk management and its diversified portfolio reduces the likelihood of significant unexpected credit losses.

TABLE 34: ATTRIBUTION OF ALLOWANCE FOR LOAN AND LEASE LOSSES TO PORTFOLIO LOANS AND LEASES
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Allowance attributed to:
Commercial loans	$271	252	201	210	234
Commercial mortgage loans	135	95	78	73	77
Commercial construction loans	98	49	46	42	34
Residential mortgage loans	67	51	38	45	29
Consumer loans	287	247	183	160	146
Lease financing	32	29	56	47	64
Unallocated	47	48	142	136	113
Total allowance for loan and lease losses	$937	771	744	713	697
Portfolio loans and leases:
Commercial loans	$24,813	20,831	19,253	16,107	14,244
Commercial mortgage loans	11,862	10,405	9,188	7,636	6,894
Commercial construction loans	5,561	6,168	6,342	4,347	3,301
Residential mortgage loans	10,540	8,830	7,847	7,366	4,760
Consumer loans	22,943	23,204	22,006	18,875	17,398
Lease financing	4,534	4,915	5,289	5,477	5,711
Total portfolio loans and leases	$80,253	74,353	69,925	59,808	52,308
Attributed allowance as a percent of respective portfolio loans:
Commercial loans	1.09%	1.21	1.05	1.31	1.65
Commercial mortgage loans	1.14	.91	.85	.96	1.12
Commercial construction loans	1.77	.80	.72	.96	1.03
Residential mortgage loans	.63	.58	.49	.61	.61
Consumer loans	1.25	1.06	.83	.85	.84
Lease financing	.69	.59	1.06	.86	1.12
Unallocated (as a percent of total portfolio loans and leases)	.06	.06	.20	.23	.22
Total portfolio loans and leases	1.17%	1.04	1.06	1.19	1.33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

MARKET RISK MANAGEMENT

Market risk arises from the potential for market fluctuations in interest rates, foreign exchange rates and equity prices that may result in potential reductions in net income. Interest rate risk, a component of market risk, is the exposure to adverse changes in net interest income or financial position due to changes in interest rates. Management considers interest rate risk a prominent market risk in terms of its potential impact on earnings. Interest rate risk can occur for any one or more of the following reasons:

•	Assets and liabilities may mature or reprice at different times;

•	Short-term and long-term market interest rates may change by different amounts; or

•	The expected maturity of various assets or liabilities may shorten or lengthen as interest rates change.

In addition to the direct impact of interest rate changes on net interest income, interest rates can indirectly impact earnings through their effect on loan demand, credit losses, mortgage originations, the value of servicing rights and other sources of the Bancorp’s earnings. Stability of the Bancorp’s net interest income is largely dependent upon the effective management of interest rate risk. Management continually reviews the Bancorp’s balance sheet composition and models the interest rate risk, and possible actions to reduce this risk, given numerous possible future interest rate scenarios.

Net Interest Income Simulation Model

The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk, including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on contractual and assumed cash flows and repricing characteristics for all of the Bancorp’s financial instruments, and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections of the future volume and pricing of each of the product lines offered by the Bancorp as well as other pertinent assumptions. Actual results will differ from these simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

The Bancorp’s Executive Asset Liability Committee (“ALCO”), which includes senior management representatives and is accountable to the Risk and Compliance Committee of the Board of Directors, monitors and manages interest rate risk within Board approved policy limits. In addition to the risk management activities of ALCO, the Bancorp has a Market Risk Management function as part of ERM that provides independent oversight of market risk activities. The Bancorp’s current interest rate risk exposure is evaluated by measuring the anticipated change in net interest income over 12-month and 24-month horizons assuming a 200 bp parallel ramped increase or decrease in market interest rates. In accordance with the current policy, the rate movements are assumed to occur over one year and are sustained thereafter.

Table 35 shows the Bancorp’s estimated earnings sensitivity profile and the ALCO policy limits on the asset and liability positions as of December 31, 2007:

TABLE 35: ESTIMATED EARNINGS SENSITIVITY PROFILE
	Change in Net Interest Income (FTE)		ALCO Policy Limits
Change in Interest Rates (bp)	12 Months	13 to 24 Months	12 Months	13 to 24 Months
+200	(.31)%	3.19	(5.00)	(7.00)
+100	(.30)	1.53	—	—
-100	1.11	.60	—	—
-200	1.44	(2.70)	(5.00)	(7.00)

Economic Value of Equity

The Bancorp also employs economic value of equity (“EVE”) as a measurement tool in managing interest rate sensitivity. Whereas net interest income simulation highlights exposures over a relatively short time horizon, the EVE analysis incorporates all

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

cash flows over the estimated remaining life of all balance sheet and derivative positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset and derivative cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term interest rate risk. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the transaction deposit portfolios. The following table shows the Bancorp’s EVE sensitivity profile as of December 31, 2007:

TABLE 36: ESTIMATED EVE SENSITIVITY PROFILE
Change in Interest Rates (bp)	Change in EVE	ALCO Policy Limits
+200	(8.18)%	(20.0)
-200	2.06	(20.0)

While an instantaneous shift in interest rates is used in this analysis to provide an estimate of exposure, the Bancorp believes that a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current fiscal year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships and changing product spreads that could mitigate the adverse impact of changes in interest rates. The net interest income simulation and EVE analyses do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

Use of Derivatives to Manage Interest Rate Risk

An integral component of the Bancorp’s interest rate risk management strategy is its use of derivative instruments to minimize significant fluctuations in earnings and cash flows caused by changes in market interest rates. Examples of derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, principal only swaps, options and swaptions.

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp enters into forward contracts accounted for as free-standing derivatives to economically hedge interest rate lock commitments that are also considered free-standing derivatives. In addition, the Bancorp hedges its exposure to mortgage loans held for sale.

The Bancorp also establishes derivative contracts with reputable third parties to economically hedge significant exposures assumed in commercial customer accommodation derivative contracts. Generally, these contracts have similar terms in order to protect the Bancorp from market volatility. Credit risks arise from the possible inability of counterparties to meet the terms of their contracts, which the Bancorp minimizes through approvals, limits and monitoring procedures. The notional amount and fair values of these derivatives as of December 31, 2007 are included in Note 10 of the Notes to Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

TABLE 37: PORTFOLIO LOAN AND LEASE PRINCIPAL CASH FLOWS
As of December 31, 2007 ($ in millions)	Less than 1 year	1-5 years	Greater than 5 years	Total
Commercial loans	$13,266	10,035	1,512	24,813
Commercial mortgage loans	5,154	4,946	1,762	11,862
Commercial construction loans	3,860	1,302	399	5,561
Commercial leases	615	1,523	1,599	3,737
Residential mortgage loans	2,795	4,066	3,679	10,540
Home equity	2,300	4,878	4,696	11,874
Automobile loans	3,305	5,377	519	9,201
Credit card	191	1,400	—	1,591
Other consumer loans and leases	486	536	52	1,074
Total	$31,972	34,063	14,218	80,253

TABLE 38: PORTFOLIO LOAN AND LEASE PRINCIPAL CASH FLOWS OCCURRING AFTER ONE YEAR
	Interest Rate
As of December 31, 2007 ($ in millions)	Fixed	Floating or Adjustable
Commercial loans	$2,546	9,001
Commercial mortgage loans	2,339	4,369
Commercial construction loans	432	1,269
Commercial leases	3,122	—
Residential mortgage loans	4,217	3,528
Home equity	1,673	7,901
Automobile loans	5,896	—
Credit card	470	930
Other consumer loans and leases	579	9
Total	$21,274	27,007

Portfolio Loans and Leases and Interest Rate Risk

Although the Bancorp’s portfolio loans and leases contain both fixed and floating/adjustable rate products, the rates of interest earned by the Bancorp on the outstanding balances are generally established for a period of time. The interest rate sensitivity of loans and leases is directly related to the length of time the rate earned is established. Table 37 shows a summary of the expected principal cash flows of the Bancorp’s portfolio loans and leases as of December 31, 2007. Additionally, Table 38 shows a summary of expected principal cash flows occurring after one year as of December 31, 2007.

Mortgage Servicing Rights and Interest Rate Risk

The net carrying amount of the MSR portfolio was $610 million as of December 31, 2007 compared to $519 million as of December 31, 2006. The

Bancorp maintains a non-qualifying hedging strategy relative to its mortgage banking activity in order to manage a portion of the risk associated with changes in the value of its MSR portfolio as a result of changing interest rates. The value of servicing rights can fluctuate sharply depending on changes in interest rates and other factors. Generally, as interest rates decline and loans are prepaid to take advantage of refinancing opportunities, the total value of existing servicing rights declines because no further servicing fees are collected on repaid loans.

The decrease in interest rates, particularly during the fourth quarter of 2007, led to the recognition of $22 million in temporary impairment of servicing rights during 2007, compared to a recovery of temporary impairment of $19 million in 2006. Servicing rights are deemed temporarily impaired when a borrower’s loan rate is distinctly

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

higher than prevailing market rates. Impairment on servicing rights is reversed when the prevailing rates return to a level commensurate with the borrower’s loan rate. The Bancorp recognized a gain of $29 million in 2007 and a loss of $6 million in 2006 on free-standing derivatives and the sale of securities used to economically hedge the MSR portfolio. See Note 9 of the Notes to Consolidated Financial Statements for further discussion on servicing rights.

Foreign Currency Risk

The Bancorp enters into foreign exchange derivative contracts to economically hedge certain foreign denominated loans. The derivatives are classified as free-standing instruments with the revaluation gain or loss being recorded within other noninterest income on the Consolidated Statements of Income. The balance of the Bancorp’s foreign denominated loans at December 31, 2007 was approximately $329 million compared to approximately $219 million at December 31, 2006. The Bancorp also enters into foreign exchange contracts for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp has several internal controls in place to ensure excessive risk is not being taken in providing this service to customers. These include an independent determination of currency volatility and credit equivalent exposure on these contracts, counterparty credit approvals and country limits.

LIQUIDITY RISK MANAGEMENT

The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand, unexpected deposit withdrawals and other contractual obligations. A summary of certain obligations and commitments to make future payments under contracts is included in Table 42. Mitigating liquidity risk is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. The estimated weighted-average life of the available-for-sale portfolio was 6.8 years at December 31, 2007, based on current prepayment expectations. Of the $10.7 billion (fair value basis) of securities in the available-for-sale portfolio at December 31, 2007, $2.0 billion in principal and interest is expected to be received in the next 12 months, and an additional $1.5 billion is expected to be received in the next 13 to 24 months. In addition to available-for-sale securities, asset-driven liquidity is provided by the Bancorp’s ability to sell or securitize loan and lease assets. In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. A majority of the long-term, fixed-rate single-family residential mortgage loans underwritten according to FHLMC or Federal National Mortgage Association (“FNMA”) guidelines are sold for cash upon origination. Additional assets such as jumbo fixed-rate residential mortgages, certain floating rate short-term commercial loans, certain floating-rate home equity loans, certain automobile loans and other consumer loans are also capable of being securitized, sold or transferred off-balance sheet. For the year ended December 31, 2007 and 2006, loans totaling $12.2 billion and $9.2 billion, respectively, were sold, securitized or transferred off-balance sheet.

TABLE 39: AGENCY RATINGS
As of December 31, 2007	Moody’s	Standard and Poor’s	Fitch	DBRS
Fifth Third Bancorp:
Commercial paper	Prime-1	A-1	F1+	R-1M
Senior debt	Aa3	A+	AA-	AAL
Subordinated debt	A1	A	A+	A
Fifth Third Bank and Fifth Third Bank (Michigan):
Short-term deposit	Prime-1	A-1+	F1+	R-1H
Long-term deposit	Aa2	AA-	AA	AA
Senior debt	Aa2	AA-	AA-
Subordinated debt	Aa3	A+	A+

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

In 2007, an indirect, wholly-owned special purpose subsidiary of the Bancorp established an effective shelf registration with the SEC to issue securities backed by automobile loans originated by the Bancorp’s Ohio and Michigan subsidiary banks. As of December 31, 2007, the Bancorp held $2.0 billion in held for sale automobile loans. The effect of the forecasted sale and securitization of these loans on the Bancorp’s financial results will depend on future market developments and related management decisions.

Additionally, the Bancorp has a shelf registration in place with the SEC permitting ready access to the public debt markets and qualifies as a “well-known seasoned issuer” under SEC rules. As of December 31, 2007, $5.8 billion of debt or other securities were available for issuance from this shelf registration under the current Bancorp’s Board of Directors’ authorizations. The Bancorp also has $16.2 billion of funding available for issuance through private offerings of debt securities pursuant to its bank note program. These sources, in addition to a 9.35% average equity capital base, provide the Bancorp with a stable funding base.

Core deposits have historically provided the Bancorp with a sizeable source of relatively stable and low cost funds. The Bancorp’s average core deposits and shareholders’ equity funded 70% of its average total assets during 2007. In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources, which include the use of various regional Federal Home Loan Banks as a funding source. Certificates carrying a balance of $100,000 or more and deposits in the Bancorp’s foreign branch located in the Cayman Islands are wholesale funding tools utilized to fund asset growth. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

Table 39 provides Moody’s, Standard and Poor’s, Fitch’s and DBRS deposit and debt ratings for the Bancorp, Fifth Third Bank and Fifth Third Bank (Michigan). These debt ratings, along with capital ratios above regulatory guidelines, provide the Bancorp with additional access to liquidity.

CAPITAL MANAGEMENT

The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 2007, shareholders’ equity was $9.2 billion, compared to $10.0 billion at December 31, 2006. Tangible equity as a percent of tangible assets was 6.05% at December 31, 2007 and 7.79% at December 31, 2006. The declines in shareholders’ equity and the tangible equity ratios are primarily a result of $1.1 billion in share repurchases during 2007. In March, August, and October of 2007, Fifth Third Capital Trust IV, V and VI, wholly-owned non-consolidated subsidiaries of the Bancorp, issued $750 million, $575 million and $863 million of Tier I-qualifying trust preferred securities to third party investors and invested the proceeds in junior subordinated notes issued by the Bancorp. See Note 13 of the Notes to Consolidated Financial Statements for further discussion of these issuances.

Regulatory capital ratios were lower compared with the prior year and were negatively affected by $1.1 billion in common stock share repurchases throughout 2007, the approximately $690 million repurchase of Tier I-qualifying outstanding shares of its Fifth Third REIT Series B Preferred Stock on December 27, 2007 and 12% growth in risk-weighted assets. The negative impacts of these factors were partially offset by the previously mentioned issuance of Tier I-qualifying trust preferred securities.

The Federal Reserve Board established quantitative measures that assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). Additionally, the guidelines define “well-capitalized” ratios for Tier I, total risk-based capital and leverage as 6%, 10% and 5%, respectively. The Bancorp exceeded these “well-capitalized” ratios for all periods presented. See Note 25 of the Notes to Consolidated Financial Statements for additional information regarding regulatory capital ratios.

Dividend Policy and Stock Repurchase Program

The Bancorp views dividends and share repurchases as an effective means of delivering value

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

to shareholders. The Bancorp’s common stock dividend policy reflects its earnings outlook, desired payout ratios, the need to maintain adequate capital levels and alternative investment opportunities. In 2007, the Bancorp paid dividends per common share of $1.70, an increase of eight percent over the $1.58 paid in 2006 and an increase of 16% over the $1.46 paid in 2005.

The Bancorp’s stock repurchase program is an important element of its capital planning activities. The Bancorp’s repurchase of equity securities is shown in Table 41 and details on the repurchase activity can be found in Note 18 of the Notes to Consolidated Financial Statements. On May 21, 2007, the Bancorp announced that its Board of Directors had authorized management to purchase 30 million shares of the Bancorp’s common stock through the open market or in any private transaction. The timing of the purchases and the exact number of shares to be purchased depends upon market conditions. The authorization does not include specific price targets or an expiration date. At December 31, 2007, the Bancorp had approximately 19 million shares remaining under the current Board of Directors’ authorization.

TABLE 40: CAPITAL RATIOS
As of December 31 ($ in millions)	2007	2006	2005	2004	2003
Average equity as a percent of average assets	9.35%	9.32	9.06	9.34	10.01
Tangible equity as a percent of tangible assets	6.05	7.79	6.87	8.35	8.56

Tier I capital	$8,924	8,625	8,209	8,522	8,168
Total risk-based capital	11,733	11,385	10,240	10,176	9,992
Risk-weighted assets	115,529	102,823	98,293	82,633	74,477
Regulatory capital ratios:
Tier I capital	7.72%	8.39	8.35	10.31	10.97
Total risk-based capital	10.16	11.07	10.42	12.31	13.42
Tier I leverage	8.50	8.44	8.08	8.89	9.11

TABLE 41: SHARE REPURCHASES
For the years ended December 31	2007	2006	2005
Shares authorized for repurchase at January 1	15,807,045	17,846,953	35,685,112
Additional authorizations	30,000,000	—	20,000,000
Shares repurchases (a)	(26,605,527)	(2,039,908)	(37,838,159)
Shares authorized for repurchase at December 31	19,201,518	15,807,045	17,846,953
Average price paid per share	$40.70	39.72	43.19

(a)	Excludes 365,867, 357,612 and 134,435 shares repurchased during 2007, 2006 and 2005, respectively, in connection with various employee compensation plans. These repurchases are not included in the calculation for average price paid and do not count against the maximum number of shares that may yet be repurchased under the Board of Directors’ authorization.

Off-Balance Sheet Arrangements

The Bancorp consolidates all of its majority-owned subsidiaries and variable interest entities for which the Bancorp is the primary beneficiary. Other entities, including certain joint ventures in which there is greater than 20% ownership, but upon which the Bancorp does not possess and cannot exert significant influence or control, are accounted for by equity method accounting and not consolidated. Those entities in which there is less than 20% ownership are generally carried at the lower of cost or fair value.

In the ordinary course of business, the Bancorp enters into financial transactions to extend credit, and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

various forms of commitments and guarantees that may be considered off-balance sheet arrangements. These transactions involve varying elements of market, credit and liquidity risk. The nature and extent of these transactions are provided in Note 14 of the Notes to Consolidated Financial Statements. In addition, the Bancorp uses conduits, asset securitizations and certain defined guarantees to provide a source of funding. The use of these investment vehicles involves differing degrees of risk. A summary of these transactions is provided below.

Through December 31, 2007 and 2006, the Bancorp had transferred, subject to credit recourse, certain primarily floating-rate, short-term, investment grade commercial loans to an unconsolidated qualified special purpose entity (“QSPE”) that is wholly owned by an independent third-party. Generally, the loans transferred provide a lower yield due to their investment grade nature, and therefore transferring theses loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets while maintaining the customer relationships. Under current accounting provisions, QSPEs are exempt from consolidation and, therefore, not included in the Bancorp’s financial statements. The outstanding balance of such loans at December 31, 2007 and 2006 was $3.0 billion and $3.4 billion, respectively. As of December 31, 2007, the loans transferred had a weighted average life of 2.3 years. These loans may be transferred back to the Bancorp upon the occurrence of certain specified events. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers and ineligible loans transferred by the Bancorp to the QSPE. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance. In 2007 and 2006, the QSPE did not transfer any loans back to the Bancorp as a result of a credit event. In addition, there have been no material changes in the overall ratings of the loans transferred to the QSPE. For the year ended December 31, 2007, the Bancorp collected $1.1 billion in cash proceeds from loan transfers and $30 million in fees from the QSPE. For the year ended December 31, 2006, the Bancorp collected $1.6 billion in cash proceeds from loan transfers and $30 million in fees from the QSPE.

The QSPE issues commercial paper and uses the proceeds to fund the acquisition of commercial loans transferred to it by the Bancorp. The Bancorp also agrees to provide liquidity support to the QSPE. As of December 31, 2007 and 2006, the liquidity agreement was $5.0 billion and $3.8 billion, respectively. The increase in liquidity facility during 2007 was due to the anticipated increase in the volume of commercial loans transferred to the QSPE. During the second half of 2007, the Bancorp purchased asset-backed commercial paper from the QSPE and, as of December 31, 2007, held $83 million of the QSPE’s asset-backed commercial paper. The decision to purchase commercial paper from the QSPE was due to widening credit spreads in the commercial paper market and not due to a material difficulty in obtaining funding. At December 31, 2007 and 2006, the Bancorp’s loss reserve related to the liquidity support and credit enhancement provided to the QSPE was $19 million and $16 million, respectively, and was recorded in other liabilities on the Consolidated Balance Sheets.

The Bancorp utilizes securitization trusts formed by independent third parties to facilitate the securitization process of residential mortgage loans, certain floating-rate home equity lines of credit, certain automobile loans and other consumer loans. The cash flows to and from the securitization trusts are principally limited to the initial proceeds from the securitization trust at the time of sale, with subsequent cash flows relating to interests that continue to held by the Bancorp. The Bancorp’s securitization policy permits the retention of subordinated tranches, servicing rights, interest-only strips, residual interests, limited credit recourse and, in some cases, a cash reserve account. At December 31, 2007, the Bancorp had retained servicing assets totaling $618 million, subordinated tranche security interests totaling $3 million and residual interests totaling $10 million. At December 31, 2006, the Bancorp had retained servicing assets totaling $524 million, subordinated tranche security interests totaling $15 million and residual interests totaling $21 million. For the years ended December 31, 2007 and 2006 cash proceeds from transfers reinvested in revolving-period

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

securities totaled $73 million and $97 million, respectively. Additionally, for the years ended December 31, 2007 and 2006, the Bancorp received fees of $2 million and $5 million, respectively, from securitization trusts.

At December 31, 2007 and 2006, the Bancorp had provided credit recourse on approximately $1.5 billion and $1.3 billion, respectively, of residential mortgage loans sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. The Bancorp maintained an estimated credit loss reserve of approximately $17 million and $18 million relating to these residential mortgage loans sold at December 31, 2007 and 2006, respectively. To determine the credit loss reserve, the

Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

Contractual Obligations and Commitments

The Bancorp has certain obligations and commitments to make future payments under contracts. The aggregate contractual obligations and commitments at December 31, 2007 are shown in Table 42. As of December 31, 2007, the Bancorp has unrecognized tax benefits that, if recognized, would impact the effective tax rate in future periods. Due to the uncertainty of the amounts to be ultimately paid as well as the timing of such payments, all uncertain tax liabilities that have not been paid have been excluded from the Contractual Obligations and Other Commitments table. Further detail on the impact of income taxes is located in Note 21 of the Notes to the Consolidated Financial Statements.

TABLE 42: CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS
As of December 31, 2007 ($ in millions)	Less than 1 year	1-3 years	3-5 years	Greater than 5 years	Total
Contractually obligated payments due by period:
Total deposits (a)	$73,528	308	60	1,549	75,445
Long-term debt (b)	2,225	3,623	1,008	6,001	12,857
Short-term borrowings (c)	9,174	—	—	—	9,174
Noncancelable leases (d)	78	142	120	394	734
Partnership investment commitments (e)	307	—	—	—	307
Pension obligations (f)	20	41	38	83	182
Capital expenditures (g)	94	—	—	—	94
Purchase obligations (h)	17	27	8	—	52
Total contractually obligated payments due by period	$85,443	4,141	1,234	8,027	98,845
Other commitments by expiration period:
Commitments to extend credit (i)	$28,571	21,217	—	—	49,788
Letters of credit (j)	2,759	3,419	1,849	495	8,522
Total other commitments by expiration period	$31,330	24,636	1,849	495	58,310

(a)	Includes demand, interest checking, savings, money market, other time, certificates $100,000 and over and foreign office deposits. For additional information, see the Deposits discussion in the Balance Sheet Analysis section of Management’s Discussion and Analysis.
(b)	In the banking industry, interest-bearing obligations are principally used to fund interest-earning assets. As such, interest charges on contractual obligations were excluded from reported amounts, as the potential cash outflows would have corresponding cash inflows from interest-earning assets. See Note 13 of the Notes to Consolidated Financial Statements for additional information on these debt instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

(c)	Includes federal funds purchased and borrowings with an original maturity of less than one year. For additional information, see Note 12 of the Notes to Consolidated Financial Statements.
(d)	Includes both operating and capital leases.
(e)	Includes low-income housing, historic tax and venture capital partnership investments.
(f)	See Note 22 of the Notes to Consolidated Financial Statements for additional information on pension obligations.
(g)	Includes commitments to various general contractors for work related to banking center construction.
(h)	Represents agreements to purchase goods or services.
(i)	Commitments to extend credit are agreements to lend, typically having fixed expiration dates or other termination clauses that may require payment of a fee. Many of the commitments to extend credit may expire without being drawn upon. The total commitment amounts do not necessarily represent future cash flow requirements.
(j)	Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

MANAGEMENT’S ASSESSMENT AS TO THE EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Bancorp conducted an evaluation, under the supervision and with the participation of the Bancorp’s management, including the Bancorp’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bancorp’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act). Based on the foregoing, as of the end of the period covered by this report, the Bancorp’s Chief Executive Officer and Chief Financial Officer concluded that the Bancorp’s disclosure controls and procedures were effective, in all material respects, to ensure that information required to be disclosed in the reports the Bancorp files and submits under the Exchange Act is recorded, processed, summarized and reported as and when required.

The management of Fifth Third Bancorp is responsible for establishing and maintaining adequate internal control, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Bancorp’s management assessed the effectiveness of the Bancorp’s internal control over financial reporting as of December 31, 2007. Management’s assessment is based on the criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and was designed to provide reasonable assurance that the Bancorp maintained effective internal control over financial reporting as of December 31, 2007. Based on this assessment, management believes that the Bancorp maintained effective internal control over financial reporting as of December 31, 2007. The Bancorp’s independent registered public accounting firm, that audited the Bancorp’s consolidated financial statements included in this annual report, has issued an attestation report on our internal control over financial reporting as of December 31, 2007. This report appears on page 51 of the annual report.

The Bancorp’s management also conducted an evaluation of internal control over financial reporting to determine whether any changes occurred during the year covered by this report that have materially affected, or are reasonably likely to materially affect, the Bancorp’s internal control over financial reporting. Based on this evaluation, there has been no such change during the year covered by this report.

Kevin T. Kabat	Christopher G. Marshall
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 22, 2008	February 22, 2008

APPENDIX C

Unaudited Condensed Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and September 30, 2007, and for the three and nine months ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Fifth Third Bancorp and Subsidiaries

Condensed Consolidated Financial Statements and Notes (Item 1)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
($ in millions, except share data)	September 30, 2008	December 31, 2007	September 30, 2007
Assets
Cash and due from banks	$2,774	2,660	2,494
Available-for-sale and other securities (a)	13,177	10,677	10,777
Held-to-maturity securities (b)	360	355	346
Trading securities	915	171	155
Other short-term investments	229	620	765
Loans held for sale (c)	1,000	4,329	2,761
Portfolio loans and leases:
Commercial loans	29,424	24,813	22,649
Commercial mortgage loans	13,355	11,862	11,090
Commercial construction loans	6,002	5,561	5,463
Commercial leases	3,642	3,737	3,710
Residential mortgage loans (d)	9,351	10,540	9,057
Home equity	12,599	11,874	11,737
Automobile loans	8,306	9,201	10,006
Credit card	1,688	1,591	1,460
Other consumer loans and leases	1,131	1,074	1,082
Portfolio loans and leases	85,498	80,253	76,254
Allowance for loan and lease losses	(2,058)	(937)	(827)
Portfolio loans and leases, net	83,440	79,316	75,427
Bank premises and equipment	2,470	2,223	2,127
Operating lease equipment	369	353	283
Goodwill	3,592	2,470	2,192
Intangible assets	188	147	138
Servicing rights	687	618	626
Other assets	7,093	7,023	6,174
Total Assets	$116,294	110,962	104,265
Liabilities
Deposits:
Demand	$14,241	14,404	13,174
Interest checking	13,251	15,254	14,294
Savings	15,955	15,635	15,599
Money market	5,352	6,521	6,163
Other time	11,778	11,440	10,267
Certificates—$100,000 and over	13,173	6,738	5,973
Foreign office	3,710	5,453	3,912
Total deposits	77,460	75,445	69,382
Federal funds purchased	2,521	4,427	5,130
Other short-term borrowings	8,791	4,747	3,796
Accrued taxes, interest and expenses	1,757	2,427	2,295
Other liabilities	2,122	1,898	1,871
Long-term debt	12,947	12,857	12,498
Total Liabilities	105,598	101,801	94,972

Shareholders’ Equity
Common stock (e)	1,295	1,295	1,295
Preferred stock (f)	1,082	9	9
Capital surplus	597	1,779	1,768
Retained earnings	8,013	8,413	8,593
Accumulated other comprehensive income	(60)	(126)	(198)
Treasury stock	(231)	(2,209)	(2,174)
Total Shareholders’ Equity	10,696	9,161	9,293
Total Liabilities and Shareholders’ Equity	$116,294	110,962	104,265

(a)	Amortized cost: September 30, 2008—$13,249, December 31, 2007—$10,821 and September 30, 2007—$11,007.
(b)	Market values: September 30, 2008—$360, December 31, 2007—$355 and September 30, 2007—$346.
(c)	Includes $844 of residential mortgage loans held for sale measured at fair value at September 30, 2008.

Fifth Third Bancorp and Subsidiaries

Condensed Consolidated Financial Statements and Notes (continued)

(d)	Includes $5 of residential mortgage loans held for investment measured at fair value at September 30, 2008.
(e)	Common shares: Stated value $2.22 per share; authorized 2,000,000,000; outstanding at September 30, 2008—577,486,544 (excludes 5,912,013 treasury shares), December 31, 2007—532,671,925 (excludes 51,516,339 treasury shares) and September 30, 2007—532,626,990 (excludes 50,800,114 treasury shares).
(f)	444,750 shares of undesignated no par value preferred stock are authorized of which none had been issued; 7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 8.5% non-cumulative Series G convertible (into 2,159.8272 common shares) perpetual preferred stock with a $25,000 liquidation preference: 46,000 authorized, 44,300 issued and outstanding at September 30, 2008.

See Notes to Condensed Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries

Condensed Consolidated Financial Statements and Notes (continued)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
($ in millions, except per share data)	2008	2007	2008	2007
Interest Income
Interest and fees on loans and leases	$1,378	1,376	$3,718	4,032
Interest on securities	165	147	472	433
Interest on other short-term investments	5	6	12	12
Total interest income	1,548	1,529	4,202	4,477
Interest Expense
Interest on deposits	291	511	967	1,514
Interest on short-term borrowings	64	93	193	224
Interest on long-term debt	130	171	421	510
Total interest expense	485	775	1,581	2,248
Net Interest Income	1,063	754	2,621	2,229
Provision for loan and lease losses	941	139	2,203	344
Net Interest Income After Provision for Loan and Lease Losses	122	615	418	1,885
Noninterest Income
Electronic payment processing revenue	235	212	682	602
Service charges on deposits	172	151	478	419
Corporate banking revenue	104	91	323	261
Investment advisory revenue	90	95	275	288
Mortgage banking net revenue	45	26	228	107
Other noninterest income	112	93	339	267
Securities (losses) gains, net	(63)	13	(45)	14
Securities gains, net—non-qualifying hedges on mortgage servicing rights	22	—	24	—
Total noninterest income	717	681	2,304	1,958
Noninterest Expense
Salaries, wages and incentives	321	310	1,000	912
Employee benefits	72	67	216	222
Net occupancy expense	77	66	222	199
Payment processing expense	70	65	203	176
Technology and communications	47	41	142	122
Equipment expense	34	30	95	90
Other noninterest expense	346	274	665	649
Total noninterest expense	967	853	2,543	2,370
Income (Loss) Before Income Taxes	(128)	443	179	1,473
Applicable income taxes	(72)	118	150	414
Net Income (Loss)	(56)	325	29	1,059
Dividends on preferred stock	25	—	26	—
Net Income (Loss) Available to Common Shareholders	$(81)	325	$3	1,059
Earnings Per Share	$(0.14)	0.61	$0.01	1.96
Earnings Per Diluted Share	$(0.14)	0.61	$0.01	1.95

See Notes to Condensed Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries

Condensed Consolidated Financial Statements and Notes (continued)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

	For the nine months ended September 30,
($ in millions, except per share data)	2008	2007
Total Shareholders’ Equity, beginning	$9,161	10,022
Net income	29	1,059
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	47	(30)
Qualifying cash flow hedges	15	7
Change in accumulated other comprehensive income related to employee benefit plans	4	4
Comprehensive income	95	1,040
Cash dividends declared:
Common stock (2008—$.74 per share and 2007—$1.26 per share)	(408)	(680)
Preferred stock	(26)	(1)
Issuance of preferred stock	1,072	—
Stock-based awards exercised, including treasury shares issued	—	46
Stock-based compensation expense	43	46
Loans repaid related to the exercise of stock-based awards, net	2	3
Change in corporate tax benefit related to stock-based compensation	(15)	4
Shares issued in an acquisition	770	—
Shares acquired for treasury	—	(1,084)
Impact of diversification of nonqualified deferred compensation plan	—	(18)
Impact of cumulative effect of change in accounting principle (a)	—	(98)
Other	2	13
Total Shareholders’ Equity, ending	$10,696	9,293

(a)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109”, on January 1, 2007.

See Notes to Condensed Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries

Condensed Consolidated Financial Statements and Notes (continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the nine months ended September 30, ($ in millions)	2008	2007
Operating Activities
Net income	$29	1,059
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	2,203	344
Depreciation, amortization and accretion	268	275
Stock-based compensation expense	43	46
Provision for deferred income taxes	84	2
Realized securities gains	(34)	(15)
Realized securities gains – non-qualifying hedges on mortgage servicing rights	(24)	—
Realized securities losses	79	1
Loss on recalculation of the timing of tax benefits on leveraged leases	130	—
Loans originated for sale, net of repayments	(9,602)	(9,347)
Proceeds from sales of loans held for sale	9,379	8,785
Net (gains) losses on sales of loans	(56)	6
Capitalized mortgage servicing rights	(155)	(159)
Decrease in trading securities	406	32
Decrease (increase) in other assets	789	(183)
Decrease in accrued taxes, interest and expenses	(701)	(67)
Excess tax benefit related to stock-based compensation	—	(4)
Increase (decrease) in other liabilities	345	(565)
Net Cash Provided by Operating Activities	3,183	210
Investing Activities
Proceeds from sales of available-for-sale securities	4,176	1,581
Proceeds from calls, paydowns and maturities of available-for-sale securities	49,903	4,927
Purchases of available-for-sale securities	(56,045)	(6,233)
Proceeds from calls, paydowns and maturities of held-to-maturity securities	3	10
Purchases of held-to-maturity securities	(10)	(1)
Decrease in other short-term investments	393	75
Net increase in loans and leases	(5,268)	(4,020)
Proceeds from sale of loans	4,439	783
Increase in operating lease equipment	(39)	(95)
Purchases of bank premises and equipment	(324)	(356)
Proceeds from disposal of bank premises and equipment	30	37
Net cash paid in acquisitions	(154)	—
Net Cash Used In Investing Activities	(2,896)	(3,292)
Financing Activities
Decrease in core deposits	(6,434)	(918)
Increase in certificates—$100,000 and over, including other foreign office	4,606	920
(Decrease) increase in federal funds purchased	(2,117)	3,709
Increase in other short-term borrowings	3,311	1,000
Proceeds from issuance of long-term debt	2,151	3,946
Repayment of long-term debt	(2,190)	(4,090)
Payment of cash dividends	(577)	(676)
Exercise of stock-based awards, net	2	49
Purchases of treasury stock	—	(1,084)
Issuance of preferred stock	1,072	—
Excess tax benefit related to stock-based compensation	1	4
Other	2	11
Net Cash (Used In) Provided by Financing Activities	(173)	2,871
Increase (Decrease) in Cash and Due from Banks	114	(211)
Cash and Due from Banks at Beginning of Period	2,660	2,705
Cash and Due from Banks at End of Period	$2,774	2,494
Supplemental Cash Flow Information
Cash Payments
Interest	$1,580	2,260
Income taxes	408	427
Noncash items
Transfers of loans to securities	790	—
Transfers of portfolio loans to loans held for sale	59	1,704
Transfers of loans held for sale to portfolio loans	1,627	647
Acquisitions:
Fair value of tangible assets acquired (noncash)	$4,321	—
Goodwill and identifiable intangible assets acquired	1,206	—
Liabilities assumed	(4,603)	—
Common stock issued	(770)	—

See Notes to Condensed Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Basis of Presentation

The Condensed Consolidated Financial Statements include the accounts of the Bancorp and its majority-owned subsidiaries and variable interest entities in which the Bancorp has been determined to be the primary beneficiary. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess and cannot exert significant influence or control, are accounted for by the equity method and not consolidated; those in which there is less than 20% ownership are generally carried at the lower of cost or fair value. Intercompany transactions and balances have been eliminated.

In the opinion of management, the unaudited Condensed Consolidated Financial Statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the financial position as of September 30, 2008 and 2007, the results of operations for the three and nine months ended September 30, 2008 and 2007, the cash flows for the nine months ended September 30, 2008 and 2007 and the changes in shareholders’ equity for the nine months ended September 30, 2008 and 2007. In accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information, these statements do not include certain information and footnote disclosures required for complete annual financial statements and it is suggested that these condensed financial statements be read in conjunction with the latest annual financial statements. The results of operations for the three and nine months ended September 30, 2008 and 2007 and the cash flows for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. Financial information as of December 31, 2007 has been derived from the annual Consolidated Financial Statements of the Bancorp.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods’ Condensed Consolidated Financial Statements and related notes to conform to the current period presentation.

2. New Accounting Pronouncements

In July 2006, the FASB issued FASB Staff Position (“FSP”) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” This FSP addresses the accounting for a change or projected change in the timing of lessor cash flows, but not the total net income, relating to income taxes generated by a leveraged lease transaction. This FSP amends SFAS No. 13, “Accounting for Leases”, and applies to all transactions classified as leveraged leases. The timing of cash flows relating to income taxes generated by a leveraged lease is an important assumption that affects the periodic income recognized by the lessor. Under this FSP, the projected timing of income tax cash flows generated by a leveraged lease transaction are required to be reviewed annually or more frequently if events or circumstances indicate that a change in timing has occurred or is projected to occur during the lease term. If the expected timing of the income tax cash flows generated by a leveraged lease is revised, the rate of return and the allocation of income would be recalculated from the inception of the lease. In the year of adoption, the cumulative effect of the change in the net investment balance resulting from the recalculation will be recognized as an adjustment to the beginning balance of retained earnings. On an ongoing basis following the adoption, a change in the net investment balance resulting from a recalculation will be recognized as a gain or a loss in the period in which the assumption changed and included in income from continuing operations in the same line item where leveraged lease income is recognized. These amounts would then be recognized back into income over the remaining terms of the affected leases. Additionally, upon adoption, only tax positions that meet the more-likely-than-not recognition threshold should be reflected in the financial statements and all recognized

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

tax positions in a leveraged lease must be measured in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109”, issued in July 2006. Upon adoption of this FSP on January 1, 2007, the Bancorp recognized an after-tax adjustment to beginning retained earnings of $96 million representing the cumulative effect of applying the provisions of this FSP. Furthermore, due to recent court decisions related to leveraged leases and uncertainty regarding the outcome of outstanding litigation involving certain of the Bancorp’s leveraged leases, the Bancorp recognized after-tax charges relating to leveraged leases of $229 million and $3 million in the second and third quarters of 2008, respectively. See Note 9 for additional information.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 on January 1, 2008 did not have a material effect on the Bancorp’s Condensed Consolidated Financial Statements. In February 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, which clarifies the application of SFAS No. 157 in a market that is not active. FSP No. FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP No. FAS 157-3 did not have a material impact on the Bancorp’s Condensed Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” This Statement permits an entity to choose to measure certain financial instruments and certain other items at fair value, on an instrument-by-instrument basis. Once an entity has elected to record eligible items at fair value, the decision is irrevocable and the entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings. On January 1, 2008, upon adoption of this Statement, the Bancorp elected to prospectively measure at fair value, residential mortgage loans originated on or after January 1, 2008 that have a designation as held for sale. Based on this prospective election, the adoption of the fair value option did not have a material effect on the Bancorp’s Condensed Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. SFAS No. 141(R) requires the acquirer to generally recognize acquisition-related costs and restructuring costs separately from the business combination as period expenses. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with early adoption prohibited.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment to ARB No. 51.” This Statement establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. SFAS No. 160 also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary shall be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment. SFAS No. 160 also clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. The Statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. The adoption of this Statement is not expected to have a material impact on the Bancorp’s Condensed Consolidated Financial Statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share”. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. The Bancorp’s adoption of this FSP on January 1, 2009 is not expected to have a material impact on Bancorp’s Condensed Consolidated Financial Statements.

In June 2008, the Emerging Issues Task Force issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” This Issue provides guidance an entity should use to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within that period. Early adoption is not permitted. The Bancorp is currently in the process of evaluating the impact of adopting this Issue on the Bancorp’s Condensed Consolidated Financial Statements.

In November 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings.” This SAB supersedes SAB No. 105, “Application of Accounting Principles to Loan Commitments”, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156 and SFAS No. 159, the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Additionally, this SAB expands the SAB No. 105 view that internally-developed intangible assets should not be recorded as part of the fair value for any written loan commitments that are accounted for at fair value through earnings. This SAB was effective for fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 on January 1, 2008 did not have a material impact on the Bancorp’s Condensed Consolidated Financial Statements.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees—An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP applies to: (a) credit derivatives within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; (b) hybrid

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

instruments that have embedded credit derivatives; and (c) guarantees within the scope of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This FSP amends SFAS No. 133 to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument similar to the disclosures required by FIN 45. This FSP also amends FIN 45 to require an additional disclosure about the current status of the payment/performance risk of a guarantee. In addition, this FSP clarifies the FASB’s intent that the disclosures required by SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The provisions of this FSP that amend SFAS No. 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

3. Intangible Assets and Goodwill

Intangible assets consist of servicing rights, core deposit intangibles, customer lists, non-compete agreements and cardholder relationships. Intangible assets, excluding servicing rights, are amortized on either a straight-line or an accelerated basis over their estimated useful lives and have an estimated weighted-average life at September 30, 2008 of 3.8 years. The Bancorp reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. The details of the Bancorp’s intangible assets are shown in the following table. For further information on servicing rights, see Note 4.

($ in millions)	Gross Carrying Amount	Accumulated Amortization	Valuation Allowance	Net Carrying Amount
As of September 30, 2008:
Mortgage servicing rights	$1,573	(841)	(48)	684
Other consumer and commercial servicing rights	14	(11)	—	3
Core deposit intangibles	485	(333)	—	152
Other	67	(31)	—	36
Total intangible assets	$2,139	(1,216)	(48)	875
As of December 31, 2007:
Mortgage servicing rights	$1,417	(755)	(49)	613
Other consumer and commercial servicing rights	24	(19)	—	5
Core deposit intangibles	430	(302)	—	128
Other	44	(25)	—	19
Total intangible assets	$1,915	(1,101)	(49)	765
As of September 30, 2007:
Mortgage servicing rights	$1,372	(730)	(21)	621
Other consumer and commercial servicing rights	24	(19)	—	5
Core deposit intangibles	410	(293)	—	117
Other	46	(25)	—	21
Total intangible assets	$1,852	(1,067)	(21)	764

As of September 30, 2008, all of the Bancorp’s intangible assets were being amortized. Amortization expense recognized on intangible assets, including servicing rights, for the three months ended September 30, 2008 and 2007 was $39 million and $33 million, respectively. For the nine months ended September 30, 2008 and 2007, amortization expense was $127 million and $99 million, respectively.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Estimated amortization expense, including servicing rights, for the years ending December 31, 2008 through 2012 is as follows:

($ in millions)
2008 (a)	$152
2009	137
2010	117
2011	88
2012	73

(a)	Includes nine months actual and three months estimated.

Changes in the net carrying amount of goodwill by reporting segment for the nine months ended September 30, 2008 and 2007 were as follows:

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Total
Balance as of December 31, 2007	$995	950	182	205	138	2,470
Acquisition activity	375	704	33	—	10	1,122
Balance as of September 30, 2008	$1,370	1,654	215	205	148	3,592
Balance as of December 31, 2006	$871	797	182	205	138	2,193
Acquisition activity	—	(1)	—	—	—	(1)
Balance as of September 30, 2007	$871	796	182	205	138	2,192

The Bancorp completed its annual goodwill impairment test as of September 30, 2008 and determined that no impairment existed. The Bancorp evaluates goodwill at the segment level for impairment. Acquisition activity includes acquisitions in the respective period in addition to purchase accounting adjustments related to previous acquisitions. During 2008, purchase accounting adjustments were made relating to the initial goodwill recorded from prior acquisitions. During the second quarter of 2008, the Bancorp acquired First Charter, which resulted in the recognition of $1.1 billion of goodwill and $56 million of core deposit intangibles.

4. Sales of Receivables and Servicing Rights

The Bancorp sold fixed and adjustable rate residential mortgage loans during 2008 and 2007. In those sales, the Bancorp obtained servicing responsibilities. The Bancorp receives annual servicing fees based on a percentage of the outstanding balance. The investors have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp identifies classes of servicing assets based on financial asset type and interest rates. For the three months ended September 30, 2008 and 2007, the Bancorp recognized pre-tax gains of $43 million and $9 million, respectively, on origination fees and the sales of residential mortgage loans. Additionally, the Bancorp recognized $39 million and $37 million, respectively, in servicing fees on residential mortgages for the three months ended September 30, 2008 and 2007. For the nine months ended September 30, 2008 and 2007, the Bancorp recognized pre-tax gains of $214 million and $61 million, respectively, on origination fees and the sales of residential mortgage loans. Additionally, the Bancorp recognized $122 million and $105 million in servicing fees on residential mortgages for the nine months ended September 30, 2008 and 2007, respectively. The gains on sales of residential mortgages and servicing fees related to residential mortgages are included in mortgage banking net revenue in the Condensed Consolidated Statements of Income. Initial carrying values of servicing rights recognized during the nine months ended September 30, 2008 and 2007 were $156 million and $162 million, respectively.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

During the first quarter of 2008, the Bancorp securitized and sold $2.7 billion of automobile loans in three separate transactions. Each transaction isolated the related loans through the use of a securitization trust or a conduit, formed as QSPEs, to facilitate the securitization process in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The Bancorp recognized pre-tax gains of $15 million on the sale of automobile loans offset by $26 million in losses on related hedges. In each of those sales, the Bancorp obtained servicing responsibility, but no servicing asset or liability was recorded as the market based servicing fee was considered adequate compensation. The initial carrying amounts of the interests that continue to be held by the Bancorp were estimated at the date of the sales using discounted projected cash flows. As of September 30, 2008, the Bancorp held automobile-related subordinated tranche security interests totaling $60 million and related residual interests totaling $141 million. These interests are net of a $12 million impairment charge recognized during the three months ended September 30, 2008 as a result of a decline in estimated cash flows.

The key economic assumptions used in measuring the initial carrying values of the mortgage interests and automobile residual interests that continue to be held by the Bancorp were as follows:

		September 30, 2008				September 30, 2007
	Rate	Weighted- Average Life (in years)	Prepayment Speed (annual)	Discount Rate (annual)	Weighted- Average Default Rate	Weighted- Average Life (in years)	Prepayment Speed (annual)	Discount Rate (annual)	Weighted- Average Default Rate
Residential mortgage loans:
Servicing assets	Fixed	7.0	11.8%	9.6%	N/A	6.8	9.9%	9.7%	N/A
Servicing assets	Adjustable	2.9	29.8	11.0	N/A	3.3	26.2	12.5	N/A
Automobile loans:
Residual interest	Fixed	1.8	22.9	8.0	1.5%	N/A	N/A	N/A	N/A

During 2008 and 2007, the Bancorp sold student loans and certain commercial loans and obtained servicing responsibilities. In addition, the Bancorp transferred certain commercial loans to an unconsolidated QSPE that is wholly owned by an independent third party. See Note 8 for further information. At September 30, 2008 and 2007, the value of the servicing asset and subordinated interests related to these sales were immaterial to the Bancorp’s Condensed Consolidated Financial Statements.

Based on historical credit experience, expected credit losses for residential mortgage loan servicing assets have been deemed immaterial. At September 30, 2008 and 2007, the Bancorp serviced $39.8 billion and $33.1 billion, respectively, of residential mortgage loans for other investors.

The value of interests that continue to be held by the Bancorp is subject to credit, prepayment and interest rate risks on the sold financial assets. At September 30, 2008, the sensitivity of a decline in the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

($ in millions)	Rate	Fair Value	Weighted Average Life (in years)	Prepayment Speed Assumption			Residual Servicing Cash Flows			Weighted-Average Default
				Rate	Impact of Adverse Change on Fair Value		Discount Rate	Impact of Adverse Change on Fair Value		Rate	Impact of Adverse Change on Fair Value
					10%	20%		10%	20%		10%	20%
Residential mortgage loans:
Servicing assets	Fixed	$655	6.4	11.2%	$27	52	9.8%	$25	48	—%	$—	—
Servicing assets	Adjustable	44	2.3	29.6	3	6	11.8	1	2	—	—	—
Automobile loans:
Residual interest	Fixed	$141	2.0	23.9%	$3	6	11.4%	$3	7	1.6%	$3	6

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

These sensitivities are hypothetical and should be used with caution as changes in fair value based on a 10% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the previous table, the effect of a variation in a particular assumption on the fair value of the interests that continue to be held by the transferor is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

Changes in the servicing asset related to residential mortgage loans for the nine months ended September 30 were:

($ in millions)	2008	2007
Carrying amount as of the beginning of period	$662	546
Servicing obligations that result from transfer of residential mortgage loans	155	162
Acquisitions	1	—
Amortization	(86)	(66)
Carrying amount before valuation allowance	$732	642
Valuation allowance for servicing assets:
Beginning balance	$(49)	(27)
Servicing valuation recovery	1	6
Ending balance	(48)	(21)
Carrying amount as of the end of the period	$684	621

Temporary impairment or impairment recovery, effected through a change in the MSR valuation allowance, is captured as a component of mortgage banking net revenue in the Condensed Consolidated Statements of Income.

The fair value of the servicing asset is based on the present value of expected future cash flows. The following table displays the beginning and ending fair value for the nine months ended September 30:

($ in millions)	2008	2007
Fixed rate residential mortgage loans:
Fair value at beginning of period (December 31, 2007 and 2006)	$565	483
Fair value at end of period	655	586
Adjustable rate residential mortgage loans:
Fair value at beginning of period (December 31, 2007 and 2006)	50	45
Fair value at end of period	44	50

The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with changes in value of the MSR portfolio. This strategy includes the purchase of free-standing derivatives (principal-only swaps, swaptions and interest rate swaps) and various available-for-sale securities (primarily principal-only strips). The interest income, mark-to-market adjustments and gain or loss from sale activities associated with these portfolios are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds. For the nine months ended September 30, 2008, the Bancorp recognized a net gain of $24 million, classified as a securities gains in noninterest income, related to sales of available-for-sale securities purchased to economically hedge the MSR portfolio and net loss of $23 million, classified as mortgage banking net revenue in noninterest income, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

portfolio. For the nine months ended September 30, 2007, the Bancorp recognized a net gain of $1 million related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. There was no gain or loss recognized for the nine months ended September 30, 2007 related to sales of available-for-sale securities purchased to economically hedge the MSR portfolio. See Note 7 for information on the types and amount of free-standing derivatives used to economically hedge the MSR portfolio. As of September 30, 2008 and 2007, the available-for-sale securities portfolio included $1.1 billion and $314 million, respectively, of securities related to the non-qualifying hedging strategy.

5. Loans Acquired in a Transfer

In 2008 and 2007, the Bancorp acquired certain loans, primarily related to the Crown and First Charter acquisitions, for which there was evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that all contractually required payments would not be collected. These loans were evaluated either individually or segregated into pools based on common risk characteristics and accounted for under Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 requires acquired loans within its scope to be recorded at fair value and prohibits carrying over valuation allowances when applying purchase accounting. Loans carried at fair value, mortgage loans held for sale and loans under revolving credit agreements are excluded from the scope of SOP 03-3. During the three and nine months ended September 30, 2008, the Bancorp recorded provision expense for loans accounted for under SOP 03-3 of $11 million and $18 million, respectively, in the Condensed Consolidated Statements of Income. As of September 30, 2008, the Bancorp maintained an allowance for loan and lease losses of $6 million on loans accounted for under SOP 03-3.

The following table reflects the outstanding balance of all contractually required payments and carrying amount of those loans accounted for under SOP 03-3 as of:

($ in millions)	September 30, 2008	December 31, 2007
Commercial	$129	$94
Consumer	98	135
Outstanding balance	$227	$229
Carrying amount	$107	$101

At the acquisition date, the Bancorp determines the excess of the loan’s contractually required payments over all cash flows expected to be collected as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount representing the difference in the expected cash flows of acquired loans and the basis in the acquired loans is accreted into interest income over the remaining life of the loan or pool of loans (accretable yield). A summary of activity is provided below.

($ in millions)	Accretable Yield
Balance as of December 31, 2007	$6
Additions	5
Accretion	(10)
Reclassifications from (to) nonaccretable difference	7
Balance as of September 30, 2008	$8

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table reflects loans acquired, for which it was probable at acquisition that all contractually required payments would not be collected as of:

($ in millions)	September 30, 2008	December 31, 2007
Contractually required payments receivable at acquisition date:
Commercial	$63	$99
Consumer	34	136
Total	$97	$235
Cash flows expected to be collected at acquisition date	$44	$113
Fair value of acquired loans at acquisition date	39	105

6. Bank-Owned Life Insurance

The Bancorp purchases life insurance policies on the lives of certain directors, officers and employees and is the owner and beneficiary of the policies. The Bancorp invests in these policies, known as BOLI, to provide an efficient form of funding for long-term retirement and other employee benefits costs. Therefore, the Bancorp’s BOLI policies are intended to be long-term investments to provide funding for future payment of long-term liabilities. The Bancorp records these BOLI policies within other assets in the Condensed Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded in noninterest income in the Condensed Consolidated Statements of Income.

Certain BOLI policies have a stable value agreement through either a large, well-rated bank or multi-national insurance carrier that provides limited cash surrender value protection from declines in the value of each policy’s underlying investments. During the second half of 2007 and throughout 2008, the value of the investments underlying one of the Bancorp’s BOLI policies declined significantly due to disruptions in the credit markets, widening of credit spreads between U.S. treasuries/swaps versus municipal bonds and bank trust preferred securities, and illiquidity in the asset-backed securities market. These factors caused the decline in the cash surrender value to exceed the protection provided by the stable value agreement.

As a result of further exceeding the cash surrender value protection, the Bancorp recorded a charge of $27 million during the third quarter of 2008 and $181 million for the nine months ended September 30, 2008 to reflect the change in cash surrender value related to this BOLI policy. The cash surrender value of the policy was $324 million at September 30, 2008 and may increase or decrease further depending on the impact of market conditions on the underlying investments.

At September 30, 2008, the cash surrender value protection had not been exceeded for any other BOLI policies.

7. Derivative Financial Instruments

The Bancorp maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce certain risks related to interest rate, prepayment and foreign currency volatility. Additionally, the Bancorp holds derivative instruments for the benefit of its commercial customers. The Bancorp does not enter into derivative instruments for speculative purposes.

The Bancorp’s interest rate risk management strategy involves modifying the repricing characteristics of certain financial instruments so that changes in interest rates do not adversely affect the net interest margin and cash flows. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

include interest rate swaps, interest rate floors, interest rate caps, forward contracts, options and swaptions. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Interest rate floors protect against declining rates, while interest rate caps protect against rising interest rates. Forward contracts are contracts in which the buyer agrees to purchase, and the seller agrees to make delivery of, a specific financial instrument at a predetermined price or yield. Options provide the purchaser with the right, but not the obligation, to purchase or sell a contracted item during a specified period at an agreed upon price. Swaptions are financial instruments granting the owner the right, but not the obligation, to enter into or cancel a swap.

Prepayment volatility arises mostly from changes in fair value of the largely fixed-rate MSR portfolio, mortgage loans and mortgage-backed securities. The Bancorp may enter into various free-standing derivatives (principal-only swaps, swaptions, floors, options and interest rate swaps) to economically hedge prepayment volatility. Principal-only swaps are total return swaps based on changes in the value of the underlying mortgage principal-only trust.

Foreign currency volatility occurs as the Bancorp enters into certain foreign denominated loans. Derivative instruments that the Bancorp may use to economically hedge these foreign denominated loans include foreign exchange swaps and forward contracts.

The Bancorp also enters into derivative contracts (including foreign exchange contracts, commodity contracts and interest rate swaps, floors and caps) for the benefit of commercial customers. The Bancorp may economically hedge significant exposures related to these free-standing derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Bancorp’s exposure is limited to the replacement value of the contracts rather than the notional, principal or contract amounts. The Bancorp minimizes the credit risk through credit approvals, limits, counterparty collateral and monitoring procedures.

The Bancorp holds certain derivative instruments that qualify for hedge accounting treatment under SFAS No. 133 and are designated as fair value hedges or cash flow hedges. Derivative instruments that do not qualify for hedge accounting treatment under SFAS No. 133, or for which hedge accounting is not established, are held as free-standing derivatives and provide the Bancorp an economic hedge. All customer accommodation derivatives are held as free-standing derivatives.

Fair Value Hedges

The Bancorp may enter into interest rate swaps to convert its fixed-rate, long-term debt to floating-rate debt. Decisions to convert fixed-rate debt to floating are made primarily through consideration of the asset/liability mix of the Bancorp, the desired asset/liability sensitivity and interest rate levels. For the three and nine months ended September 30, 2008 and 2007, certain interest rate swaps met the criteria required to qualify for the shortcut method of accounting. Based on this shortcut method of accounting treatment, no ineffectiveness is assumed. For interest rate swaps that do not meet the shortcut requirements, an assessment of hedge effectiveness was performed and such swaps were accounted for using the “long-haul” method. The long-haul method requires a quarterly assessment of hedge effectiveness and measurement of ineffectiveness. For interest rate swaps accounted for as a fair value hedge using the long-haul method, ineffectiveness is the difference between the changes in the fair value of the interest rate swap and changes in fair value of the long-term debt attributable to the risk being hedged. The ineffectiveness on interest rate swaps hedging long-term debt is reported within interest expense in the Condensed Consolidated Statements of Income.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table reflects the change in fair value for interest rate contracts and the related hedged items included in the Condensed Consolidated Statements of Income:

	Income statement caption	For the three months ended September 30,		For the nine months ended September 30,
($ in millions)		2008	2007	2008	2007
Interest rate contracts:
Change in fair value on interest rate swaps—derivative	Interest on long-term debt	$69	83	$62	108
Change in fair value on long-term debt—hedged item	Interest on long-term debt	(60)	(83)	(51)	(111)

The Bancorp previously entered into forward contracts that met the criteria for fair value hedge accounting to hedge its residential mortgage loans held for sale. Upon adoption of SFAS No. 159 on January 1, 2008 and the Bancorp’s election to carry residential mortgage loans held for sale at fair value, all new forward contracts held to hedge its residential mortgage loans held for sale were held as free-standing derivative instruments. For the three and nine months ended September 30, 2007, the ineffectiveness of the hedging relationships related to residential mortgage loans held for sale was insignificant to the Bancorp’s Condensed Consolidated Statements of Income.

The following table reflects fair value hedges included in the Condensed Consolidated Balance Sheets:

	September 30, 2008		December 31, 2007		September 30, 2007
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate contracts included in other assets:
Interest rate swaps related to debt	$3,705	$127	3,000	67	500	9
Forward contracts related to mortgage loans held for sale	—	—	183	1	489	2
Total included in other assets		$127		68		11
Interest rate contracts included in other liabilities:
Interest rate swaps related to debt	$1,725	$19	775	21	2,575	77
Forward contracts related to mortgage loans held for sale	—	—	511	4	896	8
Total included in other liabilities		$19		25		85

During 2006, the Bancorp terminated interest rate swaps designated as fair value hedges and, in accordance with SFAS No. 133, an amount equal to the cumulative fair value adjustment to the hedged items at the date of termination will be amortized as an adjustment to interest expense over the remaining term of the long-term debt. For the three months ended September 30, 2008 and 2007, $1 million and $2 million in net deferred losses on the terminated fair value hedges were amortized into interest expense, respectively. For the nine months ended September 30, 2008 and 2007, $6 million and $8 million, respectively, in net deferred losses on the terminated fair value hedges were amortized into interest expense.

Cash Flow Hedges

The Bancorp may enter into interest rate swaps to convert floating-rate assets and liabilities to fixed rates or to hedge certain forecasted transactions. The assets or liabilities are typically grouped and share the same risk exposure for which they are being hedged. The Bancorp may also enter into interest rate caps and floors to limit

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

cash flow variability of floating rate assets and liabilities. As of September 30, 2008, all hedges designated as cash flow hedges are assessed for effectiveness using regression analysis. Ineffectiveness is generally measured as the amount by which the cumulative change in the fair value of the hedging instrument exceeds the present value of the cumulative change in the hedged item’s expected cash flows. Ineffectiveness is reported within other noninterest income in the Condensed Consolidated Statements of Income.

The effective portion of the gains or losses on derivative contracts are reported within accumulated other comprehensive income and are reclassified from accumulated other comprehensive income to current period earnings when the forecasted transaction affects earnings. Reclassified gains and losses on interest rate floors related to commercial loans and interest rate caps related to debt are recorded within interest income and interest expense, respectively. As of September 30, 2008, $40 million of deferred gains, net of tax, on cash flow hedges are recorded in accumulated other comprehensive income.

The following table presents the net gains (losses) recorded in the Condensed Consolidated Statements of Income and accumulated other comprehensive income relating to cash flow derivative instruments:

	Amount of gain (loss) recognized in OCI		Amount of gain (loss) reclassified from OCI into net interest income		Amount of ineffectiveness recognized in other noninterest income
($ in millions)	2008	2007	2008	2007	2008	2007
For the three months ended September 30:
Interest rate contracts	$17	23	8	2	1	(1)
For the nine months ended September 30:
Interest rate contracts	25	12	2	1	1	(1)

As of September 30, 2008, $6 million in net deferred gains, net of tax, recorded in accumulated other comprehensive income are expected to be reclassified into earnings during the next twelve months.

The following table reflects the notional amount and fair value of all cash flow hedges included in the Condensed Consolidated Balance Sheets:

	September 30, 2008		December 31, 2007		September 30, 2007
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate contracts included in other assets:
Interest rate floors related to commercial loans	$1,500	$113	1,500	107	1,500	67
Interest rate caps related to debt	1,750	12	1,750	11	1,750	20
Total included in other assets		$125		118		87
Interest rate contracts included in other liabilities:
Interest rate swaps related to consumer loans	$—	$—	1,000	11	1,000	8
Total included in other liabilities		$—		11		8

Free-Standing Derivative Instruments—Risk Management

The Bancorp enters into foreign exchange derivative contracts to economically hedge certain foreign denominated loans. Derivative instruments that the Bancorp may use to economically hedge these foreign denominated loans include foreign exchange swaps and forward contracts. The Bancorp does not designate these

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

instruments against the foreign denominated loans, and therefore, does not obtain hedge accounting treatment. Revaluation gains and losses on such foreign currency derivative contracts are recorded within other noninterest income in the Condensed Consolidated Statements of Income, as are revaluation gains and losses on foreign denominated loans.

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp may enter into various free-standing derivatives (principal-only swaps, swaptions, floors, options and interest rate swaps) to economically hedge changes in fair value of its largely fixed-rate MSR portfolio. Principal-only swaps hedge the mortgage-LIBOR spread because these swaps appreciate in value as a result of tightening spreads. Principal-only swaps also provide prepayment protection by increasing in value when prepayment speeds increase, as opposed to MSRs that lose value in a faster prepayment environment. Receive fixed/pay floating interest rate swaps and swaptions increase in value when interest rates do not increase as quickly as expected. The Bancorp enters into forward contracts to economically hedge the change in fair value of certain residential mortgage loans held for sale due to changes in interest rates. The Bancorp may also enter into forward swaps to economically hedge the change in fair value of certain commercial mortgage loans held for sale due to changes in interest rates. Interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale are also considered free-standing derivative instruments and the interest rate exposure on these commitments is economically hedged primarily with forward contracts. The Bancorp also enters into risk participation agreements, which are included in interest rate contracts for customers, to share some of the credit exposure with other counterparties related to interest rate derivative contracts or to take on credit exposure for interest rate derivative contracts. The Bancorp only enters into these risk participation agreements in instances in which the Bancorp has participated in the loan that the interest rate derivative contract was designed to hedge. The Bancorp will make/receive payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements.

Revaluation gains and losses from free-standing derivatives related to mortgage banking activity are recorded as a component of mortgage banking net revenue in the Condensed Consolidated Statements of Income.

Additionally, the Bancorp occasionally may enter into free-standing derivative instruments (options, swaptions and interest rate swaps) in order to minimize significant fluctuations in earnings and cash flows caused by interest rate volatility. The gains and losses on these derivative contracts are recorded within other noninterest income in the Condensed Consolidated Statements of Income.

The net gains (losses) recorded in the Condensed Consolidated Statements of Income relating to free-standing derivative instruments used for risk management are summarized below:

	Income Statement Caption	For the three months ended September 30,		For the nine months ended September 30,
($ in millions)		2008	2007	2008	2007
Interest rate contracts:
Forward contracts related to commercial mortgage loans held for sale	Corporate banking revenue	$—	(3)	$(8)	(2)
Forward contracts related to residential mortgage loans held for sale	Mortgage banking net revenue	6	(17)	16	(9)
Derivative instruments related to MSR portfolio	Mortgage banking net revenue	8	13	(23)	1
Derivative instruments related to interest rate risk	Other noninterest income	1	—	—	(1)
Foreign exchange contracts:
Foreign exchange contracts	Other noninterest income	6	(10)	10	(19)

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table reflects the notional amount and fair value of free-standing derivatives used for risk management included in the Condensed Consolidated Balance Sheets:

	September 30, 2008		December 31, 2007		September 30, 2007
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate contracts included in other assets:
Derivative instruments related to MSR portfolio	$3,222	69	$3,062	70	$3,160	32
Derivative instruments related to held for sale mortgages	1,153	16	229	1	35	—
Derivative instruments related to interest rate risk	510	6	1	—	4	—
Total included in other assets		91		71		32
Interest rate contracts included in other liabilities:
Derivative instruments related to MSR portfolio	$1,980	21	$1,280	16	$2,382	8
Derivative instruments related to held for sale mortgages	542	6	588	9	218	2
Derivative instruments related to interest rate risk	491	6	—	—	34	—
Foreign exchange contracts included in other liabilities:
Foreign exchange contracts	156	1	153	1	147	8
Total included in other liabilities		34		26		18

Free-Standing Derivative Instruments—Customer Accommodation

The majority of the free-standing derivative instruments the Bancorp enters into are for the benefit of commercial customers. These derivative contracts are not designated against specific assets or liabilities on the Condensed Consolidated Balance Sheets or to forecasted transactions and, therefore, do not qualify for hedge accounting. These instruments include foreign exchange derivative contracts entered into for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations, commodity contracts to hedge such items as natural gas and various other derivative contracts. The Bancorp may economically hedge significant exposures related to these derivative contracts entered into for the benefit of customers by entering into offsetting contracts with approved, reputable, independent counterparties with substantially matching terms. The Bancorp hedges its interest rate exposure on commercial customer transactions by executing offsetting swap agreements with primary dealers. Revaluation gains and losses on foreign exchange, commodity and other commercial customer derivative contracts are recorded as a component of corporate banking revenue in the Condensed Consolidated Statements of Income.

The Bancorp previously offered its customers an equity-linked certificate of deposit that had a return linked to equity indices. Under SFAS No. 133, a certificate of deposit that pays interest based on changes on an equity index is a hybrid instrument that requires separation into a host contract (the certificate of deposit) and an embedded derivative contract (written equity call option). The Bancorp entered into an offsetting derivative contract to economically hedge the exposure taken through the issuance of equity-linked certificates of deposit. Both the embedded derivative and derivative contract entered into by the Bancorp were recorded as free-standing derivatives and recorded at fair value with offsetting gains and losses recognized within noninterest income in the Condensed Consolidated Statements of Income.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The net gains (losses) recorded in the Condensed Consolidated Statements of Income relating to free-standing derivative instruments used for customer accommodation are summarized in the following table:

	Income Statement Caption	For the three months ended September 30,		For the nine months ended September 30,
($ in millions)		2008	2007	2008	2007
Interest rate contracts:
Interest rate lock commitments	Mortgage banking net revenue	$9	4	$11	4
Commodity contracts:
Commodity contracts for customers	Corporate banking revenue	2	1	3	1
Foreign exchange contracts:
Foreign exchange contracts for customers	Corporate banking revenue	27	15	77	43

The following table reflects the notional amount and fair value of free-standing derivatives used for customer accommodation included in the Condensed Consolidated Balance Sheets:

	September 30, 2008		December 31, 2007		September 30, 2007
($ in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate contracts included in other assets:
Interest rate contracts for customers	$14,557	$449	$12,265	391	$11,169	170
Interest rate lock commitments	392	2	656	3	601	4
Commodity contracts included in other assets:
Commodity contracts for customers	565	111	167	28	200	14
Foreign exchange contracts included in other assets:
Foreign exchange contracts for customers	7,845	294	7,132	255	5,486	287
Equity contracts included in other assets:
Derivative instruments related to equity-linked CD	57	2	50	5	38	4
Total included in other assets		$858		682		479
Interest rate contracts included in other liabilities:
Interest rate contracts for customers	$15,544	$450	$12,430	391	$11,378	170
Interest rate lock commitments	679	4	253	1	217	1
Commodity contracts included in other liabilities:
Commodity contracts for customers	557	104	163	22	199	13
Foreign exchange contracts included in other liabilities:
Foreign exchange contracts for customers	7,192	250	6,642	234	5,292	270
Equity contracts included in other liabilities:
Derivative instruments related to equity-linked CD	57	2	50	5	38	4
Total included in other liabilities		$810		653		458

8. Commitments, Contingent Liabilities and Guarantees

The Bancorp, in the normal course of business, enters into financial instruments and various agreements to meet the financing needs of its customers. The Bancorp also enters in certain transactions and agreements to manage its interest rate and prepayment risks, provide funding, equipment and locations for its operations and

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

invest in its communities. These instruments and agreements involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Bancorp’s Condensed Consolidated Balance Sheets. Creditworthiness for all instruments and agreements is evaluated on a case-by-case basis in accordance with the Bancorp’s credit policies. The Bancorp’s significant commitments, contingent liabilities and guarantees in excess of the amounts recognized in the Condensed Consolidated Balance Sheets are summarized as follows:

Commitments

The Bancorp has certain commitments to make future payments under contracts. A summary of significant commitments at September 30:

($ in millions)	2008	2007
Commitments to extend credit	$50,301	47,072
Letters of credit (including standby letters of credit)	8,899	8,330
Forward contracts to sell mortgage loans	1,695	1,552
Noncancelable lease obligations	910	770
Purchase obligations	87	60
Capital expenditures	83	92

Commitments to extend credit are agreements to lend, typically having fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp is exposed to credit risk in the event of nonperformance for the amount of the contract. Fixed-rate commitments are also subject to market risk resulting from fluctuations in interest rates and the Bancorp’s exposure is limited to the replacement value of those commitments. As of September 30, 2008 and 2007, the Bancorp had a reserve for probable credit losses on unfunded commitments totaling $132 million and $79 million, respectively, included in other liabilities in the Condensed Consolidated Balance Sheets.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At September 30, 2008, approximately $3.2 billion of standby letters of credit expire within one year, $5.3 billion expire between one to five years and $0.4 billion expire thereafter. At September 30, 2008, letters of credit of approximately $53 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. At September 30, 2008, the reserve related to these standby letters of credit was $2 million. Approximately 69% and 72% of the total standby letters of credit were secured as of September 30, 2008 and 2007, respectively. In the event of nonperformance by the customers, the Bancorp has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities.

At September 30, 2008, the Bancorp had outstanding letters of credit that were supporting certain securities issued as variable rate demand notes (“VRDNs”). The Bancorp facilitates financing for its commercial customers, which consist of companies and municipalities, by marketing the VRDNs to investors. The VRDNs pay interest to holders at a rate of interest that fluctuates based upon market demand. The VRDNs generally have long-term maturity dates, but can be tendered by the holder for purchase at par upon proper advance notice. When the VRDNs are tendered, a remarketing agent generally finds another investor to purchase the VRDNs to keep the securities outstanding in the market. FTS acts as the remarketing agent to issuers on approximately $4.6 billion of VRDNs at September 30, 2008. As remarketing agent, FTS is responsible for finding purchasers for investors that put VRDNs. The Bancorp issues letters of credit, as a credit enhancement, to the VRDNs remarketed by FTS, in addition to approximately $2.1 billion in VRDNs remarketed by third parties at

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2008. At September 30, 2008, FTS held $163 million of these securities in its portfolio and classified them as trading securities. The Bancorp purchased $203 million of the VRDNs from the market, through FTS, and held them in its trading securities portfolio at September 30, 2008. For the VRDNs remarketed by third parties, in some cases, the remarketing agent has failed to remarket the securities and has instructed the indenture trustee to draw upon approximately $335 million of letters of credit issued by the Bancorp. The Bancorp recorded these draws as commercial loans in its Condensed Consolidated Balance Sheets at September 30, 2008.

The Bancorp’s subsidiaries have entered into a number of noncancelable lease agreements. The minimum rental commitments under noncancelable lease agreements are shown in the previous table. The Bancorp or its subsidiaries have also entered into a limited number of agreements for work related to banking center construction and to purchase goods or services.

Contingent Liabilities

The Bancorp, through its electronic payment processing division, processes Visa and MasterCard merchant card transactions. Pursuant to Visa and MasterCard rules, the Bancorp assumes certain contingent liabilities relating to these transactions which typically arise from billing disputes between the merchant and cardholder that are ultimately resolved in the cardholder’s favor. In such cases, these transactions are “charged back” to the merchant and disputed amounts are refunded to the cardholder. If the Bancorp is unable to collect these amounts from the merchant, it will bear the loss for refunded amounts. The likelihood of incurring a contingent liability arising from chargebacks is relatively low, as most products or services are delivered when purchased and credits are issued on returned items. For the nine months ended September 30, 2008 and 2007, the Bancorp processed approximately $100 million and $102 million, respectively, of chargebacks presented by issuing banks, resulting in no material losses to the Bancorp. The Bancorp accrues for probable losses based on historical experience and did not carry a credit loss reserve related to such chargebacks at September 30, 2008 and 2007.

There are legal claims pending against the Bancorp and its subsidiaries that have arisen in the normal course of business. See Note 9 for additional information regarding these proceedings.

Guarantees

The Bancorp has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements.

Through September 30, 2008 and 2007, the Bancorp had transferred, subject to credit recourse, certain primarily floating-rate, short-term, investment grade commercial loans to an unconsolidated QSPE that is wholly owned by an independent third-party. Generally, the loans transferred provide a lower yield due to their investment grade nature, and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets while maintaining the customer relationships. Under current accounting provisions, QSPEs are exempt from consolidation and, therefore, not included in the Bancorp’s Condensed Consolidated Financial Statements. The outstanding balance of these loans at September 30, 2008 and 2007 was $2.5 billion and $3.0 billion, respectively. As of September 30, 2008, the loans transferred had a weighted average life of 2.3 years. These loans may be transferred back to the Bancorp upon the occurrence of certain specified events. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers, ineligible loans transferred by the Bancorp to the QSPE, and the ability of the QSPE to issue commercial paper. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance. During the nine months ended September 30, 2008 and 2007, the QSPE did not transfer any loans back to the Bancorp as a result of a credit

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

event. In addition, there have been no material changes in the overall ratings of the loans transferred to the QSPE. For the nine months ended September 30, 2008, the Bancorp collected $501 million in net cash proceeds from loan transfers and $10 million in fees from the QSPE. For the nine months ended September 30, 2007, the Bancorp collected $1.1 billion in cash proceeds from loan transfers and $21 million in fees from the QSPE.

The QSPE issues commercial paper and uses the proceeds to fund the acquisition of commercial loans transferred to it by the Bancorp. The ability of the QSPE to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. In the event the QSPE is unable to issue commercial paper, the Bancorp has agreed to provide liquidity support to the QSPE in the form of purchases of commercial paper, a line of credit to the QSPE and the repurchase of assets from the QSPE. As of September 30, 2008 and 2007, the liquidity asset purchase agreement was $3.0 billion and $4.0 billion, respectively. During the third quarter of 2008, the disruption in the short-term funding market continued causing the QSPE difficulty in obtaining sufficient funding through the issuance of commercial paper. As a result, the Bancorp provided liquidity support to the QSPE during the third quarter through purchases of commercial paper, a line of credit to the QSPE, and the repurchase of assets from the QSPE under the liquidity asset purchase agreement. As of September 30, 2008, the Bancorp held approximately $1.0 billion of asset-backed commercial paper issued by the QSPE, representing 39% of the total commercial paper issued by the QSPE.

During the third quarter of 2008, the Bancorp repurchased $513 million of commercial loans at par from the QSPE under the liquidity asset purchase agreement. A fair value adjustment charge of $3 million was recorded on the loans upon repurchase. As of September 30, 2008, there were no delinquent repurchased loans. As of September 30, 2008, there were no outstanding balances on the line of credit from the Bancorp to the QSPE. At September 30, 2008 and 2007, the Bancorp’s loss reserve related to the liquidity support and credit enhancement provided to the QSPE was $27 million and $13 million, respectively, and was recorded in other liabilities in the Condensed Consolidated Balance Sheets. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of commercial loans held in its loan portfolio.

At September 30, 2008 and 2007, the Bancorp had provided credit recourse on residential mortgage loans sold to unrelated third parties of approximately $1.4 billion and $1.6 billion, respectively. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance. In the event of nonperformance, the Bancorp has rights to the underlying collateral value securing the loan. The Bancorp maintained an estimated credit loss reserve of approximately $13 million and $18 million relating to these residential mortgage loans sold at September 30, 2008 and 2007, respectively, recorded in other liabilities on the Condensed Consolidated Balance Sheets. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

FTS, a subsidiary of the Bancorp, guarantees the collection of all margin account balances held by its brokerage clearing agent for the benefit of FTS customers. FTS is responsible for payment to its brokerage clearing agent for any loss, liability, damage, cost or expense incurred as a result of customers failing to comply with margin or margin maintenance calls on all margin accounts. The margin account balance held by the brokerage clearing agent as of September 30, 2008 was $17 million compared to $48 million as of September 30, 2007. In the event of any customer default, FTS has rights to the underlying collateral provided. Given the existence of the underlying collateral provided and negligible historical credit losses, the Bancorp does not maintain a loss reserve related to the margin accounts.

As of September 30, 2008 and 2007, the Bancorp had fully and unconditionally guaranteed certain long-term borrowing obligations issued by wholly-owned issuing trust entities of $2.8 billion and $1.4 billion, respectively. Refer to Note 10 for more information regarding long-term debt issued by the Bancorp.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Bancorp, as a member bank of Visa, Inc. (“Visa”) prior to Visa’s completion of their initial public offering (“IPO”) on March 19, 2008, had certain indemnification obligations pursuant to Visa’s certificate of incorporation and bylaws and in accordance with their membership agreements. In accordance with Visa’s by-laws prior to the IPO, the Bancorp could have been required to indemnify Visa for the Bancorp’s proportional share of losses based on the pre-IPO membership interests. In contemplation of the IPO, Visa announced that it had completed restructuring transactions during the fourth quarter of 2007. As part of this restructuring, the Bancorp’s indemnification obligation was modified to include only certain known litigation as of the date of the restructuring. This modification triggered a requirement to recognize the fair value of the indemnification obligation in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Accordingly, the Bancorp recorded an indemnification liability under FIN 45 of $3 million. Additionally, during 2007, the Bancorp recorded $169 million for its share of litigation formally settled by Visa and for probable future litigation settlements. During the third quarter of 2008, the Bancorp recorded an additional $45 million related to Visa’s pending litigation settlement with Discover. These amounts were accrued under SFAS No. 5, “Accounting for Contingencies.” In connection with the IPO, Visa retained a portion of the proceeds to fund an escrow account in order to resolve existing litigation settlements as well as fund potential future litigation settlements. As of September 30, 2008, the Bancorp has recorded its proportional share of $124 million of the Visa escrow account net against the current Visa litigation reserve of $189 million.

9. Legal and Regulatory Proceedings

As previously disclosed, during May 2005, the Bancorp filed suit in the United States District Court for the Southern District of Ohio against the IRS seeking a refund of taxes paid as a result of the audit of the 1997 tax year. This suit involves a determination of the correct tax treatment of certain leveraged leases entered into by the Bancorp. The outcome of this litigation will likely impact a number of leveraged leases entered into during 1997 through 2004. After a jury trial, the jury rendered a verdict in the form of answers to interrogatories, some of which favored Fifth Third and some of which favored the IRS. No judgment has been entered by the court in the case and the parties dispute the judgment that should be entered in light of the jury’s responses to the interrogatories. During the third quarter of 2008, the IRS announced a global settlement initiative relating to disputed leveraged leases. Because Fifth Third is currently engaged in litigation on this matter, the Bancorp has not been invited to participate in the settlement initiative. However, the Bancorp is currently in settlement discussions with the IRS. The nature and timing of a potential settlement and/or any future decision by the court are uncertain. During the second quarter of 2008, decisions in two other cases involving the tax treatment of leveraged leases were issued where the courts ruled in favor of the IRS. To date, the decisions issued have been dependent on the specific facts in each case. The Bancorp continues to believe that the facts and circumstances related to its leveraged leases are different from these other cases, that its tax treatment was proper under the tax law as it existed at the time the tax benefits were reported, and that the facts in its case support its position. The Bancorp is required under applicable accounting standards to assess the likeliness of a favorable outcome of this litigation. In light of recent decisions and uncertainty related to its own case, the Bancorp concluded during the second quarter that previously recognized benefits from the transactions at issue in the litigation and certain other leveraged leases described above must be remeasured as required by FIN 48 and recorded an increase to tax expense of approximately $140 million, or $0.26 per share, both pre-tax and after-tax, for interest related to previous tax years pursuant to FIN 48 and a charge of approximately $130 million pre-tax, or $0.16 per share after-tax, to reflect a projected change in the timing of tax benefits pursuant to FSP No. FAS 13-2. The Bancorp believes these charges address the downside risk it has related to leveraged leases should there be a negative outcome in its case.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

During April 2006, the Bancorp was added as a defendant in a consolidated antitrust class action lawsuit originally filed against Visa®, MasterCard® and several other major financial institutions in the United States District Court for the Eastern District of New York. The plaintiffs, merchants operating commercial businesses throughout the U.S. and trade associations, claim that the interchange fees charged by card-issuing banks are unreasonable and seek injunctive relief and unspecified damages. In addition to being a named defendant, the Bancorp is also subject to an indemnification obligation of Visa as discussed in Note 8. Accordingly, in the third and fourth quarters of 2007, the Bancorp recorded a contingent liability included in the $172 million litigation reserve. In connection with Visa’s IPO, Visa retained a portion of the proceeds to fund an escrow account in order to resolve existing litigation settlements as well as fund potential future litigation settlements. As of September 30, 2008, the Bancorp has recorded its proportional share of $124 million of the Visa escrow account net against the current Visa litigation reserve of $189 million. This antitrust litigation is still in the discovery phase.

Several putative class action complaints have been filed against the Bancorp in various federal and state courts. The federal cases were consolidated by the Judicial Panel on Multidistrict Litigation and are now known as “In Re TJX Security Breach Litigation.” The state court actions have been removed to federal court and have been consolidated into that same case. The complaints relate to the alleged intrusion of The TJX Companies, Inc.’s (“TJX”) computer system and the potential theft of their customers’ non-public information and alleged violations of the Gramm-Leach-Bliley Act. Some of the complaints were filed by consumers and seek unquantified damages on behalf of putative classes of persons who transacted business at any one of TJX’s stores during the period of the alleged intrusion. Another was filed by financial institutions and seeks unquantified damages on behalf of other similarly situated entities that suffered losses in relation to the alleged intrusion. The U.S. District Court (“Court”) has granted the Bancorp’s motion to dismiss certain of the claims, but additional claims remain pending. On November 29, 2007, the U.S. District Court, District of Massachusetts (“District Court”) issued an order denying Plaintiffs’ Motion for Class Certification in the consolidated cases brought by financial institutions (the “Financial Institution Track”). On December 18, 2007, the District Court entered its final order in the Financial Institution Track litigation that i) denied Plaintiffs’ Motion for Leave to Amend their Complaint, without prejudice; ii) dismissed the case for lack of subject matter jurisdiction; and iii) transferred the case from the United States District Court to the Massachusetts Superior Court in and for the County of Middlesex (“Massachusetts State Court”). On December 18, 2007, TJX Companies, Inc. filed a Notice of Appeal to the United States Court of Appeals for the First Circuit (“First Circuit”) as to that portion of the Court’s December 18 order transferring the case to Massachusetts State Court and an emergency motion to stay the Massachusetts State Court proceedings pending the appeal. On December 19, 2007, the First Circuit granted the request for stay until further order of the Court. On December 20, 2007, the Bancorp likewise filed a Notice of Appeal to the First Circuit solely as to that portion of the District Court’s December 18 Order transferring the case to the Massachusetts State Court. On December 21, 2007, Plaintiffs also filed a Notice of Appeal in the First Circuit as to the entirety of the District Court’s December 18 Order and also as to all other prior “adverse rulings” including, without limitation, the District Court’s denial of class certification and dismissal of various claims. Both TJX and the Bancorp amended their Notices of Appeal to likewise appeal all adverse rulings by the District Court. Separately, on January 16, 2008, the two remaining financial institution plaintiff banks who had not reached a settlement with TJX filed a new lawsuit against the Bancorp and TJX in Massachusetts State Court asserting similar allegations to those set forth in the Financial Institution Track litigation. After TJX and the Bancorp removed the case to the District Court, it was remanded to Massachusetts State Court and a motion to stay those proceedings is now pending. In regards to the consumer track litigation, on January 9, 2008, the District Court issued an Order of Preliminary Approval of a proposed class action settlement funded solely by TJX. A Final Fairness Hearing was held July 15, 2008, at which time the Court approved the proposed settlement with certain changes that are subject to objection by the parties.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

In September 2007, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a suit in the United States District Court for the Southern District of Ohio against the Bancorp and its Ohio banking subsidiary. In the suit, Katz alleges that the Bancorp and its Ohio bank are infringing on Katz’s patents for interactive call processing technology by offering certain automated telephone banking and other services. This lawsuit is one of many related patent infringement suits brought by Katz in various courts against numerous other defendants. Katz is seeking unspecified monetary damages and penalties as well as injunctive relief in the suit. Management believes there are substantial defenses to these claims and intends to defend them vigorously. The impact of the final disposition of this lawsuit cannot be assessed at this time.

In June through September of 2008, five putative securities class action complaints were filed against the Bancorp and its Chief Executive Officer, among other parties, and are currently pending in the United States District Court for the Southern District of Ohio. The lawsuits allege violations of federal securities laws related to disclosures made by the Bancorp in press releases and filings with the Securities and Exchange Commission regarding its quality and sufficiency of capital, credit losses and related matters, and seeking unquantified damages on behalf of putative classes of persons who either purchased the Bancorp’s securities, or acquired the Bancorp’s securities pursuant to the First Charter Corporation Acquisition. In addition to the foregoing, two cases were filed in the United States District Court for the Southern District of Ohio against the Bancorp and certain officers alleging violations of ERISA based on allegations similar to those set forth in the securities class action cases filed during the same period of time. Also, in July 2008, a shareholder of the Bancorp filed a shareholder derivative suit in the Court of Common Pleas for Hamilton County, Ohio, against the members of the Bancorp’s Board of Directors and, nominally, the Bancorp, alleging breach of fiduciary duty in connection with the Bancorp’s alleged violations of federal and state securities laws, among other charges, in relation to its previous statements regarding its quality and sufficiency of capital, credit losses and related matters. The suit seeks unspecified compensatory damages in favor of the Bancorp from the Board of Directors, punitive damages, and interest, as well as costs, disbursements and attorney and other expert fees to the plaintiff. The impact of the final disposition of these lawsuits cannot be assessed at this time.

The Bancorp and its subsidiaries are not parties to any other material litigation. However, there are other litigation matters that arise in the normal course of business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes any resulting liability from these other actions would not have a material effect upon the Bancorp’s consolidated financial position, results of operations or cash flows.

10. Long-term Debt

In March 2008, the Bancorp issued $1.0 billion of subordinated notes to third party investors. The subordinated notes bear a fixed rate of interest of 8.25% per annum. The notes are unsecured, subordinated obligations of the Bancorp. Payment of the full principal amount of the notes will be due upon maturity on March 1, 2038. The notes will not be subject to redemption at the Bancorp’s option at any time prior to maturity.

In April 2008, the Bancorp issued $750 million of senior notes to third party investors. The senior notes bear a fixed rate of interest of 6.25% per annum. The notes are unsecured, senior obligations of the Bancorp. Payment of the full principal amount of the notes will be due upon maturity on May 1, 2013. The notes will not be subject to redemption at the Bancorp’s option at any time prior to maturity.

In May 2008, Fifth Third Capital Trust VII (“Trust VII”), a wholly-owned non-consolidated subsidiary of the Bancorp, issued $400 million of Tier 1-qualifying trust preferred securities to third party investors and invested these proceeds in junior subordinated notes (“JSN VII”) issued by the Bancorp. The Bancorp’s obligations under the transaction documents, taken together, have the effect of providing a full and unconditional

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

guarantee by the Bancorp, on a subordinated basis, of the payment obligations of the Trust VII. No other subsidiaries of the Bancorp are guarantors of the JSN VII. The JSN VII will mature on May 15, 2068. The JSN VII held by the Trust VII bear a fixed rate of interest of 8.875% until May 15, 2058. After May 15, 2058, the JSN VII bear interest at a variable rate of three-month LIBOR plus 5.00%. The Bancorp has subsequently entered into hedges related to these notes. The JSN VII may be redeemed at the option of the Bancorp on or after May 15, 2013, or in certain other limited circumstances, at a redemption price of 100% of the principal amount plus accrued but unpaid interest. All redemptions are subject to certain conditions and generally require approval by the Federal Reserve Board.

In August 2008, $839 million of senior extendable notes matured and were paid. The extendable notes were issued in November 2004 to third-party investors and paid interest at one-month LIBOR plus 1 bp. In September 2008, an additional $800 million of the senior extendable notes matured.

In August 2008, $500 million of senior fixed-rate bank notes issued in July of 2003 matured and were paid. These long-term bank notes were issued to third-party investors at a fixed rate of 3.375%.

11. Income Taxes

The actual effective tax rate for the nine months ended September 30, 2008 has been used in the computation of the applicable income taxes (benefits) of $(72) million and $150 million for the three and nine months ended September 30, 2008, respectively.

The Bancorp accounts for its uncertain tax positions in accordance with FIN 48. At September 30, 2008 and December 31, 2007, the Bancorp had unrecognized tax benefits of $969 million and $469 million, respectively. Those balances included $83 million and $100 million of tax positions that, if recognized, would impact the effective tax rate and $2 million and $6 million in tax positions that would impact goodwill. The remaining $884 million and $363 million is related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of the deductions. A significant portion of these tax positions relate to the leveraged lease litigation discussed in Note 9.

It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Bancorp’s uncertain tax positions could significantly increase or decrease during the next 12 months. An estimate of the range of the reasonably possible changes to the unrecognized tax benefits cannot be made at this time.

Any interest and penalties incurred in connection with income taxes are accrued as a component of tax expense. At September 30, 2008 and December 31, 2007, the Bancorp had accrued interest liabilities of $210 million and $67 million, net of the related tax benefits. A significant portion of the interest accrued as well as the increase during the year relates to the leveraged lease charge discussed in Note 9. No liabilities were recorded for penalties. At September 30, 2008, the Bancorp had an approximately $1 billion deposit with the IRS to mitigate the risk associated with the disputed leases. This deposit enables the Bancorp to stop the accrual of interest, to the extent of the deposits, if the Bancorp is not ultimately successful in its legal dispute.

The statute of limitations for Federal income tax returns remains open for tax years 2004 through 2007. In addition, limited statute extensions have been agreed to for tax years 1997 through 2003 primarily for leasing uncertainties. With the exception of the state impact of the Federal items discussed above as well as a few states with insignificant uncertain liabilities, the statutes of limitations for state income tax returns remain open for tax years in accordance with the various states’ statutes.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

12. Retirement and Benefit Plans

Net periodic pension cost is recorded as a component of employee benefits expense in the Condensed Consolidated Statements of Income. The plan assumptions are evaluated annually and are updated as necessary. The discount rate assumption reflects the yield on a portfolio of high quality fixed-income instruments that have a similar duration to the plan’s liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the plan’s liabilities. In determining the expected long-term rate of return, the Bancorp evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections, as well as actual long-term historical plan performance. Based on the current year actuarial assumptions, the Bancorp did not make any cash contributions to its pension plans during the nine months ended September 30, 2008, and does not expect to contribute to the plans during the remainder of 2008.

The following table summarizes the components of net periodic pension cost:

	For the three months ended September 30,		For the nine months ended September 30,
($ in millions)	2008	2007	2008	2007
Service cost	$—	—	$—	—
Interest cost	3	3	10	10
Expected return on assets	(4)	(5)	(14)	(15)
Amortization of actuarial loss	2	2	5	6
Amortization of net prior service cost	—	—	—	1
Settlement	7	6	7	6
Net periodic pension cost	$8	6	$8	8

13. Stock-Based Compensation

Stock-based compensation awards are eligible for issuance under the 2008 Incentive Compensation Plan to key employees and directors of the Bancorp and its subsidiaries. The Incentive Compensation Plan provides for incentive and non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, and performance share and restricted stock awards. All of the Bancorp’s stock-based awards are to be settled with stock with the exception of a portion of the performance shares that are to be settled in cash. The Bancorp has historically used treasury stock to settle stock-based awards, when available. Stock options, issued at fair market value based on the closing price of the Bancorp’s common stock on the date of grant, have up to ten-year terms and vest and become fully exercisable ratably over a three or four year period of continued employment. SARs, issued at fair market value based on the closing price of the Bancorp’s common stock on the date of grant, have up to ten-year terms and vest and become exercisable either ratably or fully over a four year period of continued employment. The Bancorp does not grant discounted stock options or SARs, re-price previously granted stock options or SARs, or grant reload stock options. Restricted stock grants vest either fully after four years or ratably after three, four and five years of continued employment and include dividend and voting rights. Performance share and performance restricted stock awards have three-year cliff vesting terms with performance or market conditions as defined by the plan.

For stock options, approximately 1.1 million options were issued in conjunction with acquisitions, 1,000 were granted, 200,000 were exercised, and 2.9 million were forfeited or expired during the nine months ended September 30, 2008. Approximately 5,000 options were granted, 2.7 million were exercised, and 556,000 were forfeited or expired during the nine months ended September 30, 2007. For SARs, approximately 6.8 million were granted and 1.7 million were forfeited or expired during the nine months ended September 30, 2008. No SARs were exercised during the nine months ended September 30, 2008. Approximately 6.6 million SARs

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

were granted, 43,000 were exercised, and 1.3 million were forfeited or expired during the nine months ended September 30, 2007. For restricted stock awards, approximately 3.1 million awards were granted, 412,000 awards vested and were released, and 506,000 awards were forfeited during the nine months ended September 30, 2008. Approximately 1.6 million awards were granted, 74,000 awards vested and were released, and 290,000 awards were forfeited during the nine months ended September 30, 2007.

The Bancorp uses assumptions, which are evaluated and revised as necessary, in estimating the grant-date fair value of each SAR grant. For the nine months ended September 30, 2008 and 2007, the weighted-average assumptions were as follows:

	2008	2007
Expected life (in years)	6	6
Expected volatility	30%	22%
Expected dividend yield	8.69%	4.44%
Risk-free interest rate	3.25%	4.56%

The expected life is derived from historical exercise patterns and represents the amount of time that options granted are expected to be outstanding. The expected volatility is based on a combination of historical and implied volatilities of the Bancorp’s common stock. The expected dividend yield is based on annual dividends divided by the Bancorp’s stock price at the date of the grant. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense was $15 million and $12 million for the three months ended September 30, 2008 and 2007, respectively, and $42 million and $48 million for the nine months ended September 30, 2008 and 2007, respectively, and is included in salaries, wages and incentives expense in the Condensed Consolidated Statements of Income.

14. Accumulated Other Comprehensive Income

The Bancorp has elected to present the disclosures required by SFAS No. 130, “Reporting Comprehensive Income,” in the Condensed Consolidated Statements of Changes in Shareholders’ Equity and in the following table. Disclosure of the reclassification adjustments, related tax effects allocated to other comprehensive income and accumulated other comprehensive income for the nine months ended September 30 were as follows:

($ in millions)	Pre-Tax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
2008
Unrealized holding gains on available-for-sale securities arising during period	$51	(18)	33
Reclassification adjustment for net losses included in net income	21	(7)	14
Net unrealized gains (losses) on available-for-sale securities	72	(25)	47	$(94)	47	(47)

Unrealized holding gains on cash flow hedge derivatives	25	(9)	16
Reclassification adjustment for net gains on cash flow hedge derivatives included in net income	(2)	1	(1)
Net unrealized gains on cash flow hedge derivatives	23	(8)	15	25	15	40

Defined benefit plans:
Net prior service cost	—	—	—
Net gain	6	(2)	4
Defined benefit plans, net	6	(2)	4	(57)	4	(53)
Total other comprehensive income	$101	(35)	66
Total accumulated other comprehensive income				$(126)	66	(60)

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

($ in millions)	Pre-Tax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
2007
Unrealized holding losses on available-for-sale securities arising during period	$(33)	12	(21)
Reclassification adjustment for net gains included in net income	(14)	5	(9)
Net unrealized losses on available-for-sale securities	(47)	17	(30)	$(119)	(30)	(149)

Unrealized holding gains on cash flow hedge derivatives	12	(4)	8
Reclassification adjustment for net gains on cash flow hedge derivatives included in net income	(1)	—	(1)
Net unrealized gains on cash flow hedge derivatives	11	(4)	7	(1)	7	6

Defined benefit plans:
Net prior service cost	—	—	—
Net gain	6	(2)	4
Defined benefit plans, net	6	(2)	4	(59)	4	(55)
Total other comprehensive income	$(30)	11	(19)
Total accumulated other comprehensive income				$(179)	(19)	(198)

15. Earnings Per Share

The calculation of earnings per share and the reconciliation of earnings per share and earnings per diluted share were as follows:

	2008			2007
For the three months ended September 30: ($ in millions, except per share data)	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
Earnings per share:
Net income (loss)	$(56)			$325
Dividends on preferred stock	25			—
Net income (loss) available to common shareholders	$(81)	572	$(0.14)	$325	530	$0.61
Earnings per diluted share:
Net income (loss) available to common shareholders	$(81)	572	$(0.14)	$325	530	$0.61
Effect of dilutive securities:
Stock based awards		—	—		2	—
Convertible preferred stock (a)	—	—	—	—	—	—
Net income (loss) available to common shareholders plus assumed conversions	$(81)	572	$(0.14)	$325	532	$0.61

	2008			2007
For the nine months ended September 30: ($ in millions except per share data)	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
Earnings per share:
Net income	$29			$1,059
Dividends on preferred stock	26			—
Net income available to common shareholders	$3	547	$0.01	$1,059	540	$1.96
Earnings per diluted share:
Net income available to common shareholders	$3	547	$0.01	$1,059	540	$1.96
Effect of dilutive securities:
Stock based awards		2	—		3	(0.01)
Convertible preferred stock (a)	—	—	—	—	—	—
Net income available to common shareholders plus assumed conversions	$3	549	$0.01	$1,059	543	$1.95

(a)	The effect of dilutive securities on the dividends on preferred stock for the three and nine months ended September 30, 2008 was included in the calculation of net income available to common shareholders, however, it was excluded from assumed conversions because the effect would be anti-dilutive.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Due to the net loss for the three months ended September 30, 2008, the diluted earnings per share calculation excludes all common stock equivalents, including 44 million stock options and stock appreciation rights, 6 million shares of restricted stock and 96 million shares of convertible preferred stock as their inclusion would have been anti-dilutive to earnings per share.

Options to purchase 38 million shares outstanding during the three months ended September 30, 2007 were not included in the computation of net income per diluted share as the effect would have been anti-dilutive. The outstanding shares consist of options and stock appreciation rights that have not yet been exercised, and unvested restricted stock. These options and stock appreciation rights are excluded from the computation of net income per diluted share for the three months ended September 30, 2007 because the exercise price of the shares is greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive. Restricted shares are excluded from the calculation until vested.

Options to purchase 81 million shares outstanding, including 36 million shares of convertible preferred stock, and 34 million shares outstanding during the nine months ended September 30, 2008 and September 30, 2007, respectively, were not included in the computation of net income per diluted share as the effect would have been anti-dilutive.

16. Fair Value Measurements

Effective January 1, 2008, the Bancorp adopted SFAS No. 157, “Fair Value Measurements”, which provides a framework for measuring fair value under accounting principles generally accepted in the United States of America. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Bancorp has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Bancorp’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Bancorp’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy due to the lack of observable quotes in inactive markets for those instruments at September 30, 2008.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Effective January 1, 2008, the Bancorp adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”, which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on an instrument-by-instrument basis. Upon election of the fair value option in accordance with SFAS No. 159, subsequent changes in fair value are recorded as an adjustment to earnings.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes assets and liabilities measured at fair value on a recurring basis, including financial instruments in which the Bancorp has elected the fair value option in accordance with SFAS No. 159.

	Fair Value Measurements Using
As of September 30, 2008 ($ in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Total Fair Value
Assets:
Available-for-sale securities (a)	$427	11,805	149	(f)	$12,381
Trading securities	3	912	—		915
Loans held for sale (b)	—	844	—		844
Residential mortgage loans (c)	—	—	5		5
Other assets (d)	16	1,181	4		1,201
Total assets	$446	14,742	158		$15,346
Liabilities:
Other liabilities (e)	$33	846	14		$893
Total liabilities	$33	846	14		$893

(a)	Excludes FHLB and FRB stock totaling $544 million and $252 million, respectively, which are carried at par.
(b)	Includes residential mortgage loans held for sale.
(c)	Includes residential mortgage loans originated as held for sale and subsequently transferred to held for investment.
(d)	Includes derivatives with a positive fair value.
(e)	Includes derivatives with a negative fair value, short positions and certain deferred compensation liabilities.
(f)	See Note 4 for a sensitivity analysis on residual interests from securitizations of automobile loans.

The following is a description of the valuation methodologies used for significant instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale and Trading securities

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include residual interests in securitizations of automobile and home equity loans.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Residential mortgage loans held for sale

For residential mortgage loans held for sale, fair value is estimated based upon mortgage-backed securities prices and spreads to those prices or, for certain assets, discounted cash flow models that may incorporate the anticipated portfolio composition, credit spreads of asset-backed securities with similar collateral, and market conditions. Residential mortgage loans held for sale are classified within Level 2 of the valuation hierarchy.

Derivatives

Exchange-traded derivatives valued using quoted prices are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange. The majority of the Bancorp’s derivative positions are valued utilizing models that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy. Such derivatives include basic and structured interest rate swaps and options. Derivatives that are valued based upon models with significant unobservable market parameters are classified within Level 3 of the valuation hierarchy. Interest rate lock commitments on residential mortgage loans are an example of derivatives designated as Level 3.

The following table is a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2008.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Three Months Ended				Nine Months Ended
($ in millions)	Available- for-Sale Securities	Residential Mortgage Loans	Derivatives, Net (a)	Total Fair Value	Available- for-Sale Securities	Residential Mortgage Loans	Derivatives, Net (a)	Total Fair Value
Beginning balance	$173	—	(7)	$166	$10	—	(4)	$6
Total gains or losses (realized/unrealized):
Included in earnings	(10)	(1)	11	—	(8)	(1)	—	(9)
Included in other comprehensive income	(1)	—	—	(1)	1	—	—	1
Purchases, sales, issuances, settlements-net	(13)	6	(14)	(21)	146	6	(6)	146
Transfers in and/or out of Level 3	—	—	—	—	—	—	—	—
Ending balance	$149	5	(10)	$144	$149	5	(10)	$144
The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at September 30, 2008 (b)	$(10)	(1)	(7)	$(18)	$(8)	(1)	(7)	$(16)

(a)	Net derivatives include derivative assets of $4 million and derivative liabilities of $14 million at September 30, 2008.
(b)	Includes interest income and expense.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The total gains and losses included in earnings for the three and nine months ended September 30, 2008 for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) were recorded in the Condensed Consolidated Statements of Income as follows:

($ in millions)	Gains (Losses) For Three Months Ended	Gains (Losses) For Nine Months Ended
Interest income	$2	$5
Corporate banking revenue	—	(5)
Mortgage banking net revenue	8	10
Other noninterest income	2	(5)
Securities gains (losses), net	(12)	(14)
Total gains (losses)	$—	$(9)

The total gains and losses included in earnings for the three and nine months ended September 30, 2008 attributable to changes in unrealized gains and losses related to assets still held at September 30, 2008 were recorded in the Condensed Consolidated Statements of Income as follows:

($ in millions)	Gains (Losses) For Three Months Ended	Gains (Losses) For Nine Months Ended
Interest income	$2	$5
Corporate banking revenue	1	1
Mortgage banking net revenue	(3)	(3)
Other noninterest income	(6)	(5)
Securities gains (losses), net	(12)	(14)
Total gains (losses)	$(18)	$(16)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

	Carrying Value at September 30, 2008				Total Gains (Losses)
($ in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Three Months Ended September 30, 2008	Nine months Ended September 30, 2008
Commercial loans	$—	—	356	$356	$(70)	$(207)
Commercial mortgage loans	—	—	205	205	(83)	(150)
Commercial construction loans	—	—	293	293	(116)	(237)
Servicing rights	—	—	294	294	(23)	1
Total	$—	—	1,148	$1,148	$(292)	$(593)

During 2008, certain loans included in the Bancorp’s loan portfolio were deemed impaired in accordance with SFAS No. 114. The fair value of the impaired commercial loans totaled $167 million at September 30, 2008. The losses from fair value adjustments relating to impairment on these commercial loans totaled $67 million and $204 million for the three and nine months ended September 30, 2008. The fair value and

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

impairment on commercial mortgage and commercial construction loans is shown in the previous table. The fair value was calculated based on the fair value of the underlying collateral. Therefore, these loans were classified within Level 3 of the valuation hierarchy.

During the third quarter of 2008, the Bancorp repurchased $513 million of commercial loans at par from a QSPE under its liquidity asset purchase agreement. A fair value charge of $3 million was recorded on $213 million of the loans upon repurchase. The fair value of these commercial loans was $189 million at September 30, 2008. The fair value of the commercial loans was valued based on the difference between the existing interest rate spread on each commercial loan and the target spread and utilization of a discounted cash flow analysis. Therefore, these loans were classified within Level 3 of the valuation hierarchy. See Note 8 for further information on the loans repurchased from the QSPE.

During the first quarter of 2008, the Bancorp recognized temporary impairment of $56 million in certain classes of the MSR portfolio in which the carrying value of the MSRs was written down to the fair value as of March 31, 2008. In the second quarter of 2008, the Bancorp recognized a recovery of the impairment of $80 million. During the third quarter of 2008, the Bancorp recognized temporary impairment of $23 million in certain classes of the MSR portfolio in which the carrying value of the MSRs was written down to the fair value as of September 30, 2008. MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, the precise terms and conditions typically are not readily available. Accordingly, the Bancorp estimates the fair value of MSRs using discounted cash flow models with certain unobservable inputs, primarily prepayment speed assumptions, resulting in a classification within Level 3 of the valuation hierarchy.

Fair Value Option

The Bancorp elected on January 1, 2008 to measure residential mortgage loans held for sale at fair value in accordance with SFAS No. 159. The election was prospective, at the instrument level, for residential mortgage loans that have a designation as held for sale on the day the specific loan closes. Existing loans held for sale as of December 31, 2007 were not included in the fair value option election and were valued at the lower of cost or market. Electing to measure residential mortgage loans held for sale at fair value reduces certain timing differences, better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets and eliminates the complex hedge accounting requirements that were followed prior to the adoption of SFAS No. 159.

Management’s intent to sell residential mortgage loans classified as held for sale may change over time due to such factors as changes in the overall liquidity markets or changes in characteristics specific to certain loans held for sale. Consequently, these loans may be reclassified to loans held for investment and maintained in the Bancorp’s loan portfolio. In such cases, the loans will continue to be measured at fair value in accordance with SFAS No. 159. Residential loans with a fair value of $5 million at September 30, 2008, including fair value losses of $1 million, were transferred to the Bancorp’s portfolio during the three and nine months ended September 30, 2008.

Fair value changes included in earnings for instruments for which the fair value option was elected included gains of $1 million and $9 million, respectively, for the three and nine months ended September 30, 2008 and are reported as mortgage banking net revenue in the Condensed Consolidated Statements of Income.

Losses included in earnings attributable to changes in instrument-specific credit risk for residential mortgage loans reclassified from held for sale to held for investment were $1 million for the three and nine months ended September 30, 2008. Instrument-specific credit risk for residential mortgage loans held for sale measured at fair value are immaterial to the Bancorp’s Condensed Consolidated Financial Statements due to the short time period between the origination and sale of the loans, and the lack of delinquent loans at September 30,

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

2008. Interest on residential mortgage loans measured at fair value is accrued as it is earned using the effective interest method and is reported as interest income in the Condensed Consolidated Statements of Income.

The following table summarizes the difference between the aggregate fair value and the aggregate unpaid principal balance for residential mortgage loans measured at fair value as of September 30, 2008.

($ in millions)	Aggregate Fair Value	Aggregate Unpaid Principal Balance	Difference
Residential mortgage loans measured at fair value	$849	832	$17
Past due loans of 90 days or more	—	—	—
Nonaccrual loans	—	—	—

17. Business Segments

Results of operations and selected financial information by business segment are as follows:

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	General Corporate and Other	Eliminations		Total
Three months ended September 30, 2008:
Net interest income (a)	$502	442	141	1	46	(64)	—		1,068
Provision for loan and lease losses	235	87	124	3	12	480	—		941
Net interest income after provision for loan and lease losses (a)	267	355	17	(2)	34	(544)	—		127
Noninterest income:
Electronic payment processing revenue	—	49	—	201	—	(1)	(14	)(b)	235
Service charges on deposits	46	124	—	—	2	—	—		172
Corporate banking revenue	98	3	—	—	3	—	—		104
Investment advisory revenue	1	20	—	—	89	(1)	(19	)(c)	90
Mortgage banking net revenue	—	1	44	—	—	—	—		45
Other noninterest income	16	15	8	12	2	59	—		112
Securities gains (losses), net	—	—	21	—	—	(62)	—		(41)
Total noninterest income	161	212	73	213	96	(5)	(33)		717
Noninterest expense:
Salaries, wages and incentives	68	104	25	17	33	74	—		321
Employee benefits	10	25	6	3	5	23	—		72
Net occupancy expense	4	41	2	1	3	26	—		77
Payment processing expense	—	2	—	68	—	—	—		70
Technology and communications	(1)	4	—	12	1	31	—		47
Equipment expense	1	11	—	—	—	22	—		34
Other noninterest expense	146	123	48	43	48	(29)	(33)		346
Total noninterest expense	228	310	81	144	90	147	(33)		967
Income (loss) before income taxes (a)	200	257	9	67	40	(696)	—		(123)
Applicable income taxes (a)	45	91	3	24	14	(244)	—		(67)
Net income (loss)	155	166	6	43	26	(452)	—		(56)
Dividends on preferred stock	—	—	—	—	—	25	—		25
Net income (loss) available to common shareholders	155	166	6	43	26	(477)	—		(81)
Average assets	$48,387	46,068	22,497	969	5,082	(8,219)	—		114,784

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)	Includes fully taxable-equivalent adjustment of $5 million for the three months ended September 30, 2008.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Condensed Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Condensed Consolidated Statements of Income.

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	General Corporate and Other	Eliminations		Total
Three months ended September 30, 2007:
Net interest income (a)	$330	374	97	(3)	39	(77)	—		760
Provision for loan and lease losses	22	44	40	3	5	25	—		139
Net interest income after provision for loan and lease losses (a)	308	330	57	(6)	34	(102)	—		621
Noninterest income:
Electronic payment processing revenue	(1)	44	—	180	—	—	(11	)(b)	212
Service charges on deposits	37	113	—	—	2	(1)	—		151
Corporate banking revenue	82	3	—	1	3	2	—		91
Investment advisory revenue	1	23	—	—	96	(2)	(23	)(c)	95
Mortgage banking net revenue	—	1	24	—	—	1	—		26
Other noninterest income	17	19	22	9	1	25	—		93
Securities gains, net	—	—	—	—	—	13	—		13
Total noninterest income	136	203	46	190	102	38	(34)		681
Noninterest expense:
Salaries, wages and incentives	54	96	11	15	35	99	—		310
Employee benefits	9	23	6	3	6	20	—		67
Net occupancy expense	4	34	2	1	2	23	—		66
Payment processing expense	—	2	—	63	—	—	—		65
Technology and communications	1	3	—	8	1	28	—		41
Equipment expense	1	9	—	1	—	19	—		30
Other noninterest expense	124	110	41	33	52	(52)	(34)		274
Total noninterest expense	193	277	60	124	96	137	(34)		853
Income (loss) before income taxes (a)	251	256	43	60	40	(201)	—		449
Applicable income taxes (a)	68	90	15	21	14	(84)	—		124
Net income (loss)	183	166	28	39	26	(117)	—		325
Dividends on preferred stock	—	—	—	—	—	—	—		—
Net income (loss) available to common shareholders (d)	183	166	28	39	26	(117)	—		325
Average assets	$38,693	44,405	23,715	906	5,835	(11,423)	—		102,131

(a)	Includes fully taxable-equivalent adjustment of $6 million for the three months ended September 30, 2007.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Condensed Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Condensed Consolidated Statements of Income.
(d)	Dividends on preferred stock were $.185 million for the three months ended September 30, 2007.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	General Corporate and Other	Eliminations		Total
Nine months ended September 30, 2008:
Net interest income (a)	$1,210	1,226	361	3	137	(299)	—		2,638
Provision for loan and lease losses	517	226	305	11	21	1,123	—		2,203
Net interest income after provision for loan and lease losses (a)	693	1,000	56	(8)	116	(1,422)	—		435
Noninterest income:
Electronic payment processing revenue	(2)	141	—	593	1	(3)	(48	)(b)	682
Service charges on deposits	136	336	—	—	7	(1)	—		478
Corporate banking revenue	301	9	—	—	12	1	—		323
Investment advisory revenue	4	65	—	—	276	(5)	(65	)(c)	275
Mortgage banking net revenue	—	12	215	—	1	—	—		228
Other noninterest income	40	53	32	35	1	178	—		339
Securities gains (losses), net	—	—	24	—	—	(45)	—		(21)
Total noninterest income	479	616	271	628	298	125	(113)		2,304
Noninterest expense:
Salaries, wages and incentives	194	302	84	50	99	271	—		1,000
Employee benefits	36	81	20	10	21	48	—		216
Net occupancy expense	13	118	6	3	8	74	—		222
Payment processing expense	—	5	—	197	—	1	—		203
Technology and communications	(2)	12	2	31	2	97	—		142
Equipment expense	2	31	1	1	1	59	—		95
Other noninterest expense	423	366	145	129	154	(439)	(113)		665
Total noninterest expense	666	915	258	421	285	111	(113)		2,543
Income (loss) before income taxes (a)	506	701	69	199	129	(1,408)	—		196
Applicable income taxes (a)	102	247	24	70	46	(322)	—		167
Net income (loss)	404	454	45	129	83	(1,086)	—		29
Dividends on preferred stock	—	—	—	—	—	26	—		26
Net income (loss) available to common shareholders	404	454	45	129	83	(1,112)	—		3
Average assets	$46,786	45,556	23,133	988	5,601	(9,332)	—		112,732

(a)	Includes fully taxable-equivalent adjustment of $17 million for the nine months ended September 30, 2008.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Condensed Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Condensed Consolidated Statements of Income.

Fifth Third Bancorp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	General Corporate and Other	Eliminations		Total
Nine months ended September 30, 2007:
Net interest income (a)	$976	1,081	298	(4)	113	(217)	—		2,247
Provision for loan and lease losses	71	104	93	8	10	58	—		344
Net interest income after provision for loan and lease losses (a)	905	977	205	(12)	103	(275)	—		1,903
Noninterest income:
Electronic payment processing revenue	(5)	129	—	510	1	(1)	(32	)(b)	602
Service charges on deposits	112	304	—	(1)	5	(1)	—		419
Corporate banking revenue	238	9	—	2	8	4	—		261
Investment advisory revenue	2	69	—	—	291	(4)	(70	)(c)	288
Mortgage banking net revenue	—	4	99	—	1	3	—		107
Other noninterest income	51	56	55	29	2	74	—		267
Securities gains, net	—	—	—	—	—	14	—		14
Total noninterest income	398	571	154	540	308	89	(102)		1,958
Noninterest expense:
Salaries, wages and incentives	161	279	36	46	104	286	—		912
Employee benefits	35	75	20	9	21	62	—		222
Net occupancy expense	11	101	6	3	7	71	—		199
Payment processing expense	—	5	—	171	—	—	—		176
Technology and communications	4	11	1	23	2	81	—		122
Equipment expense	2	27	1	3	1	56	—		90
Other noninterest expense	370	325	124	97	163	(328)	(102)		649
Total noninterest expense	583	823	188	352	298	228	(102)		2,370
Income (loss) before income taxes (a)	720	725	171	176	113	(414)	—		1,491
Applicable income taxes (a)	189	256	60	62	40	(175)	—		432
Net income (loss)	531	469	111	114	73	(239)	—		1,059
Dividends on preferred stock	—	—	—	—	—	—	—		—
Net income (loss) available to common shareholders (d)	531	469	111	114	73	(239)	—		1,059
Average assets	$37,797	44,706	23,385	1,093	5,887	(12,161)	—		100,707

(a)	Includes fully taxable-equivalent adjustment of $18 million for the nine months ended September 30, 2007.
(b)	Electronic payment processing service revenues provided to the banking segments are eliminated in the Condensed Consolidated Statements of Income.
(c)	Revenue sharing agreements between Investment Advisors and Branch Banking are eliminated in the Condensed Consolidated Statements of Income.
(d)	Dividends on preferred stock were $.555 million for the nine months ended September 30, 2007.

18. Subsequent Event

On October 14, 2008, the U.S. Department of Treasury announced the creation of a voluntary Capital Purchase Program as part of its efforts to provide a firmer capital foundation for financial institutions and to increase credit availability to consumers and businesses. As part of the program, eligible financial institutions will be able to sell equity interests to the U.S. Department of Treasury in amounts equal to 1 percent to 3 percent of the institution’s risk-weighted assets. These equity interests will constitute Tier 1 capital. On October 28, 2008, the Bancorp received notification that the U.S Department of Treasury intends to invest approximately $3.45 billion in senior preferred stock and related warrants under the terms of the Capital Purchase Program.

APPENDIX D

Management’s Discussion and Analysis of Financial Condition at September 30, 2008 and September 30, 2007, and Results of Operations for the three and nine months ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 2)

The following is management’s discussion and analysis of certain significant factors that have affected Fifth Third Bancorp’s (“Bancorp” or “Fifth Third”) financial condition, results of operations and cash flows during the periods included in the Condensed Consolidated Financial Statements, which are a part of this filing. Reference to the Bancorp incorporates the parent holding company and all consolidated subsidiaries.

TABLE 1: Selected Financial Data

	For the three months ended September 30,			For the nine months ended September 30,
($ in millions, except per share data)	2008	2007	Percent Change	2008	2007	Percent Change
Income Statement Data
Net interest income (a)	$1,068	760	41	$2,638	2,247	17
Noninterest income	717	681	5	2,304	1,958	18
Total revenue (a)	1,785	1,441	24	4,942	4,205	18
Provision for loan and lease losses	941	139	578	2,203	344	541
Noninterest expense	967	853	13	2,543	2,370	7
Net income (loss)	(56)	325	NM	29	1,059	(97)
Net income (loss) available to common shareholders	(81)	325	NM	3	1,059	(100)
Common Share Data
Earnings (loss) per share, basic	$(.14)	.61	NM	$.01	1.96	(99)
Earnings (loss) per share, diluted	(.14)	.61	NM	.01	1.95	(99)
Cash dividends per common share	.15	.42	(64)	.74	1.26	(41)
Book value per share	16.65	17.43	(4)
Dividend payout ratio	(155.7)%	68.7	NM	NM	64.1	NM
Financial Ratios
Return on assets	(.19)%	1.26	NM	.03%	1.41	(98)
Return on average common equity	(3.3)	13.8	NM	—	14.7	(100)
Average equity as a percent of average assets	9.45	9.13	4	8.83%	9.56	(8)
Tangible equity	6.19	7.00	(12)
Tangible common equity	5.23	6.99	(25)
Net interest margin (a)	4.24	3.34	27	3.57	3.38	6
Efficiency (a)	54.2	59.2	(8)	51.4	56.4	(9)
Credit Quality
Net losses charged off	$463	115	303	$1,082	288	276
Net losses charged off as a percent of average loans and leases	2.17%	.60	262	1.74%	.51	241
Allowance for loan and lease losses as a percent of loans and leases	2.41	1.08	123
Allowance for credit losses as a percent of loans and leases (b)	2.56	1.19	115
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	3.30	.92	255
Average Balances
Loans and leases, including held for sale	$85,772	78,243	10	$85,302	77,059	11
Total securities and other short-term investments	14,515	12,169	19	13,494	11,875	14
Total assets	114,784	102,131	12	112,732	100,707	12
Transaction deposits (c)	52,399	50,922	3	53,204	50,657	5
Core deposits (d)	63,179	61,212	3	63,599	61,357	4
Wholesale funding (e)	37,036	28,001	32	35,145	25,875	36
Shareholders’ equity	10,843	9,324	16	9,953	9,628	3
Regulatory Capital Ratios
Tier 1 capital	8.57%	8.46	1
Total risk-based capital	12.30	10.87	13
Tier 1 leverage	8.77	9.23	(5)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(a)	Amounts presented on a fully taxable equivalent basis. The taxable equivalent adjustments for the three months ended September 30, 2008 and 2007 are $5 million and $6 million, respectively, and for the nine months ended September 30, 2008 and 2007 are $17 million and $18 million, respectively.
(b)	The allowance for credit losses is the sum of the allowance for loan and lease losses and the reserve for unfunded commitments.
(c)	Includes demand, interest checking, savings, money market and foreign office deposits.
(d)	Includes transaction deposits plus other time deposits.
(e)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt.
NM:	Not meaningful

OVERVIEW

This overview of management’s discussion and analysis highlights selected information in the financial results of the Bancorp and may not contain all of the information that is important to you. For a more complete understanding of trends, events, commitments, uncertainties, liquidity, capital resources and critical accounting policies and estimates, you should carefully read this entire document. Each of these items could have an impact on the Bancorp’s financial condition, results of operations and cash flows.

The Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. At September 30, 2008, the Bancorp had $116.3 billion in assets, operated 18 affiliates with 1,298 full-service Banking Centers including 93 Bank Mart® locations open seven days a week inside select grocery stores and 2,329 Jeanie® ATMs in the Midwestern and Southeastern regions of the United States. The Bancorp reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Fifth Third Processing Solutions (“FTPS”) and Investment Advisors.

The Bancorp believes that banking is first and foremost a relationship business where the strength of the competition and challenges for growth can vary in every market. Its affiliate operating model provides a competitive advantage by keeping the decisions close to the customer and by emphasizing individual relationships. Through its affiliate operating model, individual managers from the banking center to the executive level are given the opportunity to tailor financial solutions for their customers.

The Bancorp’s revenues are dependent on both net interest income and noninterest income. For the three months ended September 30, 2008, net interest income, on a fully taxable equivalent (“FTE”) basis, and noninterest income provided 60% and 40% of total revenue, respectively. Changes in interest rates, credit quality, economic trends and the capital markets are primary factors that drive the performance of the Bancorp. As discussed later in the Risk Management section, risk identification, measurement, monitoring, control and reporting are important to the management of risk and to the financial performance and capital strength of the Bancorp.

Net interest income is the difference between interest income earned on assets such as loans, leases and securities, and interest expense incurred on liabilities such as deposits, short-term borrowings and long-term debt. Net interest income is affected by the general level of interest rates, the relative level of short-term and long-term interest rates, changes in interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Generally, the rates of interest the Bancorp earns on its assets and pays on its liabilities are established for a period of time. The change in market interest rates over time exposes the Bancorp to interest rate risk through potential adverse changes to net interest income and financial position. The Bancorp manages this risk by continually analyzing and adjusting the composition of its assets and liabilities based on their payment streams and interest rates, the timing of their maturities and their sensitivity to changes in market interest rates. Additionally, in the ordinary course of business, the Bancorp enters into certain derivative transactions as part of its overall strategy to manage its interest rate and prepayment risks. The Bancorp is also exposed to the risk of losses on its loan and lease portfolio as a result of changing expected cash flows caused by loan defaults and inadequate collateral due to a weakening economy within the Bancorp’s footprint.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net interest income, net interest margin, net interest rate spread and the efficiency ratio are presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations on an FTE basis. The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison between taxable and non-taxable amounts.

Noninterest income is derived primarily from electronic funds transfer (“EFT”) and merchant transaction processing fees, card interchange, fiduciary and investment management fees, corporate banking revenue, service charges on deposits and mortgage banking revenue. Noninterest expense is primarily driven by personnel costs and occupancy expenses, in addition to expenses incurred in the processing of credit and debit card transactions for its customers and merchant and financial institution clients.

Earnings Summary

During the third quarter of 2008, the Bancorp continued to be affected by the economic slowdown and market disruptions. The Bancorp’s net loss was $81 million, or $.14 per diluted share, which included $25 million in preferred stock dividends. Net income was $325 million, or $.61 per diluted share, for the same period last year. Results for both periods reflect a number of significant items.

Items affecting the third quarter of 2008 include:

•	$226 million of net interest income due to the accretion of purchase accounting adjustments related to the second quarter acquisition of First Charter Corporation (“First Charter”);

•

$76 million of noninterest income, offset by $36 million in related litigation expense, from the resolution of a court case related to goodwill created in the 1998 acquisition of CitFed (the “CitFed litigation”);

•

$51 million reduction to noninterest income due to other than temporary impairment charges on Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock;

•	$27 million reduction to noninterest income to lower the cash surrender value of one of the Bancorp’s Bank Owned Life Insurance (“BOLI”) policies; and

•	$45 million of noninterest expense related to Visa’s pending litigation settlement with Discover.

For comparison purposes, items affecting the third quarter of 2007 include:

•	$16 million of noninterest income from the sale of non-strategic credit card accounts;

•	$15 million of other noninterest income from the sale of FDIC deposit insurance credits; and

•	$78 million of other noninterest expense relating to the Visa settlement with American Express.

Excluding the items above, net income decreased $596 million from the third quarter of 2007, due to an increase of $802 million in the provision for loan and lease losses over the same time period. Overall, trends in net interest income and noninterest income remain positive as net interest income and noninterest income both increased 11% compared to the same quarter in the prior year.

Net interest income (FTE) increased to $1.1 billion, from $760 million in the same period last year. This growth directly reflects the benefit from the accretion of purchase accounting adjustments related to the second quarter acquisition of First Charter totaling $226 million, and was also driven by average earning asset growth of 11%. Net interest margin was 4.24% in the third quarter of 2008, an increase of 90 basis points (“bp”) from the third quarter of 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest income increased five percent, from $681 million to $717 million, over the same quarter last year. The increase in noninterest income was impacted by growth in mortgage banking revenues of 74% and in service charges on deposits of 13% since the third quarter of 2007. The aforementioned gain of $76 million from the resolution of litigation relating to goodwill offset the FNMA and FHLMC other than temporary impairment charges and reduction to the cash surrender value of one of the Bancorp’s BOLI policies.

Noninterest expense increased $114 million, or 13%, compared to the third quarter of 2007. Noninterest expense in the third quarter of 2008 included the $45 million related to Visa’s pending settlement with Discover mentioned above, and $36 million related to the resolution of the CitFed litigation. Noninterest expense in the third quarter of 2007 included the $78 million related to Visa’s settlement with American Express. The growth in noninterest expense can also be attributed to increases in loan and lease processing costs from higher collection activities costs over the past year along with increased volume-related processing expenses.

The Bancorp maintains a conservative approach to both lending and investing activities as it does not originate subprime loans, does not hold credit default swaps, nor does it hold asset-backed securities backed by subprime loans in its securities portfolio. However, the Bancorp has exposure to the housing markets, which continued to weaken during the third quarter of 2008, particularly in the upper Midwest and Florida. Consequently, the provision for loan and lease losses increased to $941 million for the three months ended September 30, 2008 compared to $139 million during the third quarter of 2007. In addition, net charge-offs as a percent of average loans and leases were 2.17% in the third quarter of 2008 compared to .60% in the third quarter of 2007. At September 30, 2008, nonperforming assets as a percent of loans, leases and other assets, including other real estate owned increased to 3.30% from .92% at September 30, 2007. Refer to the Credit Risk Management section in Management’s Discussion and Analysis for more information on credit quality.

In response to the current economic operating environment and uncertain future trends, the Bancorp continues to strengthen its capital position. During the second quarter of 2008, management raised its capital target to an eight to nine percent Tier 1 capital ratio. The Bancorp’s capital ratios exceed the “well-capitalized” guidelines as defined by the Board of Governors of the Federal Reserve System (“FRB”). As of September 30, 2008, the Tier 1 capital ratio was 8.57%, the Tier 1 leverage ratio was 8.77% and the total risk-based capital ratio was 12.30%. On October 28, 2008, the Bancorp received approval for participation in the U.S. Treasury Capital Purchase Program. As a result, the Bancorp expects to receive approximately $3.45 billion and issue senior preferred stock and warrants under the terms of the program. The Bancorp currently has senior debt ratings of “A1” from Moody’s, “A+” from Standard & Poor’s, “A” from Fitch Ratings and “AAL” from DBRS Ltd., which indicate the Bancorp’s strong capacity to meet financial commitments. * Additional information on credit ratings is as follows:

•	Moody’s A1 rating is considered upper-medium-grade obligations and is the third highest ranking within its overall classification system;

•	Standard & Poor’s A+ rating indicates the obligor’s capacity to meet its financial commitment is STRONG and is the third highest ranking within its overall classification system;

•	Fitch Ratings’ A rating is considered high credit quality and is the third highest ranking within its overall classification system; and

•	DBRS Ltd.’s AAL rating is considered superior credit quality and is the second highest ranking within its overall classification system.

*	As an investor, you should be aware that a security rating is not a recommendation to buy, sell or hold securities, that it may be subject to revision or withdrawal at any time by the assigning rating organization, and that each rating should be evaluated independently of any other rating.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

RECENT ACCOUNTING STANDARDS

Note 2 of the Notes to Condensed Consolidated Financial Statements provides a discussion of the significant new accounting standards adopted by the Bancorp during 2008 and 2007 and the expected impact of significant accounting standards issued but not yet required to be adopted.

CRITICAL ACCOUNTING POLICIES

The Bancorp’s Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America. Certain accounting policies require management to exercise judgment in determining methodologies, economic assumptions and estimates that may materially affect the value of the Bancorp’s assets or liabilities and results of operations and cash flows. The Bancorp has five critical accounting policies, which include the accounting for allowance for loan and lease losses, reserve for unfunded commitments, income taxes, valuation of servicing rights and fair value measurements.

Allowance for Loan and Lease Losses

The Bancorp maintains an allowance to absorb probable loan and lease losses inherent in the portfolio. The allowance is maintained at a level the Bancorp considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the allowance. Provisions for loan and lease losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of the allowance, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits and conservative underwriting, documentation and collections standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weakness are subject to individual review. When individual loans are impaired, allowances are allocated based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral and other sources of cash flow, as well as an evaluation of legal options available to the Bancorp. The review of individual loans includes those loans that are impaired as provided in Statement of Financial Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to commercial loans, which are not impaired and thus not subject to specific allowance allocations. The loss rates are derived from a migration analysis, which tracks the historical net charge-off experience sustained on loans according to their internal risk grade. The risk grading system currently utilized for allowance analysis purposes encompasses ten categories.

Homogenous loans and leases, such as consumer installment and residential mortgage, are not individually risk graded. Rather, standard credit scoring systems and delinquency monitoring are used to assess credit risks. Allowances are established for each pool of loans based on the expected net charge-offs. Loss rates are based on the average net charge-off history by loan category. Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, are necessary to reflect losses inherent in the portfolio. Factors that management considers in the analysis include the effects of the national and local economies; trends in the nature and volume of delinquencies, charge-offs and nonaccrual loans; changes in mix;

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

credit score migration comparisons; asset quality trends; risk management and loan administration; changes in the internal lending policies and credit standards; collection practices; and examination results from bank regulatory agencies and the Bancorp’s internal credit examiners.

The Bancorp’s current methodology for determining the allowance for loan and lease losses is based on historical loss rates, current credit grades, specific allocation on impaired commercial credits above specified thresholds and other qualitative adjustments. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience. An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.

Loans acquired by the Bancorp through a purchase business combination are evaluated for credit impairment at acquisition. Reductions to the carrying value of the acquired loans as a result of credit impairment are recorded as an adjustment to goodwill. The Bancorp does not carry over the acquired company’s allowance for loan and lease losses, nor does the Bancorp add to its existing allowance for the acquired loans as part of purchase accounting.

The Bancorp’s determination of the allowance for commercial loans is sensitive to the risk grade it assigns to these loans. In the event that 10% of commercial loans in each risk category would experience a downgrade of one risk category, the allowance for commercial loans would increase by approximately $125 million at September 30, 2008. The Bancorp’s determination of the allowance for residential and retail loans is sensitive to changes in estimated loss rates. In the event that estimated loss rates would increase by 10%, the allowance for residential and consumer loans would increase by approximately $71 million at September 30, 2008. As several quantitative and qualitative factors are considered in determining the allowance for loan and lease losses, these sensitivity analyses do not necessarily reflect the nature and extent of future changes in the allowance for loan and lease losses. They are intended to provide insights into the impact of adverse changes in risk grades and estimated loss rates and do not imply any expectation of future deterioration in the risk ratings or loss rates. Given current processes employed by the Bancorp, management believes the risk grades and estimated loss rates currently assigned are appropriate.

The Bancorp’s primary market areas for lending are the Midwestern and Southeastern regions of the United States. When evaluating the adequacy of allowances, consideration is given to these regional geographic concentrations and the closely associated effect changing economic conditions have on the Bancorp’s customers.

In the current year, the Bancorp has not substantively changed any material aspect of its overall approach to determining its allowance for loan and lease losses. There have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan and lease losses.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities, including an assessment of historical commitment utilization experience, credit risk grading and credit grade migration. Net adjustments to the reserve for unfunded commitments are included in other noninterest expense in the Condensed Consolidated Statements of Income.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Income Taxes

The Bancorp estimates income tax expense based on amounts expected to be owed to the various tax jurisdictions in which the Bancorp conducts business. On a quarterly basis, management assesses the reasonableness of its effective tax rate based upon its current estimate of the amount and components of net income, tax credits and the applicable statutory tax rates expected for the full year. The estimated income tax expense is recorded in the Condensed Consolidated Statements of Income.

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are subject to a valuation allowance based on management’s judgment that realization is more-likely-than-not. Deferred taxes are reported in accrued taxes, interest and expenses in the Condensed Consolidated Balance Sheets.

Accrued taxes represent the net estimated amount due to taxing jurisdictions and are reported in accrued taxes, interest and expenses in the Condensed Consolidated Balance Sheets. The Bancorp evaluates and assesses the relative risks and appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks and merits. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period’s income tax expense and can be significant to the operating results of the Bancorp. As described in greater detail in Note 9 of the Notes to Condensed Consolidated Financial Statements, the Internal Revenue Service (“IRS”) is currently challenging the Bancorp’s tax treatment of certain leasing transactions. For additional information on income taxes, see Note 11 of the Notes to Condensed Consolidated Financial Statements.

Valuation of Servicing Rights

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it often obtains servicing rights. Servicing rights resulting from loan sales are initially recorded at fair value and subsequently amortized in proportion to, and over the period of, estimated net servicing income. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation allowance. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speeds of the underlying loans, the weighted-average life, the discount rate, the weighted-average coupon and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speeds.

The Bancorp monitors risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the servicing portfolio. For purposes of measuring impairment, the servicing rights are stratified into classes based on the financial asset type and interest rates. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in noninterest income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

The change in the fair value of mortgage servicing rights (“MSRs”) at September 30, 2008 due to immediate 10% and 20% adverse changes in the current prepayment assumption would be approximately $30 million and $58 million, respectively, and due to immediate 10% and 20% favorable changes in the current prepayment

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

assumption would be approximately $33 million and $69 million, respectively. The change in the fair value of the MSR portfolio at September 30, 2008 due to immediate 10% and 20% adverse changes in the discount rate assumption would be approximately $26 million and $50 million, respectively, and due to immediate 10% and 20% favorable changes in the discount rate assumption would be approximately $28 million and $58 million, respectively. The sensitivity analysis related to other consumer and commercial servicing rights is not material to the Bancorp’s Condensed Consolidated Financial Statements. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% and 20% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of variation in a particular assumption on the fair value of the interests that continue to be held by the transferor is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the effect of the Bancorp’s non-qualifying hedging strategy, which is maintained to lessen the impact of changes in value of the MSR portfolio, is excluded from the above analysis.

Fair Value Measurements

Effective January 1, 2008, the Bancorp adopted SFAS No. 157, “Fair Value Measurements”, which provides a framework for measuring fair value under accounting principles generally accepted in the United States of America. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses prices or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Bancorp has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Bancorp’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Bancorp’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The Bancorp measures financial assets and liabilities at fair value in accordance with SFAS No. 157. These measurements involve various valuation techniques and models, which involve inputs that are observable, when

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

available, and include the following significant financial instruments: available-for-sale securities, residential mortgage loans held for sale and certain derivatives. The following is a summary of valuation techniques utilized by the Bancorp for its significant financial assets and liabilities measured at fair value on a recurring basis.

Available-for-sale securities

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and classified within Level 2 of the fair value hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. A significant portion of the Bancorp’s available-for-sale securities are agency mortgage-backed securities that are fair valued using a market approach and the Bancorp has determined them to be Level 2 in the fair value hierarchy.

Residential mortgage loans held for sale

For residential mortgage loans held for sale, fair value is estimated based upon mortgage backed securities prices and spreads to those prices or, for certain assets, discounted cash flow models that may incorporate the anticipated portfolio composition, credit spreads of asset-backed securities with similar collateral, and market conditions. Residential mortgage loans held for sale are fair valued using a market approach and the Bancorp has determined them to be Level 2 in the fair value hierarchy.

Derivatives

Exchange-traded derivatives valued using quoted prices are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange. Derivative positions that are valued utilizing models that use as their basis readily observable market parameters are classified within Level 2 of the valuation hierarchy. Derivatives that are valued based upon models with significant unobservable market parameters are classified within Level 3 of the valuation hierarchy. A majority of the derivatives are fair valued using an income approach and the Bancorp has determined them to be Level 2 in the fair value hierarchy.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Bancorp on a quarterly basis. Additionally, the Bancorp monitors the fair values of significant assets and liabilities using a variety of methods including the evaluation of pricing runs and exception reports based on certain analytical criteria, comparison to previous trades, and overall review and assessments for reasonableness.

Other significant areas include purchase price allocations and the analysis of potential impairment of goodwill. No material changes have been made during the nine months ended September 30, 2008 to the valuation techniques or models described previously.

STATEMENTS OF INCOME ANALYSIS

Net Interest Income

Net interest income is the interest earned on debt securities, loans and leases (including yield-related fees) and other interest-earning assets less the interest paid for core deposits (includes transaction deposits and other time deposits) and wholesale funding (includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt). The net interest margin is calculated by

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

dividing net interest income by average interest-earning assets. Net interest spread is the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin is typically greater than net interest rate spread due to the interest income earned on those assets that are funded by non-interest-bearing liabilities, or free funding, such as demand deposits or shareholders’ equity.

Net interest income (FTE) was $1.1 billion for the third quarter of 2008, compared to $760 million earned in the third quarter of 2007 and $744 million in the second quarter of 2008. Net interest income was affected by the amortization and accretion of premiums and discounts on acquired loans and deposits that increased interest income by $226 million during the third quarter of 2008, compared to a decrease of less than $1 million for the third quarter of 2007 and an increase of $39 million during the second quarter of 2008. Additionally, the sequential comparison is affected by the recalculation of cash flows on certain leveraged leases that reduced interest income on commercial leases during the second quarter of 2008 by approximately $130 million. Exclusive of the items above, net interest income increased $83 million compared to the third quarter of 2007 and $8 million compared to the second quarter of 2008. This increase from the third quarter of 2007 resulted from a 10% increase in average loan and lease balances combined with a 33 bp increase in net interest spread. Sequentially, net interest income was modestly higher as increases in earning assets offset higher short-term borrowing costs.

Reported net interest margin was 4.24% in the third quarter of 2008, compared to 3.34% in the third quarter of 2007 and 3.04% in the second quarter of 2008. Net interest margin was affected by the amortization and accretion of premiums and discounts on acquired loans and deposits that increased net interest margin approximately 90 bp in the third quarter of 2008 and 16 bp in the second quarter of 2008. Second quarter 2008 net interest margin was also affected by the recalculation of cash flows on certain leveraged leases, which decreased net interest margin approximately 53 bp. Exclusive of the adjustments above, net interest margin was flat on a year-over-year basis as widening credit spreads were offset by a greater concentration in lower yielding commercial loans. Sequentially, net interest margin modestly decreased as increased loan spreads were offset by higher nonaccrual balances and increased market rates on short-term funding.

Total average interest-earning assets increased 11% from the third quarter of 2007 and increased two percent on a sequential basis. On a year-over-year basis, average total commercial loans increased 20% and the investment portfolio increased 19%, while consumer loans decreased three percent. Commercial mortgage and commercial construction loans increased primarily as a result of acquisitions during the past year. Commercial and industrial loans increased due to the origination for portfolio of investment grade loans that historically were sold to the Bancorp’s off balance sheet commercial paper conduit, coupled with the use of contingent liquidity facilities related to certain off-balance sheet programs that were drawn upon in the third quarter of 2008. Sequentially, increases in loans and leases due to the full quarter effect of the First Charter acquisition, particularly in commercial mortgage, commercial construction and home equity balances, were offset by overall decreases in loan production. Increases in the investment portfolio relate to the Bancorp’s overall balance sheet growth and the purchase of securities as part of the Bancorp’s non-qualifying hedging strategy related to mortgage servicing rights.

Interest income (FTE) from loans and leases increased $3 million compared to the third quarter of 2007 and increased $329 million compared to the second quarter of 2008. Exclusive of the amortization and accretion of premiums and discounts on acquired loans and the leveraged lease adjustment during the second quarter of 2008, interest income (FTE) from loans and leases decreased $216 million, or 16%, compared to the prior year quarter and increased $16 million, or one percent, compared to the sequential quarter. The year-over-year decrease in interest income is a result of the repricing of variable rate loans in a declining rate environment, partially offset by the increase in average loan and lease balances. The sequential increase in interest income is a result of an increase in loans and leases due to the full quarter effect of the First Charter acquisition. At the end of the third quarter of 2008, the Bancorp’s prime rate was 5.00% compared to 7.75% at the end of the third quarter of 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Interest income (FTE) from investment securities and short-term investments increased ten percent compared to the third quarter of 2007 and eight percent compared to the second quarter of 2008. The increase in interest income from investment securities was a result of increases in the average investment portfolio offset by a decrease in the weighted-average yield.

Core deposits increased $2.0 billion, or three percent, compared to the third quarter of last year and decreased modestly compared to the sequential quarter. The cost of interest-bearing core deposits was 1.64% in the third quarter of 2008, which was a decrease of 172 bp from 3.36% in the third quarter of 2007 and a 4 bp increase from the 1.60% paid in the second quarter of 2008. The year over year decrease is a result of the decrease in short-term market interest rates as, over the past year, the federal funds target rate decreased 275 bp to a target of 2.00% at September 30, 2008 compared to 4.75% at September 30, 2007. The sequential increase in core deposit interest expense is a result of the highly competitive deposit rate environment created by the disruption in the credit markets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

TABLE 2: Consolidated Average Balance Sheets and Analysis of Net Interest Income (FTE)

For the three months ended	September 30, 2008			September 30, 2007			Attribution of Change in Net Interest Income (a)
($ in millions)	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate	Volume	Yield/ Rate	Total
Assets
Interest-earning assets:
Loans and leases (b):
Commercial loans	$28,284	$389	5.46%	$22,345	$420	7.45%	$95	$(126)	$(31)
Commercial mortgage	13,257	290	8.71	11,117	205	7.31	43	42	85
Commercial construction	6,110	107	6.97	5,499	105	7.55	11	(9)	2
Commercial leases	3,642	35	3.85	3,700	39	4.23	(1)	(3)	(4)
Subtotal—commercial	51,293	821	6.37	42,661	769	7.15	148	(96)	52
Residential mortgage loans	10,711	190	7.05	10,396	160	6.12	5	25	30
Home equity	12,534	181	5.76	11,752	226	7.63	14	(59)	(45)
Automobile loans	8,303	132	6.32	10,865	174	6.34	(41)	(1)	(42)
Credit card	1,720	43	9.93	1,366	34	10.03	9	—	9
Other consumer loans/leases	1,211	15	4.93	1,203	16	5.29	—	(1)	(1)
Subtotal—consumer	34,479	561	6.47	35,582	610	6.80	(13)	(36)	(49)
Total loans and leases	85,772	1,382	6.41	78,243	1,379	6.99	135	(132)	3
Securities:
Taxable	13,310	161	4.81	11,180	141	5.00	25	(5)	20
Exempt from income taxes (b)	315	5	7.38	490	9	7.17	(4)	—	(4)
Other short-term investments	890	5	2.21	499	6	4.93	3	(4)	(1)
Total interest-earning assets	100,287	1,553	6.16	90,412	1,535	6.73	159	(141)	18
Cash and due from banks	2,468			2,189
Other assets	13,683			10,330
Allowance for loan and lease losses	(1,654)			(800)
Total assets	$114,784			$102,131
Liabilities
Interest-bearing liabilities:
Interest checking	$13,843	$27	0.78%	$14,334	$77	2.14%	$(3)	$(47)	$(50)
Savings	16,154	53	1.29	15,390	122	3.15	6	(75)	(69)
Money market	6,051	25	1.67	6,247	69	4.35	(3)	(41)	(44)
Foreign office deposits	2,126	7	1.37	1,808	20	4.33	3	(16)	(13)
Other time deposits	10,780	90	3.31	10,290	119	4.61	6	(35)	(29)
Certificates—$100,000 and over	11,623	87	2.97	6,062	78	5.11	51	(42)	9
Other foreign office deposits	395	2	1.83	1,981	26	5.12	(13)	(11)	(24)
Federal funds purchased	1,013	5	1.78	4,322	56	5.15	(28)	(23)	(51)
Other short-term borrowings	9,613	59	2.46	3,285	37	4.50	45	(23)	22
Long-term debt	14,392	130	3.63	12,351	171	5.47	24	(65)	(41)
Total interest-bearing liabilities	85,990	485	2.25	76,070	775	4.04	88	(378)	(290)
Demand deposits	14,225			13,143
Other liabilities	3,721			3,594
Total liabilities	103,936			92,807
Shareholders’ equity	10,848			9,324
Total liabilities and shareholders’ equity	$114,784			$102,131
Net interest income		$1,068			$760		$71	$237	$308
Net interest margin			4.24%			3.34%
Net interest rate spread			3.91			2.69
Interest-bearing liabilities to interest-earning assets			85.74			84.14

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute dollar amount of change in volume and yield/rate.
(b)	The fully taxable-equivalent adjustments included in the above table are $5 million and $6 million for the three months ended September 30, 2008 and 2007.

TABLE 3: Consolidated Average Balance Sheets and Analysis of Net Interest Income (FTE)

For the nine months ended	September 30, 2008			September 30, 2007			Attribution of Change in Net Interest Income (a)
($ in millions)	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate	Volume	Yield/ Rate	Total
Assets
Interest-earning assets:
Loans and leases (b):
Commercial loans	$27,821	$1,143	5.49%	$21,619	$1,207	7.47%	$301	$(365)	$(64)
Commercial mortgage	12,635	664	7.02	10,906	596	7.31	92	(24)	68
Commercial construction	5,797	262	6.04	5,701	327	7.67	5	(70)	(65)
Commercial leases	3,704	(16)	(.57)	3,680	118	4.29	1	(135)	(134)
Subtotal—commercial	49,957	2,053	5.49	41,906	2,248	7.17	399	(594)	(195)
Residential mortgage loans	11,216	539	6.42	10,255	471	6.13	46	22	68
Home equity	12,132	539	5.94	11,902	682	7.66	14	(157)	(143)
Automobile loans	9,092	431	6.33	10,551	494	6.26	(69)	6	(63)
Credit card	1,694	120	9.46	1,213	98	10.82	35	(13)	22
Other consumer loans/leases	1,211	46	5.14	1,232	48	5.29	(1)	(1)	(2)
Subtotal—consumer	35,345	1,675	6.33	35,153	1,793	6.82	25	(143)	(118)
Total loans and leases	85,302	3,728	5.84	77,059	4,041	7.01	424	(737)	(313)
Securities:
Taxable	12,477	459	4.92	11,054	414	5.01	53	(8)	45
Exempt from income taxes (b)	360	20	7.34	511	28	7.32	(8)	—	(8)
Other short-term investments	657	12	2.47	310	12	5.17	9	(9)	—
Total interest-earning assets	98,796	4,219	5.70	88,934	4,495	6.76	478	(754)	(276)
Cash and due from banks	2,354			2,224
Other assets	12,847			10,333
Allowance for loan and lease losses	(1,265)			(784)
Total assets	$112,732			$100,707
Liabilities
Interest-bearing liabilities:
Interest checking	$14,357	$108	1.00%	$14,964	$248	2.22%	$(9)	$(131)	$(140)
Savings	16,270	173	1.42	14,573	350	3.21	38	(215)	(177)
Money market	6,511	101	2.08	6,289	208	4.42	7	(114)	(107)
Foreign office deposits	2,246	30	1.79	1,598	52	4.35	16	(38)	(22)
Other time deposits	10,395	289	3.72	10,700	369	4.61	(10)	(70)	(80)
Certificates—$100,000 and over	8,545	218	3.40	6,416	247	5.14	68	(97)	(29)
Other foreign office deposits	2,394	48	2.69	1,032	40	5.19	34	(26)	8
Federal funds purchased	3,297	66	2.67	3,462	135	5.24	(6)	(63)	(69)
Other short-term borrowings	6,735	127	2.51	2,689	89	4.41	89	(51)	38
Long-term debt	14,174	421	3.97	12,276	510	5.55	71	(160)	(89)
Total interest-bearing liabilities	84,924	1,581	2.49	73,999	2,248	4.06	298	(965)	(667)
Demand deposits	13,820			13,233
Other liabilities	4,033			3,847
Total liabilities	102,777			91,079
Shareholders’ equity	9,955			9,628
Total liabilities and shareholders’ equity	$112,732			$100,707
Net interest income		$2,638			$2,247		$180	$211	$391
Net interest margin			3.57%			3.38%
Net interest rate spread			3.21			2.70
Interest-bearing liabilities to interest-earning assets			85.96			83.21

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute dollar amount of change in volume and yield/rate.
(b)	The fully taxable-equivalent adjustments included in the above table are $17 million and $18 million for the nine months ended September 30, 2008 and 2007.

Interest expense on wholesale funding decreased 23% compared to the prior year quarter as declining interest rates more than offset a 32% increase in average balances. Interest expense on wholesale funding increased $10 million, or 4%, since the second quarter of 2008 primarily due to increased balances.

Overall, the growth in average loans and leases since the third quarter of 2007 outpaced core deposit growth by $5.6 billion. In the third quarter of 2008, wholesale funding represented 43% of interest-bearing liabilities, up from 37% in the third quarter of 2007. The increase in wholesale funding as a percentage of interest-bearing liabilities was the result of the issuance of $2.2 billion of trust preferred securities during 2007, $750 million of senior notes in April 2008 and $400 million of trust preferred securities in May 2008, partially offset by the repurchase of $690 million of mandatorily redeemable securities, which occurred in the fourth quarter of 2007. The Bancorp’s net free funding position modestly increased from the third quarter of 2007 and the second quarter of 2008 as a result of increased demand deposits.

Provision for Loan and Lease Losses

The Bancorp provides as an expense an amount for probable loan and lease losses within the loan and lease portfolio that is based on factors previously discussed in the Critical Accounting Policies section. The provision is recorded to bring the allowance for loan and lease losses to a level deemed appropriate by the Bancorp. Actual credit losses on loans and leases are charged against the allowance for loan and lease losses. The amount of loans actually removed from the Condensed Consolidated Balance Sheets is referred to as charge-offs. Net charge-offs include current period charge-offs less recoveries on previously charged-off loans and leases.

The provision for loan and lease losses increased to $941 million in the third quarter of 2008 compared to $139 million in the same period last year. The primary factors in the increase were the increase in commercial impaired loans, increase in delinquencies, the deterioration in real estate collateral values in certain of the Bancorp’s key lending markets and declines in general economic conditions. As of September 30, 2008, the allowance for loan and lease losses as a percent of loans and leases increased to 2.41% from 1.08% at September 30, 2007.

Refer to the Credit Risk Management section for more detailed information on the provision for loan and lease losses including an analysis of loan portfolio composition, non-performing assets, net charge-offs, and other factors considered by the Bancorp in assessing the credit quality of the loan portfolio and the allowance for loan and lease losses.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest Income

For the three months ended September 30, 2008, noninterest income increased by $36 million, or five percent, on a year-over-year basis. The components of noninterest income for these periods are as follows:

TABLE 4: Noninterest Income

($ in millions)	For the three months ended September 30,		Percent Change	For the nine months ended September 30,		Percent Change
	2008	2007		2008	2007
Electronic payment processing revenue	$235	212	11	$682	$602	13
Service charges on deposits	172	151	13	478	419	14
Corporate banking revenue	104	91	15	323	261	23
Investment advisory revenue	90	95	(5)	275	288	(5)
Mortgage banking net revenue	45	26	74	228	107	113
Other noninterest income	112	93	21	339	267	27
Securities (losses) gains, net	(63)	13	NM	(45)	14	NM
Securities gains, net—non-qualifying hedges on mortgage servicing rights	22	—	NM	24	—	NM
Total noninterest income	$717	681	5	$2,304	1,958	18

NM:	Percentage change is not meaningful.

Electronic payment processing revenue increased $23 million, or 11%, in the third quarter of 2008 compared to the same period last year as the Bancorp continued to realize growth in each of its three main product lines. Merchant processing revenue increased nine percent, to $89 million, compared to the same period in 2007. Financial institutions revenue increased to $82 million, up $5 million or six percent, compared to the third quarter of 2007 due to higher transaction volumes as a result of continued success in attracting financial institution customers. Card issuer interchange increased 19%, to $64 million, compared to the same period in 2007 due to continued growth related to debit and credit card usage and increases in the average dollar amount per debit card transaction. The Bancorp processes over 26.7 billion transactions annually and handles electronic processing for over 160,000 merchant locations worldwide.

Service charges on deposits increased to $172 million, up $21 million, or 13%, in the third quarter of 2008 compared to the same period last year. Commercial deposit revenue increased $13 million, or 21%, compared to the same quarter last year. This increase was primarily impacted by a decrease in earnings credits on compensating balances resulting from the decline in short-term interest rates. Commercial customers receive earnings credits to offset the fees charged for banking services on their deposit accounts such as account maintenance, lockbox, ACH transactions, wire transfers and other ancillary corporate treasury management services. Earnings credits are based on the customer’s average balance in qualifying deposits multiplied by the crediting rate. Qualifying deposits include demand deposits and interest-bearing checking accounts. The Bancorp has a standard crediting rate that is adjusted as necessary based on competitive market conditions and changes in short-term interest rates. Retail deposit revenue increased eight percent, to $97 million, in the third quarter of 2008 compared to the same period last year. The increase in retail service charges was attributable to higher customer activity. Growth in the number of customer deposit account relationships and deposit generation continues to be a primary focus of the Bancorp.

Corporate banking revenue increased $13 million, or 15%, in the third quarter of 2008 over the same period in 2007. The growth in corporate banking revenue was largely attributable to higher foreign exchange derivative income of $27 million, an increase of $12 million compared to the prior year quarter. Growth also occurred in institutional sales and asset securitization fees, which grew $2 million and $3 million, respectively, compared to the third quarter of 2007. The Bancorp is committed to providing a comprehensive range of financial services to large and middle-market businesses and continues to see opportunities to expand its product offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Investment advisory revenue decreased $5 million, or five percent, from the third quarter of 2007. The Bancorp experienced broad-based decreases in several categories within investment advisory revenue. Brokerage fee income, which includes Fifth Third Securities income, decreased 16%, or $4 million, in the third quarter of 2008 as investors continued to migrate balances from stock and bond funds to money markets funds due to market volatility. Mutual fund revenue decreased 6%, to $14 million, in the third quarter of 2008 due to the declining market. Private client services increased 2%, to $36 million, in the third quarter of 2008 as growth was seen in wealth planning services. As of September 30, 2008, the Bancorp had approximately $196 billion in assets under care and managed $30 billion in assets for individuals, corporations and not-for-profit organizations.

Mortgage banking net revenue increased to $45 million in the third quarter of 2008 from $26 million in the same period last year. The components of mortgage banking net revenue for the three and nine months ended September 30, 2008 and 2007 are shown in Table 5.

TABLE 5: Components of Mortgage Banking Net Revenue

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Origination fees and gains on loan sales	$43	9	$214	61
Servicing revenue:
Servicing fees	39	37	122	105
Servicing rights amortization	(22)	(23)	(86)	(66)
Net valuation adjustments on servicing rights and free-standing derivatives entered into to economically hedge MSR	(15)	3	(22)	7
Net servicing revenue	2	17	14	46
Mortgage banking net revenue	$45	26	$228	107

Mortgage banking net revenue increased compared to the same period last year due to higher sales margins on loans held for sale, higher sales volume of portfolio loans and the impact of the adoption of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”, for residential mortgage loans held for sale, offset by lower net valuation adjustments. Mortgage originations decreased 31%, from $3.0 billion to $2.0 billion, in comparison to the same quarter last year as application volumes decreased as a result of market disruptions. The increase in sales margins on loans held for sale and sales volume of portfolio loans contributed $30 million and $6 million, respectively, to the increase in mortgage banking net revenue. The adoption of SFAS No. 159 on January 1, 2008 for residential mortgage loans held for sale also contributed approximately $11 million to the increase in mortgage banking net revenue. Prior to adoption, mortgage loan origination costs were capitalized as part of the carrying amount of the loan and recognized as a reduction of mortgage banking net revenue upon the sale of the loans. Subsequent to the adoption, mortgage loan origination costs are recognized as expense when incurred and included in noninterest expense within the Condensed Consolidated Statements of Income.

Mortgage net servicing revenue decreased $15 million compared to the third quarter of 2007. Net servicing revenue is comprised of gross servicing fees and related amortization as well as valuation adjustments on mortgage servicing rights and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments. Temporary impairment on servicing rights, partially offset by gains on derivatives economically hedging the mortgage servicing rights (“MSRs”), resulted in lower mortgage net servicing revenue compared to the third quarter of 2007. The Bancorp’s total residential mortgage loans serviced at September 30, 2008 and 2007 was $50.1 billion and $43.1 billion, respectively, with $39.8 billion and $33.1 billion, respectively, of residential mortgage loans serviced for others.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Servicing rights are deemed temporarily impaired when a borrower’s loan rate is distinctly higher than prevailing rates. Temporary impairment on servicing rights is reversed when the prevailing rates return to a level commensurate with the borrower’s loan rate. Further detail on the valuation of mortgage servicing rights can be found in Note 4 of the Notes to the Condensed Consolidated Financial Statements. The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with changes in impairment on the MSR portfolio. The Bancorp recognized a gain from MSR derivatives of $8 million, offset by a temporary impairment of $23 million, resulting in a net loss of $15 million for the three months ended September 30, 2008 related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. See Note 7 of the Notes to the Condensed Consolidated Financial Statements for more information on the free-standing derivatives used to hedge the MSR portfolio. Additionally, the Bancorp had net securities gains on non-qualifying hedges on mortgage service rights of $22 million in the third quarter of 2008 that is included in noninterest income within the Condensed Consolidated Statements of Income, but is shown separate from mortgage banking net revenue.

The major components of other noninterest income are as follows:

TABLE 6: Components of Other Noninterest Income

	For the three months ended September 30,		For the nine months ended September 30,
($ in millions)	2008	2007	2008	2007
Litigation settlement	$76	—	$76	—
Cardholder fees	15	14	43	40
Consumer loan and lease fees	13	13	39	33
Operating lease income	13	8	34	22
Insurance income	7	8	28	24
Banking center income	7	7	24	20
Gain on redemption of Visa, Inc. ownership interests	—	—	273	—
Gain on sale of FDIC deposit insurance credits	—	15	—	15
Loss on sale of other real estate owned	(12)	(2)	(38)	(6)
Bank owned life insurance (loss) income	(13)	17	(136)	59
Other	6	13	(4)	60
Total other noninterest income	$112	93	$339	267

Other noninterest income increased $19 million in the third quarter of 2008 compared to the same period last year. The increase was primarily due to a $76 million gain related to the satisfactory resolution of the CitFed litigation. This increase was offset by higher losses from the sale of other real estate owned properties and a $27 million charge to lower the current cash surrender value of one of the Bancorp’s BOLI policies.

Net securities losses totaled $63 million in the third quarter of 2008 compared to $13 million of net securities gains during the same period last year. The net securities losses in the current quarter include other than temporary impairment charges of $28 million and $23 million relating to FNMA and FHLMC preferred stock, respectively, along with a $12 million impairment charge on subordinated tranches and residual interests related to previous automobile loan securitizations.

Noninterest Expense

Total noninterest expense increased $114 million, or 13%, in the third quarter of 2008 compared to the same period last year. Noninterest expense in the third quarter of 2008 includes a $45 million charge related to Visa’s pending settlement with Discover, $36 million in legal expenses related to the litigation settlement from a prior

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

acquisition and $31 million of additional operating expenses from acquisitions since the same period in 2007. Noninterest expense in the third quarter of 2007 included $78 million related to Visa’s settlement with American Express. Excluding these items, noninterest expense increased $80 million, or 10%, due to higher personnel costs, increased volume-related processing expenses, increased provision for unfunded commitments and higher loan processing costs resulting from increased collections activities.

The Bancorp continues to focus on efficiency initiatives, as part of its core emphasis on operating leverage and on expense control. The efficiency ratio (noninterest expense divided by the sum of net interest income (FTE) and noninterest income) was 54.2% and 59.2% for the third quarter of 2008 and 2007, respectively. The Bancorp views investments in information technology and banking center expansion as its platform for future growth and increasing expense efficiency.

The major components of noninterest expense are as follows:

TABLE 7: Noninterest Expense

	For the three months ended September 30,		Percent Change	For the nine months ended September 30,		Percent Change
($ in millions)	2008	2007		2008	2007
Salaries, wages and incentives	$321	310	4	$1,000	912	10
Employee benefits	72	67	8	216	222	(2)
Net occupancy expense	77	66	16	222	199	12
Payment processing expense	70	65	8	203	176	16
Technology and communications	47	41	14	142	122	17
Equipment expense	34	30	12	95	90	5
Other noninterest expense	346	274	26	665	649	2
Total noninterest expense	$967	853	13	$2,543	2,370	7

Total personnel costs (salaries, wages and incentives plus employee benefits) increased 4% from September 30, 2007 due primarily to approximately $11 million in mortgage origination costs that prior to the adoption of SFAS No. 159 on January 1, 2008, were included as a component of mortgage banking net revenue. Full time equivalent employees totaled 21,522 as of September 30, 2008 compared to 20,775 as of September 30, 2007.

Net occupancy expenses increased $11 million, or 16%, in the third quarter of 2008 over the same period last year due to the addition of 117 banking centers since September 30, 2007. Growth in the number of banking centers was primarily driven by acquisitions, which added 96 banking centers since the third quarter of 2007. Payment processing expense includes third-party processing expenses, card management fees and other bankcard processing expenses. Payment processing expense increased eight percent compared to the same period last year due to higher network charges of $4 million from increased processing volumes for both the merchant and financial institutions businesses.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The major components of other noninterest expense are as follows:

TABLE 8: Components of Other Noninterest Expense

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Professional services fees	$50	14	$78	37
Loan processing	46	29	123	84
Marketing	29	19	74	57
FDIC insurance and other taxes	17	9	47	23
Affordable housing investments	17	13	48	36
Provision for unfunded commitments and letters of credit	17	2	35	3
Intangible asset amortization	17	10	40	31
Travel	14	14	41	40
Postal and courier	14	13	41	38
Operating lease	9	5	23	15
Supplies	8	8	24	22
Recruitment and education	7	10	24	30
Visa litigation settlement (accrual)	45	78	(107)	78
Other	56	50	174	155
Total other noninterest expense	$346	274	$665	649

Total other noninterest expense increased by $72 million from the same quarter last year. The increased professional service fees compared to the same quarter last year resulted from legal expenses of $36 million stemming from the CitFed litigation. FDIC insurance and other taxes were higher due to the depletion of the Bancorp’s prior FDIC insurance premium credits in the third quarter of 2008. Loan processing expense was higher in comparison to the same quarter last year as a result of increased collection activities. In addition, the provision for unfunded commitments increased $15 million compared to the third quarter of 2007 due to higher estimates of inherent losses resulting from deterioration in credit quality.

Applicable Income Taxes

The Bancorp’s income (loss) before income taxes, applicable income tax expense and effective tax rate for each of the periods indicated are as follows:

TABLE 9: Applicable Income Taxes

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income (loss) before income taxes	$(128)	443	$179	1,473
Applicable income taxes	(72)	118	150	414
Effective tax rate	56.6%	26.7	84.0%	28.1

Applicable income tax expense for all periods includes the benefit from tax-exempt income, tax-advantaged investments and general business tax credits, partially offset by the effect of nondeductible expenses. The effective tax rate for the three months ended September 30, 2008 was primarily impacted by lower projected pre-tax income for 2008. The effective tax rate for the nine months ended September 30, 2008 was primarily impacted by the charge to tax expense of approximately $140 million in the second quarter of 2008 required for interest related to the tax treatment of certain of the Bancorp’s leveraged leases for previous tax years.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

BUSINESS SEGMENT REVIEW

The Bancorp reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Processing Solutions and Investment Advisors. Further detailed financial information on each business segment is included in Note 17 of the Notes to Condensed Consolidated Financial Statements.

Results of the Bancorp’s business segments are presented based on its management structure and management accounting practices. The structure and accounting practices are specific to the Bancorp; therefore, the financial results of the Bancorp’s business segments are not necessarily comparable with similar information for other financial institutions. The Bancorp refines its methodologies from time to time as management accounting practices are improved and businesses change. During the fourth quarter of 2007, the Bancorp changed the reporting of Processing Solutions to include certain revenues and expenses related to credit card processing that were previously listed under the Commercial and Branch Banking segments. Revisions to the Bancorp’s methodologies are applied on a retroactive basis.

The Bancorp manages interest rate risk centrally at the corporate level by employing a funds transfer pricing (“FTP”) methodology. This methodology insulates the business segments from interest rate volatility, enabling them to focus on serving customers through loan originations and deposit taking. The FTP system assigns charge rates and credit rates to classes of assets and liabilities, respectively, based on expected duration and the LIBOR swap curve. Matching duration allocates interest income and interest expense to each segment so its resulting net interest income is insulated from interest rate risk. In a rising rate environment, the Bancorp benefits from the widening spread between deposit costs and wholesale funding costs. However, the Bancorp’s FTP system credits this benefit to deposit-providing businesses, such as Branch Banking and Investment Advisors, on a duration-adjusted basis. The net impact of the FTP methodology is captured in General Corporate and Other.

Management made several changes to the FTP methodology in the fourth quarter of 2007 to more appropriately calculate FTP charges and credits to each of the Bancorp’s business segments. Changes to the FTP methodology were applied retroactively and included adding a liquidity premium to loans and deposits to properly reflect the Bancorp’s marginal cost of longer term funding. In addition, an FTP charge on fixed assets was added to the new FTP methodology.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The business segments are charged provision expense based on the actual net charge-offs experienced by the loans owned by each segment. Provision expense attributable to loan growth and changes in factors in the allowance for loan and lease losses are captured in General Corporate and Other. The financial results of the business segments include allocations for shared services and headquarters expenses. Even with these allocations, the financial results are not necessarily indicative of the business segments’ financial condition and results of operations as if they were to exist as independent entities. Additionally, the business segments form synergies by taking advantage of cross-sell opportunities and when funding operations by accessing the capital markets as a collective unit. Net income (loss) by business segment is summarized as follows:

TABLE 10: Business Segment Results

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Commercial Banking	$155	183	$404	531
Branch Banking	166	166	454	469
Consumer Lending	6	28	45	111
Processing Solutions	43	39	129	114
Investment Advisors	26	26	83	73
General Corporate and Other	(452)	(117)	(1,086)	(239)
Net income (loss)	(56)	325	29	1,059
Dividends on preferred stock	25	—	26	—
Net income (loss) available to common shareholders	$(81)	325	$3	1,059

Commercial Banking

Commercial Banking offers banking, cash management and financial services to large and middle-market businesses, government and professional customers. In addition to the traditional lending and depository offerings, Commercial Banking products and services include, among others, foreign exchange and international trade finance, derivatives and capital markets services, asset-based lending, real estate finance, public finance, commercial leasing and syndicated finance. The table below contains selected financial data for the Commercial Banking segment.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

TABLE 11: Commercial Banking

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income Statement Data
Net interest income (FTE) (a)	$502	330	$1,210	976
Provision for loan and lease losses	235	22	517	71
Noninterest income:
Corporate banking revenue	98	82	301	238
Service charges on deposits	46	37	136	112
Other noninterest income	17	17	42	48
Noninterest expense:
Salaries, incentives and benefits	78	63	230	196
Other noninterest expenses	150	130	436	387
Income before taxes	200	251	506	720
Applicable income taxes (a)	45	68	102	189
Net income	$155	183	$404	531
Average Balance Sheet Data
Commercial loans	$43,829	35,580	$42,505	34,831
Demand deposits	6,328	5,843	6,066	5,903
Interest checking	4,397	4,055	4,540	4,007
Savings and money market	4,009	4,377	4,389	4,509
Certificates over $100,000 and other time	2,184	1,687	1,932	1,878
Foreign office deposits	1,842	1,531	1,935	1,332

(a)	Includes taxable-equivalent adjustments of $4 million for the three months ended September 30, 2008 and 2007 and $11 million and $10 million for the nine months ended September 30, 2008 and 2007, respectively.

Net income decreased $28 million, or 15%, compared to the third quarter of 2007 as strong growth in net interest income and corporate banking revenue was more than offset by increased provision for loan and lease losses. Net interest income increased $172 million, or 52%, compared to the same period last year. The accretion of purchase accounting adjustments, totaling $154 million, related to the second quarter acquisition of First Charter drove the increase in net interest income with the remainder attributed to the growth in loans, partially funded by an increase in deposits. Average commercial loans and leases were up 23%, to $43.9 billion, over the same quarter last year due to solid loan production across most of the Bancorp’s footprint and the result of acquisitions since the third quarter of 2007. Excluding acquisitions, commercial loans increased approximately 18% compared to the third quarter of 2007. Average core deposits increased five percent due to growth in interest checking and foreign office deposits. The segment is focusing on growing deposits through deeper penetration of its premium customer base. Net charge-offs as a percent of average loans and leases increased to 213 bp from 25 bp in the third quarter of 2007. Net charge-offs increased in comparison to the prior year quarter due to weakening economies and the continuing deterioration of credit within the Bancorp’s footprint, particularly in Michigan and Florida, involving commercial and commercial construction loans. Higher charge-offs were particularly concentrated in homebuilder and developer loans, where these loans accounted for approximately 69% of net charge-offs during the third quarter of 2008.

Noninterest income increased $25 million compared to the same quarter last year due to corporate banking revenue growth of $16 million, or 19%, and an increase in service charges on deposits of $9 million, or 25%. Corporate banking revenue increased as a result of growth in foreign exchange derivative income, which increased $11 million, to $24 million, during the third quarter of 2008. Service charges on deposits increased 25%, to $46 million, compared to the third quarter of 2007. The increase in service charges was a result of higher business service charges (net of discounts) and a reduction in the amount of offsetting earnings credits as short-term rates remain lower than the third quarter of 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest expense increased $35 million, or 18%, compared to the third quarter of 2007 primarily due to sales incentives increasing 36% to $28 million compared to the third quarter of 2007. Additionally, loan expenses increased $10 million, to $17 million, during the third quarter of 2007 due to increased collection activities.

Branch Banking

Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through 1,298 full-service banking centers. Branch Banking offers depository and loan products, such as checking and savings accounts, home equity loans and lines of credit, credit cards and loans for automobile and other personal financing needs, as well as products designed to meet the specific needs of small businesses, including cash management services. The table below contains selected financial data for the Branch Banking segment.

TABLE 12: Branch Banking

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income Statement Data
Net interest income	$442	374	$1,226	1,081
Provision for loan and lease losses	87	44	226	104
Noninterest income:
Service charges on deposits	124	113	336	304
Electronic payment processing	49	44	141	129
Investment advisory income	20	23	65	69
Other noninterest income	19	23	74	69
Noninterest expense:
Salaries, incentives and benefits	129	119	383	354
Net occupancy and equipment expenses	52	43	149	128
Other noninterest expenses	129	115	383	341
Income before taxes	257	256	701	725
Applicable income taxes	91	90	247	256
Net income	$166	166	$454	469
Average Balance Sheet Data
Consumer loans	$12,738	11,872	$12,551	11,731
Commercial loans	5,850	5,133	5,559	5,149
Demand deposits	6,205	5,734	5,972	5,760
Interest checking	7,876	8,310	7,986	8,909
Savings and money market	16,239	15,167	16,270	14,316
Certificates over $100,000 and other time	13,256	13,073	12,935	13,626

Net income was flat compared to the third quarter of 2007 as increases in net interest income and service fees were offset by a higher provision for loan and lease losses and increases in salaries and net occupancy expense. Net interest income increased 18% compared to the third quarter of 2007 due to loan growth and the accretion of purchase accounting adjustments, totaling $27 million, related to the second quarter acquisition of First Charter. Average loans and leases increased nine percent compared to the third quarter of 2007 as home equity loans grew nine percent due to acquisitions since the third quarter of 2007. The segment grew credit card balances by $318 million, or 26%, resulting from an increased focus on relationships with its current customers through the cross-selling of credit cards. Average core deposits were up 4% compared to the third quarter of 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

with growth in savings and money market accounts and CDs offset by a decrease in interest checking deposits. The growth in core deposits was driven by acquisitions since the third quarter of 2007. Net charge-offs as a percent of average loan and leases increased to 187 bp from 103 bp in the third quarter of 2007. Net charge-offs increased in comparison to the prior year quarter as the Bancorp experienced higher charge-offs involving home equity lines of and loans of $19 million reflecting borrower stress and a decrease in home prices within the Bancorp’s footprint. Charge-offs involving credit cards increased $11 million compared to the third quarter of 2007 due to higher card balances and maturing of the portfolio.

Noninterest income increased $9 million compared to the third quarter of 2007 primarily due to an increase in service charges on deposits of $11 million, or nine percent. The increase in deposit fees, including consumer overdraft fees, is attributed to higher customer activity in comparison to the prior year quarter. Noninterest expense increased $33 million, or 12%, compared to the third quarter of 2007 as net occupancy and equipment costs increased 19% as a result of additional banking centers. Since the third quarter of 2007, the Bancorp’s banking centers have increased by 117 to 1,298 as of September 30, 2008, mainly due to acquisitions, which contributed 96 banking centers. Other noninterest expense increased 12%, which can be attributed to higher loan cost associated with collections. The Bancorp continues to position itself for sustained long-term growth through new banking center additions in key markets.

Consumer Lending

Consumer Lending includes the Bancorp’s mortgage, home equity, automobile and other indirect lending activities. Mortgage and home equity lending activities include the origination, retention and servicing of mortgage and home equity loans or lines of credit, sales and securitizations of those loans or pools of loans or lines of credit and all associated hedging activities. Other indirect lending activities include loans to consumers through mortgage brokers, automobile dealers and federal and private student education loans. The table below contains selected financial data for the Consumer Lending segment.

TABLE 13: Consumer Lending

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income Statement Data
Net interest income	$141	97	$361	298
Provision for loan and lease losses	124	40	305	93
Noninterest income:
Mortgage banking net revenue	44	24	215	99
Other noninterest income	29	22	56	55
Noninterest expense:
Salaries, incentives and benefits	31	17	104	56
Other noninterest expenses	50	43	154	132
Income before taxes	9	43	69	171
Applicable income taxes	3	15	24	60
Net income	$6	28	$45	111
Average Balance Sheet Data
Residential mortgage loans	$10,574	10,026	$10,869	9,960
Automobile loans	7,376	9,844	8,138	9,565
Home equity	1,114	1,318	1,164	1,347
Consumer leases	815	872	798	952

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net income decreased $22 million, compared to the third quarter of 2007 as the increases in net interest income and mortgage banking net revenue, net of related expenses, were more than offset by growth in provision for loan and lease losses. The accretion of purchase accounting adjustments, totaling $38 million, primarily related to the second quarter acquisition of First Charter drove the growth in net interest income compared to the third quarter of 2007. Average residential mortgage loans increased six percent compared to the prior year quarter due primarily to acquisitions, including R-G Crown Bank (“Crown”) and First Charter. Excluding acquisitions, residential mortgage loans decreased 12% from the same quarter last year. Average automobile loans decreased 25% compared to the same quarter last year due to the securitization of $2.7 billion of automobile loans in the first quarter of 2008. Net charge-offs as a percent of average loan and leases increased from 77 bp in the third quarter of 2007 to 261 bp in the third quarter of 2008. Net charge-offs, primarily in residential mortgage loans, increased in comparison to the prior year quarter due to the continuing deterioration of real estate values within the Bancorp’s footprint, particularly in Florida. The segment continues to focus on managing credit risk through the restructuring of certain residential mortgage loans and careful consideration of underwriting and collection standards. As of September 30, 2008, the Bancorp had restructured approximately $360 million and $170 million of residential mortgage loans and home equity loans, respectively, to mitigate losses due to declining collateral values.

Mortgage originations decreased to $2.0 billion in the third quarter of 2008 from $3.0 billion in the third quarter of 2007 due to lower application volumes resulting from market disruptions. The increase in sales margins on loans held for sale and sales volume of portfolio loans were the primary reasons for increased mortgage banking net revenue compared to the third quarter of 2007. Also contributing to the increase in mortgage banking net revenue in the third quarter of 2008 was the $11 million impact from the adoption of SFAS No. 159, as of January 1, 2008, on residential mortgage loans held for sale. Prior to adoption, mortgage loan origination costs were capitalized as part of the carrying amount of the loan and recognized as a reduction of mortgage banking net revenue upon the sale of the loans. Subsequent to the adoption, mortgage loan origination costs are recognized in earnings when incurred, which primarily drove the increase in salaries and incentives of $14 million in comparison to the same quarter last year.

Processing Solutions

Fifth Third Processing Solutions provides electronic funds transfer, debit, credit and merchant transaction processing, operates the Jeanie® ATM network and provides other data processing services to affiliated and unaffiliated customers. The table below contains selected financial data for the Processing Solutions segment.

TABLE 14: Processing Solutions

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income Statement Data
Net interest income	$1	(3)	$3	(4)
Provision for loan and lease losses	3	3	11	8
Noninterest income:
Financial institutions processing	90	80	276	239
Merchant processing	89	83	255	224
Card issuer interchange	22	17	62	47
Other noninterest income	12	10	35	30
Noninterest expense:
Salaries, incentives and benefits	20	18	60	55
Payment processing expense	68	63	197	171
Other noninterest expenses	56	43	164	126
Income before taxes	67	60	199	176
Applicable income taxes	24	21	70	62
Net income	$43	39	$129	114

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net income increased $4 million, or 11%, compared to the third quarter of 2007 as the segment continues to increase its presence in the electronic payment processing business. The segment continues to realize year-over-year growth in transaction volumes and revenue growth, despite the slowdown in consumer spending, due to the addition and conversion of large national clients over the past year and current initiatives involving merchant pricing and sales. Financial institutions processing revenues increased $10 million, or 12%, driven by higher debit card usage volumes. Merchant processing revenue increased $6 million, or 7%, over the same quarter last year. Growth in card issuer interchange of $5 million, or 30%, can be attributed to organic growth in the Bancorp’s credit card portfolio. The Bancorp continues to see significant opportunities to attract new financial institution customers and retailers within this business segment.

Payment processing expense increased seven percent from the third quarter of 2007 due to higher network charges, increasing 10% to $48 million, resulting from increased transaction volumes. Financial institution transactions and merchant transactions processed both increased in comparison to the third quarter of 2007. Other noninterest expense increased due to higher technology and communications expense.

Investment Advisors

Investment Advisors provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. The Bancorp’s primary services include investments, trust, asset management, retirement plans and custody. Fifth Third Securities, Inc., (“FTS”) an indirect wholly-owned subsidiary of the Bancorp, offers full service retail brokerage services to individual clients and broker dealer services to the institutional marketplace. Fifth Third Asset Management, Inc., an indirect wholly-owned subsidiary of the Bancorp, provides asset management services and also advises the Bancorp’s proprietary family of mutual funds. The table below contains selected financial data for the Investment Advisors segment.

TABLE 15: Investment Advisors

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Income Statement Data
Net interest income	$46	39	$137	113
Provision for loan and lease losses	12	5	21	10
Noninterest income:
Investment advisory income	89	96	276	291
Other noninterest income	7	6	22	17
Noninterest expense:
Salaries, incentives and benefits	38	41	120	125
Other noninterest expenses	52	55	165	173
Income before taxes	40	40	129	113
Applicable income taxes	14	14	46	40
Net income	$26	26	$83	73
Average Balance Sheet Data
Loans	$3,599	3,229	$3,548	3,168
Core deposits	4,308	4,918	4,751	4,969

Net income was flat compared to the third quarter of 2007 as higher net interest income was offset by lower investment advisory income. The segment grew loans and benefited from an overall decrease in interest rates to increase net interest income $7 million, or 18%, as spreads widened due to decreases in funding costs. Investment advisors realized average loan growth of 11% and a decrease in average core deposits of 12% compared to the third quarter of 2007. Core deposits decreased due to a 21% decline in interest checking balances.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest income decreased $6 million, or six percent, compared to the third quarter of 2007, as investment advisory income decreased eight percent, to $89 million. Mutual fund fees decreased as a result of the decline in the equity markets since the third quarter of 2007. In addition, the decrease in broker income was driven by clients moving to lower fee, cash based products from equity products due to extreme market volatility and a decline in transaction based revenues. Noninterest expense decreased $6 million compared to the prior year quarter as the segment continues to focus on expense control. As of September 30, 2008, the Bancorp had $196 billion in assets under care and $30 billion in managed assets, modestly lower than the previous year quarter.

General Corporate and Other

General Corporate and Other includes the unallocated portion of the investment securities portfolio, securities gains/losses, certain non-core deposit funding, unassigned equity, provision expense in excess of net charge-offs, the payment of preferred stock dividends and certain support activities and other items not attributed to the business segments.

The results of General Corporate and Other were primarily impacted by the significant increase in the provision for loan and lease losses, which increased from $25 million in the third quarter of 2007 to $480 million in the third quarter of 2008. The results also included $45 million related to Visa’s pending litigation settlement with Discover, a net benefit of $40 million from the resolution of the CitFed litigation, the other than temporary impairment of FNMA and FHLMC preferred stock of $51 million and the charge related to a reduction in the current cash surrender value of one of the Bancorp’s BOLI policies of $27 million.

BALANCE SHEET ANALYSIS

Loans and Leases

The following tables summarize the end of period and average total loans and leases, including loans held for sale. The Bancorp classifies its loans and leases based upon the primary purpose of the loan.

TABLE 16: Components of Total Loans and Leases (includes held for sale)

($ in millions)	September 30, 2008		December 31, 2007		September 30, 2007
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial:
Commercial loans	$29,424	34	$26,079	31	$23,317	29
Commercial mortgage loans	13,355	16	11,967	14	11,178	14
Commercial construction loans	6,002	7	5,561	6	5,463	7
Commercial leases	3,642	4	3,737	5	3,710	5
Subtotal—commercial	52,423	61	47,344	56	43,668	55
Consumer:
Residential mortgage loans	10,292	12	11,433	14	9,945	13
Home equity	12,599	14	11,874	14	11,737	15
Automobile loans	8,306	10	11,183	13	11,043	14
Credit card	1,688	2	1,591	2	1,460	2
Other consumer loans and leases	1,190	1	1,157	1	1,162	1
Subtotal—consumer	34,075	39	37,238	44	35,347	45
Total loans and leases	$86,498	100	$84,582	100	$79,015	100

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Total loans and leases increased $7.5 billion, or 10%, over the third quarter of 2007. The growth in total loans and leases was due to acquisitions since the third quarter of 2007, the use of contingent liquidity facilities related to certain off-balance sheet programs and increased loan production across the Bancorp’s footprint.

Total commercial loans and leases increased $8.8 billion, or 20%, compared to September 30, 2007. The increase was primarily due to strong growth in commercial loans of 26% compared to the third quarter of 2007 resulting from increased loan production, acquisitions since the third quarter of 2007 and an additional $1.5 billion from the use of contingent liquidity facilities related to certain off-balance sheet programs that were drawn upon in the third quarter of 2008. Included within the contingent liquidity facilities were approximately $335 million in draws on outstanding letters of credit that were supporting certain securities issued as variable rate demand notes (“VRDNs”). Draws on these outstanding letters of credit have continued in October with outstanding draws of approximately $909 million as of October 31, 2008. For further information on these arrangements, see the Off-Balance Sheet Arrangements section and Note 8 of the Notes to Condensed Consolidated Financial Statements. Commercial mortgage loans increased 19% over the third quarter of 2007, which included the impact of acquisitions since the third quarter of 2007 of $1.1 billion. The overall mix of commercial loans and leases is relatively consistent with prior periods.

Total consumer loans and leases decreased $1.3 billion, or four percent, compared to the third quarter of 2007, as a result of the decrease in automobile loans partially offset by credit card and home equity loan growth. Credit card loans increased to $1.7 billion, an increase of 16% over the third quarter of 2007, due to continued success in cross-selling credit cards to its existing retail customer base. Home equity loans increased $862 million, primarily due to acquisitions since the third quarter of 2007. Residential mortgage loans were $10.3 billion at September 30, 2008, an increase of four percent over the third quarter of 2007, with growth driven by approximately $1.5 billion of loans from acquisitions. Automobile loans decreased by approximately $2.7 billion, or 25%, due largely to automobile loan securitizations during the first quarter of 2008.

Average total commercial loans and leases increased $8.6 billion, or 20%, compared to the third quarter of 2007. The increase in average total commercial loans and leases was primarily driven by growth in commercial loans and commercial mortgage loans, which increased 27% and 19%, respectively, over the third quarter of 2007. Commercial construction loans increased 11% compared to the same quarter last year. The growth in commercial mortgage loans and commercial construction loans included the impact of acquisitions since the third quarter of 2007 of $1.0 billion and $588 million, respectively. Growth in overall average commercial loans and leases was realized in the majority of the Bancorp’s markets, including 15% growth in Chicago and approximately $1.5 billion of loans in North Carolina from acquisitions.

Average total consumer loans and leases decreased $1.1 billion, or three percent, compared to the third quarter of 2007 as a result of a decrease in automobile loans of 24% largely due to the aforementioned automobile securitizations that occurred in the first quarter. The decline was partially offset by growth in credit card balances of $354 million, or 26%, and home equity loans of $783 million, or seven percent. Acquisitions since the third quarter of 2007 impacted the change in residential mortgage loans and home equity loans by $1.7 billion and $627 million, respectively. The Bancorp experienced a decrease in average consumer loans and leases in a majority of its markets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

TABLE 17: Components of Average Total Loans and Leases (includes held for sale)

($ in millions)	September 30, 2008		December 31, 2007		September 30, 2007
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial:
Commercial loans	$28,284	33	$24,526	30	$22,345	29
Commercial mortgage loans	13,257	16	11,588	14	11,117	14
Commercial construction loans	6,110	7	5,544	7	5,499	7
Commercial leases	3,643	4	3,692	4	3,700	5
Subtotal—commercial	51,294	60	45,350	55	42,661	55
Consumer:
Residential mortgage loans	10,711	12	11,181	14	10,396	13
Home equity	12,534	15	11,843	15	11,752	15
Automobile loans	8,303	10	11,158	13	10,865	14
Credit card	1,720	2	1,461	2	1,366	2
Other consumer loans and leases	1,210	1	1,179	1	1,204	1
Subtotal—consumer	34,478	40	36,822	45	35,583	45
Total average loans and leases	$85,772	100	$82,172	100	$78,244	100
Total portfolio loans and leases (excludes held for sale)	$84,695		$78,174		$76,295

Investment Securities

The Bancorp uses investment securities as a means of managing interest rate risk, providing liquidity support and providing collateral for pledging purposes. As of September 30, 2008, total investment securities were $14.5 billion compared to $11.3 billion at September 30, 2007. Securities are classified as available-for-sale when, in management’s judgment, they may be sold in response to, or in anticipation of, changes in market conditions. The Bancorp’s management has evaluated the securities in an unrealized loss position in the available-for-sale portfolio on the basis of both the duration of the decline in value of the security and the severity of that decline, and maintains the intent and ability to hold these securities to the earlier of the recovery of the losses or maturity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

At September 30, 2008, the Bancorp’s investment portfolio primarily consisted of AAA-rated agency mortgage-backed securities. The investment portfolio includes FHLMC preferred stock and FNMA preferred securities with a remaining carrying value of $4 million after recognizing other than temporary impairment charges of $64 million during the second and third quarters of 2008. The Bancorp did not hold asset-backed securities backed by subprime loans in its investment portfolio at September 30, 2008. Additionally, there were no material securities below investment grade as of September 30, 2008.

TABLE 18: Components of Investment Securities (amortized cost basis)

($ in millions)	September 30, 2008	December 31, 2007	September 30, 2007
Available-for-sale and other:
U.S. Treasury and Government agencies	$187	3	3
U.S. Government sponsored agencies	329	160	500
Obligations of states and political subdivisions	357	490	538
Agency mortgage-backed securities	9,773	8,738	8,290
Other bonds, notes and debentures	1,552	385	705
Other securities	1,051	1,045	971
Total available-for-sale and other securities	$13,249	10,821	11,007
Held-to-maturity:
Obligations of states and political subdivisions	$355	351	344
Other bonds, notes and debentures	5	4	2
Total held-to-maturity	$360	355	346

On an amortized cost basis, at the end of the third quarter of 2008, available-for-sale securities increased $2.2 billion since September 30, 2007. At September 30, 2008 and 2007, available-for-sale securities were 13% and 12%, respectively, of interest-earning assets. Increases in the available-for-sale securities portfolio relate to the Bancorp’s overall balance sheet growth and the purchase of securities as a part of the Bancorp’s non-qualifying hedging strategy related to mortgage servicing rights. The estimated weighted-average life of the debt securities in the available-for-sale portfolio was 6.0 years at September 30, 2008 compared to 5.7 years at September 30, 2007. At September 30, 2008, the fixed-rate securities within the available-for-sale securities portfolio had a weighted-average yield of 5.26% compared to 5.51% at September 30, 2007.

Trading securities increased from $171 million and $241 million as of December 31, 2007 and June 30, 2008, respectively, to $915 million as of September 30, 2008. The increase was driven by a residential mortgage loan securitization in the third quarter of 2008 in which the Bancorp continued to hold the underlying securities of $359 million. Additionally, as of September 30, 2008, the Bancorp held $366 million of VRDNs in its trading securities portfolio. These securities were purchased from the market, through FTS, who was also the remarketing agent. The overall position in VRDNs has continued to increase and was $1.6 billion as of October 31, 2008. For more information on the Bancorp’s obligations in remarketing variable rate demand notes, see Note 8 in the Notes to Condensed Consolidated Financial Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Information presented in Table 19 is on a weighted-average life basis, anticipating future prepayments. Yield information is presented on an FTE basis and is computed using historical cost balances. Maturity and yield calculations for the total available-for-sale portfolio exclude equity securities that have no stated yield or maturity.

TABLE 19: Characteristics of Available-for-Sale and Other Securities

As of September 30, 2008 ($ in millions)	Amortized Cost	Fair Value	Weighted- Average Life (in years)	Weighted- Average Yield
U.S. Treasury and Government agencies:
Average life of one year or less	$41	$41	1.0	2.14%
Average life 1 – 5 years	144	145	1.8	2.12
Average life 5 – 10 years	—	—	—	—
Average life greater than 10 years	2	2	11.5	2.85
Total	187	188	1.7	2.14
U.S. Government sponsored agencies:
Average life of one year or less	60	61	0.5	4.84
Average life 1 – 5 years	269	269	2.1	3.51
Average life 5 – 10 years	—	—	—	—
Average life greater than 10 years	—	—	—	—
Total	329	330	1.8	3.75
Obligations of states and political subdivisions (a):
Average life of one year or less	189	190	0.3	7.36
Average life 1 – 5 years	105	107	2.2	7.16	(b)
Average life 5 – 10 years	63	63	6.6	7.66	(b)
Average life greater than 10 years	—	—	—	—
Total	357	360	2.0	7.30
Agency mortgage-backed securities:
Average life of one year or less	2	2	0.8	4.78
Average life 1 – 5 years	1,863	1,873	3.7	4.89
Average life 5 – 10 years	7,851	7,839	7.6	5.26
Average life greater than 10 years	57	57	10.0	5.70
Total	9,773	9,771	6.9	5.19
Other bonds, notes and debentures (c):
Average life of one year or less	1,048	1,047	0.1	5.38
Average life 1 – 5 years	282	274	3.6	6.69
Average life 5 – 10 years	65	50	8.2	6.78
Average life greater than 10 years	157	114	17.1	7.53
Total	1,552	1,485	2.7	5.89
Other securities (d)	1,051	1,043
Total available-for-sale and other securities	$13,249	$13,177	6.0	5.26%

(a)	Taxable-equivalent yield adjustments included in the above table are 2.48%, 2.40%, 2.58%, 1.26% and 2.45% for securities with an average life of one year or less, 1-5 years, 5-10 years, greater than 10 years and in total, respectively.
(b)	Weighted-average yield excludes $1 million and $52 million of securities with an average life of 1-5 years and 5-10 years, respectively, related to qualified zone academy bonds whose yields are realized through income tax credits. The weighted-average effective yield of these instruments is 6.77%.
(c)	Other bonds, notes, and debentures consist of commercial paper, non-agency mortgage backed securities, certain other asset backed securities (primarily automobile and commercial loan backed securities) and corporate bond securities.
(d)	Other securities consist of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank restricted stock holdings that are carried at par, FHLMC and FNMA preferred stock holdings, certain mutual fund holdings and equity security holdings.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Interest rate spreads in mortgage products contracted during the third quarter, reversing the considerable widening that took place during the second quarter of 2008, resulting in a net unrealized loss on agency mortgage-backed securities of $2 million as of September 30, 2008. In addition, credit spreads on corporate bonds increased, resulting in an increase in unrealized losses on other bonds, notes and debentures of $67 million as of September 30, 2008. Total net unrealized losses on the available-for-sale securities portfolio was $72 million at September 30, 2008 compared to an unrealized loss of $144 million at December 31, 2007 and a $230 million unrealized loss at September 30, 2007.

Deposits

Deposit balances represent an important source of funding and revenue growth opportunity. The Bancorp is continuing to focus on core deposit growth in its retail and commercial franchises by expanding its retail franchise through acquisitions and its de novo strategy and enhancing its product offerings. At September 30, 2008, core deposits represented 54% of the Bancorp’s asset funding base, compared to 59% at September 30, 2007.

Included in core deposits are foreign office deposits, which are Eurodollar sweep accounts for the Bancorp’s commercial customers. These accounts bear interest at rates slightly higher than money market accounts, but the Bancorp does not have to pay FDIC insurance nor hold collateral. The remaining foreign office balances are brokered deposits and the Bancorp uses these, as well as certificates of deposit $100,000 and over, as a method to fund earning asset growth.

TABLE 20: Deposits

($ in millions)	September 30, 2008		December 31, 2007		September 30, 2007
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Demand	$14,241	18	$14,404	19	$13,174	19
Interest checking	13,251	17	15,254	20	14,294	21
Savings	15,955	21	15,635	21	15,599	22
Money market	5,352	7	6,521	9	6,163	9
Foreign office	1,999	3	2,572	4	2,014	3
Transaction deposits	50,798	66	54,386	73	51,244	74
Other time	11,778	15	11,440	15	10,267	15
Core deposits	62,576	81	65,826	88	61,511	89
Certificates—$100,000 and over	13,173	17	6,738	9	5,973	8
Other foreign office	1,711	2	2,881	3	1,898	3
Total deposits	$77,460	100	$75,445	100	$69,382	100

Core deposits increased two percent compared to the third quarter of 2007 due to acquisitions during the past year. Exclusive of acquisitions, core deposits decreased three percent as five percent growth in demand deposits was more than offset by a five percent decrease in interest-bearing core deposits as a result of increased competitor pricing on time deposits. A majority of the increase in deposit pricing was the result of illiquidity in the marketplace that provided other financial institutions limited access to alternative funding sources. The Bancorp increased its rates at the end of the third quarter to approximate competitor rates and realized stabilization in its interest-bearing core deposit products. The Bancorp is committed to its Everyday Great Rates strategy that places each customer in the best deposit product for his/her rate and service need.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Certificates $100,000 and over at September 30, 2008 increased compared to December 31, 2007 and September 30, 2007 primarily due to actions taken by the Bancorp as a liquidity management strategy, which involved extending the average duration of wholesale borrowings to reduce exposure to high levels of market volatility.

TABLE 21: Average Deposits

($ in millions)	September 30, 2008		December 31, 2007		September 30, 2007
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Demand	$14,225	19	$13,345	19	$13,143	19
Interest checking	13,843	18	14,394	20	14,334	20
Savings	16,154	22	15,616	22	15,390	22
Money market	6,051	8	6,363	9	6,247	9
Foreign office	2,126	3	2,249	3	1,808	3
Transaction deposits	52,399	70	51,967	73	50,922	73
Other time	10,780	14	11,011	15	10,290	15
Core deposits	63,179	84	62,978	88	61,212	88
Certificates—$100,000 and over	11,623	15	6,613	9	6,062	9
Other foreign office	395	1	2,464	3	1,981	3
Total deposits	$75,197	100	$72,055	100	$69,255	100

On an average basis, core deposits increased three percent primarily due to acquisitions that occurred since the third quarter of 2007. Exclusive of acquisitions, average core deposits decreased two percent as increases in demand deposits due to decreased earnings credit rates was more than offset by the decrease in interest-bearing core deposit products.

Borrowings

Total short-term borrowings were $11.3 billion at September 30, 2008 compared to $8.9 billion at September 30, 2007. As of both September 30, 2008 and September 30, 2007, total borrowings as a percentage of interest-bearing liabilities were 28%, as the Bancorp continues to explore additional alternatives regarding the level and cost of various other sources of funding.

TABLE 22: Borrowings

($ in millions)	September 30, 2008	December 31, 2007	September 30, 2007
Federal funds purchased	$2,521	4,427	$5,130
Other short-term borrowings	8,791	4,747	3,796
Long-term debt	12,947	12,857	12,498
Total borrowings	$24,259	22,031	$21,424

Total borrowings increased $2.8 billion, or 13%, over the third quarter of 2007, as growth in loans and declines in core deposits dictated a larger amount of funding needed from borrowings. The increase in other short-term borrowings of $5.0 billion, partially offset by a decrease in federal funds purchased of $2.6 billion, was utilized to meet these funding needs. Current economic conditions and market illiquidity were the primary drivers of this mix shift in the past year, causing a decrease in the availability of federal funds. Growth in other short-term borrowings occurred primarily through FHLB advances and Term Auction Facility funds.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Long-term debt at September 30, 2008 was consistent with December 31, 2007 as debt issuances during the first and second quarters of 2008 were offset by $2.1 billion of long-term bank notes maturing during the third quarter of 2008. In February 2008, the Bancorp issued $1.0 billion of 8.25% subordinated notes, a portion of which were subsequently hedged to floating, with a maturity date of March 1, 2038. In April 2008, the Bancorp issued $750 million of 6.25% senior notes with a maturity date of May 1, 2013. The notes are not subject to redemption at the Bancorp’s option at any time prior to maturity. Additionally, in May 2008, a deconsolidated trust issued $400 million of Tier 1-qualifying trust preferred securities and invested these proceeds in junior subordinated notes issued by the Bancorp. The notes mature on May 15, 2068 and bear a fixed rate of 8.875% until May 15, 2058. After May 15, 2058, the notes bear interest at a variable rate of three-month LIBOR plus 5.00%. The Bancorp has subsequently entered into hedges related to these notes.

Information on the average rates paid on borrowings is located in the Statements of Income Analysis. In addition, refer to the Liquidity Risk Management section for a discussion on the role of borrowings in the Bancorp’s liquidity management.

Quantitative and Qualitative Disclosures About Market Risk (Item 3)

RISK MANAGEMENT—OVERVIEW

Managing risk is an essential component of successfully operating a financial services company. The Bancorp’s risk management function is responsible for the identification, measurement, monitoring, control and reporting of risk and mitigation of those risks that are inconsistent with the Bancorp’s risk profile. The Enterprise Risk Management division (“ERM”), led by the Bancorp’s Chief Risk Officer, ensures consistency in the Bancorp’s approach to managing and monitoring risk within the structure of the Bancorp’s affiliate operating model. In addition, the Internal Audit division provides an independent assessment of the Bancorp’s internal control structure and related systems and processes. The risks faced by the Bancorp include, but are not limited to, credit, market, liquidity, operational and regulatory compliance. ERM includes the following key functions:

•	Risk Policy—ensures consistency in the approach to risk management as the Bancorp’s clearinghouse for credit, market and operational risk policies, procedures and guidelines;

•

Credit Risk Review—responsible for evaluating the sufficiency of underwriting, documentation and approval processes for consumer and commercial credits, counter-party credit risk, the accuracy of risk grades assigned to commercial credit exposure, and appropriate accounting for charge-offs, non-accrual status and specific reserves and reports directly to the Risk and Compliance Committee of the Board of Directors;

•

Consumer Credit Risk Management—responsible for credit risk management in consumer lending, including oversight of underwriting and credit administration processes as well as analytics and reporting functions;

•

Capital Markets Risk Management—responsible for establishing and monitoring proprietary trading limits, monitoring liquidity and interest rate risk and utilizing value at risk and earnings at risk models;

•	Compliance Risk Management—responsible for oversight of compliance with all banking regulations;

•

Operational Risk Management—responsible for enterprise operational risk programs such as risk self-assessments, new products review, the key risk indicator program, and root cause analysis and corrective action plans relating to identified operational losses;

•	Bank Protection—responsible for fraud prevention and detection, and investigations and recovery;

•	Insurance Risk Management—responsible for all property, casualty and liability insurance policies including the claims administration process for the Bancorp;

•	Investment Advisors Risk Management—responsible for trust compliance, fiduciary risk, trading risk and credit risk in the Investment Advisors line of business; and

•	Risk Strategies and Reporting—responsible for quantitative analytics and Board of Directors and senior management reporting on credit, market and operational risk metrics.

Designated risk managers have been assigned to all business lines. Affiliate risk management is handled by regional risk managers who are responsible for multiple affiliates and who report to ERM.

Risk management oversight and governance is provided by the Risk and Compliance Committee of the Board of Directors and through multiple management committees whose membership includes a broad cross-section of line of business, affiliate and support representatives. The Risk and Compliance Committee of the Board of Directors consists of five outside directors and has the responsibility for the oversight of credit, market, operational, regulatory compliance and strategic risk management activities for the Bancorp, as well as for the Bancorp’s overall aggregate risk profile. The Risk and Compliance Committee of the Board of Directors has approved the formation of key management governance committees that are responsible for evaluating risks and controls. These committees include the Market Risk Committee, the Corporate Credit Committee, the Credit Policy Committee, the Operational Risk Committee and the Executive Asset Liability Committee. There are

Quantitative and Qualitative Disclosures About Market Risk (continued)

also new products and initiatives processes applicable to every line of business to ensure an appropriate standard readiness assessment is performed before launching a new product or initiative. Significant risk policies approved by the management governance committees are also reviewed and approved by the Risk and Compliance Committee of the Board of Directors.

CREDIT RISK MANAGEMENT

The objective of the Bancorp’s credit risk management strategy is to quantify and manage credit risk on an aggregate portfolio basis, as well as to limit the risk of loss resulting from an individual customer default. The Bancorp’s credit risk management strategy is based on three core principles: conservatism, diversification and monitoring. The Bancorp believes that effective credit risk management begins with conservative lending practices. These practices include conservative exposure and counterparty limits and conservative underwriting, documentation and collection standards. The Bancorp’s credit risk management strategy also emphasizes diversification on a geographic, industry and customer level as well as regular credit examinations and monthly management reviews of large credit exposures and credits experiencing deterioration of credit quality. Lending officers with the authority to extend credit are delegated specific authority amounts, the utilization of which is closely monitored. Underwriting activities are centralized, while ERM manages the policy and the authority delegation process directly. The Credit Risk Review function, within ERM, provides objective assessments of the quality of underwriting and documentation, the accuracy of risk grades and the charge-off, nonaccrual and reserve analysis process. The Bancorp’s credit review process and overall assessment of required allowances is based on quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. The Bancorp uses these assessments to promptly identify potential problem loans or leases within the portfolio, maintain an adequate reserve and take any necessary charge-offs. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of two risk grading systems. The risk grading system currently utilized for reserve analysis purposes encompasses ten categories. The Bancorp also maintains a dual risk rating system that provides for thirteen probabilities of default grade categories and an additional six grade categories for estimating actual losses given an event of default. The probability of default and loss given default evaluations are not separated in the ten-grade risk rating system. The Bancorp is in the process of completing significant validation and testing of the dual risk rating system prior to its implementation for reserve analysis purposes. The dual risk rating system is expected to be consistent with Basel II expectations and allows for more precision in the analysis of commercial credit risk. Scoring systems, various analytical tools and delinquency monitoring are used to assess the credit risk in the Bancorp’s homogenous consumer loan portfolios.

Commercial Portfolio

The Bancorp’s credit risk management strategy includes minimizing concentrations of risk through diversification. Table 23 provides breakouts of the total commercial loan and lease portfolio, including held for sale, by major industry classification (as defined by the North American Industry Classification System), by loan size and by state, illustrating the diversity and granularity of the Bancorp’s portfolio. Table 24 provides further information on the location of commercial real estate and construction industry loans and leases.

At September 30, 2008, homebuilder exposure represents the most significant weakness in the commercial portfolio. As of September 30, 2008, the Bancorp had homebuilder exposure of $4.3 billion and outstanding loans of $3.1 billion with $702 million in nonaccrual loans. As of September 30, 2008, approximately 41% of the outstanding loans to homebuilders are located in the states of Michigan and Florida and represent approximately 59% of the nonaccrual loans. As of December 31, 2007, the Bancorp had homebuilder exposure of $4.4 billion, outstanding loans of $2.9 billion with $176 million in nonaccrual loans. The increase in homebuilder balances during 2008 is primarily attributable to the acquisition of First Charter.

Quantitative and Qualitative Disclosures About Market Risk (continued)

TABLE 23: Commercial Loan and Lease Portfolio (a)

As of September 30 ($ in millions)	2008			2007
	Outstanding	Exposure	Nonaccrual	Outstanding	Exposure	Nonaccrual
By industry:
Real estate	$12,728	15,669	636	11,003	13,708	97
Manufacturing	7,602	14,502	113	5,856	12,546	25
Construction	5,656	8,575	748	5,293	8,631	133
Retail trade	3,878	7,193	113	3,982	7,170	23
Financial services and insurance	3,512	7,991	29	1,695	5,915	6
Healthcare	3,013	4,974	17	2,113	3,725	13
Business services	2,760	5,172	36	2,048	3,947	22
Transportation and warehousing	2,754	3,255	33	2,368	2,888	18
Wholesale trade	2,611	4,635	18	2,048	3,888	32
Other services	1,159	1,672	19	1,015	1,452	14
Individuals	1,153	1,505	45	1,163	1,505	15
Accommodation and food	1,137	1,582	63	919	1,357	14
Communication and information	937	1,546	10	760	1,360	1
Mining	788	1,278	18	478	858	5
Public administration	740	959	—	751	965	—
Entertainment and recreation	734	992	23	590	857	5
Agribusiness	639	814	8	622	816	—
Utilities	483	1,228	—	332	1,141	2
Other	139	318	4	632	1,572	6
Total	$52,423	83,860	1,933	43,668	74,301	431
By loan size:
Less than $200,000	3%	2	4	4	3	11
$200,000 to $1 million	12	9	15	15	11	27
$1 million to $5 million	26	22	38	29	24	41
$5 million to $10 million	14	13	21	16	15	16
$10 million to $25 million	23	24	20	22	24	5
Greater than $25 million	22	30	2	14	23	—
Total	100%	100	100	100	100	100
By state:
Ohio	25%	29	12	25	29	26
Michigan	18	17	32	21	19	34
Florida	10	8	26	10	8	9
Illinois	9	9	5	10	10	11
Indiana	7	7	7	9	8	11
Kentucky	5	5	5	6	6	4
North Carolina	3	3	2	—	—	—
Tennessee	3	2	3	3	3	2
All other states	20	20	8	16	17	3
Total	100%	100	100	100	100	100

(a)	Outstanding reflects total commercial customer loan and lease balances, including held for sale and net of unearned income, and exposure reflects total commercial customer lending commitments.

Quantitative and Qualitative Disclosures About Market Risk (continued)

TABLE 24: Outstanding Commercial Real Estate and Construction Loans by State

As of September 30 ($ in millions)	2008	2007
Michigan	$4,547	4,595
Ohio	4,369	4,088
Florida	2,853	2,591
Illinois	1,427	1,378
Indiana	1,210	1,302
North Carolina	827	14
Kentucky	815	785
Tennessee	483	476
All other states	1,853	1,067
Total	$18,384	16,296

Residential Mortgage Portfolio

The Bancorp manages credit risk in the mortgage portfolio through conservative underwriting and documentation standards and geographic and product diversification. The Bancorp may also package and sell loans in the portfolio without recourse or may purchase mortgage insurance for the loans sold in order to mitigate credit risk.

Certain mortgage products have contractual features that may increase the risk of loss to the Bancorp in the event of a decline in housing prices. These types of mortgage products offered by the Bancorp include loans with high loan-to-value (“LTV”) ratios, multiple loans on the same collateral that when combined result in a high LTV (“80/20”) and interest-only loans. Table 25 shows the Bancorp’s originations of these products for the three and nine months ended September 30, 2008 and 2007. The Bancorp does not originate mortgage loans that permit customers to defer principal payments or make payments that are less than the accruing interest.

TABLE 25: Residential Mortgage Originations

($ in millions)	2008		2007
	Amount	Percent of total	Amount	Percent of total
For the three months ended September 30:
Greater than 80% LTV with no mortgage insurance	$4	—%	$45	2%
Interest-only	98	5	438	16
80/20 loans	1	—	66	2
For the nine months ended September 30:
Greater than 80% LTV with no mortgage insurance	14	—	243	3
Interest-only	721	8	1,496	17
Greater than 80% LTV and interest-only	2	—	19	—
80/20 loans	36	—	177	2
80/20 loans and interest-only	—	—	44	1

Quantitative and Qualitative Disclosures About Market Risk (continued)

Table 26 provides the amount of these loans as a percent of the residential mortgage loans in the Bancorp’s portfolio and the delinquency rates of these loan products as of September 30, 2008 and 2007. Reset of rates on adjustable rate mortgages are not expected to have a material impact on credit cost as two-thirds of adjustable rate mortgages have an LTV less than 80%. Geographically, the Bancorp’s residential mortgage portfolio is dominated by three states with Florida, Ohio and Michigan representing 30%, 24% and 14% of the portfolio, respectively.

TABLE 26: Residential Mortgage Outstandings

As of September 30 ($ in millions)	2008			2007
	Amount	Percent of total	Delinquency Ratio	Amount	Percent of total	Delinquency Ratio
Greater than 80% LTV with no mortgage insurance	$2,060	22%	9.72%	$1,855	21%	6.89%
Interest-only	1,686	18	2.83	1,567	18	1.44
Greater than 80% LTV and interest-only	424	5	7.51	514	6	3.68
80/20 loans	1	—	—	—	—	—

The Bancorp previously originated certain non-conforming residential mortgage loans known as “Alt-A” loans. Borrower qualifications were comparable to other conforming residential mortgage products. As of September 30, 2008, the Bancorp held $118 million of Alt-A mortgage loans in its portfolio with approximately $13 million in nonaccrual.

The Bancorp previously sold certain mortgage products in the secondary market with recourse. The outstanding balances and delinquency rates for those loans sold with recourse as of September 30, 2008 and 2007 were $1.4 billion and 4.98%, and $1.6 billion and 2.36%, respectively. The Bancorp maintained an estimated credit loss reserve of approximately $13 million and $18 million relating to these residential mortgage loans sold at September 30, 2008 and 2007, respectively.

Home Equity Portfolio

The home equity portfolio is characterized by 73% of outstanding balances within the Bancorp’s Midwest footprint of Ohio, Michigan, Kentucky, Indiana and Illinois. The portfolio has an average FICO score of 735 as of September 30, 2008, comparable with 734 at September 30, 2007. Further detail on location and origination LTV ratios is included in Table 27.

TABLE 27: Home Equity Outstandings

As of September 30 ($ in millions)	2008			2007
	LTV less than 80%	LTV greater than 80%	Delinquency Ratio	LTV less than 80%	LTV greater than 80%	Delinquency Ratio
Ohio	$1,922	2,011	1.45%	$1,876	2,057	1.44%
Michigan	1,415	1,279	2.31	1,411	1,305	2.02
Indiana	619	604	2.11	635	648	1.91
Illinois	763	567	1.84	614	545	1.53
Kentucky	520	566	1.65	502	599	1.47
Florida	665	293	3.34	446	246	2.19
All other states	424	951	2.81	166	687	2.83
Total	$6,328	6,271	2.05%	$5,650	6,087	1.78%

As of September 30, 2008 the home equity portfolio contains $2.4 billion, or 19%, of brokered home equity balances primarily located in the Midwest. The Bancorp stopped origination of this product in 2007.

Quantitative and Qualitative Disclosures About Market Risk (continued)

Analysis of Nonperforming Assets

A summary of nonperforming assets is included in Table 28. Nonperforming assets include: (i) nonaccrual loans and leases for which ultimate collectibility of the full amount of the principal and/or interest is uncertain; (ii) restructured consumer loans which have not yet met the requirements to be classified as a performing asset; and (iii) other assets, including other real estate owned and repossessed equipment. Loans are placed on nonaccrual status when the principal or interest is past due 90 days or more (unless the loan is both well secured and in process of collection) and payment of the full principal and/or interest under the contractual terms of the loan is not expected. Additionally, loans are placed on nonaccrual status upon deterioration of the financial condition of the borrower or upon the restructuring of the loan. When a loan is placed on nonaccrual status, the accrual of interest, amortization of loan premium, accretion of loan discount and amortization or accretion of deferred net loan fees or costs are discontinued and previously accrued but unpaid interest is reversed. Commercial loans on nonaccrual status are reviewed for impairment at least quarterly. If the principal or a portion of principal is deemed a loss, the loss amount is charged off to the allowance for loan and lease losses.

Total nonperforming assets were $2.8 billion at September 30, 2008, compared to $1.1 billion at December 31, 2007 and $706 million at September 30, 2007. Nonperforming assets as a percentage of total loans, leases and other assets, including other real estate owned, as of September 30, 2008 was 3.30% compared to 1.32% as of December 31, 2007 and .92% as of September 30, 2007. The composition of nonaccrual credits continues to be concentrated in real estate as 82% of nonaccrual credits were secured by real estate as of September 30, 2008 compared to approximately 84% as of December 31, 2007 and approximately 74% as of September 30, 2007.

Commercial nonaccrual credits increased from $431 million at September 30, 2007 and $672 million at December 31, 2007 to $1.9 billion as of September 30, 2008. Sequentially, commercial nonaccrual credits increased $447 million, or 30%. The majority of the increase was driven by the real estate and construction industries in the states of Florida and Michigan. These states combined represent 57% of total commercial nonaccrual credits as of September 30, 2008. As shown in Table 23, the real estate and construction industries contributed to approximately three-fourths of the year-over-year increase in nonaccrual credits. Of the $1.4 billion of real estate and construction nonaccrual credits, $702 million is related to homebuilders or developers. During 2008, due to the deterioration in real estate prices in Michigan and Florida, the Bancorp has charged off $239 million against the loans that make up homebuilder and developer nonaccrual credits and, as of September 30, 2008, has provided an additional $142 million in reserves held against these loans. For additional information on credit reserves, see the discussion on allowance for credit losses later in this section.

Consumer nonaccrual credits increased from $138 million as of September 30, 2007 and $221 million as of December 31, 2007 to $673 million as of September 30, 2008. Sequentially, consumer nonaccrual credits increased $171 million, or 34%. The increase in consumer nonperforming assets is primarily attributable to declines in the housing markets in the Michigan and Florida markets and the restructuring of certain high risk loans. Michigan and Florida accounted for 52% of the increase in consumer nonperforming assets and, as of September 30, 2008, represented 58% of total consumer nonperforming assets. The Bancorp has devoted significant attention to loss mitigation activities and has proactively restructured certain loans. Consumer restructured loans are recorded as nonaccrual credits until there is a sustained period of payment by the borrower, generally a minimum of six months of payments in accordance with the loans’ modified terms. Consumer restructured loans contributed approximately $427 million to nonaccrual loans as of September 30, 2008 compared to $22 million in restructured loans as of September 30, 2007.

Quantitative and Qualitative Disclosures About Market Risk (continued)

TABLE 28: Summary of Nonperforming Assets and Delinquent Loans

($ in millions)	September 30, 2008	December 31, 2007	September 30, 2007
Nonperforming loans and leases:
Commercial loans	$550	175	175
Commercial mortgage loans	724	243	146
Commercial construction loans	636	249	105
Commercial leases	23	5	5
Residential mortgage loans	216	92	68
Home equity	27	45	45
Automobile loans	3	3	3
Other consumer loans and leases	—	1	—
Restructured loans and leases:
Residential mortgage loans	258	29	6
Home equity	142	46	16
Automobile loans	7	—	—
Credit card	20	5	—
Total nonaccrual loans and leases	2,606	893	569
Repossessed personal property	24	21	19
Other real estate owned	198	150	118
Total nonperforming assets	$2,828	1,064	706
Commercial loans	$109	44	45
Commercial mortgage loans	157	73	41
Commercial construction loans	84	67	54
Commercial leases	3	4	3
Residential mortgage loans (a)	185	186	116
Home equity	72	72	64
Automobile loans	16	13	24
Credit card	44	31	12
Other consumer loans and leases	1	1	1
Total 90 days past due loans and leases	$671	491	360
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.30%	1.32	.92
Allowance for loan and lease losses as a percent of total nonperforming assets	73	88	117

(a)	Information for all periods presented excludes advances made pursuant to servicing agreements to Government National Mortgage Association (“GNMA”) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. As of September 30, 2008, December 31, 2007 and September 30, 2007, these advances were $32 million, $25 million and $19 million, respectively.

Analysis of Net Charge-offs

Net charge-offs as a percent of average loans and leases were 217 bp for the third quarter of 2008, compared to 89 bp for the fourth quarter of 2007 and 60 bp for the third quarter of 2007. Table 29 provides a summary of credit loss experience and net charge-offs as a percentage of average loans and leases outstanding by loan category.

Quantitative and Qualitative Disclosures About Market Risk (continued)

The ratio of commercial loan net charge-offs to average commercial loans outstanding increased to 207 bp in the third quarter of 2008 compared to 66 bp in the fourth quarter of 2007 and 33 bp in the third quarter of 2007, as homebuilders, developers and related suppliers were affected by the downturn in the real estate markets. Charge-offs for the third quarter of 2008 included $163 million, or 61%, related to homebuilders and developers.

The ratio of consumer loan net charge-offs to average consumer loans outstanding increased to 233 bp in the third quarter of 2008 compared to 118 bp in the fourth quarter of 2007 and 93 bp in the third quarter of 2007. Residential mortgage charge-offs increased to $77 million in the third quarter of 2008 compared to $18 million in the fourth quarter of 2007 and $9 million in the third quarter of 2007, reflecting increased foreclosure rates in the Bancorp’s key lending markets coupled with an increase in severity of loss on mortgage loans. Florida, Michigan and Ohio continue to rank among the top states in total mortgage foreclosures. These foreclosures not only added to the volume of charge-offs, but also hampered the Bancorp’s ability to recover the value of the homes collateralizing the mortgages as they contributed to declining home prices. Florida affiliates continue to experience the most stress and accounted for over half of the residential mortgage charge-offs in the third quarter. While Michigan residential mortgage charge-offs remain elevated above historical norms, there was no increase in charge-offs in the third quarter of 2008 compared to the first and second quarters of 2008. Home equity charge-offs increased to $55 million and 177 bp of average loans, primarily due to increases in the Michigan and Florida affiliates and among those products originated through a broker channel. Brokered home equity loans represented 54% of home equity charge-offs during the third quarter of 2008 despite representing 19% of home equity lines and loans as of September 30, 2008. Management responded to the performance of the brokered home equity portfolio by reducing originations in 2007 of this product by 64% compared to 2006 and, at the end of 2007, eliminating this channel of origination. Management actively manages lines of credits and makes reductions in lending limits when it believes it is necessary based on FICO score deterioration and property devaluation. The ratio of automobile loan net charge-offs to average automobile loans was 151 bp for the third quarter of 2008, an increase of 60 bp compared to the third quarter 2007 displaying an expected increase due to a shift in the portfolio to a higher percentage of used automobiles and an increase in loss severity due to increased market depreciation of used automobiles. The net charge-off ratio on credit card balances increased compared to the same quarter last year as the Bancorp increased originations of card balances throughout the past year. The credit characteristics of the credit card portfolio have been maintained during the origination of new cards, including the weighted average FICO and average line outstanding, however, the Bancorp does expect the charge-off ratio to increase as the portfolio matures. The Bancorp employs a risk-adjusted pricing methodology to help ensure adequate compensation is received for those products that have higher credit costs.

Quantitative and Qualitative Disclosures About Market Risk (continued)

TABLE 29: Summary of Credit Loss Experience

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Losses charged off:
Commercial loans	$(89)	(24)	$(237)	(71)
Commercial mortgage loans	(94)	(8)	(150)	(30)
Commercial construction loans	(88)	(5)	(209)	(17)
Commercial leases	—	—	—	(1)
Residential mortgage loans	(77)	(9)	(175)	(25)
Home equity	(58)	(29)	(157)	(70)
Automobile loans	(40)	(32)	(118)	(80)
Credit card	(25)	(14)	(69)	(37)
Other consumer loans and leases	(10)	(6)	(24)	(20)
Total losses	(481)	(127)	(1,139)	(351)
Recoveries of losses previously charged off:
Commercial loans	4	1	9	10
Commercial mortgage loans	—	—	2	1
Commercial construction loans	—	—	—	—
Commercial leases	—	—	—	1
Residential mortgage loans	—	—	—	—
Home equity	3	2	6	6
Automobile loans	8	7	27	25
Credit card	1	1	5	6
Other consumer loans and leases	2	1	8	14
Total recoveries	18	12	57	63
Net losses charged off:
Commercial loans	(85)	(23)	(228)	(61)
Commercial mortgage loans	(94)	(8)	(148)	(29)
Commercial construction loans	(88)	(5)	(209)	(17)
Commercial leases	—	—	—	—
Residential mortgage loans	(77)	(9)	(175)	(25)
Home equity	(55)	(27)	(151)	(64)
Automobile loans	(32)	(25)	(91)	(55)
Credit card	(24)	(13)	(64)	(31)
Other consumer loans and leases	(8)	(5)	(16)	(6)
Total net losses charged off	$(463)	(115)	$(1,082)	(288)
Net charge-offs as a percent of average loans and leases (excluding held for sale):
Commercial loans	1.19%	.41	1.11%	.38
Commercial mortgage loans	2.82	.26	1.56	.36
Commercial construction loans	5.71	.35	4.81	.40
Commercial leases	(.03)	(.01)	(.02)	.01
Total commercial loans	2.07	.33	1.57	.35
Residential mortgage loans	3.16	.41	2.33	.39
Home equity	1.77	.94	1.66	.72
Automobile loans	1.51	.91	1.41	.70
Credit card	5.45	3.59	5.06	3.40
Other consumer loans and leases	2.84	1.99	1.99	.49
Total consumer loans	2.33	.93	1.98	.72
Total net losses charged off	2.17%	.60	1.74%	.51

Quantitative and Qualitative Disclosures About Market Risk (continued)

Allowance for Credit Losses

The allowance for credit losses is comprised of the allowance for loan and lease losses and the reserve for unfunded commitments. The allowance for loan and lease losses provides coverage for probable and estimable losses in the loan and lease portfolio. The Bancorp evaluates the allowance each quarter to determine its adequacy to cover inherent losses. Several factors are taken into consideration in the determination of the overall allowance for loan and lease losses, including an unallocated component. These factors include, but are not limited to, the overall risk profile of the loan and lease portfolios, net charge-off experience, the extent of impaired loans and leases, the level of nonaccrual loans and leases, the level of 90 days past due loans and leases and the overall percentage level of the allowance for loan and lease losses. The Bancorp also considers overall asset quality trends, credit administration and portfolio management practices, risk identification practices, credit policy and underwriting practices, overall portfolio growth, portfolio concentrations and current national and local economic conditions that might impact the portfolio. The Bancorp continues to monitor recent developments in the credit markets.

In the current year, the Bancorp has not substantively changed any material aspect of its overall approach in the determination of the allowance for loan and lease losses and there have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance. In addition to the allowance for loan and lease losses, the Bancorp maintains a reserve for unfunded commitments recorded in other liabilities in the Condensed Consolidated Balance Sheets. The methodology used to determine the adequacy of this reserve is similar to the Bancorp’s methodology for determining the allowance for loan and lease losses. The provision for unfunded commitments is included in other noninterest expense in the Condensed Consolidated Statements of Income.

TABLE 30: Changes in Allowance for Credit Losses

($ in millions)	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Allowance for loan and lease losses:
Beginning balance	$1,580	803	$937	771
Net losses charged off	(463)	(115)	(1,082)	(288)
Provision for loan and lease losses	941	139	2,203	344
Ending balance	$2,058	827	$2,058	827
Reserve for unfunded commitments:
Beginning balance	$115	77	$95	76
Provision for unfunded commitments	17	2	35	3
Acquisitions	—	—	2	—
Ending balance	$132	79	$132	79

The allowance for loan and lease losses as a percent of the total loan and lease portfolio increased to 2.41% at September 30, 2008, compared to 1.17% at December 31, 2007 and 1.08% at September 30, 2007. This increase is reflective of a number of factors including: the increase in delinquencies, increased loss estimates due to the real estate price deterioration in some of the Bancorp’s key lending markets and declines in general economic conditions. These factors were the primary drivers of the increased reserve amounts for most of the Bancorp’s loan categories.

As discussed previously, nonperforming assets increased to $2.8 billion as of September 30, 2008. Impaired commercial loans increased $752 million from the fourth quarter of 2007; impaired commercial loans above

Quantitative and Qualitative Disclosures About Market Risk (continued)

specified thresholds require individual review to determine loan and lease reserves. Delinquency trends also increased across most product lines and credit grades from the prior year leading to increases in loss factors for those products.

Real estate price deterioration, as measured by the Home Price Index, was most prevalent in Florida due to past real estate price appreciation, and related over-development, and in Michigan due in part to cutbacks by automobile manufacturers. The year-over-year deterioration in home prices has been as high as 20% in some of the Bancorp’s hardest hit geographies. The deterioration in real estate values increased the expected loss once a loan became delinquent, particularly for residential mortgage, home equity and residential homebuilder loans with high loan-to-value ratios.

Compared to the prior year, negative trends in general economic conditions, as measured by items such as unemployment rate, home sales and inventory, consumer price index and bankruptcy filings in the national and local economies, also caused increases in reserve factors used to determine the losses inherent within the loan and lease portfolio.

The Bancorp continually reviews its credit administration and loan and lease portfolio and makes changes based on the performance of its products. Over the past year, the Bancorp has reduced its lending to homebuilders and developers and borrowers with non-owner occupied real estate as collateral, eliminated brokered home equity production and engaged in significant loss mitigation strategies.

MARKET RISK MANAGEMENT

Market risk arises from the potential for market fluctuations in interest rates, foreign exchange rates and equity prices that may result in potential reductions in net income. Interest rate risk, a component of market risk, is the exposure to adverse changes in net interest income or financial position due to changes in interest rates. Management considers interest rate risk a prominent market risk in terms of its potential impact on earnings. Interest rate risk can occur for any one or more of the following reasons:

•	Assets and liabilities may mature or reprice at different times;

•	Short-term and long-term market interest rates may change by different amounts; or

•	The expected maturity of various assets or liabilities may shorten or lengthen as interest rates change.

In addition to the direct impact of interest rate changes on net interest income, interest rates can indirectly impact earnings through their effect on loan demand, credit losses, mortgage originations, the value of servicing rights and other sources of the Bancorp’s earnings. Stability of the Bancorp’s net income is largely dependent upon the effective management of interest rate risk. Management continually reviews the Bancorp’s balance sheet composition and earnings flows and models the interest rate risk, and possible actions to reduce this risk, given numerous possible future interest rate scenarios.

Earnings Simulation Model

The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk, including the use of an earnings simulation model to analyze the sensitivity of net interest income and certain noninterest items to changing interest rates. The model is based on contractual and assumed cash flows and repricing characteristics for all of the Bancorp’s financial instruments, and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections of the future volume and pricing of each of the product lines offered by the Bancorp as well as other pertinent assumptions. Actual results will differ from these simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

Quantitative and Qualitative Disclosures About Market Risk (continued)

The Bancorp’s Executive Asset Liability Committee (“ALCO”), which includes senior management representatives and is accountable to the Risk and Compliance Committee of the Board of Directors, monitors and manages interest rate risk within Board approved policy limits. In addition to the risk management activities of ALCO, the Bancorp has a Market Risk Management function as part of ERM that provides independent oversight of market risk activities. The Bancorp’s current interest rate risk exposure is evaluated by measuring the anticipated change in net interest income and mortgage banking net revenue over 12-month and 24-month horizons assuming a 200 bp parallel ramped increase and a 100 bp parallel ramped increase or decrease in interest rates. The Fed Funds interest rate would be negative in a 200 bp parallel ramped decrease scenario; therefore, that scenario was omitted from all interest rate risk analyses in the third quarter of 2008. In accordance with the current policy, the rate movements are assumed to occur over one year and are sustained thereafter.

The following table shows the Bancorp’s estimated earnings sensitivity profile and ALCO policy limits as of September 30, 2008:

TABLE 31: Estimated Earnings Sensitivity Profile

Change in Interest Rates (bp)	Change in Earnings (FTE)		ALCO Policy Limits
	12 Months	13 to 24 Months	12 Months		13 to 24 Months
+200	.11%	2.10	(5.00)		(7.00)
+100	(.06)	.65	—		—
-100	(1.44)	(3.28)	(5.00	)(a)	(7.00	)(a)

(a)	(5.00) and (7.00) are the—200 bp policy limits. There are no specific policy limits for the—100 bp scenario.

Economic Value of Equity

The Bancorp also employs economic value of equity (“EVE”) as a measurement tool in managing interest rate risk. Whereas the earnings simulation highlights exposures over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset and derivative cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. In contrast to the earnings simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the transaction deposit portfolios.

The following table shows the Bancorp’s EVE sensitivity profile and the ALCO policy limits as of September 30, 2008:

TABLE 32: Estimated EVE Sensitivity Profile

Change in Interest Rates (bp)	Change in EVE	ALCO Policy Limits
+200	(4.2)%	(20.0)
+100	(1.7)	—
-100	(.3)	(20.0	)(a)

(a)	(20.0) is the—200 bp policy limit. There is no specific policy limit for the—100 bp scenario.

Quantitative and Qualitative Disclosures About Market Risk (continued)

While an instantaneous shift in interest rates is used in this analysis to provide an estimate of exposure, the Bancorp believes that a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current fiscal year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships and changing product spreads that could mitigate the adverse impact of changes in interest rates. The earnings simulation and EVE analyses do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

Use of Derivatives to Manage Interest Rate Risk

An integral component of the Bancorp’s interest rate risk management strategy is its use of derivative instruments to minimize significant fluctuations in earnings and cash flows caused by changes in market interest rates. Examples of derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, principal only swaps, options and swaptions.

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp enters into forward contracts accounted for as free-standing derivatives to economically hedge interest rate lock commitments that are also considered free-standing derivatives. In addition, the Bancorp also economically hedges its exposure to mortgage loans held for sale.

The Bancorp also establishes derivative contracts with major financial institutions to economically hedge significant exposures assumed in commercial customer accommodation derivative contracts. Generally, these contracts have similar terms in order to protect the Bancorp from market volatility. Credit risks arise from the possible inability of counterparties to meet the terms of their contracts, which the Bancorp minimizes through approvals, limits and monitoring procedures. The notional amount and fair values of these derivatives as of September 30, 2008 are included in Note 7 of the Notes to Condensed Consolidated Financial Statements.

Portfolio Loans and Leases and Interest Rate Risk

Although the Bancorp’s portfolio loans and leases contain both fixed and floating/adjustable rate products, the rates of interest earned by the Bancorp on the outstanding balances are generally established for a period of time. The interest rate sensitivity of loans and leases is directly related to the length of time the rate earned is established. Table 33 summarizes the expected principal cash flows of the Bancorp’s portfolio loans and leases as of September 30, 2008:

TABLE 33: Portfolio Loan and Lease Principal Cash Flows

($ in millions)	Less than 1 year	1 – 5 years	Greater than 5 years	Total
Commercial loans	$15,528	11,941	1,955	$29,424
Commercial mortgage loans	5,286	5,821	2,248	13,355
Commercial construction loans	4,440	1,343	219	6,002
Commercial leases	592	1,536	1,514	3,642
Subtotal—commercial loans	25,846	20,641	5,936	52,423
Residential mortgage loans	2,264	3,484	3,603	9,351
Home equity	1,801	4,330	6,468	12,599
Automobile loans	3,049	4,728	529	8,306
Credit card	147	1,541	—	1,688
Other consumer loans and leases	498	612	21	1,131
Subtotal—consumer loans	7,759	14,695	10,621	33,075
Total	$33,605	35,336	16,557	$85,498

Quantitative and Qualitative Disclosures About Market Risk (continued)

Segregated by interest rate type, the following is a summary of expected principal cash flows occurring after one year as of September 30, 2008:

TABLE 34: Portfolio Loan and Lease Principal Cash Flows Occurring After One Year

($ in millions)	Interest Rate
	Fixed	Floating or Adjustable
Commercial loans	$3,111	10,785
Commercial mortgage loans	3,087	4,982
Commercial construction loans	189	1,373
Commercial leases	3,050	—
Subtotal—commercial loans	9,437	17,140
Residential mortgage loans	4,060	3,027
Home equity	1,689	9,109
Automobile loans	5,215	42
Credit card	825	716
Other consumer loans and leases	630	3
Subtotal—consumer loans	12,419	12,897
Total	$21,856	30,037

Mortgage Servicing Rights and Interest Rate Risk

The net carrying amount of the MSR portfolio was $684 million and $621 million as of September 30, 2008 and 2007, respectively. The value of servicing rights can fluctuate sharply depending on changes in interest rates and other factors. Generally, as interest rates decline and loans are prepaid to take advantage of refinancing, the total value of existing servicing rights declines because no further servicing fees are collected on repaid loans. The Bancorp maintains a non-qualifying hedging strategy relative to its mortgage banking activity in order to manage a portion of the risk associated with changes in the value of its MSR portfolio as a result of changing interest rates.

Mortgage rates decreased during the third quarter of 2008. This decrease in rates caused prepayment assumptions to increase and led to $23 million in temporary impairment during the three months ended September 30, 2008 compared to the $9 million in temporary impairment in the third quarter of 2007. Servicing rights are deemed temporarily impaired when a borrower’s loan rate is distinctly higher than prevailing rates. Temporary impairment on servicing rights is reversed when the prevailing rates return to a level commensurate with the borrower’s loan rate. Offsetting the mortgage servicing rights valuation, the Bancorp recognized net gains of $30 million and $12 million on its non-qualifying hedging strategy for the three months ended September 30, 2008 and 2007, respectively. See Note 4 of the Notes to Condensed Consolidated Financial Statements for further discussion on servicing rights.

Foreign Currency Risk

The Bancorp enters into foreign exchange derivative contracts to economically hedge certain foreign denominated loans. The derivatives are classified as free-standing instruments with the revaluation gain or loss being recorded in other noninterest income in the Condensed Consolidated Statements of Income. The balance of the Bancorp’s foreign denominated loans at September 30, 2008 and September 30, 2007 was approximately $330 million and $262 million, respectively. The Bancorp also enters into foreign exchange contracts for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency

Quantitative and Qualitative Disclosures About Market Risk (continued)

fluctuations. The Bancorp has internal controls in place to help ensure excessive risk is not being taken in providing this service to customers. These controls include an independent determination of currency volatility and credit equivalent exposure on these contracts, counterparty credit approvals and country limits.

LIQUIDITY RISK MANAGEMENT

The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand, unexpected deposit withdrawals and other contractual obligations. Mitigating liquidity risk is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the debt markets and delivering consistent growth in core deposits. The estimated weighted-average life of the available-for-sale portfolio was 6.0 years at September 30, 2008, based on current prepayment expectations. Of the $13.2 billion of securities in the portfolio at September 30, 2008, $3.3 billion in principal and interest is expected to be received in the next 12 months, and an additional $1.7 billion is expected to be received in the next 13 to 24 months. In addition to the securities portfolio, asset-driven liquidity is provided by the Bancorp’s ability to sell or securitize loan and lease assets. In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. A majority of the long-term, fixed-rate single-family residential mortgage loans underwritten according to FHLMC or FNMA guidelines are sold for cash upon origination. Additional assets such as jumbo fixed-rate residential mortgages, certain floating rate short-term commercial loans, certain floating-rate home equity loans, certain automobile loans and other consumer loans are also capable of being securitized, sold or transferred off-balance sheet. For the three months ended September 30, 2008 and 2007, loans totaling $2.4 billion and $9.4 billion, respectively, were sold, securitized or transferred off-balance sheet.

Core deposits have historically provided the Bancorp with a sizeable source of relatively stable and low cost funds. The Bancorp’s average core deposits and shareholders’ equity funded 69% of its average total assets during the third quarter of 2008. In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources, which include the use of various regional Federal Home Loan Banks as a funding source. Certificates carrying a balance of $100,000 or more and deposits in the Bancorp’s foreign branch located in the Cayman Islands are wholesale funding tools utilized to fund asset growth. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

The Bancorp has a shelf registration in place with the SEC permitting ready access to the public debt markets and qualifies as a “well-known seasoned issuer” under SEC rules. As of September 30, 2008, $4.4 billion of debt or other securities were available for issuance from this shelf registration under the current Bancorp’s Board of Directors’ authorizations. The Bancorp also has $16.2 billion of funding available for issuance through private offerings of debt securities pursuant to its bank note program and currently has approximately $14.2 billion of borrowing capacity available through secured borrowing sources including the Federal Home Loan Banks and Federal Reserve Banks. The Bancorp has no significant unsecured borrowings that will mature during the remainder of 2008 and approximately $1.3 billion of unsecured borrowings that will mature during 2009.

CAPITAL MANAGEMENT

Management and the Bancorp’s Board of Directors regularly reviews its capital position to help ensure that the Bancorp is appropriately positioned under various operating environments. Due to the deterioration in credit trends over the past year and the uncertainty involving future economic trends, on June 18, 2008, the Bancorp’s Board of Directors approved the following actions to strengthen its capital position;

•	The issuance of approximately $1 billion in Tier 1 capital in the form of convertible preferred shares;

Quantitative and Qualitative Disclosures About Market Risk (continued)

•

A reduction in the quarterly dividend level. The Bancorp declared its third quarter cash dividend on its common stock and set the level at $0.15 per share, a reduction from the first quarter of 2008 dividend of $0.44 per share; and

•	The anticipated sale of certain non-strategic businesses that, if successfully completed, would supplement common equity capital by an estimated additional $1 billion or more.

In addition, on October 14, 2008, the U.S. Department of Treasury announced a series of initiatives to strengthen market stability, improve the strength of financial institutions, and enhance market liquidity. Among the initiatives, the U.S. Department of Treasury created a voluntary Capital Purchase Program (“CPP”) as part of its efforts to provide a firmer capital foundation for financial institutions and to increase credit availability to consumers and businesses. As part of the program, eligible financial institutions will be able to sell equity interests to the U.S. Department of Treasury in amounts equal to 1 percent to 3 percent of the institution’s risk-weighted assets. These equity interests will constitute Tier 1 capital. On October 28, 2008, the Bancorp received notification that the U.S Department of Treasury intends to invest approximately $3.45 billion in senior preferred stock and related warrants under the terms of the CPP. As of September 30, 2008, this investment would have increased the Bancorp’s Tier 1 capital ratio to approximately 11.5% and the total risk-based capital ratio to approximately 15.3%. If the U.S. Department of Treasury and the Bancorp are unable to reach mutual agreement on final terms and conditions for this investment, then the Bancorp may not be able to consummate the CPP investment, or may be unable to consummate such investment on terms favorable to the Bancorp. The CPP investment would provide capital in excess of the Bancorp’s previously planned levels, on terms the Bancorp believes are favorable to its investors. As a result, while the Bancorp will continue to evaluate its businesses from a strategic planning prospective, the sale of non-core assets is no longer a part of the Bancorp’s near-term capital planning.

The Federal Reserve Board established quantitative measures that assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). Additionally, the guidelines define “well-capitalized” ratios for Tier 1 and total risk-based capital as 6% and 10%, respectively. The Bancorp exceeded these “well-capitalized” ratios for all periods presented.

TABLE 35: Regulatory Capital

($ in millions)	September 30, 2008	December 31, 2007	September 30, 2007
Tier 1 capital	$9,735	8,924	9,201
Total risk-based capital	13,973	11,733	11,824
Risk-weighted assets	113,601	115,529	108,754
Regulatory capital ratios:
Tier 1 capital	8.57%	7.72	8.46
Total risked-based capital	12.30	10.16	10.87
Tier 1 leverage	8.77	8.50	9.23

At September 30, 2008, shareholders’ equity was $10.7 billion, compared to $9.2 billion at December 31, 2007 and $9.3 billion at September 30, 2007. Tangible equity as a percent of tangible assets was 6.19% at September 30, 2008, 6.14% at December 31, 2007 and 7.00% at September 30, 2007. The increase in shareholders’ equity from the third quarter of 2007 is primarily a result of the approximately $1.1 billion issuance of convertible preferred stock and $770 million in shares issued in the First Charter acquisition in June 2008.

Dividend Policy and Stock Repurchase Program

The Bancorp’s common stock dividend policy reflects its earnings outlook, desired payout ratios, the need to maintain adequate capital levels and alternative investment opportunities. The Bancorp’s quarterly dividend

Quantitative and Qualitative Disclosures About Market Risk (continued)

for the third quarter 2008 was $.15 per share, consistent with the $.15 per share declared in second quarter 2008 and a decrease compared to the $.42 per share declared in the third quarter of 2007. The decrease in the dividend provides the Bancorp with an estimated $170 million per quarter in additional capital that may be needed during a difficult operating environment.

The Bancorp’s stock repurchase strategy is an important element of its capital planning activities. The Bancorp’s repurchase of equity securities is shown in Table 36. On May 21, 2007, the Bancorp announced that its Board of Directors had authorized management to purchase 30 million shares of the Bancorp’s common stock through the open market or in any private transaction. The timing of the purchases and the exact number of shares to be purchased depends upon market conditions. The authorization does not include specific price targets or an expiration date. At September 30, 2008, the Bancorp had approximately 19 million shares remaining under the current Board of Directors’ authorization.

As previously discussed, the Bancorp has received notification that the U.S. Department of Treasury intends to invest approximately $3.45 billion in senior preferred stock and related warrants under the terms of the CPP. Although the Bancorp has not yet executed definitive agreements with the U.S. Department of Treasury, the Bancorp anticipates that participation in this program will impact its future ability to alter the current dividend policy and repurchase of the Bancorp’s equity securities, among other restrictions.

TABLE 36: Share Repurchases

Period	Total Number of Shares Purchased (a)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
July 1, 2008—July 31, 2008	—	$—	—	19,201,518
August 1, 2008—August 31, 2008	—	—	—	19,201,518
September 1, 2008—September 30, 2008	—	—	—	19,201,518
Total	—	$—	—	19,201,518

(a)	The Bancorp repurchased 346 shares during the third quarter of 2008 in connection with various employee compensation plans. These purchases are not included in the calculation for average price paid per share and do not count against the maximum number of shares that may yet be purchased under the Board of Directors’ authorization.

OFF-BALANCE SHEET ARRANGEMENTS

The Bancorp consolidates all of its majority-owned subsidiaries and variable interest entities for which the Bancorp is the primary beneficiary. Other entities, including certain joint ventures in which there is greater than 20% ownership, but upon which the Bancorp does not possess and cannot exert significant influence or control, are accounted for by the equity method of accounting and not consolidated. Those entities in which there is less than 20% ownership are generally carried at the lower of cost or fair value.

In the ordinary course of business, the Bancorp enters into financial transactions to extend credit, and various forms of commitments and guarantees that may be considered off-balance sheet arrangements. These transactions involve varying elements of market, credit and liquidity risk. The nature and extent of these transactions are provided in Note 8 of the Notes to Condensed Consolidated Financial Statements. In addition, the Bancorp uses conduits, asset securitizations and certain defined guarantees to provide a source of funding. The use of these investment vehicles involves differing degrees of risk. A summary of these transactions is provided below.

Through September 30, 2008 and 2007, the Bancorp had transferred, subject to credit recourse, certain primarily floating-rate, short-term, investment grade commercial loans to an unconsolidated qualified special purpose entity (“QSPE”) that is wholly owned by an independent third-party. Generally, the loans transferred

Quantitative and Qualitative Disclosures About Market Risk (continued)

provide a lower yield due to their investment grade nature, and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets while maintaining the customer relationships. Under current accounting provisions, QSPEs are exempt from consolidation and, therefore, not included in the Bancorp’s Condensed Consolidated Financial Statements. The outstanding balance of these loans at September 30, 2008 and 2007 was $2.5 billion and $3.0 billion, respectively. As of September 30, 2008, the loans transferred had a weighted average life of 2.3 years. These loans may be transferred back to the Bancorp upon the occurrence of certain specified events. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers, ineligible loans transferred by the Bancorp to the QSPE, and the ability of the QSPE to issue commercial paper. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance. During the nine months ended September 30, 2008 and 2007, the QSPE did not transfer any loans back to the Bancorp as a result of a credit event. In addition, there have been no material changes in the overall ratings of the loans transferred to the QSPE. For the nine months ended September 30, 2008, the Bancorp collected $501 million in net cash proceeds from loan transfers and $10 million in fees from the QSPE. For the nine months ended September 30, 2007, the Bancorp collected $1.1 billion in cash proceeds from loan transfers and $21 million in fees from the QSPE.

The QSPE issues commercial paper and uses the proceeds to fund the acquisition of commercial loans transferred to it by the Bancorp. The ability of the QSPE to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. In the event the QSPE is unable to issue commercial paper, the Bancorp has agreed to provide liquidity support to the QSPE in the form of purchases of commercial paper, a line of credit to the QSPE and the repurchase of assets from the QSPE. As of September 30, 2008 and 2007, the liquidity asset purchase agreement was $3.0 billion and $4.0 billion, respectively. During the third quarter of 2008, the dislocation in the short-term funding market continued, causing the QSPE difficulty in obtaining sufficient funding through the issuance of commercial paper. As a result, the Bancorp provided liquidity support to the QSPE during the third quarter through purchases of commercial paper, a line of credit to the QSPE, and the repurchase of assets from the QSPE under the liquidity asset purchase agreement. As of September 30, 2008, the Bancorp held approximately $1.0 billion of asset-backed commercial paper issued by the QSPE, representing 39% of the total commercial paper issued by the QSPE.

During the third quarter of 2008, the Bancorp repurchased $513 million of commercial loans at par from the QSPE under the liquidity asset purchase agreement. A fair value adjustment charge of $3 million was recorded on the loans in the third quarter upon repurchase. As of September 30, 2008, there were no delinquent repurchased loans. As of September 30, 2008, there were no outstanding balances on the line of credit from the Bancorp to the QSPE. At September 30, 2008 and 2007, the Bancorp’s loss reserve related to the liquidity support and credit enhancement provided to the QSPE was $27 million and $13 million, respectively, and was recorded in other liabilities in the Condensed Consolidated Balance Sheets. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

The Bancorp utilizes securitization trusts and conduits, formed as QSPEs, to facilitate the securitization process of certain floating-rate home equity lines of credit and certain automobile loans. In each of the securitization trusts and conduits, the Bancorp sold the loans without recourse and does not maintain control over the assets. The Bancorp’s securitization policy permits the retention of subordinated tranches, servicing rights, interest-only strips and residual interests. The cash flows to and from the securitization trusts and QSPEs are principally limited to the initial proceeds from the securitization trust at the time of sale, with subsequent cash flows relating to interests that continue to be held by the Bancorp. At September 30, 2008, the Bancorp had retained servicing assets totaling $1 million, subordinated tranche security interests totaling $61 million and residual interests totaling $149 million. At September 30, 2007, the Bancorp had retained servicing assets totaling $2 million, subordinated tranche security interests totaling $4 million and residual interests totaling

Quantitative and Qualitative Disclosures About Market Risk (continued)

$11 million. For the nine months ended September 30, 2008 and 2007, cash proceeds from transfers reinvested in revolving-period securities totaled $56 million and $55 million, respectively. Additionally, for the nine months ended September 30, 2008 and 2007, the Bancorp received fees of $8 million and $2 million, respectively, from securitization trusts and conduits. See Note 4 of the Notes to Condensed Consolidated Financial Statements for more information on securitizations and the interests that continue to be held by the Bancorp.

At September 30, 2008 and 2007, the Bancorp had provided credit recourse on approximately $1.4 billion and $1.6 billion, respectively, of residential mortgage loans previously sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. The Bancorp maintained an estimated credit loss reserve of approximately $13 million and $18 million relating to these residential mortgage loans sold at September 30, 2008 and 2007, respectively. To determine the credit loss reserve, the Bancorp used an approach that is consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio.

Controls and Procedures (Item 4)

The Bancorp conducted an evaluation, under the supervision and with the participation of the Bancorp’s management, including the Bancorp’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bancorp’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act). Based on the foregoing, as of the end of the period covered by this report, the Bancorp’s Chief Executive Officer and Chief Financial Officer concluded that the Bancorp’s disclosure controls and procedures were effective, at the reasonable assurance level, to ensure that information required to be disclosed in the reports the Bancorp files and submits under the Exchange Act is recorded, processed, summarized and reported as and when required and to provide reasonable assurance that information required to be disclosed by the Bancorp in such reports is accumulated and communicated to the Bancorp’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

The Bancorp’s management also conducted an evaluation of internal control over financial reporting to determine whether any changes occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Bancorp’s internal control over financial reporting. Based on this evaluation, there has been no such change during the period covered by this report.

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

VOTE BY INTERNET	WWW.CESVOTE.COM

Use the Internet to submit your proxy until 8:30 a.m., Eastern time, on the morning of the Special Meeting, December 29, 2008. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

VOTE BY TELEPHONE	1-888-693-8683

Use any touch-tone telephone to submit your proxy until 8:30 a.m., Eastern time, on the morning of the Special Meeting, December 29, 2008. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Fifth Third Bancorp, c/o Corporate Election Services, PO Box 3230, Pittsburgh PA 15230 to ensure that your vote is received prior to the Special Meeting on December 29, 2008.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and submit your proxy: www.cesvote.com	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

Control Number è

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

ê    MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.    ê

FIFTH THIRD BANCORP	SPECIAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kevin T. Kabat and Dr. Mitchel D. Livingston with FULL power of substitution, as proxies to vote, as designated below, FOR and in the name of the undersigned all shares of stock of FIFTH THIRD BANCORP which the undersigned is entitled to vote at the Special Meeting of the Shareholders of said COMPANY scheduled to be held December 29, 2008 at the The Bankers Club, 511 Walnut Street, 30th Floor, Cincinnati, Ohio, or at any adjournment thereof.

In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting. This PROXY when executed will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). If no direction is made, this PROXY will be voted FOR Proposals 1, 2, 3 and 4.

ALL FORMER PROXIES ARE HEREBY REVOKED.

, 2008
Stockholder Sign Here	Date

, 2008
Stockholder (Joint Owner) Sign Here	Date

Please sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee, guardian or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Special Meeting of

Fifth Third Bancorp Shareholders

The Bankers Club of Cincinnati

511 Walnut Street, 30th Floor, Cincinnati, Ohio, at 9:00 a.m., E.S.T., December 29, 2008.

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Please tear off this Admission Ticket. If you plan to attend the Special Meeting of shareholders, you will need this ticket to gain entrance to the meeting. This ticket is valid to admit the shareholder to the Special Meeting.

The Special Meeting of shareholders will be held at the following address: The Bankers Club, 511 Walnut Street, 30th Floor, Cincinnati, Ohio, at 9:00 a.m., E.S.T., December 29, 2008. You must present this ticket to gain admission to the meeting. You should send in your proxy or vote electronically even if you plan to attend the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, ê MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ê

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.	Proposal to amend Article Fourth, Section (A)2)(d)1. of the Amended Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to allow for limited voting rights for a new series of Preferred Stock that will meet the requirements for participation in the Capital Purchase Program established by the United States Department of Treasury pursuant to the Economic Stabilization Act of 2008 and to amend Article III, Sections 13 and 14 of the Code of Regulations, as amended, to provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Regulations, and to provide that the procedures for filling vacancies on the Board of Directors set forth in the Articles shall prevail over any procedures for filling vacancies on the Board of Directors set forth in the Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 1 to the proxy statement and are incorporated by reference therein.

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

2.	Proposal to amend Article Fourth, Section (A)2)(c)6. of the Amended Articles of Incorporation to revise the express terms of the issued and outstanding shares of the Series G Preferred Stock of Fifth Third Bancorp to allow the Series G Preferred Stock to have certain of the voting rights as may be granted by Fifth Third Bancorp if it authorizes and issues a new series of Preferred Stock pursuant to the Capital Purchase Program established by the United States Department of Treasury pursuant to the Economic Stabilization Act of 2008. The proposed amendment is attached as Annex 2 to the proxy statement and is incorporated by reference therein.

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

3.	Proposal to amend Article Fourth, Section (A)2)(d) of the Amended Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of preferred stock that Fifth Third Bancorp may offer and sell in the future, including but not limited to shares of preferred stock that may be issued to the United States Department of Treasury, and to clarify the ability of Fifth Third Bancorp to issue shares of preferred stock without stockholder approval in accordance with the terms of Ohio law and to amend Article III, Sections 13 and 14 of the Code of Regulations, as amended, to provide that the standard for removing Directors as set forth in the Articles shall prevail over any standard for removing Directors as set forth in the Regulations, and to provide that the procedures for filling vacancies on the Board of Directors set forth in the Articles shall prevail over any procedures for filling vacancies on the Board of Directors set forth in the Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 3 to the proxy statement and are incorporated by reference therein.

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

4.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to Article Fourth of our Amended Articles of Incorporation.

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

(Continued, and please sign on reverse side.)

Fifth Third Bancorp

Voting instructions solicited on behalf of board of directors for Special Meeting of holders of Non-Cumulative Perpetual Convertible

Preferred Stock, Series G

December 29, 2008

The undersigned, having received the Notice of Special Meeting of Shareholders and Proxy Statement, appoints                      and                      and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned, and directs Wilmington Trust Company to vote all shares of Non-Cumulative Perpetual Convertible Preferred Stock, Series G of Fifth Third Bancorp (the “Series G Preferred Stock”) which represent Series G Depositary Shares held by the undersigned at the Special Meeting of Holders of Fifth Third Bancorp’s Series G Preferred Stock to be held on Monday, December 29, 2008, at 9:00 a.m., and any and all adjournments thereof, in the manner specified.

1. To amend Article Fourth, Section (A)2)(d)1. of the Amended Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to allow for limited voting rights for a new series of Preferred Stock that will meet the requirements for participation in the Capital Purchase Program established by the United States Department of Treasury pursuant to the Economic Stabilization Act of 2008 and to amend Article III, Sections 13 and 14 of the Code of Regulations, as amended, to provide that the standard for removing Directors as set forth in the Articles, shall prevail over any standard for removing Directors as set forth in the Regulations, and to provide that the procedures for filling vacancies on the Board of Directors set forth in the Articles, shall prevail over any procedures for filling vacancies on the Board of Directors set forth in the Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 1 to the proxy statement and are incorporated by reference therein. (“Proposal 1”)

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

2. To amend Article Fourth, Section (A)2)(c)6. of the Amended Articles of Incorporation to revise the express terms of the issued and outstanding shares of the Series G Preferred Stock of Fifth Third Bancorp to allow the Series G Preferred Stock to have certain of the voting rights as may be granted by Fifth Third Bancorp if it authorizes and issues a new series of Preferred Stock pursuant to the Capital Purchase Program established by the United States Department of Treasury pursuant to the Economic Stabilization Act of 2008. The proposed amendment is attached as Annex 2 to the proxy statement and is incorporated by reference therein. (“Proposal 2”)

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

3. To amend Article Fourth, Section (A)2)(d) of the Amended Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future, including but not limited to shares of Preferred Stock that may be issued to the United States Department of Treasury, and to clarify the ability of Fifth Third Bancorp to issue shares of Preferred Stock without stockholder approval in accordance with the terms of Ohio law and to amend Article III, Sections 13 and 14 of the Code of Regulations, as amended, to provide that the standard for removing Directors as set forth in the Articles, shall prevail over any standard for removing Directors as set forth in the Regulations, and to provide that the procedures for filling vacancies on the Board of Directors set forth in the Articles, shall prevail over any procedures for filling vacancies on the Board of Directors set forth in the Regulations. In the event that both Proposals 1 and 3 are approved by shareholders, the Company will not implement the amendments contemplated by Proposal 1 (such amendments would be superseded by the amendments in Proposal 3). The proposed amendments are attached as Annex 3 to the proxy statement and are incorporated by reference therein. (“Proposal 3”)

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

4. To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to Article Fourth of our Amended Articles of Incorporation. (“Proposal 4”)

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

(Continued and to be SIGNED and dated on the reverse side.)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THE DEPOSITORY WILL NOT VOTE WITH RESPECT TO THE PROPOSAL.

Should any other matters requiring a vote of the holders of Series G Preferred Stock arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of Fifth Third Bancorp. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:                     , 200

(SEAL)

(SEAL)

(Please sign exactly as name or names appear on Series G Depositary Shares. If depositary shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or other representative, please give full title as such. If a corporation, please sign in corporation’s name by an authorized officer. If a partnership, please sign in the partnership name by authorized person.)